     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 9, 1998
                                                       REGISTRATION NO. 33-
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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
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                                    FORM S-1

                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933
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                        ALADDIN GAMING ENTERPRISES, INC.
             (Exact name of Registrant as specified in its charter)

            NEVADA                           6719                  88-0379695
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                         ------------------------------

                                 831 PILOT ROAD
                            LAS VEGAS, NEVADA 89119
                                 (702) 736-7114
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)

                         ------------------------------

                              RICHARD J. GOEGLEIN
                        ALADDIN GAMING ENTERPRISES, INC.
                                 831 PILOT ROAD
                            LAS VEGAS, NEVADA 89119
                                 (702) 736-7114
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                   Copies to:

                           WALLACE L. SCHWARTZ, ESQ.
                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                919 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 735-3000
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APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to rule 434, please check the following box. / /
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                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED             PROPOSED
                                             AMOUNT               MAXIMUM              MAXIMUM            AMOUNT OF
       TITLE OF EACH CLASS OF                 TO BE           OFFERING PRICE          AGGREGATE         REGISTRATION
    SECURITIES TO BE REGISTERED           REGISTERED(1)         PER WARRANT        OFFERING PRICE            FEE
Warrants to purchase Class B
  Common Stock......................        2,215,000              $6.77             $15,000,000          $4,425.00
Class B Common Stock(2).............        2,215,000             $0.001               $2,215               $0.65
Total                                          --                   --               15,002,215           $4,425.65

(1) Estimate solely for the purpose of computing the registration fee in accordance with Rules 457(g) and (i) of the Securities Act, based on the book value of the Warrants registered hereunder and the amount payable on exercise of such Warrants.

(2) Such shares of Class B Common Stock are issuable upon exercise of the Warrants registered hereunder. This Registration Statement also covers such shares as may be issuable pursuant to anti-dilution adjustments.
                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

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INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION DATED APRIL 9, 1998

PROSPECTUS

                                     [LOGO]

        2,215,000 WARRANTS TO PURCHASE SHARES OF CLASS B COMMON STOCK OF

                        ALADDIN GAMING ENTERPRISES, INC.
                                  ------------

    This Prospectus relates to the 2,215,000 warrants (the "Warrants") of Aladdin Gaming Enterprises, Inc., a Nevada corporation (the "Issuer") to purchase Class B non-voting common stock, no par value, (the "Common Stock") of the Issuer. The Warrants are exercisable at any time on or after the Separation Date (as defined herein) at an exercise price of $0.001 per Warrant Share (as defined herein), subject to adjustment, and, unless exercised, will expire on March 1, 2010. The Warrants were originally issued and sold on February 26, 1998 (the "Issue Date") to the Initial Purchasers (as defined herein) pursuant to an offering (the "Offering") by Aladdin Gaming Holdings, LLC, a Nevada limited-liability company ("Holdings"), Aladdin Capital Corp., a Nevada corporation ("Capital" and together with Holdings, the "Note Issuers") and the Issuer, (the Issuer, together with the Note Issuers, the "Aladdin Parties") of 221,500 Units (the "Units") each consisting of $1,000 principal amount at maturity of 13 1/2 Senior Discount Notes (the "Notes") due 2010 of the Note Issuers and 10 Warrants, and were simultaneously sold by the Initial Purchasers in transactions exempt from the registration requirements of the Securities Act of 1933, as amended (the "Securities Act") in the United States to persons reasonably believed to be qualified institutional buyers as defined in Rule 144A under the Securities Act.

    The number of shares of Common Stock purchasable upon the exercise of the Warrants and the Exercise Price (as defined herein) will be subject to adjustment on the occurrence of certain events (subject to certain exceptions) including (i) the payment by the Issuer of dividends (and other distributions) in shares of any class of the Issuer's capital stock ("Issuer Stock"), (ii) subdivisions, combinations and reclassifications of Issuer Stock, (iii) issuances to all holders of Issuer Stock of rights, options, or warrants entitling them to subscribe for Issuer Stock or of securities convertible into or exchangeable for Issuer Stock for a consideration per share of Issuer Stock which is less than the current market price per share of Issuer Stock and (iv) the distribution to all holders of Issuer Stock of any of the Issuer's assets, debt securities or any rights or warrants to purchase such securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends less than a specified amount).

    Following the Registration Statement (as defined herein) being declared effective by the Securities and Exchange Commission (the "Commission") the Warrants and Warrant Shares may be offered and sold from time to time by holders thereof or by their transferees, pledgees, donees, or successors (collectively the "Selling Holders") pursuant to this Prospectus. The Warrants and the Warrant Shares may be sold by the Selling Holders from time to time directly to purchasers or through agents, underwriters or dealers. See "Plan of Distribution". If required, the names of any such agents or underwriters involved in the sale of the Warrants and the Warrant Shares and the applicable agent's commission, dealer's purchase price or underwriters' discount, if any, will be set forth in an accompanying supplement to this Prospectus. The Selling Holders will receive all of the net proceeds from the sale of the Warrants and the Warrant Shares and will pay all underwriting discounts, selling commissions and transfer taxes, if any, applicable to any such sales. In accordance with the terms of the Warrant Registration Rights Agreement (as defined herein) the Issuer will pay other expenses incident to any such registration of the Warrants and the Warrant Shares. The Selling Holders and any broker dealers, agents or underwriters that participate in the distribution of the Warrants and the Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act. See "Plan of Distribution" for a description of indemnification arrangements.

    SEE "RISK FACTORS" BEGINNING ON PAGE 14 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE WARRANTS OR WARRANT SHARES.
                               -----------------

THE WARRANTS AND THE WARRANT SHARES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
  THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR
    REGULATORY AUTHORITY, NOR HAS THE COMMISSION OR ANY STATE SECURITIES
     COMMISSION OR REGULATORY AUTHORITY PASSED UPON THE ACCURACY OR
       ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                                           A CRIMINAL OFFENSE.

NEITHER THE NEVADA GAMING COMMISSION NOR THE NEVADA STATE GAMING CONTROL BOARD
     HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS OR THE
        INVESTMENT MERITS OF THE SECURITIES OFFERED HEREBY. ANY
                     REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                               ------------------

               The date of this Prospectus is            , 1998.

                             AVAILABLE INFORMATION

    The Issuer has filed with the Commission a Registration Statement on Form S-1, including exhibits thereto, (collectively, the "Registration Statement") under the Securities Act, with respect to the Warrants and the Warrant Shares to which this Prospectus relates. This Prospectus does not contain all the information set forth in the Registration Statement to which reference is hereby made. Any statements made in this Prospectus concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement.

    The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Issuer is not currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Upon the Commission declaring the Registration Statement effective, the Issuer will become subject to such requirements, and in accordance therewith will file periodic reports and other information with the Commission. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Issuer, that file electronically with the Commission and the address of such site is http://www.sec.gov.

    Each person receiving this Prospectus acknowledges that (i) such person has been afforded an opportunity to request from the Aladdin Parties and the Company, and to review and has received, all additional information considered by it to be necessary to verify the accuracy and completeness of the information herein and (ii) except as provided pursuant to (i) above, no person has been authorized to give any information or to make any representation concerning the Warrants or the Warrant Shares other than those contained herein and, if given or made, such other information or representation should not be relied upon as having been authorized by the Issuer.
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                          DISCLOSURE REGARDING FORWARD
                               LOOKING STATEMENTS

    This Prospectus contains certain statements that are "forward looking statements." Those statements include, among other things, the discussions of the business strategies of the Aladdin Parties and the Company (as defined herein) and expectations concerning future operations, margins, profitability and liquidity and capital resources. Forward looking statements are included in "Prospectus Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus. Although the Issuer believes that the expectations reflected in such forward looking statements are reasonable, the Issuer does not give any assurance that such expectations will prove to be correct. Generally, these statements relate to business plans or strategies, projected or anticipated benefits or other consequences of such plans or strategies of the Aladdin Parties and the Company or financial projections involving anticipated revenues, expenses, earnings, levels of capital expenditures or other aspects of operating results. All phases of the operations of the Aladdin Parties and the Company are subject to a number of uncertainties, risks and other influences, many of which are outside the control of the Aladdin Parties and the Company and any one of which, or a combination of which, could materially affect the results of operations of the Aladdin Parties and the Company and whether the forward looking statements made herein ultimately prove to be accurate. Important factors that could cause actual results to differ materially from the Issuer's expectations are disclosed in "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."
                            ------------------------

                              CERTAIN DEFINITIONS

    REFERENCES IN THIS PROSPECTUS TO (I) "HOLDINGS" REFER TO ALADDIN GAMING HOLDINGS, LLC, A NEVADA LIMITED-LIABILITY COMPANY; (II) "CAPITAL" REFER TO ALADDIN CAPITAL CORP., A NEVADA CORPORATION WHOLLY-OWNED BY HOLDINGS; (III) "ISSUER" REFER TO ALADDIN GAMING ENTERPRISES, INC., A NEVADA CORPORATION, THE SOLE ASSET OF WHICH IS A 25% MEMBERSHIP INTEREST IN HOLDINGS; (IV) "NOTE ISSUERS" REFER TO HOLDINGS AND CAPITAL, COLLECTIVELY; (V) "ALADDIN PARTIES" REFER TO HOLDINGS, THE ISSUER AND CAPITAL, COLLECTIVELY; (VI) THE "COMPANY" REFER TO ALADDIN GAMING, LLC, A NEVADA LIMITED-LIABILITY COMPANY WHICH PLANS TO DEVELOP, CONSTRUCT AND OPERATE THE ALADDIN; (VII) "HOLDINGS GROUP" REFER TO EACH OF HOLDINGS AND ITS SUBSIDIARIES; (VIII) "LONDON CLUBS" REFER TO LONDON CLUBS INTERNATIONAL, PLC, A UNITED KINGDOM PUBLIC LIMITED COMPANY AND (IX) "LCNI" REFER TO LONDON CLUBS NEVADA INC., AN INDIRECT WHOLLY OWNED SUBSIDIARY OF LONDON CLUBS. ALADDIN HOLDINGS, LLC ("AHL"), WHICH IS 95% OWNED BY THE TRUST UNDER ARTICLE SIXTH U/W/O SIGMUND SOMMER (THE "TRUST"), DIRECTLY OWNS 98.7% OF THE MEMBERSHIP INTERESTS OF SOMMER ENTERPRISES, LLC ("SOMMER ENTERPRISES"), A NEVADA LIMITED-LIABILITY COMPANY, AND INDIRECTLY OWNS APPROXIMATELY 71% OF THE MEMBERSHIP INTERESTS OF HOLDINGS PRIOR TO THE EXERCISE OF THE WARRANTS.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION (INCLUDING FINANCIAL INFORMATION) APPEARING ELSEWHERE IN THIS PROSPECTUS.

                                   THE ISSUER

    The Issuer is an indirect subsidiary of AHL and was incorporated for the sole purpose of issuing the Warrants and Warrant Shares. The sole material asset of the Issuer is 25% of the Holdings Common Membership Interests (as defined herein). Holdings is a holding company, the material assets of which are 100% of the outstanding Common Membership Interests and 100% of the outstanding Series A preferred interests of the Company (the "Series A Preferred Interests"). The Warrants entitle the holders thereof to purchase an aggregate of 2,215,000 shares of Common Stock of the Issuer, representing a 40% economic interest in the Issuer, at an exercise price of $0.001 per Warrant Share, subject to adjustment, and representing an indirect interest of 10% of the outstanding Holdings Common Membership Interests on a fully-diluted basis as of the Issue Date, after giving effect to such issuance. The Warrants are exercisable at any time on or after the Separation Date and, unless exercised, will expire on March 1, 2010.

                                  THE COMPANY

    The Company plans to develop, construct and operate a new hotel and casino, the Aladdin Hotel and Casino (the "Aladdin") as the centerpiece of an approximately 35 acre world-class resort, casino and entertainment complex (the "Complex") located on the site of the existing Aladdin hotel and casino in Las Vegas, Nevada, a premier location at the center of Las Vegas Boulevard (the "Strip"). The Aladdin has been designed to include a luxury themed hotel of approximately 2,600 rooms (the "Hotel"), an approximately 116,000 square foot casino (the "Casino"), an approximately 1,400-seat production showroom and seven restaurants. The Casino's main gaming area will contain approximately 2,800 slot machines, 87 table games, keno and a race and sports book facility. Included on a separate level of the Casino will be a 15,000 square foot luxurious gaming section (the "Salle Privee") which is expected to contain an additional 20 to 30 high limit table games and approximately 100 high limit slot machines. The Salle Privee will cater to wealthy clientele and be operated and marketed in conjunction with London Clubs, a prestigious, multi-national casino operator which caters to international premium players. The Complex, which has been designed to promote Casino traffic and to provide customers with a wide variety of entertainment alternatives, will comprise (i) the Aladdin; (ii) a themed entertainment shopping mall with approximately 462,000 square feet of retail space (the "Desert Passage"); (iii) a second hotel and casino, with a music and entertainment theme (the "Music Project"); (iv) a newly renovated 7,000-seat Theater of the Performing Arts (the "Theater"); and (v) an approximately 4,800-space car parking facility (the "Carpark" and, together with the Desert Passage, the "Mall Project"). The Mall Project and the Music Project will be separately owned by affiliates of the Company. The Company's business and marketing strategies are expected to capitalize on the Complex's premier location, its superior designed, mixed-use, themed development, and strong strategic partnering with highly successful public companies. The grand opening date for the Aladdin and the Mall Project is currently anticipated to occur during the first four months of the year 2000, with the opening of the Music Project expected to occur within six months after the opening of the Aladdin.

    The Company's management team is led by Chief Executive Officer Richard J. Goeglein, the former President and Chief Executive Officer of Harrah's Hotels and Casinos and President and Chief Operating Officer of Holiday Corp., who during his term at Harrah's oversaw the expansion of the Harrah's brand, including the development of Harrah's Hotel and Casino in Atlantic City. Assisting Mr. Goeglein as Senior Vice President of the Company and President/Chief Operating Officer of the Aladdin Hotel and Casino is James H. McKennon, who as President and Chief Operating Officer of Caesars Tahoe was instrumental in its financial turnaround and as President of Caesars World International Marketing Corp. was responsible for the global marketing of the Caesars brand.

    It is expected that approximately $75 million will be spent on theming in the Aladdin and the Desert Passage, of which approximately $35 million will be spent by the Company on the Aladdin. This theming will create an environment in the Aladdin that will be based upon the Legends of the 1001 Arabian Nights, including the intriguing tales of Aladdin, Ali Baba and the 40 Thieves, Sinbad and other legendary stories woven around ancient wealth and wonders. The Aladdin's exterior will be designed to include a highly articulated streetscape, a themed Casino exterior shaped like a Bedouin tent, fountains, walkways, sculptures and an outdoor restaurant. The sophisticated interior of the Aladdin will utilize rich colors, textures and design, enhancing the fantasy of a mystical romantic time and place. A significant feature of the Desert Passage will be the themed area to be known as the "Lost City." The "Lost City" is expected to contain a re-creation of an ancient mystical mountain city and will house a variety of specialty shops and restaurants underneath a 10-story high ceiling. The Company believes that the Aladdin, with its unique theme, together with the Desert Passage, will ensure its place as a "must-see" destination in one of the world's largest entertainment cities.

    The Company believes that upon completion, the Aladdin, the Mall Project and the Music Project together will constitute one of the largest and best-planned integrated, mixed-use entertainment resorts in the world. Aladdin Bazaar Holdings, LLC ("Bazaar Holdings"), a subsidiary of the Trust, and TH Bazaar Centers Inc. ("THB"), a subsidiary of TrizecHahn Centers Inc. ("TrizecHahn"), have entered into a joint venture agreement and formed Aladdin Bazaar, LLC ("Bazaar") to develop, construct, own and operate the Mall Project. TrizecHahn is the principal retail subsidiary of TrizecHahn Corporation, one of the largest publicly-traded real estate companies in North America. The Desert Passage is expected to include an array of high-fashion specialty stores, exotic boutiques, themed restaurants, cafes and other entertainment offerings. The Desert Passage will be directly connected to the Casino to maximize Casino traffic.

    Aladdin Music Holdings, LLC ("AMH"), a wholly owned subsidiary of the Company, and a subsidiary of Planet Hollywood International, Inc. ("Planet Hollywood") have entered into a binding memorandum of understanding (the "Music Project Memorandum of Understanding") to form Aladdin Music, LLC ("Aladdin Music"), which will own and develop the Music Project. The Music Project Memorandum of Understanding is subject to the finalization of financing commitments. Planet Hollywood is a creator and worldwide developer of themed restaurants and consumer brands, most notably "Planet Hollywood" and the "Official All Star Cafe." Planet Hollywood has announced that it intends to position a brand of music-themed entertainment venues as its third major brand. The Music Project, which will be managed by the Company, is expected to include an approximately 1,000 room hotel, a 50,000 square foot casino, four restaurants, including a music-themed restaurant which will feature its own 1,000-person nightclub, a health spa and an outdoor swimming pool. As part of the development of the Complex, the Company expects to indirectly contribute to Aladdin Music $21.3 million in cash and land having an appraised fair market value of $15.0 million in exchange for a preferred membership interest in Aladdin Music and to lease to Aladdin Music the existing 7,000-seat Theater for a nominal amount. It is anticipated that Aladdin Music will carry out an approximately $8 million renovation of the Theater, improving its decor, light and sound systems and other facilities. A further distinguishing feature of the Music Project is the anticipated active involvement of famous artists and celebrities, some of whom are expected to be stockholders of Planet Hollywood (or its affiliates), participate in the marketing of Planet Hollywood's music-themed brand and perform at the Theater or make other personal appearances at the Music Project. The Music Project, with its music and entertainment theme, will complement the Aladdin and it is expected that together the two hotels will offer an excitement and variety of entertainment alternatives that will further distinguish the Complex from other venues on the Strip.

    The development of the Aladdin commenced during the first quarter of 1998. The existing Aladdin hotel and casino closed for business on November 25, 1997 and the implosion of the existing facility is expected to occur during April 1998. The development of the Mall Project is expected to commence during the second quarter of 1998, followed thereafter by the expected commencement of the development of the Music Project in the second half of 1998.

STRENGTHS

    The Company believes that several important advantages will contribute significantly to the success of the Aladdin:

    PREMIER LOCATION. The Aladdin's 800 feet of Strip frontage is located on the section of the Strip between Flamingo Road at the north and Tropicana Boulevard at the south. Based upon independent research and assuming completion of certain other development projects, the average vehicular traffic that will pass the Complex each day is expected to be approximately 54,000.

    Another major feature of the Complex will be its easy access from Las Vegas' McCarran International Airport ("McCarran Airport"), only 2.5 miles away. According to the Las Vegas Convention and Visitors Authority (the "LVCVA"), the number of visitors to Las Vegas has increased at a steady and significant rate for the last 15 years, growing from approximately 10 million in 1980 to approximately 19 million in 1990 to over 30 million in 1996, with approximately 44% of these visitors in 1996 arriving by air through McCarran Airport. McCarran Airport, the tenth busiest airport in the United States, is currently in the process of expanding its capacity through the addition of 26 new gates, and it is expected that following completion thereof, the number and percentage of visitors arriving in Las Vegas by air will further increase, making easy access from McCarran Airport to Las Vegas' resorts even more crucial.

    MASTER-PLANNED, MIXED-USE DEVELOPMENT. The Aladdin has been carefully and strategically designed to promote Casino traffic. Each element of the Complex has been sited and planned in a manner that maximizes pedestrian and vehicular traffic so as to facilitate access to and from the Complex, as well as circulation between the different parts of the Complex, with the Casino being the nexus for the vast majority of pedestrian traffic. Significant portions of the Desert Passage and all of the Theater's entrances and exits will be accessed through, or be adjacent to, the Casino. The Casino will be located in front of the Hotel, and unlike many of the newer projects on the Strip, will provide easy access for pedestrians without requiring long walks into the Complex. Pedestrian visitors to the Aladdin entering from the Aladdin's 800 feet of Strip frontage will be able to enter the Hotel directly through the Casino or through the Desert Passage entrances. Through the use of a circular internal roadway, guests arriving by limousine, car service, taxi or private vehicle will be able to enter the Complex directly and easily from the Strip and Harmon Avenue. Furthermore, by the use of bridges and access ways, pedestrians will not be required to cross roadways while moving between different attractions on the Complex, thus facilitating ease of movement between the various parts of the Complex and the Strip.

    UNIQUE ENTERTAINMENT FACILITIES. The Aladdin is expected to benefit from the Casino traffic generated from the broad variety of entertainment facilities located throughout the Complex. The Aladdin will be adjacent to the existing Theater, which is expected to continue to be used to hold major concerts and theatrical performances and is one of the few venues of its size and type in Nevada. The Theater's approximately $8 million renovation is expected to transform it into a first-class venue and provide an additional source of visitor traffic to the Complex.

    The Aladdin will include a 1,400-seat showroom featuring a 1001 Arabian Nights-themed production show on its mezzanine level, with elegant, exotic costuming, music, lighting and choreography. In addition, the Desert Passage will be designed to engage the customer in a themed shopping, entertainment and dining experience. Of the approximately 462,000 square feet of retail space within the Desert Passage, it is anticipated that approximately 25% will be devoted to high pedestrian traffic generating food, beverage and entertainment experiences. Furthermore, the Music Project is expected to contain a 1,000-person nightclub featuring regular live performances.

    PRESTIGIOUS STRATEGIC PARTNERS.

    The Company and the Complex will benefit from important relationships with several prominent public companies, as follows:

- LONDON CLUBS INVESTMENT. London Clubs, a prestigious multi-national casino operator, indirectly owns 25% of the outstanding common membership interests of Holdings ("Holdings Common Membership Interests"). London Clubs had an equity market capitalization of over $455 million on April 2, 1998. London Clubs has extensive experience in the international marketing of casinos to premium players and maintains a strong presence in the United Kingdom (where it controls the largest share of the London casino market), Europe, Asia and the Middle East. In addition to its 25% ownership of the outstanding Holdings Common Membership Interests, London Clubs, through LCNI, will direct the operations of, and act as marketing consultant to, the Salle Privee. The Company believes that the Salle Privee will be the first of its kind in the United States managed by a European operator and based on the European concept of full service gaming areas for premium players. The Salle Privee's primary business and marketing focus will be to access London Clubs' worldwide base of upscale casino clientele.

- JOINT VENTURE WITH PLANET HOLLYWOOD. Through a subsidiary, Planet Hollywood has agreed to be a 50% partner (on a fully diluted basis) in the Music Project. Planet Hollywood is a creator and worldwide developer of consumer brands, most notably "Planet Hollywood" and the "Official All Star Cafe," that capitalize on the universal appeal of the high energy environment of movies, sports and other entertainment-based themes. The Company believes that the exposure generated by the Music Project will enhance the Aladdin by providing immediate excitement and press coverage for the Complex. Planet Hollywood had an equity market capitalization of over $994 million on April 2, 1998.

- STRATEGIC RELATIONSHIP WITH TRIZECHAHN. The Mall Project will be owned, developed and operated by Bazaar, a joint venture between Bazaar Holdings and THB, a subsidiary of TrizecHahn. TrizecHahn is a wholly-owned subsidiary of TrizecHahn Corporation, one of the largest publicly traded real estate companies in North America. TrizecHahn Corporation had an equity market capitalization of over $3.4 billion on April 2, 1998. TrizecHahn was the developer of Horton Plaza in San Diego, Bridgewater Commons in New Jersey, Valley Fair in San Jose and Park Meadows in Denver. Investors should note that TrizecHahn has announced that it is considering selling its operating portfolio of regional shopping centers and on April 6, 1998 announced the sale of 20 regional shopping centers for over $2.5 billion. See "Risk Factors--Completion of the Mall Project and the Music Project."

STRATEGY

    The Company's business and marketing strategies are expected to capitalize on the Complex's premier location, its superior designed, mixed-use themed development and strong strategic partnering with highly successful public companies.

    CREATE A "MUST-SEE" DESTINATION. The Company believes that the Aladdin, with its unique design, together with the Desert Passage and the Music Project will ensure its place as a "must-see" destination in one of the fastest growing entertainment cities in the world. The Aladdin theme will be supported by a sophisticated interior design enhancing the fantasy of a mystical and romantic time and place. The Aladdin's main Casino traffic will be driven not only by Hotel guests, but also by the customers directly attracted from the Strip. Visitor traffic to the Aladdin will also be enhanced by the Desert Passage and the adjoining Music Project.

    TARGETED MARKET POSITIONING. The Company intends to focus on three different market segments to attract customers to the Aladdin:

- UPSCALE CLIENTELE. The Hotel will be designed to appeal to an upscale clientele, providing the amenities and level of service such high-end guests expect. Each of the Hotel's approximately 2,600 guest rooms will have an area of not less than 450 square feet--exceeding that of the average Las Vegas hotel room of approximately 360 to 400 square feet--and 24% of the Hotel's guest rooms will have an area exceeding 620 square feet. The Hotel's room inventory for the upscale market is expected to include 624 "king parlors" and suites, ranging from 585 to 1,162 square feet. The Hotel will provide extensive recreational facilities and amenities for its guests, including a 20,000 square foot health spa with steam, sauna and massage services and an outdoor swimming-pool complex surrounded by gardens and fountains. The Company intends to promote the Aladdin's many features to the upscale market through a variety of media, including high-end print publications, travel agents and events sponsorships. A targeted-relationship marketing program is expected to ensure clientele retention and repeat visitation.

- INTERNATIONAL PREMIUM PLAYER CLIENTELE. The focus of the Salle Privee's business will be the wealthy clientele that form the core of London Clubs' business in London and elsewhere. The Hotel will include 30 suites primarily for use by Salle Privee clientele, including 25 "Salle Privee suites" (ranging from 815 to 930 square feet) and five "mega-suites" (ranging from 2,125 to 3,500 square feet). The Company will maintain the Salle Privee's premium player atmosphere through more sophisticated dining options, higher table limits and more formal levels of service and dress.

- UPPER-MIDDLE MARKET CLIENTELE. The Hotel's variety of guest rooms, six of its seven restaurants and the 1,400-seat production showroom, combined with the heavily themed Casino, Theater and Desert Passage, are expected to appeal broadly to the upper-middle market guest. Additionally, cooperative advertising and promotion through various media, such as television, radio and print, will be used to promote the Complex to the upper-middle market. Furthermore, the Music Project is expected to attract younger, affluent customers to the Complex through, among other things, its music and entertainment-based theme.

    LEVERAGE FROM STRATEGIC RELATIONSHIPS. The Company and its affiliates have chosen as strategic partners an experienced team of retail, casino and themed entertainment developers and operators. The Company intends to utilize the unique expertise of its partners from the preliminary development stages of the Complex through its promotion and operation.

- DEVELOPMENT EXPERTISE. In establishing a strategic relationship with TrizecHahn, the Company has obtained the knowledge, skills and capital of a partner who has expertise in the coordination, construction and completion in a timely manner of large, high quality projects.

- MANAGEMENT AND OPERATING ABILITIES. The Complex is expected to benefit from the experience of TrizecHahn, London Clubs and Planet Hollywood in its operations. Through its management and ownership of shopping centers, TrizecHahn has demonstrated its ability to successfully design, configure and attract high quality tenants to its retail shopping projects. London Clubs has extensive experience in the international marketing and operation of casinos, in particular to premium players. In addition, Planet Hollywood has successfully grown its concepts to 87 company-owned and franchised Planet Hollywood and Official All Star Cafe units (as of December 31, 1997) since commencing business in 1991.

- CAPITALIZING ON BRAND NAMES. With access to some of the most well-known names in their respective markets, the Company expects to capitalize on the worldwide brand recognition of Planet Hollywood, London Clubs and TrizecHahn, creating unique opportunities for the Complex.

- ACCESSING NEW CLIENT BASE. London Clubs and Planet Hollywood are expected to provide the Complex with access to market segments which the Company believes have not been extensively penetrated by other hotel/casinos in Las Vegas. London Clubs provides the Aladdin with a substantial network of international premium players and superb promotional opportunities. Furthermore, it is expected that Planet Hollywood will introduce a younger, affluent clientele to the Complex through, among other things, celebrity involvement in the Music Project.

    CAREFULLY MANAGE CONSTRUCTION COSTS AND RISKS. The Company anticipates the total cost of developing, financing, constructing and opening the Aladdin to be approximately $790 million (excluding the Company's $21.3 million planned indirect cash contribution and $15.0 million appraised fair market value land contribution to Aladdin Music as part of the development funds for the Music Project). As part of the Company's strategy of carefully managing construction costs and risks, the Company has hired Tishman

Construction Corporation of Nevada ("Tishman"), to be the construction manager. Tishman is a subsidiary of Tishman Realty & Construction Co. Inc., a privately held company with extensive experience in building quality hotels and casinos. As construction manager, Tishman will advise with respect to scheduling, administration and reporting in connection with the construction activities of the Design/ Builder (as defined herein). In addition, the following arrangements have been made to ensure the full and timely completion of the Aladdin.

- BANK COMPLETION GUARANTY AND NOTEHOLDER COMPLETION GUARANTY. The Trust, London Clubs and Bazaar Holdings have entered into a completion guaranty (the "Bank Completion Guaranty") for the benefit of the lenders under the Bank Credit Facility (the "Bank Lenders"), under which they have agreed to guarantee, among other things, the completion of the Aladdin. The Bank Completion Guaranty, is not subject to any maximum dollar limitations. The Trust, London Clubs and Bazaar Holdings have also entered into a limited completion guaranty for the benefit of the holders of the Notes (the "Noteholder Completion Guaranty"), under which they have guaranteed completion of the Aladdin, subject to certain important exceptions, limitations and qualifications. None of Holdings, the Issuer nor the holders of Warrants or Warrant Shares is a party to the Bank Completion Guaranty or the Noteholder Completion Guaranty. See "Risk Factors--Limitations Under Bank Completion Guaranty and Noteholder Completion Guaranty," "Description of Noteholder Completion Guaranty and Disbursement Agreement--Noteholder Completion Guaranty" and "Description of Certain Indebtedness and Other Obligations--Completion Guaranty."

- DESIGN/BUILD CONTRACT. Fluor Daniel, Inc. (the "Design/Builder") is the design/builder for the Aladdin. The Design/Builder has entered into a guaranteed maximum price design/build contract (subject to increases based on scope changes) with the Company to design and construct the Aladdin (the "Design/Build Contract"). The Design/Build Contract provides the Design/Builder with incentives for completing the Aladdin ahead of schedule and within budget and for payment of liquidated damages to the Company for certain delays. The Design/Build Contract is guaranteed by Fluor Corporation ("Fluor"), the parent of the Design/Builder, pursuant to the Fluor Guaranty (as defined herein). See "Certain Material Agreements--Design/Build Contract."

- MALL COMMITMENT LETTER AND MALL GUARANTY. Bazaar has obtained a commitment letter from Fleet National Bank, as administrative agent for the lenders to the Mall Project (the "Mall Lenders"), to fund the construction of the Mall Project (the "Mall Financing"). Furthermore, upon closing of the Mall Financing, TrizecHahn, the Trust, Bazaar Holdings and AHL have agreed, pursuant to one or more agreements, to guarantee completion of the Mall Project and Bazaar's indebtedness to the Mall Lenders until certain earnings and loan to value targets have been met (collectively, the "Mall Guaranty"). See "Risk Factors--Completion of the Mall Project and the Music Project."

MANAGEMENT AND DEVELOPMENT TEAM

    The Complex is being developed by a team with broad expertise in each of the elements of the Complex and which, collectively, have a proven track record in constructing, completing and operating significant hotel casino projects.

    MANAGEMENT TEAM. The management team of the Company, which will develop and operate the Aladdin and the Music Project, comprises a unique combination of executives with an average of more than 20 years' experience in the management of hotels, casinos, restaurants and large real estate projects. The team includes:

- Jack Sommer, Chairman of the Company, who has been a full-time resident of Las Vegas since 1988 and has more than 25 years of experience as a developer of real estate including luxury projects such as North Shore Towers, in Queens County, New York, The Sovereign at 425 East 58th Street in Manhattan and 280 Park Avenue, an 820,000 square foot office building in Manhattan formerly owned and currently partially occupied by the Bankers Trust Company.

- Richard J. Goeglein, Chief Executive Officer, President and a director of the Company who has spent over 28 years in the hotel/casino and food service industries. Mr. Goeglein has served as President and Chief Executive Officer of Harrah's Hotels and Casinos and as President and Chief Operating Officer of Holiday Corp. (the parent company of Holiday Inns, Harrah's, Hampton Inns and Embassy Suites). Mr. Goeglein oversaw the acquisition of Harrah's and the development of some of Harrah's most successful projects, including Harrah's Hotel and Casino in Atlantic City, and its expansion into Southern Nevada.

- James H. McKennon, Senior Vice President of the Company and President/Chief Operating Officer of the Aladdin Hotel and Casino, whose career spans over 21 years in the hotel and casino industry in a variety of executive positions, including as President and Chief Operating Officer of Caesars World International Marketing Corp. Mr. McKennon was also President and Chief Operating Officer of Caesars Tahoe for 4 years and was instrumental in its financial turnaround.

- Cornelius T. Klerk, Senior Vice President/Chief Financial Officer of the Company, has over 19 years experience in the hotel and casino industry both at the corporate and property level, including as Vice President/Finance of the Hilton Hotels Gaming Division from 1993 to 1997. Mr. Klerk also served in a variety of senior financial management positions during the development and operation of Harrah's Hotel and Casino in Atlantic City and Harrah's Trump Plaza (now Trump Plaza) in Atlantic City.

    DEVELOPMENT TEAM. The Company and its affiliates have been involved in the design of the Complex for over 24 months and have assembled a development team with proven experience in the development of high quality resort projects. The team includes:

- Tishman, the construction manager for the Aladdin (and, at AHL's option, the Music Project, the Mall Project and the Theater). Tishman or its affiliates have developed or built over 30,000 hotel rooms nationwide, including the Golden Nugget and the Trump Castle Hotel and Casino in Atlantic City, the 400-room expansion of Harrah's Hotel and Casino in Atlantic City, the 2,300 room Walt Disney World Dolphin and Swan Hotel and Convention Complex and the 1,200 room Sheraton Chicago Hotel.

- The Design/Builder, a subsidiary of Fluor. The Design/Builder is recognized internationally as an industry leader in providing architectural, engineering and construction services, including resort projects such as the Guest Inn Timika in Indonesia, the Pan Pacific Hotel in Malaysia and the Hyatt Regency Greenville Hotel.

- ADP/FD of Nevada, Inc. ("ADP"), the Complex architect and an indirect subsidiary of Fluor. ADP is wholly owned by ADP Marshall, Inc. ("ADP Marshall"), which is well-known for its architecture work and mixed-use projects. Its architecture client list includes Princess Hotels, Inc. (Scottsdale and Acapulco) and Carefree Resorts (The Boulders, The Peaks, Carmel Valley Ranch).

- THB, a wholly-owned subsidiary of TrizecHahn and the joint venture partner of ABH in the Mall Project. Prior to its recently announced sale of 20 regional shopping centers, TrizecHahn owned and managed 27 regional shopping centers in major markets throughout the United States, comprising over 25 million square feet.

- Brennan Beer Gorman Monk/Interiors ("BBGM"), the interior designer for the Aladdin. BBGM specializes in hospitality design and has experience in casinos, restaurants, retail, spa/fitness centers and specialty theme projects, including the recently renovated and expanded Caesars Atlantic City hotel, Mohegan Sun Casino and TropWorld. BBGM's hotel projects have included the St. Regis, the Plaza and the Sheraton Hotel & Towers in New York City.

                                   [LOGO]

                                USE OF PROCEEDS

    No proceeds will be received by the Issuer from the registration or sale of the Warrants or the Warrant Shares pursuant to the Registration Statement. The gross proceeds from the sale of the Units were $115.0 million. The net proceeds (net of discounts for Initial Purchasers (as defined herein) and estimated Offering expenses) together with the proceeds from the other Funding Transactions are being used to develop, construct, equip and open the Aladdin and to fund the Company's cash contribution to Aladdin Music with respect to the Music Project.

    Upon or prior to consummation of the Offering, (i) the proceeds from the sale of the Units were allocated between the Notes and the Warrants, (ii) Sommer Enterprises (a) contributed a portion of the Contributed Land (as defined herein) and $7.0 million consisting of the benefit of certain predevelopment costs incurred by AHL to the Issuer in exchange for Class A Common Stock in the Issuer and (b) contributed a portion of the Contributed Land to Holdings in exchange for Holdings Common Membership Interests, (iii) the Issuer contributed the portion of the Contributed Land, the benefit of the predevelopment costs received from Sommer Enterprises and the net proceeds allocable from the sale of the Warrants to Holdings in exchange for Holdings Common Membership Interests,
(iv) Holdings contributed the Contributed Land appraised at $150.0 million, approximately $42 million in cash from the London Clubs Contribution (as defined herein) and the $7.0 million consisting of the benefit of certain predevelopment costs incurred by AHL to the Company in exchange for Common Membership Interests of the Company, and (v) Holdings contributed $115.0 million in cash, consisting of the net proceeds of the sale of the Units and approximately $8 million from the London Clubs Contribution, to the Company in exchange for Series A Preferred Interests of the Company ((iv) and (v) collectively, the "Equity and Series A Preferred Interest Financing"). The London Clubs Contribution, together with a portion of the net proceeds of the Offering, were expended on the Issue Date (as defined herein) to repay certain existing indebtedness assumed by the Company in connection with the Sommer Equity Financing (as defined herein) and to pay certain accrued expenses and certain fees and expenses incurred in connection with the Funding Transactions. The remaining net proceeds from the Offering (approximately $35 million) were deposited in a segregated escrow account ("the Note Construction Disbursement Account") which was pledged as collateral for the benefit of the holders of the Notes, pending disbursement of such funds pursuant to the Disbursement Agreement (as defined herein). The liquidation preference of the Series A Preferred Interests held by Holdings will at all times equal the Accreted Value (as defined herein) of the Notes.

    Prior to or contemporaneously with the Offering, the following other arrangements (together with the Offering, the "Funding Transactions") for the financing by the Company of the Aladdin were consummated: (i) the Sommer Equity Financing and the indirect equity contribution to Holdings by London Clubs of $50.0 million in cash (the "London Clubs Contribution") in exchange for Holdings Common Membership Interests; (ii) the closing of the $410.0 million Bank Credit Facility between the Company and the funding of the Term B Loan (as defined herein) and the Term C Loan (as defined herein) thereunder into the Cash Collateral Account (as defined herein) and (iii) execution and delivery of a commitment letter by the Company for one or more leases or loans in the aggregate amount of $80.0 million, covering the Specified Equipment and the Gaming Equipment (each as defined herein), to be used in the Aladdin (the "FF&E Financing"). See "Controlling Stockholders--Equity and Series A Preferred Interest Financing," "Description of Certain Indebtedness and Other Obligations--Bank Credit Facility" and "--FF&E Financing."

                           SOURCES AND USES OF FUNDS

    The estimated sources and uses of funds raised for the development, construction, equipping and opening of the Aladdin are as follows (in millions):

                         SOURCES                                                     USES
---------------------------------------------------------  ---------------------------------------------------------
Bank Credit Facility(1).......................  $   410.0  Hotel and Casino(7)...........................  $   295.6
FF&E Financing(2).............................       80.0  Off-Site Improvements(8)......................        6.8
Senior Discount Notes due 2010(3).............      115.0  Reimbursable Site Work Expenses(6)............       14.2
Land Contribution(4)..........................      150.0  Furniture, Fixtures and Equipment and
Cash Contribution(5)..........................       57.0  Gaming Equipment(9)...........................      107.5
Anticipated Site Work                                      Land(10)......................................      135.0
  Reimbursement(6)............................       14.2  Retire Existing Debt(11)......................       74.5
                                                           Capitalized Interest, Net(12).................       44.0
                                                           Pre-Opening Costs and Expenses................       16.9
                                                           Reimbursement of Pre-development Costs(13)....        3.9
                                                           Working Capital(14)...........................       15.0
                                                           Construction and FF&E Contingency(15).........       31.8
                                                           Land Investment in Music Project(16)..........       15.0
                                                           Cash Equity Investment in Music Project(17)...       21.3
                                                           Financing Fees and Expenses(18)...............       44.7
                                                ---------                                                  ---------
Total Sources.................................  $   826.2  Total Uses....................................  $   826.2
                                                ---------                                                  ---------
                                                ---------                                                  ---------

------------------------
(1) The Company entered into the Bank Credit Facility with the Bank Lenders. The Bank Credit Facility, which closed concurrently with the closing of the Offering, consists of: (a) a term loan of $136.0 million ("Term A Loan") which matures seven years after the initial borrowing date; (b) a term loan of $114.0 million ("Term B Loan") which matures eight and one-half years after the initial borrowing date; and (c) a term loan of $160.0 million ("Term C Loan", and collectively with the Term A Loan and the Term B Loan, the "Loans") which matures ten years after the initial borrowing date. The Term B Loan and Term C Loan were funded into the Cash Collateral Account on the Issue Date, and subject to satisfaction of the conditions in the Disbursement Agreement, are expected to be drawn down beginning in August 1998 (being approximately five months after the Issue Date). It is anticipated that the Company will begin to draw down the Term A Loan, subject to satisfaction of the conditions in the Disbursement Agreement, in December 1999 (being approximately 21 months after the Issue Date). See "Risk Factors--Conditions to Draw Down of Funds Under Funding Transactions." All of the Loans will convert from construction loans into amortizing loans on the Conversion Date (as defined herein), with substantial amounts due during the final six quarters of the Term B Loan and the Term C Loan. The Company has the option to pay interest at either LIBOR or the alternate base rate ("ABR") published by The Bank of Nova Scotia ("Scotiabank"), in each case plus certain margins. See "Description of Certain Indebtedness and Other Obligations--Bank Credit Facility."

(2) The Company has entered into a commitment letter with the FF&E Lender (as defined herein) for provision of the FF&E Financing. The FF&E Financing is expected to consist of $60.0 million of operating leases and $20.0 million in loans and is expected to be used by the Company to obtain the Gaming Equipment and Specified Equipment. See "Description of Certain Indebtedness and Other Obligations--FF&E Financing."

(3) Represents the gross proceeds of the Offering, which, net of expenses of approximately $8 million, were contributed, together with approximately $8 million in cash received pursuant to the London Clubs Contribution, by Holdings to the Company in exchange for Series A Preferred Interests.

(4) The land on which the Aladdin, the Music Project and the Plant (as defined herein) will be built, including adjacent land of approximately 0.8 acres, comprises a total of approximately 22.75 acres (the "Contributed Land") and was contributed to the Company by Holdings in exchange for Common Membership Interests. The Contributed Land has an appraised fair market value of $150.0 million (book value of $33.6 million as of December 31, 1997). Approximately 18 acres of the Contributed

    Land, having an appraised fair market value of $135.0 million, have been retained by the Company and approximately 4.75 acres of the Contributed Land, having an appraised fair market value of $15.0 million, will be contributed to Aladdin Music for the Music Project.

(5) Represents (i) a $50.0 million cash contribution by London Clubs in exchange for 25% of the Holdings Common Membership Interests and (ii) a $7.0 million deemed equity contribution by the Issuer in exchange for Holdings Common Membership Interests, consisting of certain pre-development costs incurred by AHL in 1996, 1997 and 1998.

(6) Pursuant to the Site Work Agreement, the Company has agreed to complete the construction of, among other things, certain shared structural space (the "Mall Shared Space"), construction of which will commence prior to the initial funding of the Mall Financing. Bazaar has agreed to reimburse the Company for up to $14.2 million (including interest) of the costs associated with such construction upon the completion of the Mall Shared Space. See "Certain Material Agreements--Construction, Operation and Reciprocal Easement Agreement and Related Agreements."

(7) Represents (i) the guaranteed maximum price of construction of the Aladdin pursuant to the Design/ Build Contract of $267.0 million, less the contingency allowance of $6.8 million and expected reimbursement from Bazaar of $13.6 million (net of approximately $0.6 million of interest) as set forth in note (6) above; (ii) approximately $35 million for theming the Aladdin; (iii) $11.7 million for professional fees and disbursements; and
    (iv) $2.3 million for permits and taxes. See "Risk Factors-- Completion of the Mall Project and the Music Project." The Design/Build Contract contains financial incentives for the Design/Builder to complete the Aladdin within the construction budget and in a timely manner, as well as liquidated damages payable to the Company for certain unexcused delays. See "Risk Factors--Risks of New Construction," "--Risks Under Design/Build Contract and Fluor Guaranty" and "Certain Material Agreements--Design/Build Contract."

(8) Represents the cost of off-site improvements, including overhead pedestrian walkways and widening of certain streets, for those parts of the Project Site (as defined herein) on which the Aladdin will be built.

(9) Includes $26.5 million of gaming equipment and $81.0 million of furniture, fixtures and other equipment (including the Specified Equipment consisting of new furniture and equipment other than gaming equipment).

(10) Represents the appraised fair market value of the land on which the Aladdin and the Plant will be built, together with adjacent land of approximately
    0.8 acres.

(11) Represents the retirement on the Issue Date of $68.7 million of existing indebtedness on the Contributed Land (with an interest rate of LIBOR plus 650 bps) and $5.8 million of existing debt owed by the Trust to GW Vegas LLC ("GW Vegas"), assumed by the Company as part of Holdings' equity contribution to the Company.

(12) Represents capitalized gross interest under the Bank Credit Facility of $57.4 million and capitalized gross interest of $2.4 million from leasing expenses in connection with the FF&E Financing, from the date of the Offering until the estimated completion of the Aladdin in the first four months of the year 2000, net of interest income anticipated to be earned upon the investment in cash equivalents of the funds (assumed to be at 5% per annum) from the proceeds of the Offering and the proceeds of the Term B Loan and Term C Loan.

(13) Represents $3.0 million of certain predevelopment costs incurred by AHL and reimbursed on the Issue Date and up to $0.9 million of certain predevelopment costs expected to be incurred and reimbursed over the expected construction period.

(14) Represents cash on hand, inventories, deposits and other cash balances required for the opening of the Aladdin.

(15) Comprises (i) the $6.8 million contingency included in the guaranteed maximum price set forth in the Design/Build Contract and (ii) the $25.0 million general project contingency (collectively, the "Contingency").

(16) Represents the appraised fair market value of the approximately 4.75 acres of land on which the Music Project will be built, which land will be contributed by the Company to AMH in exchange for common membership interests in AMH.

(17) Represents cash to be contributed by the Company to AMH in exchange for common membership interests in AMH.

(18) Represents fees in connection with the organization of the Company and the financing of the Aladdin, including approximately $8 million in expenses incurred in connection with the Offering.

                        THE WARRANTS AND WARRANT SHARES

    The Warrants were originally issued by the Issuer in the Offering, pursuant to which 221,500 Units were issued and sold. Each Unit consists of $1,000 principal amount of Notes and 10 Warrants. The Notes and the Warrants will be separately transferable, in accordance with the Indenture (as defined herein), upon the filing of the Registration Statement at the option of the holders thereof. The Registration Statement applies solely to the Warrants and the Warrant Shares. The registration of the Warrants and the Warrant Shares is intended to satisfy certain obligations of the Issuer under a registration rights agreement with respect to the Warrants (the "Warrant Registration Rights Agreement") among the Issuer and Merrill Lynch, Pierce, Fenner and Smith Incorporated, Credit Suisse First Boston Corporation, CIBC Oppenheimer Corp. and Scotia Capital Markets (USA) Inc. (the "Initial Purchasers"), dated the Issue Date. There will be no proceeds to the Issuer from the registration or subsequent sale of the Warrants or Warrant Shares.

Issuer.......................  Aladdin Gaming Enterprises, Inc.
Number of Warrants...........  The Warrants entitle the holders thereof to acquire an aggregate of 2,215,000 shares of Common Stock of the Issuer
                               (40% of the economic interest in the Issuer) representing an indirect interest in 10% of the outstanding Holdings Common
                               Membership Interests on a fully-diluted basis after giving effect to such issuance.
Exercisability; Expiration...  The Warrants are exercisable at any time on or after the
                               Separation Date (as defined herein) and prior to March 1,
                               2010.
Exercise Price...............  Each Warrant entitles the holder thereof to purchase one share of Common Stock of the Issuer at an exercise price of
                               $0.001 per share, subject to adjustment.
Anti-Dilution Provisions.....  The Warrants have customary anti-dilution provisions. Such anti-dilution provisions are also reflected in the documents pertaining to the Holdings Common Membership Interests.
Warrant Shares...............  The Warrants entitle the holders thereof to acquire non-voting Common Stock of the Issuer. Shares of Common
                               Stock of the Issuer or any successor entity and any other
                               securities or property issuable or deliverable upon exercise of the Warrants are collectively referred to herein as the
                               "Warrant Shares." The Issuer is a corporation, the sole
                               material asset of which is 25% of the outstanding Holdings
                               Common Membership Interests. The Warrants represent an
                               effective 10% interest in the outstanding Holdings Common
                               Membership Interests, on a fully-diluted basis after giving effect to such issuance, and the Trust (through Sommer
                               Enterprises) owns interests which represent an effective
                               58.5% interest in the outstanding Holdings Common Membership
                               Interests on a fully-diluted basis, (44.5% held by a direct ownership and 14.0% held by an indirect equity ownership
                               through the Issuer).
Equity Participation           The Issuer, the Warrant Agent for and on behalf of the
  Agreement..................  holders of the Warrants and Warrant Shares, the Trust,
                               London Clubs and Holdings have entered into the Equity
                               Participation Agreement (as defined herein) which provides
                               (among other things) (a) for the grant of certain
                               "tag-along" rights to the holders of Warrant Shares in
                               respect of sales by Sommer Enterprises or LCNI, directly or indirectly, of Holdings Common Membership Interests; (b) for rights of holders of the Warrant Shares to participate in an initial public offering on the same terms and conditions as
                               LCNI and Sommer Enterprises and (c) that the Warrant holders will have the right to convert their Warrant Shares into
                               Common Membership Interests in the Company in the event that the Issuer takes certain actions, including certain mergers or consolidations, disposition of all or substantially all of the Issuer's assets, transfers of the Issuer's Holdings
                               Common Membership Interests, certain recapitalizations of
                               the Issuer, voluntary dissolution or liquidation of the
                               Issuer, repurchases of the Issuer's stock which is not
                               pro-rata among the stockholders, and certain issuances of
                               the Issuer's stock. See "Certain Material Agreements--Equity
                               Participation Agreement."
Tag Along....................  The Equity Participation Agreement provides, among other things, that upon certain sales by Sommer Enterprises or
                               LCNI of Holdings Common Membership Interests, the holders of
                               Warrant Shares will be permitted to sell a pro rata share of their Warrant Shares on the same terms and conditions as the sale by Sommer Enterprises, LCNI or Holdings, as the case
                               may be.
Holdings Common Membership
  Interests..................  The Holdings Operating Agreement (as defined herein)
                               contains provisions mirroring the "tag-along" rights set
                               forth in the Equity Participation Agreement and the
                               anti-dilution provisions set forth in the Warrant Agreement.
                               Holders of Warrant Shares do not have any voting rights
                               through the Issuer's ownership of Holdings Common Membership
                               Interests. Upon a default under the Keep-Well Agreement (as defined herein) a resulting decrease or increase in the
                               percentage interest in Holdings indirectly held by the Trust or London Clubs will not affect the percentage of Holdings
                               Common Membership Interests held by the Issuer.
Qualified Public Offering....  A Qualified Public Offering is a public offering of common stock registered under the Securities Act and resulting in proceeds of at least $50.0 million. The Issuer, Holdings or another entity which controls the Company (each, an "IPO
                               Entity") may effect a public offering of common stock
                               registered under the Securities Act so long as prior to such public offering, London Clubs, the Trust, or the
                               beneficiaries of the Trust (whether current or contingent)
                               as of the date hereof which control AHL or Sommer
                               Enterprises, and holders of the Warrants and Warrant Shares each hold, directly or indirectly, their respective equity interests in the IPO Entity. London Clubs, the Trust, or the beneficiaries of the Trust (whether current or contingent)
                               as of the date hereof which control AHL or Sommer
                               Enterprises, and the IPO Entity will use their reasonable
                               best efforts to effect such public offering such that
                               holders of the Warrants and Warrant Shares will not
                               recognize income gain or loss for federal income tax
                               purposes (other than as a result of a sale of their Warrant
                               Shares in such public offering) and holders of the Warrants and the Warrant Shares will be subject to federal income tax in the same manner and at the same times as would have been the case if the Warrants were originally issued by the IPO
                               Entity.

    For additional information regarding the Warrants and Warrant Shares see "Description of the Warrants," "Description of Capital Stock" and "Certain United States Federal Income Tax Considerations."

                                  RISK FACTORS

    PROSPECTIVE INVESTORS ARE STRONGLY CAUTIONED THAT AN INVESTMENT IN THE WARRANTS AND THE WARRANT SHARES INVOLVES A HIGH DEGREE OF RISK. THE ABILITY OF THE ALADDIN PARTIES TO CAUSE THE COMPLETION OF AND TO SUCCESSFULLY OPERATE THE ALADDIN IS SUBJECT TO AN UNUSUAL NUMBER OF MATERIAL RISKS AND UNCERTAINTIES. THE CONTINGENCIES AND OTHER RISKS DISCUSSED BELOW COULD AFFECT THE ALADDIN PARTIES IN WAYS NOT PRESENTLY ANTICIPATED AND THEREBY MATERIALLY AFFECT THE VALUE OF THE SECURITIES OFFERED HEREBY. A CAREFUL REVIEW AND UNDERSTANDING OF EACH OF THE RISK FACTORS SET FORTH BELOW, AS WELL AS THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, IS ESSENTIAL FOR AN INVESTOR SEEKING TO MAKE AN INFORMED INVESTMENT DECISION WITH RESPECT TO THE WARRANTS AND THE WARRANT SHARES.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

    The Issuer does not have any material assets other than its ownership of 25% of the Holdings Common Membership Interests. Holdings does not and may not in the future have any material assets other than its ownership of 100% of the Common Membership Interests in the Company and its ownership of 100% of the Series A Preferred Interests in the Company, and does not and may not in the future have any material operations or revenues (other than income derived from its interest in the Company). Accordingly, the ability of the Holdings Group to pay principal, interest, premium, if any, or any other payment obligations on its indebtedness will be completely dependent on the operations of the Company. The Holdings Group is, and upon completion of the Aladdin will be, highly leveraged with substantial fixed debt service obligations in addition to operating expenses, and is expected upon completion of the Aladdin to have approximately $583 million of outstanding indebtedness, including $410.0 million outstanding under the Bank Credit Facility, approximately $153 million outstanding under the Notes (representing the approximate Accreted Value (as defined in the Indenture) thereof on April 30, 2000) and an aggregate of $20.0 million outstanding under the loan portion of the FF&E Financing. The FF&E Financing will also consist of $60 million of operating leases. Upon the opening of the Aladdin, the Company is expected to have an aggregate of $10 million available under a working capital facility. In addition, the Indenture allows the Company to incur additional indebtedness under certain circumstances. See "Description of Certain Indebtedness and Other Obligations--Senior Discount Notes." The degree to which the Holdings Group is leveraged could have important consequences to the holders of the Warrants and Warrant Shares, including, but not limited to, the following: (i) increasing the Holdings Group's vulnerability to adverse general economic and industry conditions; (ii) affecting the proportion of the Holdings Group's operating cash flow required to pay principal, interest and other amounts on indebtedness, thereby reducing the funds available for operations and dividends or distributions to equity holders; and (iii) impairing the Holdings Group's ability to obtain additional financing for future working capital expenditures, acquisitions or other general corporate purposes.

    Pending the opening of the Aladdin, which is expected to occur in the first four months of the year 2000, it is currently anticipated that the Company will have no operations other than activities in connection with the development of the Aladdin. The ability of the Holdings Group to pay principal, interest and other amounts payable under its various debt facilities will be dependent upon the successful completion of the Aladdin and the Company's future operating performance which is dependent upon a number of factors, many of which are outside the Holdings Group's control, including the successful completion of the Mall Project, prevailing economic conditions and financial, business, regulatory and other factors affecting the Company's operations. If the Company is unable to complete the Aladdin within its construction budget or, once operating, is unable to generate sufficient cash flow, it could be required to adopt one or more alternatives, such as obtaining additional financing to the extent permitted by the Indenture and the Bank Credit Facility, reducing or delaying planned construction or capital expenditures, restructuring debt or obtaining additional equity capital. There can be no assurance that any of these alternatives could be effected on satisfactory terms, and the inability to acquire additional financing could materially and adversely affect the Holdings Group and the Issuer and so the value of the Warrants and the Warrant Shares.

    Additionally, there can be no assurance that the Aladdin will be able to attract a sufficient number of patrons to achieve the level of activity necessary to permit the Holdings Group to meet its payment obligations in connection with the Funding Transactions and any other indebtedness or obligations of the Holdings Group. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Description of Certain Indebtedness and Other Obligations."

CONDITIONS TO DRAW DOWN OF FUNDS UNDER FUNDING TRANSACTIONS

    Financing for the construction and development of the Aladdin and of the other components of the Complex has been provided by multiple parties, including, with respect to the Aladdin, the holders of the Notes, the Bank Lenders and the FF&E Lender, and with respect to the Mall Project, the Mall Lenders. Concurrent with the closing of the Offering, the Company and Holdings entered into the Disbursement Agreement with the Trustee (for the benefit of the holders of the Notes) and Scotiabank, as Administrative Agent under the Bank Credit Facility, Disbursement Agent on behalf of the Bank Lenders and the holders of the Notes, and as securities intermediary (the "Securities Intermediary") and U.S. Bank National Association as servicing agent (the "Servicing Agent"). Pursuant to the Disbursement Agreement, the proceeds from the Offering of the Notes that were not expended on the Issue Date (being approximately $35 million) were deposited in the Note Construction Disbursement Account, which was pledged to the Disbursement Agent for the benefit of the holders of the Notes and the proceeds of the Term B Loan and Term C Loan were deposited in the Cash Collateral Account, which was pledged to the Disbursement Agent for the benefit of the Bank Lenders. Disbursements from the Note Construction Disbursement Account and the Cash Collateral Account and advances of the Term A Loan are subject to the conditions established in the Disbursement Agreement. There are significant conditions on the Bank Lenders' obligations to fund or provide advances, including, among other things, that (i) all of the proceeds of the Offering have been disbursed, (ii) the absence of any material adverse change in the financial condition, business, property or prospects and the ability of the Company and the Project Parties (as defined herein) to perform in all material respects their respective obligations under the Operative Documents (as defined herein) to which they are a party, (iii) the absence of any default or an event of default with respect to material Operative Documents which would be reasonably likely to cause a material adverse effect on the financial condition, business, property or prospects of the Company or to the Company's knowledge, of the Project Parties and their ability to perform in all material respects their respective obligations under the Operative Documents to which they are a party, (iv) there being no failure on the part of the Company to keep the Bank Credit Facility In Balance (as defined herein), and (v) compliance by the Guarantors (as defined herein) under the Bank Completion Guaranty and London Clubs and AHL, as Sponsors (as defined herein), under the Keep-Well Agreement. See "Description of the Noteholder Completion Guaranty and Disbursement Agreement--Disbursement Agreement."

    The Company does not expect to draw down any funds under the Bank Credit Facility until August 1998 (approximately five months after the Issue Date). If the Company fails to satisfy the conditions to the draw down of funds under the Bank Credit Facility, alternative sources of funding will need to be obtained and/or the Trust, Bazaar Holdings and London Clubs will be required to make cash contributions to the Company pursuant to the Bank Completion Guaranty in order for the Company to complete the Aladdin. The failure of the Company to satisfy the conditions to the drawdown of funds under the Bank Credit Facility could have a material and adverse effect on the Company's ability to complete the Aladdin and so the value of the Warrants and Warrant Shares.

    General Electric Capital Corporation (the "FF&E Lender") has entered into a commitment letter to provide the $80.0 million of aggregate financing required to acquire the Specified Equipment and Gaming Equipment. The availability of the FF&E Financing is subject to certain conditions, including negotiation of definitive agreements and successful completion of due diligence. Prior to or upon completion of the Aladdin, the Company is expected to finalize arrangements for the FF&E Financing. However, if the Company is unable to finalize the FF&E Financing for any reason, the financial position and results of operations of the Company, and so the Aladdin Parties and holders of Warrants or Warrant Shares, could be materially and adversely affected.

    There can be no assurance that each lender will perform its obligations or observe the limitations on the exercise of remedies as set forth under such agreements. Failure of any one or more of the lenders to perform under the Disbursement Agreement could materially and adversely affect the Company, the Aladdin Parties and holders of Warrants or Warrant Shares. In addition, financing by multiple lenders with security interests that are interrelated by use or location of the underlying collateral may result in increased complexity in a debt restructuring or other workout of the Company.

LIMITATION ON ACCESS TO CASH FLOW OF SUBSIDIARIES; HOLDING COMPANY STRUCTURE

    The Issuer does not have any material assets other than its ownership of 25% of the Holdings Common Membership Interests. Holdings is a holding company, and its ability to make distributions to the Issuer is dependent upon the receipt of distributions from its direct and indirect subsidiaries. Holdings does not have and may not in the future have any material assets other than its ownership of 100% of the Common Membership Interests and 100% of the Series A Preferred Interests of the Company.

    The Company is a party to the Bank Credit Facility which imposes substantial restrictions, including the satisfaction of certain financial conditions, on the Company's ability to make distributions to Holdings. Holdings is a party to the Indenture which imposes substantial restrictions, including the satisfaction of certain financial covenants, on Holdings' ability to make distributions to the Issuer. The ability of the Company to comply with such conditions in the Bank Credit Facility and of Holdings to comply with such conditions in the Indenture may be affected by events that are beyond the control of Holdings. If the maturity of loans under the Bank Credit Facility or the Notes were to be accelerated, all indebtedness outstanding thereunder would be required to be paid in full before the Company or Holdings, as applicable, would be permitted to distribute any assets or cash to its members. In addition, certain remedies available to the Bank Lenders under the Bank Credit Facility could constitute Events of Default under the Indenture and so cause acceleration of the Notes. In such circumstances there can be no assurance that the assets of the Company would be sufficient to repay all of such outstanding debt and then to make distributions to Holdings to enable Holdings to meet its obligations under the Indenture. Future borrowings by the Company can also be expected to contain restrictions or prohibitions on distributions by the Company to Holdings and by Holdings to the Issuer.

    The Holdings Operating Agreement and the Company Operating Agreement (as defined herein) also contain restrictions on distributions on the Holdings Common Membership Interests and the Common Membership Interests, respectively. In particular, no distributions, other than distributions to cover any tax liability in respect of any Holdings Interests (as defined herein) may be made on Holdings Common Membership Interests while any Holdings Series A Preferred Interests (as defined herein) or Holdings Series B Preferred Interests (as defined herein) are outstanding. Further, distributions by the Company (other than distributions to cover tax liability) on Common Membership Interests are also limited while Series A Preferred Interests are outstanding. Such restrictions could materially and adversely affect holders of Holdings Common Membership Interests such as the Issuer, and holders of Common Stock (such as the Warrant Shares) and the Warrants. In addition, the Indenture contains limitations on Holdings' ability to make distributions to its members. As a result, the amount of distributions made to the Issuer, and therefore dividends to the holders of Warrant Shares and other stockholders, will effectively be restricted by the terms of the Indenture. Such restrictions could materially and adversely affect returns available to holders of Warrant Shares and so the value of the Warrants and Warrant Shares.

    Any right of Holdings to receive assets of any of its subsidiaries upon such subsidiary's liquidation or reorganization will be effectively subordinated to the claims of that subsidiary's creditors, except to the extent, if any, that Holdings itself is recognized as a creditor of such subsidiary, in which case the claims of Holdings would still be subordinate to the claims of such creditors who hold security in the assets of such subsidiary to the extent of such assets and to the claims of such creditors who hold indebtedness of such subsidiary senior to that held by Holdings.

CONTROLLING STOCKHOLDERS; LACK OF VOTING POWER FOR WARRANT SHARES

    AHL owns 98.7% of the common membership interests of Sommer Enterprises, a Nevada limited-liability company. Sommer Enterprises owns 100% of the issued and outstanding Class A Common Stock (as defined herein) and the Common Stock of the Issuer, prior to the exercise of the Warrants, and the Issuer holds 25% of the Holdings Common Membership Interests. The remaining Holdings Common Membership Interests are held approximately 47.0% by Sommer Enterprises, 25.0% by LCNI and 3.0% by GAI, LLC ("GAI"), a Nevada limited-liability company 100% beneficially owned by Richard J. Goeglein, the Chief Executive Officer and a director of the Company. Accordingly, AHL, through Sommer Enterprises, indirectly owns 98.7% of the Issuer (prior to the exercise of the Warrants) and approximately 71.1% of the Holdings Common Membership Interests. London Clubs, through LCNI, owns 25% of the Holdings Common Membership Interests. Accordingly, AHL and London Clubs (the "Controlling Stockholders") control the business, policies and affairs of Holdings, and so the Company, including the election of directors and managers and major corporate transactions of the Company.

    If all of the Warrants are exercised, the holders of Warrant Shares will own 50% of the issued and outstanding Common Stock, representing an indirect economic interest in 10% of the outstanding Holdings Common Membership Interests. However, the holders of the Common Stock are not entitled to vote on any matter submitted to the Issuer's shareholders, including the election of directors of the Issuer, and will receive limited minority shareholder protections. Accordingly, holders of Class A Common Stock will be able, without the approval of the holders of the Common Stock, subject to applicable law, to
(i) amend the Issuer's Articles of Incorporation and Bylaws; (ii) effect mergers and certain other major corporate transactions; (iii) elect the Issuer's directors and (iv) otherwise control the outcome of virtually all matters submitted to a general shareholder vote. Accordingly, even if all of the Warrants are exercised, the Trust, through AHL and Sommer Enterprises, will nevertheless continue to retain control of the Issuer and the Controlling Stockholders will nevertheless continue to retain control of Holdings, and so the Company, and the holders of Warrant Shares will be limited in their ability to exercise any degree of control whatsoever over the Issuer, and so Holdings and the Company. See "Certain Material Agreements--Equity Participation Agreement."

    Under the Holdings Operating Agreement, if the Trust fails to make its required 75% contribution for any amounts required to be made under the Bank Completion Guaranty, LCNI (rather than Sommer Enterprises through the Issuer) will have certain rights to control the Board of Managers of Holdings and LCNI and Sommer Enterprises will each have equal direct or indirect voting rights in deciding matters with respect to Holdings. Furthermore, if AHL fails to make its required 75% contributions for any amounts required to be made under the Keep-Well Agreement, LCNI (in addition to any rights London Clubs may have against AHL and Sommer Enterprises, which may include the ability of London Clubs to obtain ownership of Sommer Enterprises' equity interests in the Issuer) through the Issuer or otherwise will have the right to control the Board of Managers of Holdings and increase its Holdings Common Membership Interests up to a total of 72% of the Holdings Common Membership Interests, and Sommer Enterprises' Holdings Common Membership Interests will correspondingly decrease, subject to receipt of Gaming Approvals. For a description of certain relationships between the Company, AHL and LCNI, see "Controlling Stockholders" and "Certain Transactions."

ABSENCE OF DIVIDENDS AND DISTRIBUTIONS

    None of the Issuer, Holdings or the Company has ever paid any dividends or distributions on its common stock or membership interests and (except for distributions to cover any tax liability in respect of Holdings Interests and distributions on the Series A Preferred Interests) none of the Issuer, Holdings or the Company has any plans to pay any dividends or distributions on its common stock or membership interests in the foreseeable future. Except as stated in the preceding sentence, the Company currently intends to retain all earnings for reinvestment in its business and repayment of indebtedness. The Bank

Credit Facility, the Indenture, the Company Operating Agreement and the Holdings Operating Agreement restrict the payment of distributions by the Company and Holdings. Such restrictions could materially and adversely affect the Issuer's ability to pay dividends on, and the value of, the Warrant Shares and so the value of the Warrants. See "Dividends and Distributions", "Certain Material Agreements--Holdings Operating Agreement" and "--Company Operating Agreement" and "Description of Certain Indebtedness and other Obligations--Bank Credit Facility" and "--Senior Discount Notes."

RISKS OF NEW CONSTRUCTION

    Major construction projects (and particularly one of the anticipated size and scale of the Aladdin) entail significant risks, including shortages of materials or skilled labor, unforeseen engineering, environmental and/or geological problems, work stoppages, weather interference, unanticipated cost increases and unavailability of construction equipment. Construction, equipment or staffing problems or difficulties in obtaining any of the requisite licenses, permits, allocations or authorizations from regulatory authorities could increase the total cost, delay, or prevent the construction or opening of the Aladdin or the other components of the Complex or otherwise affect their respective design and features.

    The anticipated costs and opening dates for the Aladdin are based on budgets, conceptual design documents (not all of which will be finalized at the commencement of construction) and schedule estimates prepared by the Company with the assistance of the architects and contractors described herein. See "Business--Design and Construction Team." Under the terms of the Design/Build Contract, the Design/Builder is responsible for all construction costs covered by the Design/Build Contract that are in excess of the guaranteed maximum price set forth therein, subject to certain qualifications. Pursuant to the Fluor Guaranty, Fluor has made certain guarantees regarding the Design/Builder's performance under the Design/Build Contract. However, the Design/Build Contract provides that the guaranteed maximum price will be equitably adjusted on account of (i) changes in the design documents at the request of the Company; (ii) changes requested by the Company in the scope of the work to be performed pursuant to the Design/Build Contract; and (iii) natural disasters, casualties and certain other "force majeure" events beyond the reasonable control of the Design/Builder. If any such events occur, the construction costs which must be borne by the Company may increase. The Design/Build Contract requires that all subcontractors engaged by the Design/Builder to perform work and/or supply materials in connection with the construction of the Aladdin post bonds, at the discretion of the Company and the Design/Builder, guaranteeing timely completion of work and payment for all labor and materials. Nevertheless, there can be no assurance that the Aladdin will commence operations on schedule, that construction costs for the Aladdin will not exceed budgeted amounts or that the Design/Builder will not challenge aspects of the guaranteed maximum price. Failure to complete the Aladdin on budget or on schedule may have a material adverse effect on the Company, and so the Aladdin Parties.

COMPLETION OF THE MALL PROJECT AND THE MUSIC PROJECT

    A principal part of the Complex will be the Mall Project, which is comprised of the Desert Passage and the Carpark, and the Music Project (including the Theater). The Company's business plan assumes that the Desert Passage and the Music Project will attract a substantial flow of pedestrian traffic to the Casino and that the Carpark will provide essential parking facilities for both overnight and casual guests at the Aladdin. However, the Company will neither develop nor own the Desert Passage, the Carpark or the Music Project and the completion of the Aladdin is not contingent on their completion. Failure of the Mall Project or the Music Project to be developed or to become operating in a timely manner will have a material adverse effect on the Company and the Aladdin Parties.

    The Mall Project will be developed and owned by Bazaar. Bazaar is 50%-owned by Bazaar Holdings, which is controlled by the Trust and therefore is an affiliate of the Issuer. Bazaar Holdings and THB have entered into an operating agreement (the "Bazaar LLC Operating Agreement") under which each party has agreed to cooperate in the development and operation of the Mall Project, and Bazaar Holdings and THB have provided certain undertakings to effect the development of the Mall Project in an agreed manner and time frame. Such agreements and undertakings are conditional on certain matters, including that the members of Bazaar have closed on the Mall Financing and that the Trust has provided a form of credit enhancement with respect to a portion of its obligations under the Mall Guaranty. The Company is not a party to the Bazaar LLC Operating Agreement. See "Certain Material Agreements--Bazaar LLC Operating Agreement."

    Bazaar and the Mall Lenders have entered into a commitment letter for the Mall Financing. The Mall Financing is subject to certain conditions. If Bazaar fails to satisfy the conditions to the draw down of funds under the Mall Financing, alternative sources of funding will need to be obtained. Upon closing of the Mall Financing, TrizecHahn, the Trust, Bazaar Holdings and AHL have agreed, pursuant to one or more agreements, to guarantee the completion of the Mall Project and Bazaar's indebtedness to the Mall Lenders pursuant to the Mall Guaranty. Neither the Company nor any of the Aladdin Parties is a party to the Bazaar LLC Operating Agreement, the Mall Guaranty or the commitment letter for the Mall Financing and so neither the Company nor any of the Aladdin Parties may enforce or prevent the amendment or cancellation of any of the rights or obligations thereunder. In addition, there can be no assurance that TrizecHahn, the Trust, Bazaar Holdings and AHL will be in a position to comply with their obligations under the Mall Guaranty. If the Mall Project is not completed, the Company believes that it may need to incur additional costs to complete the construction of the Aladdin, depending on the Aladdin's stage of construction. If the Mall Project is abandoned after the construction of certain shared structural space has begun, the Company believes that the costs of completing the shared structural space (which would be used as retail space) and demolition and construction expenses necessary to convert the site of the Mall Project into surface parking would be approximately $23 million (including the $14.2 million, including interest, no longer being reimbursed by Bazaar pursuant to the Site Work Agreement).

    The success of the Mall Project will depend significantly on the skills and experience of TrizecHahn in the management of entertainment shopping malls such as the Mall Project. However, under the Bazaar LLC Operating Agreement, THB is, in certain circumstances, entitled to dispose of its interests in the Mall Project on or after the fifth anniversary of the opening of the Mall Project. Accordingly, there can be no assurance that, after such date, TrizecHahn will continue to manage, or hold an equity interest in, the Mall Project. In addition, on March 5, 1998, TrizecHahn announced that it is considering the sale of its operating portfolio of regional shopping centers and on April 6, 1998 announced the sale of 20 regional shopping centers for over $2.5 billion. TrizecHahn has indicated that its planned sales will not include TrizecHahn's portfolio of development projects, including the Desert Passage. Although TrizecHahn has indicated that it will proceed with and have sufficient financial resources to complete the Desert Passage even if a sale of its entire operating portfolio were to be consummated, no assurance can be made that TrizecHahn will be in a position to satisfy its obligations under the Bazaar Operating Agreement.

    The Music Project is expected to be developed and owned by Aladdin Music. Pursuant to the London Clubs Purchase Agreement, London Clubs, through its wholly owned subsidiary LCNI, has agreed that so long as Aladdin Music obtains financing for the Music Project on terms satisfactory to LCNI and provided that certain other conditions are met, Aladdin Music may develop and own the Music Project in accordance with the terms described herein. If such conditions are not met, LCNI has the right to select the method in which it will participate in the Music Project, if at all. There can be no assurance that the conditions will be satisfied. If the conditions are not satisfied, there can be no assurance that the Music Project will proceed as described herein, or at all.

    As currently anticipated, the Company and Planet Hollywood intend to operate the Music Project in a manner conducive to the joint achievement of the Company's and Aladdin Music's business objectives. While the Company has signed the Music Project Memorandum of Understanding with Planet Hollywood in connection with the development, construction and operation of the Music Project, funding for the Music Project has not yet been finalized and certain significant matters, such as the appointment of a general contractor to construct the Music Project, remain incomplete. If the Mall Project is not completed, it may not be feasible to develop the Music Project. If the Music Project is not completed, the Company intends to apply a portion of the funds which it has allocated for its equity contribution to Aladdin Music to the renovation of the Theater. However, without the support of Planet Hollywood through the Music Project, the Company may not be able to attract the same quality of performers to the Theater as it may otherwise have been able to attract. Further, even if the Music Project is completed, there can be no assurance that the Music Project will be operated in a manner conducive to the achievement of the Company's business objectives. In addition, the Music Project and its owners must receive all required Gaming Approvals (as defined herein) from the Nevada Gaming Authorities (as defined herein) in order to conduct gaming operations.

    There can be no assurance (i) that Bazaar or Aladdin Music will have or obtain sufficient funding to finance the development and operation of the Mall Project or the Music Project, respectively; (ii) that the Desert Passage or the Music Project will be completed; (iii) that if completed, the Desert Passage or the Music Project will attract the number and types of customers expected by the Company; or (iv) that if completed, the Music Project and its owners will obtain all required Gaming Approvals or that if obtained, they will be obtained on a timely basis. Failure of Bazaar or Aladdin Music to develop and operate the Mall Project or the Music Project, respectively, in the manner currently expected could materially and adversely affect the success of the Aladdin and the financial position and results of operations of the Company, and so the Aladdin Parties.

COMPLETION OF ENERGY PLANT

    Energy will be provided to certain parts of the Complex by an energy plant to be developed and constructed pursuant to the Development Agreement (as defined herein). The Company has entered into the Development Agreement with the Energy Provider (as defined herein), pursuant to which the Energy Provider will develop and construct the Plant (as defined herein) to serve the energy requirements of certain parts of the Complex. See "Certain Material Agreements--Development Agreement." The design and construction of the Plant will be at the sole cost and expense of the Energy Provider, however, the Energy Provider shall not be responsible for costs in excess of $40.0 million unless agreed to by the Energy Provider. The obligations of the Energy Provider to complete the Plant in accordance with the Development Agreement and in a manner capable of delivering the energy requirements of such parts of the Complex in accordance with the Energy Service Agreement (as defined herein) are guaranteed by the Energy Provider's ultimate parent, Unicom Corporation ("Unicom"). Unicom has agreed that if for any reason the Energy Provider shall fail or be unable to punctually and fully perform or cause to be performed any of its obligations under the Development Agreement, Unicom shall perform or cause to be performed such obligations promptly upon demand. Unicom's obligations are limited to an amount equal to $30.0 million (or, under certain circumstances, an amount less than $30.0 million) and shall not be reduced until Substantial Completion (as defined herein) of the Plant.

    There can be no assurance that the Energy Provider will perform its obligations under the Development Agreement, or that Unicom will perform its obligations under the Unicom Guaranty (as defined herein). Failure of the Energy Provider or Unicom to perform its obligations under the Development Agreement and Unicom Guaranty or failure of the Energy Provider to perform its obligations under the Energy Service Agreement, will materially and adversely affect the Company, the Aladdin Parties and holders of the securities offered hereby. In addition, the Company may have to make alternative arrangements for the provision of energy for the Complex. There can be no assurance that such arrangements could be made, or if made, on terms favorable to the Company.

RISKS OF NEW VENTURE

    The Issuer's sole material asset is its 25% interest in the Holdings Common Membership Interests. Holdings' material assets are its interests in the Company. Accordingly, the Issuer's sole material asset is its indirect ownership of 25% of the interests in the Company. The Company is a development stage company formed to develop and operate the Aladdin. The Company has no history of operations and has never been involved in developing, constructing or operating a hotel/casino project. Although certain members of the Company's management have experience developing and operating large scale hotels and casinos, none of these individuals has developed or operated a development of the anticipated size of the Aladdin, and only certain of these individuals have worked together with certain other members of the Company's management team in developing or operating similar projects, none of such projects being the anticipated size of the Aladdin. See "Management."

    The operation of the Aladdin will be subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which will be beyond the control of the Company and the Aladdin Parties. No assurances can be given that the Company will be able to manage the Aladdin on a profitable basis or attract a sufficient number of guests, gaming customers and other visitors to the Aladdin to make its various operations profitable independently or as a whole or to enable the Note Issuers and the Company to pay the principal of and interest on the Notes and the Bank Credit Facility. The Company will need to recruit a substantial number of new employees prior to the opening of the Aladdin at a time when other major facilities may be approaching completion and also recruiting employees. There can be no assurance that the Company will be able to recruit a sufficient number of qualified employees. Furthermore, it is not known to what extent such employees will be covered by collective bargaining agreements, as that will be a determination ultimately made by such employees. See "Business--Employees."

    The opening and operation of the Aladdin will be contingent upon the receipt of all regulatory licenses, permits, approvals, registrations, findings of suitability, orders and authorizations from the Nevada Gaming Authorities (as defined herein) (collectively, "Gaming Approvals") by the Company, Holdings and its owners. The scope of the approvals required to construct and open the Aladdin is extensive, and the failure to obtain or maintain such approvals could prevent or delay the completion or opening of all or part of such facilities or otherwise affect the design and features of the Aladdin. In particular, the Company will be required to apply for and obtain approvals from the Nevada Gaming Authorities with respect to the construction, design and operational features of the Casino related to surveillance of gaming areas. In addition, the Company will need to apply for and obtain, prior to commencement of gaming activities at the Casino, a nonrestricted gaming license and Gaming Approvals from the Nevada Gaming Authorities with respect to the operation of the Casino and no assurances can be given that such Gaming Approvals will be obtained, or that if obtained, they will be obtained on a timely basis. Failure by the Company to obtain any such Gaming Approvals could materially and adversely affect the Company's financial position and results of operations. In connection with the Company's receipt of Gaming Approvals, its members and their owners and affiliates will also have to obtain applicable Gaming Approvals and no assurances can be given that such Gaming Approvals will be obtained or if obtained, that they will be obtained on a timely basis. See "--Government Regulation" and "Regulation and Licensing." Capital will also be subject to being called forward for a finding of suitability as a co-issuer of the Notes and the New Notes (as defined herein) in the discretion of the Nevada Gaming Authorities.

LACK OF DIVERSIFICATION; DEPENDENCE ON SINGLE SITE

    The Issuer does not currently anticipate having material assets and operations other than its interest in Holdings and Holdings does not currently anticipate having material assets and operations other than its interests in the Company. In addition, the Company does not currently anticipate having material assets and operations other than the Aladdin and its membership interests in and advances to AMH, a wholly owned subsidiary of the Company which will own a 50% interest in the Music Project (on a fully diluted basis) through Aladdin Music. Accordingly, the Aladdin Parties and the Company will be subject to greater risks than a geographically diversified gaming operation, including, but not limited to, risks related to local economic and competitive conditions, changes in local and state governmental laws and regulations (including changes in laws and regulations affecting gaming operations and taxes) and natural and other disasters. The Company's, and so the Issuer's, principal sources of income following completion of the Complex will be the Aladdin, and, to a lesser extent, fees received from Aladdin Music for the provision of management services with respect to the Music Project. Accordingly, the ability of the Issuer to pay dividends to holders of Warrant Shares will be directly dependent on the success of the Aladdin and, to a lesser extent, the Music Project.

CERTAIN BANKRUPTCY CONSIDERATIONS

SUBSTANTIVE CONSOLIDATION

    Under the Bankruptcy Code, it is possible that if AHL, the Company, the Issuer, London Clubs, the Trust, Holdings or Capital, or any of their affiliates (the "Affiliated Parties") becomes a debtor under applicable bankruptcy law, a bankruptcy court could order substantive consolidation of the assets and liabilities of any or all Affiliated Parties. Substantive consolidation is an equitable, fact-based remedy, not prescribed by statute, with respect to which the court has considerable discretion. While the separate legal existence of each Affiliated Party and its observance of certain formalities and operating procedures could effectively preclude, based on the present state of the case law (i) a finding that the assets of an Affiliated Party is property of the bankruptcy estates of any of the other Affiliated Parties and (ii) the substantive consolidation of the assets and liabilities of an Affiliated Party with those of any of the other Affiliated Parties, there can be no assurance that substantive consolidation would not occur. In addition, there can be no assurance that during litigation of such issues, delays will not occur in payments of indebtedness, even if the court ultimately rules against substantive consolidation, or that parties in interest might determine to settle such issues to avoid the expense and delay of litigation. If the court concludes there is substantive consolidation, however, payments of indebtedness could be delayed or reduced, which in turn could delay distributions (if any) to equity holders, including holders of Warrant Shares.

LIMITED-LIABILITY COMPANIES

    Holdings and the Company are limited-liability companies organized under the laws of the State of Nevada. Limited-liability companies ("LLCs") are relatively recent creations not only under the laws of the State of Nevada but also under the laws of other jurisdictions. Generally stated, LLCs are intended to provide both the limited liability of the corporate form for their members and certain advantages of partnerships, including "pass-through" income tax treatment for members, and thus have attributes of both corporations and partnerships. Given their recent creation, LLCs and their members have been involved in relatively few bankruptcy cases as debtors, and there has been little reported judicial authority addressing bankruptcy issues as they pertain to LLCs. Moreover, the existing judicial authority on such issues in bankruptcies of analogous entities (e.g. partnerships) is not well settled. Consequently, a bankruptcy of Holdings or the Company, its members or any of their affiliates, may be litigated and decided in the absence of dispositive judicial precedent, and thus, no assurance can be made as to any particular outcome.

RISKS UNDER DESIGN/BUILD CONTRACT AND FLUOR GUARANTY

    Certain obligations of the Design/Builder under the Design/Build Contract are guaranteed by Fluor (the "Fluor Guaranty"). A default by either the Design/Builder under the Design/Build Contract or Fluor under the Fluor Guaranty could result in the Aladdin not being completed on schedule and have a material adverse effect on the Company and the Aladdin Parties. If a bankruptcy case were to be commenced voluntarily by or involuntarily against Fluor, remedies available under the Fluor Guaranty would be limited or unavailable. The Fluor Guaranty does not cover cost increases caused by certain acts commonly referred to as "force majeure."

CHANGE OF CONTROL

    Upon a Change of Control (as defined in the Indenture), each holder of the Notes will have the right, at such holder's option, to require the Note Issuers to purchase the Notes owned by such holder at a price equal to 101% of the Accreted Value thereof plus accrued and unpaid interest, if any, and Liquidated Damages (as defined in the Indenture), if any, to the date of purchase. There can be no assurance that the Note Issuers will have sufficient funds to purchase the Notes after such a Change of Control. In addition, upon a change of control (as defined in the Bank Credit Facility) all amounts outstanding under the Bank Credit Facility will immediately become due and payable. There can be no assurance that the Company will have sufficient funds to repay the Bank Credit Facility or any other indebtedness that becomes due as a result of such event. See "Description of Certain Indebtedness and Other Obligations--Bank Credit Facility."

OPERATING RESTRICTIONS

    The terms of the Indenture, the Bank Credit Facility and the other agreements governing the indebtedness of the Company impose significant operating and financial restrictions on the Company and the Aladdin Parties. Such restrictions significantly limit or prohibit, among other things, the incurrence of certain additional debt, distributions, transactions with affiliates of the Company and Holdings and the sale of certain assets. These restrictions, in combination with the degree to which the Company is leveraged, could limit the ability of the Company to respond to market conditions or meet extraordinary capital needs or could otherwise restrict corporate activities. There can be no assurances that such restrictions will not materially and adversely affect the ability of the Company to finance its future operations or capital needs and the operation of its business. See "Description of Certain Indebtedness and Other Obligations."

POSSIBLE CONFLICTS OF INTEREST

    Potential for conflicts of interest exists between the Aladdin, on the one hand, and the other businesses to be operated on the Complex. The Trust is expected to hold significant interests in all of these businesses. Mr. Jack Sommer, who is Chairman and a director of the Company and Holdings and President of the Issuer, Mr. Ronald Dictrow, who is Executive Vice President/Secretary and a director of the Company and Holdings and a Secretary and director of the Issuer, are also directors of Bazaar. In addition, certain directors and executives of the Company and Holdings are currently and are likely to continue to be, directors and executives of Aladdin Music, which will develop and own the Music Project. Further, it is expected that in addition to managing the Aladdin, the Company, through its affiliate, will also manage the Music Project. The objectives for each of these businesses may at times differ and such differences may be material. In addition, all such businesses will share the use of certain facilities on the Complex, including vehicular and pedestrian traffic ways, the Carpark and certain utilities (such as the Plant, which will provide energy to the Complex). For these reasons, potential exists for conflicts of interest, including in relation to the division of management time between each of these businesses, splitting of costs of shared facilities and the sharing of future business opportunities arising in connection with the Complex.

    In addition, Planet Hollywood, which is a 50% shareholder in Aladdin Music (on a fully diluted basis) and the developer of the Music Project, is not contractually restricted or otherwise prevented from developing other music or entertainment theme hotel casinos in Las Vegas. The development of a competing Planet Hollywood-owned hotel in Las Vegas could give rise to conflicts of interest for Planet Hollywood and could materially and adversely affect the Music Project and so Aladdin Music, the Company and the Aladdin Parties.

SHARED FACILITIES

    Because the Aladdin, the Mall Project and the Music Project will share certain operational facilities (the "Shared Facilities"), the construction of all such projects will include the construction of the Shared Facilities in sizes and/or capacities that will be sufficient for all such projects together, but are in excess of what is minimally required for the Aladdin. The Shared Facilities will include certain shared structural space, the Strip facade and related retail areas of the Complex. The Company will bear the full cost of constructing the Shared Facilities. However, Bazaar will be obligated to reimburse the Company for a portion of the construction costs related to the Shared Facilities if the Mall Project is completed. It is estimated that Bazaar's share of the cost of constructing the Shared Facilities will be $14.2 million, including interest. If Bazaar is unable to obtain financing for the Mall Project, it is unlikely that Bazaar will be able to reimburse the Company for its share of the construction costs related to the Shared Facilities pursuant to the Site Work Agreement.

LIMITATIONS UNDER BANK COMPLETION GUARANTY AND NOTEHOLDER COMPLETION GUARANTY

    Pursuant to the Bank Completion Guaranty, the Trust, London Clubs and Bazaar Holdings have agreed among other things jointly and severally to guarantee the development, construction and equipping of the Aladdin for the benefit of the Bank Lenders. None of the holders of the Warrants, Warrant Shares, Holdings or the Issuer is a party to the Bank Completion Guaranty, however, the Trust, Bazaar Holdings and London Clubs have entered into the Noteholder Completion Guaranty for the benefit of the holders of the Notes, subject to certain important qualifications, limitations and exceptions. The Noteholder Completion Guaranty contains certain intercreditor provisions which significantly limit the rights of the State Street Bank and Trust Company, as trustee under the Indenture (the "Trustee") and the holders of the Notes, including certain standstill periods during which the Trustee and the holders of the Notes may not enforce the Noteholder Completion Guaranty or seek remedies thereunder, even if there is a default under the Bank Completion Guaranty and the Bank Lenders are no longer advancing funds. See "Description of Noteholder Completion Guaranty and Disbursement Agreement--Noteholder Completion Guaranty."

    The Bank Completion Guaranty entered into by the Trust, Bazaar Holdings and London Clubs requires that if the Company has insufficient funds available to complete the Aladdin, the Trust, Bazaar Holdings and London Clubs must contribute cash to the Company to enable such completion, subject to certain qualifications. None of the holders of Warrants or Warrant Shares, Holdings or the Issuer is party to the Bank Completion Guaranty and, accordingly, none of them may enforce any rights thereunder. In addition, none of the holders of Warrants or Warrant Shares, Holdings or the Issuer is party to the Noteholder Completion Guaranty and, accordingly, none of them may enforce any rights thereunder. The parties to the Bank Completion Guaranty have limited obligations under the Bank Completion Guaranty until and unless the proceeds of the Funding Transactions are, in the aggregate, insufficient to cover the construction cost increases covered by the Bank Completion Guaranty. The Bank Completion Guaranty terminates upon the indefeasible payment and performance of the Guaranteed Obligations (as defined herein). See "Description of Certain Indebtedness and Other Obligations--Bank Completion Guaranty."

    The Trust, Bazaar Holdings and London Clubs are considering entering into a completion guaranty in favor of a contingent guarantor pursuant to which the Trust, Bazaar Holdings and London Clubs will guaranty the completion of the Aladdin on substantially similar terms to the Bank Completion Guaranty under certain conditions, including if the Administrative Agent does not enforce the Bank Completion Guaranty and the Trustee does not enforce the Noteholder Completion Guaranty.

    Neither the Bank Completion Guaranty nor the Noteholder Completion Guaranty contain restrictions on the ability of the parties thereto to incur indebtedness junior in respect of right of payment to the Guaranteed Obligations (excluding certain types of indebtedness). While such parties have informed the Company that they believe they will be able to perform their respective obligations thereunder, no assurance can be given that they will have available the financial resources if they are called on under the Bank Completion Guaranty or the Noteholder Completion Guaranty. If the Trust and Bazaar Holdings fail to perform their obligations under the Bank Completion Guaranty or the Noteholder Completion Guaranty, London Clubs is, in certain circumstances, entitled (through its affiliates) to exercise equal voting power to the Trust and its affiliates in the affairs of Holdings. If the parties under the Bank Completion Guaranty or the Noteholder Completion Guaranty are unable to perform their respective obligations thereunder, it may be an Event of Default under the Indenture and the Bank Credit Facility and the Aladdin may not be completed.

    Certain historical financial information concerning London Clubs is included herein to assist investors in evaluating the ability of London Clubs to perform its obligations under the Bank Completion Guaranty and the Noteholder Completion Guaranty. Such information has been prepared in accordance with United Kingdom generally accepted accounting principles ("U.K. GAAP"), which principles are not consistent with, and materially differ from, United States generally accepted accounting principles ("U.S. GAAP"). With respect to the historical financial information of London Clubs included herein, such differences relate (among other things) to depreciation and amortization, valuation of fixed assets, recognition of deferred taxes, accounting for employee stock options, and accounting for pension costs. In making their investment decision, investors should consider that if such financial information of London Clubs was restated in accordance with U.S. GAAP, there are likely to be material differences from such information as stated in accordance with U.K. GAAP. Such differences would have no material effect on London Clubs' cash flows or liabilities and, accordingly, also would have no material impact on its ability to meet its obligations.

    The U.K. Chancellor of the Exchequer has proposed to increase the highest marginal rate of gaming duty (tax on casino betting profits) from 33 1/3% to 40%. If the proposed tax increase were to be enacted into law, London Clubs could suffer a reduction of profits. The proposed tax increase is not certain to be enacted, or if enacted, in the form in which it has been proposed.

RISK OF NON-PERFORMANCE UNDER KEEP-WELL AGREEMENT

    AHL, London Clubs and Bazaar Holdings have agreed pursuant to an agreement (the "Keep-Well Agreement") to contribute, if required, funds to the Company to ensure the Company's compliance with certain financial ratios and other requirements under the Bank Credit Facility, subject to certain conditions. Neither Holdings, the Issuer nor the holders of Warrants or Warrant Shares is a party to the Keep-Well Agreement. The Keep-Well Agreement does not constitute a guaranty of the obligations of the Company under the Bank Credit Facility, the Notes or otherwise. In particular, under the Keep-Well Agreement, the parties to the Keep-Well Agreement are not required to contribute an aggregate of more than $150.0 million to the Company ($30.0 million in any fiscal year), and are not required to contribute any amounts to the Company on or after the earlier of the date on which the Company, without the benefit of cash contributions from the Controlling Stockholders or their affiliates, complies with all of the financial covenants set forth in the Bank Credit Facility for six consecutive quarterly periods from and after the Conversion Date (as defined herein) or the date on which the aggregate outstanding principal amounts of the Bank Credit Facility are reduced below certain amounts and prior to certain dates.

    While the parties to the Keep-Well Agreement have informed the Company that they believe they will be able to perform their obligations under the Keep-Well Agreement, no assurance can be given that they will have available sufficient financial resources if they are called on to make payments under the Keep-Well Agreement. The obligations of London Clubs under the Keep-Well Agreement are subordinated to other obligations of London Clubs under certain of its pre-existing senior debt facilities. Furthermore, although the obligations of London Clubs under the Keep-Well Agreement are guaranteed by certain subsidiaries of London Clubs, such subsidiaries also currently guarantee senior existing indebtedness of London Clubs. In addition, there are certain restrictions on each of the parties' to the Keep-Well Agreement ability to incur indebtedness or sell or transfer assets. If a party defaults in its obligations under the Keep-Well Agreement, such party's (or its affiliate's) interest in Holdings could be subject to dilution, which dilution could affect that party's (or its affiliate's) ability to control or direct the policies of Holdings and so the Company. Failure of each of the parties to the Keep-Well Agreement to comply with their material obligations under the Keep-Well Agreement could have a material and adverse effect on the Company and the Aladdin Parties, and will constitute a default under the Indenture. The payments and issuance of additional securities will be subject to the prior approval of the Nevada Gaming Authorities. See "Controlling Stockholders--Keep-Well Agreement."

    Certain historical financial information concerning London Clubs is included herein to assist investors in evaluating the ability of London Clubs to perform its obligations under the Keep Well Agreement. Such information has been prepared in accordance with United Kingdom generally accepted accounting principles ("U.K. GAAP"), which principles are not consistent with, and materially differ from, United States generally accepted accounting principles ("U.S. GAAP"). With respect to the historical financial information of London Clubs included herein, such differences relate (among other things) to depreciation and amortization, valuation of fixed assets, recognition of deferred taxes, accounting for employee stock options, and accounting for pension costs. In making their investment decision, investors should consider that if such financial information of London Clubs was restated in accordance with U.S. GAAP, there are likely to be material differences from such information as stated in accordance with U.K. GAAP. Such differences would have no material effect on London Clubs' cash flows or liabilities and, accordingly, also would have no material impact on its ability to meet its obligations.

    The U.K. Chancellor of the Exchequer has proposed to increase the highest marginal rate of gaming duty (tax on casino betting profits) from 33 1/3% to 40%. If the proposed tax increase were to be enacted into law, London Clubs could suffer a reduction of profits. The proposed tax increase is not certain to be enacted, or if enacted, in the form in which it has been proposed.

DEPENDENCE UPON KEY MANAGEMENT AND LACK OF EXPERIENCED PERSONNEL

    The ability of the Company to maintain its competitive position is dependent to a large degree on its ability to retain the services of its senior management team, including Jack Sommer, Richard Goeglein and James McKennon. Although certain of the senior managers of the Company have employment agreements with the Company, there can be no assurance that such individuals will remain with the Company. The loss of the services of any of these individuals or an inability to attract and retain additional senior management personnel could have a material adverse effect on the operation of the Aladdin. There can be no assurance that the Company will be able to retain its existing senior management personnel or to attract additional qualified senior management personnel. See "Management."

    Until construction of the Aladdin is close to completion, the Company believes that it will not require extensive operational management and, accordingly, has kept and intends to keep its permanent staff at relatively minimal levels. However, the Company will be required to undertake a major recruiting and training program prior to the opening of the Aladdin at a time when other major new facilities may be approaching completion and also recruiting employees. While the Company believes that it will be able to attract and retain a sufficient number of qualified individuals to operate the Aladdin on acceptable terms, the pool of experienced gaming and other personnel is limited and competition to recruit and retain gaming and other personnel is likely to intensify as more casinos are opened. No assurance can be given that such employees will be available to the Company for use in managing the Aladdin.

RISK OF OVERCAPACITY; COMPETITION AND PLANNED CONSTRUCTION IN LAS VEGAS

    The hotel/casino industry is highly competitive. Hotels located on or near the Strip ("Strip Hotels") compete with other Strip Hotels and with other major hotels in downtown Las Vegas. The Aladdin will also compete with a large number of other hotels and motels located in and near Las Vegas. According to the Las Vegas Convention and Visitors Authority (the "LVCVA"), as of December 31, 1996, there were more than 99,000 hotel and motel rooms in the Las Vegas area. Direct competitors of the Company will include theme-oriented mega-resorts on the Strip such as Caesars Palace Hotel, The Mirage, Treasure Island Hotel and Casino, New York-New York Hotel and Casino and the MGM Grand Hotel and Casino. Many competitors of the Company are subsidiaries or divisions of large public companies and may have greater financial and other resources than the Company. In addition, the construction of several new major resort projects that will compete with the Company and the expansion of several existing resorts have commenced construction or have recently been announced. These include the planned Bellagio, Paris Casino Resort, and Venetian Casino Resort, all currently under construction. Additionally, expansions have recently been completed at Caesars Palace Hotel and Harrah's Las Vegas. These projects and others are expected to add approximately 20,000 hotel rooms to the Las Vegas inventory by 1999. The future operating results of the Company, and so the Aladdin Parties, could be materially and adversely affected by such competitors and excess Las Vegas room and gaming capacity generally.

    The hotel/casino operations of the Company will also compete, to some extent, with other hotel/casino facilities in Nevada and in Atlantic City, with hotel/casino facilities elsewhere in the world and with state lotteries. In addition, certain states have recently legalized, and others may or are likely to legalize, casino gaming in specific areas, and passage of the Indian Gaming Regulatory Act in 1988 has led to rapid increases in American Indian gaming operations. The Company expects many competitors to enter such new jurisdictions that authorize gaming, some of which competitors may have greater financial and other resources than the Company. Such proliferation of gaming activities could significantly and adversely affect the business of the Company, and so the Aladdin Parties. In particular, the legalization of casino gaming in or near any metropolitan area from which the Company intends to attract customers could have a material adverse effect on the business of the Company, and so the Aladdin Parties. See "Business--The Las Vegas Market."

    The Desert Passage will compete with retail malls in or near Las Vegas, including the Fashion Show Mall, the Forum Shops at Caesars Palace and retailers in theme-oriented mega resorts, all of which may attract consumers away from the Desert Passage and so the Complex.

GOVERNMENT REGULATION

    The gaming operations and the ownership of securities of the Company and the Holdings Group will be subject to extensive regulation by the Nevada Gaming Authorities. The Nevada Gaming Authorities will have broad authority with respect to licensing and registration of entities and individuals involved with the Company and the Holdings Group.

    The Issuer may be required to disclose the identities of the holders of the Warrants and Warrant Shares to the Nevada Gaming Authorities upon request. The Nevada Commission (as defined herein) may, in its discretion, require the holder of any security of a Registered Company (as defined herein), such as the Warrants and the Warrant Shares, to file an application, be investigated and be found suitable to own the security of a Registered Company. If the Nevada Commission determines that a person is unsuitable to own such security, then pursuant to the Nevada Act (as defined herein), the Registered Company can be sanctioned, including the loss of its approvals if, without the prior approval of the Nevada Commission, it: (i) pays to the unsuitable person any dividend, interest, or any distribution whatsoever; (ii) recognizes any voting right by such unsuitable person in connection with such securities; (iii) pays the unsuitable person remuneration in any form, or (iv) makes any payment to the unsuitable person by way of principal, redemption, conversion, exchange, liquidation, or similar transaction.

    Each holder of the Warrants and the Warrant Shares shall be deemed to have agreed (to the extent permitted by law) that if the Nevada Gaming Authorities determine that a holder or beneficial owner of the Warrants and the Warrant Shares must be found suitable, and if such holder or beneficial owner either refuses to file an application or is found unsuitable, such holder shall, upon request of the Issuer, dispose of such holder's Warrants and the Warrant Shares within 30 days after receipt of such request or such earlier date as may be ordered by the Nevada Gaming Authorities. The Issuer will also have the right to call for the redemption of the Warrants and the Warrant Shares by any holder at any time to prevent the loss or impairment of a Gaming Approval or an application for a Gaming Approval, at a redemption price equal to the cost paid by such holder. The beneficial owners of the Warrants and Warrant Shares will be subject to the requirement of obtaining Gaming Approvals in the discretion of the Nevada Gaming Authorities. Any beneficial owner of more than 10% of the voting securities of the Issuer will be required to obtain a Gaming Approval. However, the Warrants are exercisable only into non-voting shares of common stock of the Issuer.

    The Nevada Gaming Authorities may also, among other things, revoke the license of any entity licensed by the Nevada Gaming Authorities (a "Company Licensee") or the registration of a Registered Company or any entity registered as an intermediary company or a holding company of a Company Licensee. In addition, the Nevada Gaming Authorities may revoke the license or finding of suitability of any officer, director, manager, member, controlling person, shareholder, noteholder or key employee of a licensed or registered entity. If Gaming Approvals of the Company or Holdings were revoked for any reason, the Nevada Gaming Authorities could require the closing of the Casino, which would result in a material adverse effect on the Company and the Aladdin Parties. The Company, and certain of its officers, directors, manager, members and key employees, have applied for licensing with the Nevada Gaming Authorities. Also, the Company possesses or has applied for all necessary state and local government approvals, licenses and permits, other than Gaming Approvals, necessary to open and operate the facility.

    In addition, any future public offering of debt or equity securities by the Company, the Note Issuers or the Issuer, including the Exchange Offer (as defined herein), any Qualified Public Offering and the issuance of Common Stock of the Issuer upon the exercise of the Warrants, if the securities or the proceeds from the sale thereof are intended to be used to pay for construction of, or to acquire an interest in, any gaming facilities in Nevada, to finance the gaming operations of an affiliated company or to retire or extend obligations incurred for any such purpose, requires the prior approval of the Nevada Commission or, a ruling from the Chairman of the Nevada Board (as defined herein) that such approval is not required. See "Regulation and Licensing" and "Description of Indebtedness and Other Obligations--Senior Discount Notes."

LACK OF PUBLIC MARKET FOR THE WARRANTS AND WARRANT SHARES

    The Warrants and Warrant Shares are each new issues of securities for which there is currently no trading market. There can be no assurance regarding the future development of a market for the Warrants or Warrant Shares, or the ability of the holders of the Warrants or Warrant Shares to sell such securities, or the price at which such holders may be able to sell such securities. If such a market were to develop, the Warrants and Warrant Shares could trade at prices that may be higher or lower than the price paid by selling holders of Warrants or Warrant Shares depending on many factors, including prevailing interest rates, the Aladdin Parties' operating results and the market for similar securities. Each of the Initial Purchasers has advised the Aladdin Parties that it currently intends to make a market in the Warrants and Warrant Shares. However, the Initial Purchasers are not obligated to do so and any market making in respect to such securities may be discontinued at any time without notice. Therefore, there can be no assurance as to the liquidity of any trading market for the Warrants and Warrant Shares or that an active trading market for such securities will develop. The Aladdin Parties do not intend to apply for listing or quotation of the Warrants and Warrant Shares, on any securities exchange or stock market. The Warrants and the Warrant Shares are currently eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") market. Following the Registration Statement being declared effective by the Commission, the Warrants and the Warrant Shares will not be eligible for PORTAL trading.

                                USE OF PROCEEDS
    No proceeds will be received by the Issuer from the registration or subsequent sale of the Warrants or Warrant Shares pursuant to the Registration Statement. The gross proceeds from the sale of the Units were estimated to be $115.0 million. The net proceeds (net of Initial Purchasers' discounts and estimated Offering expenses) together with the proceeds from the other Funding Transactions are being used to develop, construct, equip and open the Aladdin and to fund the Company's cash contribution to Aladdin Music with respect to the Music Project.

    Upon or prior to the consummation of the Offering (i) the proceeds from the sale of the Units were allocated between the Notes and the Warrants, (ii) Sommer Enterprises (a) contributed a portion of the Contributed Land and $7.0 million consisting of the benefit of certain predevelopment costs incurred by AHL to the Issuer in exchange for Class A Common Stock in the Issuer and (b) also contributed a portion of the Contributed Land to Holdings in exchange for Holdings Common Membership Interests, (iii) the Issuer contributed the portion of the Contributed Land and the benefit of the predevelopment costs received from Sommer Enterprises and the net proceeds allocable from the sale of the Warrants to Holdings in exchange for Holdings Common Membership Interests, (iv) Holdings contributed the Contributed Land appraised at $150.0 million, approximately $42 million in cash from the London Clubs Contribution and $7.0 million consisting of the benefit of certain predevelopment costs incurred by AHL to the Company in exchange for Common Membership Interests of the Company, and (v) Holdings contributed $115.0 million in cash, consisting of the net proceeds of the sale of the Units and approximately $8 million from the London Clubs Contribution, to the Company in exchange for Series A Preferred Interests of the Company. The London Clubs Contribution, together with a portion of the net proceeds of the Offering, were expended on the Issue Date to repay certain existing indebtedness assumed by the Company in connection with the Sommer Equity Financing and to pay certain accrued expenses and certain fees and expenses incurred in connection with the Funding Transactions. The remaining net proceeds from the Offering (approximately $35 million) were deposited in the Note Construction Disbursement Account. The liquidation preference of the Series A Preferred Interests held by Holdings will equal at all times the Accreted Value of the Notes.

    Prior to or contemporaneously with the Offering the following other Funding Transactions for the financing by the Company of the Aladdin were consummated:
(i) the Sommer Equity Financing and an indirect equity contribution to Holdings by London Clubs of $50.0 million in cash in exchange for Holdings Common Membership Interests; (ii) the closing of the $410.0 million Bank Credit Facility and the funding of the Term B Loan and the Term C Loan thereunder into the Cash Collateral Account and (iii) execution and delivery of a commitment letter for the FF&E Financing, consisting of one or more leases or loans in the aggregate amount of $80.0 million, covering the Specified Equipment and the Gaming Equipment, to be used in the Aladdin. See "Controlling Stockholders--Equity and Series A Preferred Interest Financing," "Description of Certain Indebtedness and Other Obligations--Bank Credit Facility" and "--FF&E Financing."

                           SOURCES AND USES OF FUNDS

    The estimated sources and uses of funds for the development, construction, equipping and opening of the Aladdin are as follows (in millions):

                         SOURCES                                                       USES
----------------------------------------------------------  ----------------------------------------------------------
Bank Credit Facility(1)........................  $   410.0  Hotel and Casino(7)............................  $   295.6
FF&E Financing(2)..............................       80.0  Off-Site Improvements(8).......................        6.8
Senior Discount Notes due 2010(3)..............      115.0  Reimburseable Site Work Expenses(6)............       14.2
Land Contribution(4)...........................      150.0  Furniture, Fixtures and Equipment and
Cash Contribution(5)...........................       57.0  Gaming Equipment(9)............................      107.5
Anticipated Site Work Reimbursement(6).........       14.2  Land(10).......................................      135.0
                                                            Retire Existing Debt(11).......................       74.5
                                                            Capitalized Interest, Net(12)..................       44.0
                                                            Pre-Opening Costs and Expenses.................       16.9
                                                            Reimbursement of Predevelopment Costs(13)......        3.9
                                                            Working Capital(14)............................       15.0
                                                            Construction and FF&E Contingency(15)..........       31.8
                                                            Land Investment in Music Project(16)...........       15.0
                                                            Cash Equity Investment in the Music
                                                              Project(17)..................................       21.3
                                                            Financing Fees and Expenses(18)................       44.7
                                                 ---------                                                   ---------
Total Sources..................................  $   826.2  Total Uses.....................................  $   826.2
                                                 ---------
                                                 ---------                                                   ---------
                                                                                                             ---------

(1) The Company entered into the Bank Credit Facility with the Bank Lenders. The Bank Credit Facility, which closed concurrently with the closing of the Offering, consists of three separate term loans. Term A Loan comprises a term loan of $136.0 million and matures seven years after the initial borrowing date. Term B Loan comprises a term loan of $114.0 million and matures eight and one-half years after the initial borrowing date. Term C Loan comprises a term loan of $160.0 million and matures ten years after the initial borrowing date. The Term B Loan and Term C Loan were funded on the Issue Date into the Cash Collateral Account, and subject to satisfaction of the conditions in the Disbursement Agreement, are expected to be drawn down beginning approximately five months after the Issue Date. It is anticipated that the Company will begin to draw down the Term A Loan, subject to satisfaction of the conditions in the Disbursement Agreement, approximately 21 months after the Issue Date. See "Risk Factors--Drawn Down of Funds Under Funding Transactions." All of the Loans will convert from construction loans into amortizing loans on the Conversion Date. The Company has the option to pay interest at either LIBOR or Scotiabank's ABR, in each case plus certain margins. See "Description of Certain Indebtedness and Other Obligations--Bank Credit Facility."

(2) The Company entered into a commitment letter with the FF&E Lender for provision of the FF&E Financing. The FF&E Financing consists of $60.0 million of operating leases and $20.0 million in loans and is expected to be used by the Company to obtain the Gaming Equipment and Specified Equipment. See "Description of Certain Indebtedness and Other Obligations-- FF&E Financing."

(3) Represents the gross proceeds of the Offering, which, net of expenses of approximately $8 million, were contributed, together with approximately $8 million in cash received pursuant to the London Clubs Contribution, by Holdings to the Company in exchange for Series A Preferred Interests.

(4) The land on which the Aladdin, the Music Project and the Plant will be built, including adjacent land of approximately 0.8 acres, comprises a total of approximately 22.75 acres (the "Contributed Land") and was contributed to the Company by Holdings in exchange for Common Membership Interests. The Contributed Land has an appraised fair market value of $150.0 million (book value of $33.6 million as of December 31, 1997). Approximately 18 acres of the Contributed Land, having an appraised fair market value of $135.0 million, will be retained by the Company and approximately 4.75 acres of the Contributed Land, having an appraised fair market value of $15.0 million, will be used for the Music Project.

(5) Represents (i) a $50.0 million cash contribution by London Clubs in exchange for 25% of the Holdings Common Membership Interests and (ii) a $7.0 million deemed equity contribution by the Issuer in exchange for Holdings Common Membership Interests, consisting of certain pre-development costs incurred by AHL in 1996, 1997 and 1998.

(6) Pursuant to the Site Work Agreement, the Company has agreed to complete the construction of, among other things, the Mall Shared Space, construction of which will commence prior to the initial funding of the Mall Financing. Bazaar has agreed to reimburse the Company for up to $14.2 million (including interest) of the costs associated with such construction upon the completion of the Mall Shared Space. See "Certain Material Agreements--Construction, Operation and Reciprocal Easement Agreement and Related Agreements."

(7) Represents (i) the guaranteed maximum price of construction of the Aladdin pursuant to the Design/Build Contract of $267.0 million, less the contingency allowance of $6.8 million and expected reimbursement from Bazaar of $13.6 million (net of approximately $0.6 million of interest) as set forth in note (6) above; (ii) approximately $35 million for theming the Aladdin; (iii) $11.7 million for professional fees and disbursements; and
    (iv) $2.3 million for permits and taxes. See "Risk Factors-- Completion of the Mall Project and the Music Project." The Design/Build Contract contains financial incentives for the Design/ Builder to complete the Aladdin within the construction budget and in a timely manner, as well as liquidated damages payable to the Company for certain unexcused delays. See "Risk Factors--Risks of New Construction," "Risks Under Design/Build Contract and Fluor Guaranty" and "Certain Material Agreements--Design/Build Contract."

(8) Represents the cost of off-site improvements, including overhead pedestrian walkways and widening of certain streets, for those parts of the Project Site on which the Aladdin will be built.

(9) Includes $26.5 million of gaming equipment and $81.0 million of furniture, fixtures and other equipment consisting of new furniture and equipment other than gaming equipment).

(10) Represents the appraised fair market value of the land on which the Aladdin and the Plant will be built, together with adjacent land of approximately
    0.8 acres.

(11) Represents the retirement on the Issue Date of $68.7 million of existing indebtedness on the Contributed Land with an interest rate of LIBOR plus 650 bps and $5.8 million of existing debt owed by the Trust to GW Vegas, assumed by the Company as part of Holdings' equity contribution to the Company.

(12) Represents capitalized gross interest under the Bank Credit Facility of $57.4 million and capitalized gross interest of $2.4 million from leasing expenses in connection with the FF&E Financing, from the date of the Offering until the estimated completion of the Aladdin in the first four months of the year 2000, net of interest income anticipated to be earned upon the investment in cash equivalents of the funds (assumed to be at 5% per annum) from the proceeds of the Offering and the proceeds of the Term B Loan and Term C Loan.

(13) Represents $3.0 million of certain predevelopment costs incurred by AHL and reimbursed at closing and up to $0.9 million of certain predevelopment costs expected to be incurred and reimbursed over the expected construction period.

(14) Represents cash on hand, inventories, deposits and other cash balances required for the opening of the Aladdin.

(15) Comprises (i) the $6.8 million contingency included in the guaranteed maximum price set forth in the Design/Build Contract and (ii) the $25.0 million general project contingency.

(16) Represents the appraised fair market value of the approximately 4.75 acres of land on which the Music Project will be built, which land will be contributed by the Company to AMH in exchange for common membership interests in AMH.

(17) Represents cash to be contributed by the Company to AMH for common membership interests in AMH.

(18) Represents fees in connection with the organization of the Company and the financing of the Aladdin, including approximately $8 million for expenses incurred in connection with the Offering.

                                 CAPITALIZATION

THE ISSUER

    The following table sets forth the capitalization of the Issuer as of December 31, 1997 and as of the Issue Date. This table should be read in conjunction with the more detailed information and financial statements appearing elsewhere in this Prospectus. See "Use of Proceeds" and "Description of the Warrants and Warrant Shares."

                                                                                        AS OF              AS OF
                                                                                  DECEMBER 31, 1997   THE ISSUE DATE
                                                                                 -------------------  ---------------
                                                                                            (IN MILLIONS)
Long-term debt: ...............................................................          $--                $--
                                                                                         ------             ------
Members' Equity:
  Class A Common Stock(1)......................................................          --                    0.4
  Class B Common Stock.........................................................          --                 --
  Additional Paid-in Capital(2)................................................          --                   15.0
                                                                                         ------             ------
    Total Members' Equity......................................................          --                   15.4
                                                                                         ------             ------
Total Capitalization...........................................................          $--                 $15.4
                                                                                         ------             ------
                                                                                         ------             ------

--------------------------

(1) Represents: (i) the $6.3 million book value of the Contributed Land (such land having an appraised fair market value of $28.1 million), net of approximately $12.9 million of existing indebtedness repaid from the proceeds of the Offering, and (ii) a $7.0 million deemed equity contribution consisting of certain predevelopment costs incurred by AHL in 1996, 1997 and 1998.

(2) Represents $15.0 million of the gross proceeds of the Offering allocated to the sale of the Warrants.

HOLDINGS AND SUBSIDIARIES

    The following table sets forth the consolidated capitalization of Holdings at December 31, 1997, as of the Issue Date after giving effect to the Offering and upon the consummation of the Funding Transactions (assuming all of the Funding Transactions occurred on the Issue Date). The Issuer's sole material asset is 25% of the Holdings Commmon Membership Interests. This table should be read in conjunction with the more detailed information and financial statements appearing elsewhere in this Prospectus. See "Use of Proceeds" and "Description of Certain Indebtedness and Other Obligations."

                                                              AS OF               AS OF            UPON CONSUMMATION
                                                        DECEMBER 31, 1997    THE ISSUE DATE   OF THE FUNDING TRANSACTIONS
                                                      ---------------------  ---------------  ---------------------------
                                                                              (IN MILLIONS)
Long-term debt:
 Company:
  Bank Credit Facility(1)...........................        $  --               $   274.0              $   410.0
  FF&E Financing(2).................................           --                  --                       20.0
                                                                  ---              ------                 ------
    Total Long-term Debt............................           --                   274.0                  430.0
                                                                  ---              ------                 ------
 Holdings:
  Senior Discount Notes due 2010(3).................           --                   100.0                  100.0
 Holdings and subsidiaries:
  Total Long-term Debt and Senior Discount Notes....           --                   374.0                  530.0
Members' Equity(4)(5)...............................           --                    30.8                   30.8
                                                                  ---              ------                 ------
Total Capitalization................................        $  --               $   404.8              $   560.8
                                                                  ---              ------                 ------
                                                                  ---              ------                 ------

--------------------------

(1) The Company entered into the Bank Credit Facility with the Bank Lenders. The Bank Credit Facility, which closed concurrently with the closing of the Offering, consists of three separate term loans. Term A Loan comprises a term loan of $136.0 million and matures seven years after the initial borrowing date. It is anticipated that the Company will begin to draw down the Term A Loan, subject to satisfaction of the conditions in the Disbursement Agreement, approximately 21 months after the Issue Date. Term B Loan comprises a term loan of $114.0 million and matures eight and one-half years after the initial borrowing date. Term C Loan comprises a term loan of $160.0 million and matures ten years after the initial borrowing date. The Term B Loan and Term C Loan (comprising $274.0 million in aggregate) were funded on the Issue Date, and subject to satisfaction of the conditions in the Disbursement Agreement, are expected to be drawn down beginning in August 1998 (being approximately five months after the Issue Date). All of the Loans will convert from construction loans into amortizing loans on the Conversion Date, with substantial amounts due during the final six quarters of the Term B Loan and the Term C Loan. The Company has the option to pay interest at either LIBOR or Scotiabank's ABR, in each case plus a certain margin. See "Description of Certain Indebtedness and Other Obligations--Bank Credit Facility."

(2) The Company entered into a commitment letter with the FF&E Lender for provision of the FF&E Financing. The FF&E Financing consists of $20.0 million in loans and $60.0 million in operating leases and is expected to be used by the Company to obtain the Gaming Equipment and Specified Equipment. The FF&E Financing will begin to be funded six months prior to the opening of the Aladdin. See "Description of Certain Indebtedness and Other Obligations--FF&E Financing."

(3) The Notes have an initial Accreted Value of $115.0 million which equals the gross proceeds of the Offering, such gross proceeds, net of expenses of approximately $8 million, were contributed, together with approximately $8 million in cash received pursuant to the London Clubs Contribution, by Holdings to the Company in exchange for Series A Preferred Interests. The Aladdin Parties have allocated $100.0 million of the gross proceeds of the Offering to the Notes and $15.0 million of such proceeds to the Warrants. See "Use of Proceeds" and "Certain United States Federal Income Tax Considerations."

(4) Represents: (i) the $33.6 million book value of the Contributed Land (such land having an appraised fair market value of $150.0 million) and $15.0 million of the gross proceeds of the Offering allocated by the Aladdin Parties to the sale of the Warrants and contributed by the Issuer to Holdings for Holdings Common Membership Interests, net of approximately $69 million of indebtedness and $5.8 million of debt owed to GW Vegas and repaid from the proceeds of the Offering, (ii) a $50.0 million cash contribution to Holdings by London Clubs in exchange for 25% of the Holdings Common Membership Interests, and (iii) a $7.0 million deemed equity contribution by the Issuer, consisting of certain predevelopment costs incurred by AHL in 1996, 1997 and 1998.

(5) Does not include any ascribed value for the Bank Completion Guaranty.

                          DIVIDENDS AND DISTRIBUTIONS

    The Issuer does not anticipate paying any dividends on any Issuer Stock (including the Warrant Shares) in the foreseeable future. The timing, amount and form of distributions, if any, will depend, among other things, on the Company's results of operations, financial condition, cash requirements and other factors deemed relevant by the Company Board. The Issuer's ability to make any future cash distributions or payments to holders of Issuer Stock, including the Warrant Shares, will depend on the Issuer's receipt of cash distributions on its Holdings Common Membership Interests, which in turn will depend on Holdings' receipt of cash distributions on its Common Membership Interests from the Company. The Company Operating Agreement and the Holdings Operating Agreement restrict the ability of the Company and Holdings to make cash distributions on the Common Membership Interests and Holdings Common Membership Interests, respectively, prior to payment of distributions on preferred membership interests, except for distributions to cover any tax liability in respect of Holdings Common Membership Interests. The Bank Credit Facility and the Indenture also contain significant restrictions on the ability of the Company and Holdings to make distributions to members. See "Certain Material Agreements--Company Operating Agreements," and "-- Holdings Operating Agreement" and "Description of Certain Indebtedness and Other Obligations -- Bank Credit Facility" and "-- Senior Discount Notes."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

DEVELOPMENT ACTIVITIES

    The Issuer is an indirect subsidiary of AHL and was incorporated in December 1997 for the sole purpose of issuing the Warrants and Warrant Shares. The sole material asset of the Issuer is 25% of the Holdings Common Membership Interests which represents an indirect interest to the Warrant holders of 10% of the outstanding Holdings Common Membership Interests on a fully diluted basis. Holdings is a holding company, the material assets of which are 100% of the outstanding Common Membership Interests and 100% of the outstanding Series A Preferred Interests of the Company. The Company was organized in January 1997. Since that time and until the Issue Date, the Company's activities have been carried on by AHL on the Company's behalf. To date, the Company's activities have principally been limited to arranging the design, construction and financing of the Aladdin (including the Funding Transactions) and applying for certain permits, licenses and approvals necessary for the development and operation of the Aladdin. The Company plans to develop, construct and operate the Aladdin as the centerpiece of an approximately 35 acre world-class resort, casino and entertainment complex located on the site of the existing Aladdin hotel and casino (the "Project Site"). The Aladdin will be situated at a premier location at the center of the Strip in Las Vegas, Nevada. The original Aladdin hotel and casino was built on the Project Site in 1966. The Theater was added in 1976. The Project Site was purchased by the Trust, through a predecessor-in-interest to AHL, in December 1994. To maintain certain tax attributes obtained in connection with the Trust's acquisition of the Project Site, the original hotel and casino continued to be leased by JMJ, Inc., the company which leased the Project Site from the former owners. In April, 1998, the original Aladdin hotel and casino will be demolished to clear the Project Site for the development of the Complex. The Aladdin is currently expected to open in the first four months of the year 2000.

RESULTS OF OPERATIONS

    The Aladdin Parties and the Company have had no significant operations to date. Certain financial statements for the Issuer and Holdings (on a consolidated basis), Capital and the Company are included herein. Such historical operating results are not indicative of future operating results.

    Future operating results of the Company, which will be relevant to the ownership and operation of the Aladdin and so the Issuer, are subject to significant business, economic, regulatory and competitive uncertainties and contingencies, many of which are beyond the control of the Company and the Aladdin Parties. While the Company believes that the Aladdin will be able to attract a sufficient number of patrons and achieve the level of activity necessary to permit the Note Issuers and the Company to meet their payment obligations on their indebtedness and Holdings to make cash distributions on the Holdings Common Membership Interests, no assurances can be given that they will be able to do so.

LIQUIDITY AND CAPITAL RESOURCES

    The approximately $790 million necessary to fund the development, financing, construction and opening of the Aladdin (excluding the Company's $21.3 million planned indirect cash contribution and $15.0 million appraised fair market value land contribution to Aladdin Music, as part of the development funds for the Music Project) will be derived from a combination of (i) borrowings of up to $410.0 million under the Bank Credit Facility; (ii) operating lease and loan obligations aggregating $80.0 million under the FF&E Financing; (iii) the Equity and Series A Preferred Interest Financing, comprising an equity contribution by London Clubs of $50.0 million in cash, $7.0 million in pre-development costs incurred by AHL in 1996 and 1997, $150.0 million appraised fair market value in land by Holdings and $115.0 million of gross proceeds from the Offering; and
(iv) anticipated reimbursement pursuant to the Site Work Agreement of $14.2 million, including interest. See "Use of Proceeds."

    On the Issue Date the Company entered into the Bank Credit Facility with the Bank Lenders. The Bank Credit Facility consists of three separate term loans. Term A Loan comprises a term loan of $136.0 million and matures seven years after the initial borrowing date. Term B Loan comprises a term loan of $114.0 million and matures eight and one-half years after the initial borrowing date. Term C Loan comprises a term loan of $160.0 million and matures ten years after the initial borrowing date. The Term B Loan and the Term C Loan were funded on the Issue Date into the Cash Collateral Account, and subject to satisfaction of the conditions in the Disbursement Agreement, are expected to be drawn down beginning in August 1998 (approximately five months after the Issue Date). It is anticipated that the Company will begin to draw down the Term A Loan, subject to satisfaction of the conditions in the Disbursement Agreement in December 1999 (approximately 21 months after the Issue Date). See "Risk Factors-- Conditions to Drawdown of Funds under Funding Transactions." All of the Loans will convert from construction loans into amortizing loans on the Conversion Date, with substantial amounts due during the final six quarters of the Term B Loan and the Term C Loan. The Company has the option to pay interest at either LIBOR or Scotiabank's ABR, in both cases plus certain margins. See "Description of Certain Indebtedness and Other Obligations--Bank Credit Facility."

    On the Issue Date, the Note Issuers issued the Notes pursuant to the Offering. The Notes mature on March 1, 2010. The initial Accreted Value of the Notes was $519.40 per $1,000 principal amount at maturity of the Notes. The Notes accrete at 13 1/2% (computed on a semi-annual bond equivalent basis) based on the initial Accreted Value, calculated from the Issue Date. The Notes will accrete to an aggregate principal amount of $221.5 million by March 1, 2003. Cash interest will not accrue on the Notes prior to March 1, 2003. Commencing on September 1, 2003, cash interest on the Notes will be payable, at a rate of 13 1/2% per annum, semiannually in arrears on March 1 and September 1 of each year until maturity. See "Description of Certain Indebtedness and Other Obligations--Senior Discount Notes."

    The FF&E Financing provides for the operating lease financing of up to $60.0 million and loans of $20.0 million to obtain the Gaming Equipment and the Specified Equipment. Under the terms of the FF&E Financing, repayments of principal and interest are due in quarterly installments. The FF&E Financing is secured by all of the Gaming Equipment and Specified Equipment financed pursuant thereto. See "Description of Certain Indebtedness and Other Obligations--FF&E Financing."

    Pursuant to the Equity and Series A Preferred Interest Financing, Holdings contributed to the Company the following property: (a) approximately $107 million in cash (comprising net proceeds from the Offering), (b) an approximately 22.75 acre portion of the Project Site upon which the Aladdin, the Music Project and the Plant will be built (together with adjacent land of approximately 0.8 acres), which has an appraised fair market value of $150.0 million, (c) $7.0 million in the form of certain pre-development costs incurred by AHL in 1996 and 1997, and (d) the London Clubs Contribution, consisting of $50.0 million in cash.

    The Trust, Bazaar Holdings and London Clubs have entered into the Bank Completion Guaranty for the benefit of the Bank Lenders, and the Noteholder Completion Guaranty for the benefit of the holders of the Notes, pursuant to which the Trust, Bazaar Holdings and London Clubs are required, whenever there are certain construction cost increases in connection with the work to be performed pursuant to the Design/Build Contract, and subject to certain qualifications, to contribute cash to the Company to fund all such increases in construction costs. Neither the Issuer, holders of Issuer Stock (such as the Warrant Shares) nor holders of the Warrants is party to, or entitled to enforce the Bank Completion Guaranty or Noteholder Completion Guaranty. See "Risk Factors--Limitations Under Bank Completion Guaranty and Noteholder Completion Guaranty," "Description of Certain Indebtedness and Other Obligations--Bank Completion Guaranty" and "Description of Noteholder Completion Guaranty and Disbursement Agreement--Noteholder Completion Guaranty."

    AHL, London Clubs, and Bazaar Holdings have entered into the Keep-Well Agreement for the benefit of the Bank Lenders. Pursuant to the Keep-Well Agreement, AHL, London Clubs and Bazaar

Holdings have agreed to contribute funds to the Company to ensure the Company's compliance with certain financial ratios and other requirements under the Bank Credit Facility for the period up to the earlier of the date on which the Company complies with all the financial covenants set forth in the Bank Credit Facility for six consecutive quarterly periods from and after the Conversion Date or the date on which the aggregate outstanding principal amounts of the Bank Credit Facility are reduced below certain amounts and prior to certain dates, subject to certain conditions. See "Controlling Stockholders--Keep-Well Agreement."

    The funds provided by the Funding Transactions are expected to be sufficient to develop, complete and commence the operations of the Aladdin, assuming no delays or construction cost overruns which (i) are not covered by the $31.8 million Contingency or (ii) Fluor and/or the Design/Builder are not responsible for pursuant to the Fluor Guaranty and the Design/Build Contract, respectively. The Company does not expect that additional external funding will need to be obtained in order to develop and commence the operations of the Aladdin.

    Following the commencement of operations of the Aladdin, the Company expects to fund its operating and capital needs, as currently contemplated, with $15.0 million of working capital from the Funding Transactions and operating cash flows. In addition, upon the opening of the Aladdin, the Company is expected to have an aggregate of $10.0 million available under a working capital facility. Although no additional financing is contemplated, the Company will seek, if necessary and to the extent permitted under the Indenture and the terms of the Bank Credit Facility, additional financing through additional bank borrowings or debt or equity financings. There can be no assurance that additional financing, if needed, will be available to the Company, or that, if available, the financing will be on terms favorable to the Company. There can also be no assurance that estimates by the Company of its reasonably anticipated liquidity needs are accurate or that new business developments or other unforeseen events will not occur, resulting in the need to raise additional funds.

                                    BUSINESS

OVERVIEW OF THE COMPLEX

    The Company plans to develop, construct and operate the Aladdin as the centerpiece of an approximately 35 acre world-class resort, casino and entertainment complex located on the site of the existing Aladdin hotel and casino in Las Vegas, Nevada, a premier location at the center of the Strip. The Aladdin has been designed to include a luxury theme hotel of approximately 2,600 rooms, an approximately 116,000 square foot casino, an approximately 1,400-seat production showroom and seven restaurants. The Casino's main gaming area will contain approximately 2,800 slot machines, 87 table games, keno and a race and sports book facility. Included on a separate level of the Casino will be the 15,000 square foot luxurious Salle Privee, which is expected to contain an additional 20 to 30 high denomination table games and approximately 100 high denomination slot machines. The Salle Privee will cater to wealthy clientele and be operated and marketed in conjunction with London Clubs, a prestigious, multi-national casino operator which caters to international premium players. The Complex, which has been designed to promote Casino traffic and to provide customers with a wide variety of entertainment alternatives, will comprise (i) the Aladdin; (ii) the themed entertainment Desert Passage shopping mall with approximately 462,000 square feet of retail space; (iii) the Music Project, which will be a second hotel and casino with a music and entertainment theme;
(iv) the newly renovated 7,000-seat Theater; and (v) the approximately 4,800-space Carpark. The Mall Project and the Music Project will be separately owned by affiliates of the Company. The Company's business and marketing strategies are expected to capitalize on the Complex's premier location, its superior designed, mixed-use, themed development, and strong strategic partnering with highly successful public companies. The grand opening date for the Aladdin and the Mall Project is currently anticipated to occur during the first four months of the year 2000, with the opening of the Music Project expected to occur within six months after the opening of the Aladdin.

    The Company's management team is led by Chief Executive Officer Richard J. Goeglein, the former President and Chief Executive Officer of Harrah's Hotels and Casinos and President and Chief Operating Officer of Holiday Corp., who during his term at Harrah's oversaw the expansion of the Harrah's brand, including the development of Harrah's Hotel and Casino in Atlantic City. Assisting Mr. Goeglein as Senior Vice President of the Company and President/Chief Operating Officer of the Aladdin Hotel and Casino is James H. McKennon, who as President and Chief Operating Officer of Caesars Tahoe was instrumental in its financial turnaround and as President of Caesars World International Marketing Corp. was responsible for the global marketing of the Caesars brand.

    It is expected that approximately $75 million will be spent on theming in the Aladdin and the Desert Passage, of which approximately $35 million will be spent by the Company on the Aladdin. This theming will create an environment in the Aladdin that will be based upon the Legends of the 1001 Arabian Nights, including the intriguing tales of Aladdin, Ali Baba and the 40 Thieves, Sinbad and other legendary stories woven around ancient wealth and wonders. The Aladdin theme will be carefully crafted through the interior and exterior architecture of the facility. The Aladdin's exterior will be designed to include a highly articulated streetscape, a themed Casino exterior shaped like a Bedouin tent, fountains, walkways, sculptures and an outdoor restaurant. The sophisticated interior of the Aladdin will utilize rich colors, textures and design, enhancing the fantasy of a mystical romantic time and place. A significant feature of the Desert Passage will be the themed area to be known as the "Lost City." The Lost City is expected to contain a re-creation of an ancient mystical mountain city and will house a variety of specialty shops and restaurants underneath a 10-story high ceiling. The Company believes that the Aladdin, with its unique theme, together with the Desert Passage and Music Project, will ensure its place as a "must-see" destination in one of the world's largest entertainment cities.

    The Company believes that upon completion, the Aladdin, the Mall Project and the Music Project together will constitute one of the largest and best-planned integrated, mixed-use entertainment resorts in the world. Bazaar Holdings, a subsidiary of the Trust, and THB, a subsidiary of TrizecHahn, have entered into a joint venture agreement and formed Bazaar to develop, construct, own and operate the Mall Project. TrizecHahn is the principal retail subsidiary of TrizecHahn Corporation, one of the largest publicly-traded real estate companies in North America. The Desert Passage is expected to include an array of high-fashion specialty stores, exotic boutiques, theme restaurants, cafes and other entertainment offerings. The Desert Passage will be directly connected to the Casino to maximize Casino traffic.

    AMH and a subsidiary of Planet Hollywood have entered into the Music Project Memorandum of Understanding, relating to the ownership and development of the Music Project. The Music Project Memorandum of Understanding is subject to the finalization of financing commitments. Planet Hollywood is a creator and worldwide developer of themed restaurants and consumer brands, most notably "Planet Hollywood" and the "Official All Star Cafe." Planet Hollywood has announced that it intends to position a brand of music-oriented entertainment venues as its third major brand. The Music Project, which will be managed by the Company, is expected to include an approximately 1,000 room hotel, a 50,000 square foot casino, four restaurants, including a music-themed restaurant which will feature its own 1,000-person nightclub, a health spa and an outdoor swimming pool. As part of the development of the Complex, the Company expects to indirectly contribute to Aladdin Music $21.3 million in cash and land having an appraised fair market value of $15.0 million in exchange for a preferred membership interest and to lease the existing 7,000-seat Theater to Aladdin Music for a nominal amount. It is anticipated that Aladdin Music will carry out an approximately $8 million renovation of the Theater, improving its decor, light and sound systems and other facilities. A further distinguishing feature of the Music Project is the anticipated active involvement of famous artists and celebrities, some of whom are expected to be stockholders of Planet Hollywood (or an affiliate), participate in the marketing of the Music Project brand and perform at the Theater or make other personal appearances at the Music Project. The Music Project, with its music and entertainment theme, will complement the Aladdin and it is expected that together the two hotels will offer an excitement and variety of entertainment alternatives that will further distinguish the Complex from other venues on the Strip.

    The development of the Aladdin commenced during the first quarter of 1998. The existing Aladdin hotel and casino closed for business on November 25, 1997 and the implosion of the existing facility is expected to occur during April of 1998. The development of the Mall Project is expected to commence during the second quarter of 1998, followed thereafter by the expected commencement of the development of the Music Project in the second half of 1998.

PREMIER LOCATION

    The Aladdin's 800 feet of Strip frontage is located on the section of the Strip between Flamingo Road at the north and Tropicana Boulevard at the south. Based upon independent research and assuming completion of certain other development projects, average vehicular traffic that will pass the Complex each day is expected to be approximately 54,000.

    AIRPORT ACCESS. Another major feature of the Complex will be its easy access from Las Vegas' McCarran Airport, only 2.5 miles away. According to the LVCVA, the number of visitors to Las Vegas has increased at a steady and significant rate for the last 15 years, growing from approximately 10 million in 1980 to approximately 19 million in 1990 to over 30 million in 1996, with approximately 44% of these visitors in 1996 arriving by air through McCarran Airport. McCarran Airport, the tenth busiest airport in the United States, is currently in the process of expanding its capacity through the addition of 26 new gates, and it is expected that following completion thereof, the number and percentage of visitors arriving in Las Vegas by air will further increase, making easy access from McCarran Airport to Las Vegas' resorts even more crucial.

    VEHICLE ACCESS. The Complex will also offer easy access from other major Las Vegas attractions, including the Las Vegas Convention Center, Hughes Center office park, and the University of Nevada Las Vegas, the site of the Thomas & Mack arena, via the main vehicular access on Harmon Avenue. As part of the Complex, Harmon Avenue, which borders the Project Site, is expected to become a major east/west thoroughfare and be widened from its existing four lanes to six lanes. These improvements will allow visitors to access the Aladdin's approximately 5,000 car spaces (including the approximately 4,800-space Carpark) without having to traverse the traffic congestion on the Strip, but while still utilizing major freeways and roads. In addition, by the use of a circular internal roadway, guests arriving by limousine, car service or private vehicles will be able to enter the Complex directly and easily from the Strip, Audrie Lane and Harmon Avenue, further distinguishing the Hotel from many of its competitors.

    PEDESTRIAN ACCESS. The main entrance to the Aladdin will be located on the Strip. The Complex's 800 feet of Strip frontage will provide pedestrians with easy access to the Casino and the Desert Passage. A signaled crosswalk is expected to be installed on the Strip to provide pedestrians with easy access from the Bellagio. In addition, overhead pedestrian walkways have been designated for at least two segments of the Harmon Avenue/Strip intersection that will facilitate pedestrian traffic to the Aladdin.

MASTER-PLANNED, MIXED-USE DEVELOPMENT

    The Aladdin has been carefully and strategically designed to promote Casino traffic by an experienced and dedicated team with extensive backgrounds in real estate development and construction; hotel, casino and restaurant operations; and retail development and management. Each element of the Complex has been sited and planned in a manner that maximizes pedestrian and vehicular traffic so as to facilitate access to and from the Complex, as well as circulation between the different parts of the Complex. The combination of the two distinct hotels and casinos (catering to different but complementary market segments), the Mall Project, the Theater and the Salle Privee will make the Complex a unique integration of high-end and upper-middle market uses that benefit each other and distinguish the Complex from other resorts on the Strip.

    The Casino will be located in front of the Hotel, and unlike many of the newer projects on the Strip, will provide easy access for pedestrians without requiring long walks into the Complex. The Casino will be the nexus for the vast majority of pedestrian traffic in the fully integrated Complex, including the Desert Passage, the Music Project, and the Theater. Significant portions of the Desert Passage and all of the Theater's entrances and exits will be accessed through, or be adjacent to, the Casino. The Complex's 800 feet of Strip frontage will provide pedestrians with easy access to the Casino and the Desert Passage from the Strip. Pedestrian visitors to the Aladdin entering from the Strip will be able to enter directly through the Casino or through the Desert Passage entrances.

    Another feature of the design of the Complex which will further distinguish the Aladdin from its competitors will be the ease of both vehicular and pedestrian traffic flow. Through the use of a circular internal roadway, guests arriving by limousine, car service or private vehicle will be able to enter the Complex directly and easily from the Strip and Harmon Avenue. Furthermore, by the use of bridges and access ways, pedestrians will not be required to cross roadways while moving between different attractions on the Complex, thus facilitating ease of movement between various parts of the Complex and the Strip.

UNIQUE ENTERTAINMENT FACILITIES

    The Aladdin is expected to benefit from the Casino traffic generated from the broad variety of entertainment facilities located throughout the Complex. The Aladdin will be adjacent to the existing Theater, which will continue to be used to hold major concerts and theatrical performances, and is one of the few venues of its size and type in Nevada. The Company expects to lease the existing Theater for a nominal amount to Aladdin Music, which intends to carry out an approximately $8 million renovation of the Theater, improving its decor, light and sound systems and other facilities. The Theater's renovation is expected to transform it into a first-class venue and provide an additional source of visitor traffic to the Complex. Under the Theater Lease (as defined herein), the Company will retain certain rights to use the Theater for Company-promoted events at agreed commercial rates.

    The Aladdin will also include a 1,400-seat showroom which will provide live nightly entertainment on its mezzanine level for the Hotel, Casino, Desert Passage and other guests. The showroom will feature a 1001 Arabian Nights-themed production show, including elegant, exotic costuming, music, lighting and choreography. Furthermore, the Music Project will contain a 1,000-person nightclub featuring regular live performances.

    The Desert Passage will be designed to engage the customer in a themed shopping, entertainment and dining experience. Of the approximately 462,000 square feet of retail space within the Desert Passage, it is anticipated that approximately 25% will be devoted to high pedestrian traffic-generating food, beverage and entertainment experiences. A significant feature of the Desert Passage will be the themed area to be known as the "Lost City." The "Lost City" is expected to contain a re-creation of an ancient mystical mountain city and will house a variety of specialty shops and restaurants underneath a 10-story high ceiling.

PRESTIGIOUS STRATEGIC PARTNERS

    The Company has assembled a unique combination of partners for the development of the Complex - London Clubs, TrizecHahn, Planet Hollywood and Unicom Corporation. These partners bring a wealth of knowledge, capital, networks and experience to the Complex.

    LONDON CLUBS INVESTMENT. London Clubs, a prestigious multi-national casino operator, owns through LCNI 25% of the outstanding Holdings Common Membership Interests. London Clubs had an equity market capitalization of over $455 million on April 2, 1998. London Clubs has extensive experience in the international marketing of casinos to premium players and maintains a strong presence in the United Kingdom (where it controls the largest share of the London casino market), Europe, Asia and the Middle East. In addition to its 25% ownership of the outstanding Holdings Common Membership Interests, London Clubs, through LCNI, will direct the operations of, and act as marketing consultant to, the Salle Privee, the luxurious 15,000 square foot gaming area to be located on the mezzanine level of the Casino which will be designed to cater to the needs of the international premium-play guest. The Company believes that the Salle Privee will be the first of its kind in the United States managed by a European operator and based on the European concept of full service gaming areas for premium players. The Salle Privee's primary business and marketing focus will be to access London Clubs' worldwide member base of upscale casino clientele. Salle Privee Hotel guests will be escorted through a private entrance to a dedicated registration lobby and then taken via a private elevator to the Salle Privee's five private floors of suites at the apex of the Aladdin's main tower. Once there, the 24-hour butler and concierge will cater to the care and comfort of the Salle Privee guest. In the elegantly appointed Salle Privee casino, the customer may dine in the 100-seat exclusive restaurant, offering fine cuisine from around the world.

    London Clubs provides the Aladdin with an extensive international network of premium casino players, having established substantial goodwill and customer loyalty from high-end customers in the United Kingdom, Europe, Asia and the Middle East. In addition, London Clubs is an experienced service provider to high-end gaming customers and brings a wealth of knowledge to the Aladdin in building and maintaining relationships with and customer loyalty from such clientele. London Clubs also provides the Company with superb promotional opportunities, not only by word of mouth through its network of contacts, but also through international sporting sponsorships, including horse racing and motor racing, which are well recognized in the United Kingdom, Cyprus, Hong Kong, Dubai and Malaysia, and its international print publications, which are distributed to members worldwide utilizing London Clubs' substantial database of premium clientele.

    JOINT VENTURE WITH PLANET HOLLYWOOD. Through a subsidiary, Planet Hollywood has agreed to be a 50% partner (on a fully diluted basis) in the Music Project. Planet Hollywood is a creator and worldwide developer of consumer brands, most notably "Planet Hollywood" and the "Official All Star Cafe," that capitalize on the universal appeal of the high energy environment of movies, sports and other entertainment-based themes. As of December 31, 1997, there were 78 Planet Hollywood brand restaurants and nine Official All Star Cafe brand restaurants worldwide. Planet Hollywood has announced that it intends to position its brand of music-themed entertainment venues as its third major brand. A distinguishing feature of the Music Project is the anticipated active involvement of famous artists and celebrities, some of whom are expected to be stockholders of Planet Hollywood, participate in the marketing of Planet Hollywood's music-oriented brand and help generate significant media attention and publicity. Planet Hollywood plans to utilize its strategy of celebrity involvement with its music-themed brand. The Company believes this exposure will enhance the Aladdin by providing immediate excitement and press coverage for the Complex. Planet Hollywood had an equity market capitalization of over $994 million on April 2, 1998.

    STRATEGIC RELATIONSHIP WITH TRIZECHAHN. The Mall Project will be owned, developed and operated by Aladdin Bazaar, a joint venture between Bazaar Holdings and TBH, a wholly-owned subsidiary of TrizecHahn. TrizecHahn is a wholly-owned subsidiary of TrizecHahn Corporation, one of the largest publicly traded real estate companies in North America, with an equity market capitalization of over $3.4 billion on April 2, 1998.

    TrizecHahn was the developer of the Fashion Show Shopping Mall on the Strip and other major shopping malls including Horton Plaza in San Diego, Bridgewater Commons in New Jersey, Valley Fair in San Jose and Park Meadows in Denver. The Company believes that TrizecHahn's proven ability in designing well laid-out retail centers, attracting high quality tenants and successfully promoting and operating its retail projects will benefit the Aladdin by attracting a consistent stream of visitors to the Complex and its various attractions. Investors should be aware that TrizeHahn has announced that it is considering selling its operating portfolio of regional shopping centers and on April 6, 1998 announced the sale of 20 regional shopping centers for over $2.5 billion. See "Risk Factors--Completion of the Mall Project and the Music Project."

    ENERGY PLANT CONTRACT WITH ENERGY PROVIDER. Northwind Aladdin LLC (the "Energy Provider"), a subsidiary of UT Holdings, Inc. ("UTH"), will be the energy provider for certain parts of the Complex. The predecessor entity of UTH was founded in 1993 to develop district energy projects, and UTH has developed the largest district cooling system in the world, located in Chicago, Illinois. UTH is also a partner in energy ventures in Boston, Houston and Windsor, Ontario. The Energy Provider's obligations under the Development Agreement (as defined herein) up to $30.0 million will be guaranteed by its ultimate parent, Unicom. Unicom, which is listed on the New York Stock Exchange, had an equity market capitalization of over $7.5 billion on April 2, 1998. See "Risk Factors--Completion of the Energy Project."

    CLOSE RELATIONSHIP BETWEEN MANAGEMENT AND OWNERS. On completion, it is expected that the Complex will be one of only two independently constructed hotel, casino and retail major Strip projects in Las Vegas (the other being the Venetian Hotel and Casino). All other major competitors of the Aladdin are corporate projects, such as the Bellagio, owned by Mirage Resorts, Inc. and Paris Casino owned by Hilton. Management believes that the close relationship between the Company's members and management will be conducive to more efficient decision making and ultimately assist in the successful development and operation of the Complex.

STRATEGY

    The Company's business and marketing strategies are linked together by the Complex's premier location, its superior design, mixed-use theme development and strong strategic partnering with highly successful public companies.

    CREATE A "MUST-SEE" DESTINATION. The Company believes that the Aladdin, with its unique, well-executed design, together with the Desert Passage and the Music Project (including the newly renovated Theater), will ensure its place as a "must-see" destination in one of the fastest growing entertainment cities in the world. The Aladdin theme will be supported by a sophisticated interior design enhancing the fantasy of mystical and romantic time and place. The Aladdin's main Casino traffic will be driven not only by Hotel guests, but also by the customers directly attracted from the Strip. Visitor traffic to the Aladdin will also be enhanced by the attractiveness of the Desert Passage. With the addition of the Music Project, which will address a somewhat younger clientele, the Complex will have a combined room count of approximately 3,600 rooms and appeal to a broader customer demographic.

    MARKET POSITIONING. The Company intends to focus on three different market segments to attract customers to the Aladdin:

    - UPSCALE CLIENTELE. The Hotel will be designed to appeal to upscale clientele, providing the amenities and level of service such high-end guests expect. In particular, each of the Hotel's approximately 2,600 guest rooms and suites will have an area of not less than 450 square feet--exceeding that of the average Las Vegas hotel room of approximately 360 to 400 square feet--and 24% of the Hotel's guest rooms and suites will have an area exceeding 620 square feet. The Hotel's room inventory for the upscale market will include 400 "king parlors" (ranging from 620 to 680 square feet), 136 "tower end-cap suites" (ranging from 732 to 1,162 square feet) and 58 "center king suites" (585 square feet). Each of the rooms and suites will have a large four or five fixture bathroom with a separate shower, bathtub, up to two washbasins and an enclosed watercloset. A special feature of each of the rooms and suites will be the added width given to the interior design allowing for a more residential feel. The Hotel will provide extensive recreational facilities for its guests, including a 20,000 square foot health spa with steam, sauna and massage services and an outdoor swimming-pool complex located above the Desert Passage and surrounded by gardens and fountains. The Company intends to promote the Hotel's many features to the upscale market through a variety of media, including high-end print publications, travel agents and events sponsorships. A targeted relationship marketing program is expected to ensure clientele retention and repeat visitation.

    - INTERNATIONAL PREMIUM PLAYER CLIENTELE. The Company believes that the Salle Privee will be the first of its kind in the United States managed by a European operator and based on the European concept of full-service gaming areas for premium players. The focus of the Salle Privee's business will be the wealthy clientele that form the core of London Clubs' business in London and elsewhere. The Hotel will include 30 suites primarily for use by Salle Privee clientele, including 25 "Salle Privee" suites (ranging from 815 to 930 square feet) and five "mega-suites" (ranging from 2,125 to 3,500 square feet). The Company will maintain the Salle Privee's premium player atmosphere through more sophisticated dining options, higher table limits and more formal levels of service and dress.

    - UPPER-MIDDLE MARKET CLIENTELE. The Hotel's variety of guest rooms, six of its seven restaurants and the 1,400-seat production showroom, combined with the heavily-themed Casino, Theater and Desert Passage, are expected to appeal broadly to the upper-middle market guest. In addition, the Music Project is expected to appeal to the upper-middle market by attracting younger, affluent customers to the Complex through its music and entertainment-based theme. The Music Project is expected to include an approximately 1,000 room hotel, four restaurants, including a music-themed restaurant which will feature its own 1,000-person nightclub, a health spa and outdoor swimming pool, together with a 50,000 square foot casino. The Theater, which will be a major feature of the Complex, will be central to the Company's promotional strategies for this market segment, with publicity expected to be gained through the booking of popular performers, many of which are expected to be broadcast live to Planet Hollywood's other music-themed entertainment venues. Cooperative advertising and promotion through various media, such as television, radio and print, will be used to promote the Complex to the upper-middle market.

    LEVERAGE FROM STRATEGIC RELATIONSHIPS. The Company and its affiliates have chosen as strategic partners an experienced team of retail, casino and themed entertainment developers and operators. The Company intends to utilize the unique expertise of its partners from the preliminary development stages of the Complex through its promotion and operation.

    - DEVELOPMENT EXPERTISE. In establishing a strategic relationship with TrizecHahn, the Company has obtained the knowledge, skills and capital of a partner who has expertise in the coordination, construction and completion in a timely manner of large, high quality projects.

    - MANAGEMENT AND OPERATING ABILITIES. The Complex will benefit from the experience of TrizecHahn, London Clubs and Planet Hollywood in its operations. Through its management and ownership of several shopping centers, TrizecHahn has demonstrated its ability to successfully design, configure and attract high quality tenants to its retail shopping projects. London Clubs has extensive experience in the international marketing and operation of casinos, in particular to premium players. In addition, Planet Hollywood has successfully grown its concepts to 87 company-owned and franchised Planet Hollywood and Official All Star Cafe units (as of December 31, 1997) since commencing business in 1991.

    - CAPITALIZING ON BRAND NAMES. With access to some of the most well-known names in the relevant markets, the Company expects to capitalize on the worldwide brand recognition of Planet Hollywood, London Clubs and TrizecHahn.

    - ACCESSING NEW CLIENT BASE. London Clubs and Planet Hollywood are expected to provide the Complex with access to market segments which the Company believes have not been extensively penetrated by other hotel/casinos in Las Vegas. London Clubs provides the Aladdin with one of the best networks of international premium players in the world and superb promotional opportunities. Furthermore, it is expected that Planet Hollywood will introduce a younger, affluent clientele to the Complex through, among other things, celebrity involvement in the Music Project.

    CAREFULLY MANAGE CONSTRUCTION COSTS AND RISKS. The Company anticipates the total cost of developing, financing, constructing and opening the Aladdin to be approximately $790 million (excluding the Company's $21.3 million planned indirect cash contribution and $15.0 million appraised fair market value land contribution to Aladdin Music as part of the development funds for the Music Project). As part of the Company's strategy of carefully managing construction costs and risks, the Company has hired Tishman, a privately held company with extensive experience in building quality hotels and casinos, to be the construction manager. As construction manager, Tishman will advise with respect to scheduling, administration and reporting in connection with the construction activities of the Design/Builder. In addition, the following arrangements have been made to ensure the full and timely completion of the Aladdin.

    BANK COMPLETION GUARANTY AND NOTEHOLDER COMPLETION GUARANTY. The Trust, London Clubs and Bazaar Holdings have entered into the Bank Completion Guaranty for the benefit of the Bank Lenders, under which they have agreed, among other things, to guarantee the completion of the Aladdin. The Bank Completion Guaranty, which became effective as of the closing of the Offering, is not subject to any maximum dollar limitations. The Trust, London Clubs and Bazaar Holdings have entered into the

Noteholder Completion Guaranty for the benefit of the holders of the Notes, under which they guarantee completion of the Aladdin, subject to certain important exceptions, limitations and qualifications. Neither Holdings, the Issuer nor the holders of the Warrants or Warrant Shares are party to the Bank Completion Guaranty or Noteholder Completion Guaranty. See "Risk Factors--Limitations Under Bank Completion Guaranty and Noteholder Completion Guaranty," "Description of Certain Indebtedness and Other Obligations--Bank Completion Guaranty" and "Description of Noteholder Completion Guaranty and Disbursement Agreement--Noteholder Completion Guaranty."

    DESIGN/BUILD CONTRACT. Fluor Daniel, Inc. is the design/builder for the Aladdin. The Design/Builder has entered into a guaranteed maximum price design/build contract (subject to scope changes) with the Company to construct the Aladdin. The Design/Build Contract provides the Design/Builder with incentives for completing the Aladdin ahead of schedule and within budget and for payment of liquidated damages to the Company for certain delays. The Design/Build Contract is guaranteed by Fluor Corporation, the parent of the Design/Builder, pursuant to the Fluor Guaranty. See "Certain Material Agreements-- Design/Build Contract."

    MALL COMMITMENT LETTER AND MALL GUARANTY. Bazaar has obtained a commitment letter from the Mall Lenders to fund the construction of the Mall Project. Furthermore, upon closing of the Mall Financing, TrizecHahn, the Trust, Bazaar Holdings and AHL have agreed, pursuant to one or more agreements, to guarantee completion of the Mall Project and Bazaar's indebtedness to the Mall Lenders until certain earnings and loan to value targets have been met. See "Risk Factors--Completion of the Mall Project and the Music Project" and "Certain Material Agreements--Mall Financing."

THE ALADDIN

    OVERVIEW. The Aladdin will comprise the Hotel and the Casino and will be owned, developed and operated by the Company. The Aladdin will be constructed of high quality materials, including floors covered in stone, marble and granite set in intricate patterns; carpeting of wool axminster; and wall surfaces of covered architectural veneers, tiles of stone, ceramic and mosaic. The main ceiling treatment will combine actual tent drape with texture and design of a matching motif.

    THE ALADDIN HOTEL. The Hotel building is expected to comprise a 34-story, 400 foot main tower attached to two 17 story towers. The approximately 2,600-room Hotel room inventory will include standard rooms, 400 "king parlors" (ranging from 620 to 680 square feet), 136 "tower end-cap suites" (ranging from 732 to 1,162 square feet), 58 "center king suites" (585 square feet), 25 "Salle Privee Suites" (ranging from 815 to 930 square feet) and five "mega-suites", the largest of which will be approximately 3,500 square feet. The design and furnishings of the rooms will be spacious and luxurious, with appointments inspired by the Aladdin theme. All guest rooms will include such amenities as a dual line phone in the bathroom and two additional dual line speakerphones with modem hook-up. The king parlors, tower end-cap, center king and Salle Privee suites and the mega-suites will include a king-size or two queen-size beds, with over-sized bathrooms featuring a separate bathtub and shower, dual sinks, enclosed watercloset and, for the center king, Salle Privee and mega-suites, such amenities as a separate living area with a fully-stocked minibar and a work area with modem hook-up, fax machine/printer and video telephone technology. The suites will be designed to accommodate informal business meetings involving both business travelers and convention attendees. Approximately 93 of the suites will be of a larger size, allowing for the possibility of casually entertaining up to forty persons in the living area. The main tower will also house luxury suites designed for Salle Privee and other VIP guests, including premium casino players and convention and trade show attendees who require additional space for entertaining.

    The Hotel is expected to provide extensive recreational facilities designed to pamper its guests, including a 20,000 square foot health spa with steam, sauna and massage services and an outdoor swim-ming-pool complex located above the Desert Passage and surrounded by gardens and fountains.

    The Aladdin is expected to include seven restaurants, with combined seating capacity for over 2,300 customers, offering a wide range of dining selections. Food service facilities at the Aladdin will include a buffet and food plaza seating 800 customers, a 24-hour casual dining facility seating 575 customers and a high-energy restaurant with indoor and outdoor seating which will overlook the Strip and be located on the Casino level. This "al fresco" dining experience, one of the first on the Strip, will further distinguish the Aladdin from its competitors and will provide a lively attraction for pedestrians traversing the Strip. The mezzanine level, which will offer a panoramic view of the main casino floor, will feature a themed restaurant of 150 seats and a steakhouse of 150 seats, both of which will offer indoor and outdoor terrace dining. A Sushi/Chinese noodle shop with 50 seats and a casual dining/coffee bar will complete the food offerings on the mezzanine. There will also be a poolside restaurant with capacity to seat 150 people. To ensure consistent, high quality service throughout the Aladdin, the Company will own and operate all food service facilities in the Aladdin (other than the exclusive Salle Privee restaurant, which will be operated by London Clubs).

    THE SHOWROOM. In keeping with the Aladdin's Arabian Nights theme, the Aladdin will include, on its mezzanine level, a 1,400-seat showroom which will provide nightly entertainment for Hotel, Casino and other guests. The showroom will feature a 1001 Arabian Nights-theme production show including elegant, exotic costuming, music, lighting and choreography.

    CONVENTION, MEETING AND RECEPTION FACILITIES. The Aladdin is expected to include on the mezzanine floor of the main building over 70,000 square feet of convention, conference, trade show and reception facilities, including a 28,500 square foot main ballroom, 25,600 square feet of pre-function space and 17,400 square feet of breakout space in 16 separate rooms. These facilities will be made available for business and other conventions, trade shows, private receptions and conferences throughout the year. The Company believes that convention, meetings and special events customers will represent an important market for the Aladdin, helping the Hotel obtain consistently high occupancy rates and levels. See "-- Guest Mix--Conventions, Meetings and Special Events Customers."

    GUEST MIX. The Hotel guest mix, in order of magnitude, is expected to include free and independent travelers, targeted casino customers (both complimentary and at casino rates), convention, meetings and special events customers, and tour and travel customers. Of these groups, all but one (convention, meeting and special events customers) generally have substantial leisure time to take advantage of the Complex's many attractions. According to the LVCVA, approximately 66% of the visitors to Las Vegas came to Las Vegas for vacation and pleasure in 1996.

The planned guest mix by category is as follows:

SEGMENT                                                                                    MIX
------------------------------------------------------------------------------------  -------------
Free and Independent Travelers......................................................           30%
Casino Customers....................................................................           30%
Convention/Meeting..................................................................           20%
Tour & Travel.......................................................................           20%

    FREE AND INDEPENDENT TRAVELERS. Free and independent travelers will be the primary focus of the Complex with its array of resort services including luxurious rooms, swimming pool and spa, fine restaurants (both in the Hotel, Casino and the Desert Passage), extensive retail opportunities, and the multiple entertainment offerings of the Theater, the Aladdin/Arabian Nights production show and the Desert Passage. Free and independent travelers include persons who travel to Las Vegas from throughout the world who are not affiliated with a traveling group and make their reservations at the property of their choice. These travelers are characterized by travel budgets higher on average than the typical "tour group" traveler budget. They generally pay higher room rates, are predominantly weekend customers and have a relatively high non-gaming budget but still spend more money on gaming activities than the typical Las Vegas visitor. Management believes the Aladdin's emphasis on high-quality accommodation and an upscale integrated entertainment complex will broadly appeal to this market.

    CASINO CUSTOMERS. Casino customers will be drawn from the upscale, international premium and upper-middle segments of the market. Utilizing both the resources of London Clubs and those internal to the Company, the Casino marketing network will cover Europe, the Middle East, the Pacific Rim, Mexico and Latin America, as well as the United States. The Company believes that the Aladdin's high levels of service, distinctive and private accommodations and the Salle Privee and its amenities will help differentiate it from its competitors. Where appropriate, management will offer complementary suites to high quality, repeat casino players and other premium players. In addition, the Casino will offer a range of popular gaming alternatives, designed to attract the upper-middle market guest.

    CONVENTIONS, MEETINGS AND SPECIAL EVENTS CUSTOMERS. Conventions, meetings and special events customers are expected to fill the mid-week time periods when the demand by free and independent travelers is lower. Las Vegas is currently the largest trade show market and the fourth largest convention market in the United States, with Las Vegas hotels obtaining premium occupancy rates during large conventions. By utilizing the Aladdin's 70,000 square feet of convention and meeting space, the Aladdin will focus on groups that have both a good hotel and gaming revenue profile. Demand for convention and meeting room nights will be supplemented by convention guests being displaced from neighboring hotels.

    TOUR AND TRAVEL CUSTOMERS. The tour and travel market consists of customers who utilize "packages" to reduce the cost of travel, lodging and entertainment. According to the LVCVA, approximately 27% of Las Vegas' visitors utilized such tour packages in 1996. These "packages" are produced by wholesalers and travel agents and emphasize mid-week stays in Las Vegas. Management believes that it will be able to capture a significant portion of this market segment by offering the extensive facilities (including non-gaming attractions and amenities) of the Complex to tour and travel visitors during off-peak periods. The tour and travel market will be utilized to fill rooms mid-week with nominal room blocks on the weekends when demand by free and independent travelers is at its peak. With the upper-middle and upscale focus of the Hotel, the Aladdin will focus on the higher-end tour and travel guest from both domestic and international tour operators.

    THE CASINO. A highly-themed approximately 116,000 square foot casino will be at the center of the Complex. The Casino's main gaming area will contain approximately 2,800 slot machines, 87 table games, keno and a race and sports book facility. Included on a separate level of the Casino will be the luxurious 15,000 square foot Salle Privee, which is expected to contain an additional approximately 100 high limit slot machines and 20 to 30 high limit table games. The Salle Privee will cater to wealthy clientele and will be operated and marketed in conjunction with London Clubs, a prestigious, multi-national casino operator which caters to international premium players. The Casino will be located in front of the Hotel, and unlike many of the newer projects on the Strip, will provide easy access for pedestrians without requiring long walks into the Complex. The Casino will be the nexus for the vast majority of pedestrian traffic on the fully integrated Complex, including the Desert Passage, the Music Project and the Theater. The Casino's exterior will be designed in the style of a large Bedouin sheik's tent, helping to introduce the Aladdin theme to visitors even before they reach the Complex. On entering the Casino, patrons will be surrounded by the Aladdin theme through sculptured surroundings, rich fabrics, strategic lighting and music, evoking the mystery and luxury of the Legends of the 1001 Arabian Nights. At the center of the Casino will be "Scheherazade's Palace," a series of themed architectural elements of domes, arches, and 65 foot polished stone columns. The main level of Scheherazade's Palace will have a bar and live entertainment lounge overlooking the Casino and across to the Mezzanine level.

    THE SALLE PRIVEE AND THE SALLE PRIVEE MANAGEMENT AGREEMENT. A distinctive feature of the Casino will be the Salle Privee, located on the mezzanine level which will be designed to cater to the needs of the international premium guest. The Salle Privee will contain 20 to 30 high limit table games including baccarat, double zero roulette, single zero roulette and blackjack, and approximately 100 high limit slot machines.

    The Company believes that the Aladdin's Salle Privee will be the first of its kind in the United States managed by a European operator and based on the European concept of a luxurious, full-service, gaming area for international and domestic premium players. The focus of the Salle Privee's business will be the wealthy clientele that form the core of London Clubs' business in London and elsewhere. The Company will maintain the Salle Privee's premium player atmosphere through more sophisticated dining options, higher table limits and more formal levels of service and dress.

    The Company believes that the Salle Privee will prove to be a significant attraction for premium players to stay at the Hotel and play at the Casino. In order to take full advantage of this potential, the Company has entered into a Consulting and Marketing Services Agreement (the "Salle Privee Management Agreement") with London Clubs, one of the Controlling Stockholders, under which London Clubs will promote the Salle Privee, marketing this aspect of the Aladdin through its international network of premium casino customers. See "Certain Material Agreements -- Salle Privee Management Agreement."

    With an equity market capitalization of over $455 million as of April 2, 1998, London Clubs has extensive experience in the international marketing of casinos to premium players. London Clubs operates seven casinos in London, one in Cannes, France, three in Egypt and one in Lebanon. Each of London Clubs' casinos offer their own individual style, but with comparable internationally recognized standards of service. In recent years, London Clubs has embarked upon a period of expansion, acquiring the Park Tower Casino in London's Knightsbridge in October 1995 and re-opening and managing the casino operations of the famous Casino du Liban in Lebanon in December 1996.

    London Clubs maintains a strong presence in the United Kingdom (where it controls a leading share of the London casino market), Europe, Asia and the Middle East. Its international sporting sponsorships, including horse racing and motor racing, are widely recognized, particularly in the United Kingdom, Cyprus, Hong Kong, Dubai and Malaysia. In addition, London Clubs produces a print publication for its clientele utilizing its substantial database of premium customers which is a valuable means of direct communication with its clientele worldwide. Each issue features developments in London Clubs' clubs, lifestyle articles, member profiles and a popular social diary.

    Under the Salle Privee Management Agreement, London Clubs will earn an incentive fee based on the operating performance of the Salle Privee. As a result of London Clubs' substantial network of casino players in the United Kingdom, Europe, Asia and the Middle East and management's own extensive network in North and South America and the Pacific Rim, the Company believes that the Salle Privee will provide the Aladdin with a significant competitive advantage over other hotels and casinos on the Las Vegas Strip in attracting customers from the profitable international premium player market. Through London Clubs' involvement in the promotion of the Salle Privee, its equity interest in Holdings and its commitment to the Aladdin (demonstrated in part by the Keep-Well Agreement and the Completion Guaranty), the Company also believes that the Aladdin's international profile and financial stability will be significantly strengthened.

THE MALL PROJECT

    OVERVIEW. Located on the Complex adjacent to the Aladdin will be the Desert Passage, a shopping mall with approximately 462,000 square feet of retail space, and the approximately 4,800-space Carpark, each of which will be developed, owned and operated by Bazaar, a joint venture between Bazaar Holdings and THB, a wholly-owned subsidiary of TrizecHahn. TrizecHahn has extensive experience in developing retail properties, and prior to its recently announced sale of 20 regional shopping centers, TrizecHahn owned and managed 27 regional centers throughout the United States, comprising over 25 million square feet.

    TrizecHahn is a wholly-owned subsidiary of TrizecHahn Corporation, one of the largest publicly traded real estate companies in North America, with an equity market capitalization of over $3.4 billion as of April 2, 1998. Investors should note that TrizecHahn has announced that it is considering selling its operating portfolio of regional shopping centers and on April 6, 1998 announced the sale of 20 regional shopping centers for over $2.5 billion. See "Risk Factors--Completion of the Mall Project and the Music Project."

    THE DESERT PASSAGE. The Desert Passage entertainment shopping mall will constitute a key aspect of the Complex, and, like the Aladdin, will be heavily themed on the Arabian Nights legends. With a strong presence and entrances on the Strip, the Desert Passage will wrap around the Casino and Hotel buildings and the Theater. The Desert Passage will consist of two stories of prime retail space in the area closest to the Strip, reducing to one-level in the areas near the rear of the Hotel, the Carpark and the Music Project. While the Desert Passage will be of a similar size to the successful Forum Shops at Caesars Palace, it will not be set back from the Strip, but will instead be located close to the Strip, allowing passing pedestrian traffic to gain easy access. Pedestrian visitors to the Aladdin entering from the Strip will be able to enter directly through the Casino or through the Desert Passage entrances and significant portions of the Desert Passage will flow directly into the Casino. It is expected that the Desert Passage will provide a steady source of pedestrians and Hotel guests to the Complex, many of whom it is expected will also want to visit the Casino or dine at the Hotel.

    The Desert Passage will be designed to engage the customer in a highly themed shopping, entertainment and dining experience. Of the approximately 462,000 square feet of retail space within the mall, it is anticipated that approximately 25% will be devoted to high pedestrian traffic-generating food, beverage and entertainment experiences. The food service facilities located in the Desert Passage will consist predominantly of establishments which complement the dining alternatives in the Aladdin. A significant feature of the Desert Passage will be the themed area to be known as the "Lost City." The "Lost City" is expected to contain a re-creation of an ancient mystical mountain city and will house a variety of specialty shops and restaurants underneath a 10-story high ceiling.

    CARPARK. As part of the Mall Project, Bazaar will develop an approximately 4,800-space carpark facility, to be located at the rear of the Complex, together with an additional approximately 350 surface level parking spaces. The Carpark will be accessible from Audrie Lane, the same street from which the Paris Casino public carpark will be accessed, and from the circular internal roadway on the Complex (accessible from Harmon Avenue and the Strip) which will provide direct vehicular access to the Hotel. The Carpark will be directly linked through the Desert Passage to the Hotel and Casino and the Music Project. Bazaar is considering retaining an independent management company to operate the Carpark.

    The Carpark and related surface level parking areas will include certain car parking spaces to be used principally for valet parking. In addition, in connection with the development of the Aladdin, parking facilities for approximately 500 vehicles will be developed beneath the Hotel.

THE MUSIC PROJECT

    THE MUSIC PROJECT HOTEL AND CASINO. The Music Project is the second stage of development to the Complex. The Music Project will involve the development of a second hotel and casino, with a music and entertainment theme, on the southeast edge of the Complex on the corner of Audrie Lane and Harmon Avenue. AMH and a subsidiary of Planet Hollywood have entered into the Music Project Memorandum of Understanding to own and operate the Music Project, subject to finalization of financing, with each joint venture partner holding a 50% interest (on a fully-diluted basis). See "Risk Factors--Completion of the Mall Project and the Music Project" and "Certain Material Agreements--Music Project Memorandum of Understanding."

    The Music Project is expected to include an approximately 1,000 room hotel, four restaurants, including a music-themed restaurant which will feature its own 1,000-person nightclub with regular live entertainment, a health spa and outdoor swimming pool, together with a 50,000 square foot casino. The Music Project will aim to expand the market by having a different theme and attracting a different market segment to the Aladdin. The Music Project is expected to appeal to the upper-middle market, attracting younger, affluent customers to the Complex through its music and entertainment-based theme. In order to enhance the Complex, the Music Project is intended to be integrated through walkways, bridges and the internal circular roadway with the Aladdin, the Desert Passage and the Carpark, providing yet another attraction on the Complex and contributing to its mixed-use nature.

    Through a subsidiary, Planet Hollywood will be a 50% partner (on a fully diluted basis) in the Music Project. Planet Hollywood is a creator and worldwide developer of consumer brands, most notably "Planet Hollywood" and the "Official All Star Cafe," that capitalize on the appeal of the high-energy environment of movies, sports and other entertainment-based themes. As of December 31, 1997, there were 78 Planet Hollywood brand restaurants and nine Official All Star Cafes brand restaurants worldwide. Planet Hollywood has announced that it intends to position a brand of music-themed hotels and entertainment venues as its third major brand. A distinguishing feature of the Music Project is the anticipated active involvement of famous artists and celebrities, some of whom are expected to be stockholders of Planet Hollywood, participate in the marketing of Planet Hollywood's music-themed brand, perform at the Theater or make other personal appearances at the Music Project, and help to generate significant media attention and publicity. Brand recognition is expected to be further enhanced through the high visibility of Planet Hollywood's music brand's merchandise, such as jackets, T-shirts, sweatshirts and hats. The Company believes this exposure will enhance the Aladdin by providing immediate excitement and press coverage for the Complex.

    It is currently anticipated that construction of the Music Project will commence during the second half of 1998. Neither the development of the Aladdin nor the Mall Project is contingent on the development of the Music Project.

    THEATER OF THE PERFORMING ARTS. The Aladdin and the Desert Passage will be adjacent to the Theater, a 7,000-seat entertainment facility that will be accessible through the Casino. The Theater is an entertain-ment auditorium with high-quality sight lines and acoustics and, with its 15,000 square foot stage, is one of the few venues of its size and type in Nevada. As part of the development of the Complex, the Company intends to enter into a 30-year lease of the existing Theater for a nominal amount with Aladdin Music, which expects to carry out an approximately $8 million renovation of the Theater, improving its decor, light and sound systems and other facilities. The renovation will also allow the Theater to be condensed into a smaller, approximately 2,000-seat auditorium for more intimate performances. The Company will retain certain rights to use the Theater for Company-promoted events at agreed commercial rates.

    In the past the Theater has hosted major concert artists, championship boxing matches and Broadway shows and it is expected that the Theater will continue to be used to hold major concerts and theatrical performances. The renovation and integration of the Theater into the first class resort Complex is expected to provide another source of visitor traffic to the Complex.

THE LAS VEGAS MARKET

    OVERVIEW. Las Vegas is one of the fastest growing entertainment markets in the country. Las Vegas hotel occupancy rates are among the highest of any major market in the United States. According to the LVCVA, the number of visitors traveling to Las Vegas has increased at a steady and significant rate for the last ten years from 16.2 million in 1987 to 29.6 million visitors in 1996, a compound annual growth rate of 7.0%. Aggregate expenditures by these visitors increased at a compound annual growth rate of 11.3% from $8.6 billion in 1986 to $22.5 billion in 1996.

    EXPANDING HOTEL AND GAMING MARKET. Las Vegas has one of the strongest and most resilient hotel markets in the country and is the largest gaming market in the world. The number of hotel and motel rooms in Las Vegas has increased by 61% from 61,394 in 1988 to 99,072 in 1996. Major properties on the Strip opening over this time period include the Mirage, Excalibur, MGM Grand, Treasure Island, the Luxor, Monte Carlo and New York New York. In addition, a number of existing properties on the Strip embarked on expansions including Harrah's Las Vegas, Caesars Palace, Circus Circus and the Luxor. Despite this significant increase in the supply of rooms in Las Vegas, hotel occupancy rates exceeded on average 90.4% for the years 1990 to 1996, averaged 93.4% in 1996 and averaged 91.4% in the first seven months of 1997. By the end of 1999, it is estimated that approximately 20,000 additional hotel rooms will be opened on the Strip, including the Bellagio, the Venetian and Paris resorts, all of which are currently under construction.

                                 [LOGO]

    Gaming has continued to be a strong and growing business in Las Vegas. According to the LVCVA, Clark County gaming revenues have increased at a compound annual rate of 8.4% from approximately $2.8 billion in 1986 to approximately $5.8 billion in 1996. As a result of the increased popularity of gaming, Las Vegas has sought to increase its popularity as an overall vacation resort destination. Management believes that the growth in the Las Vegas market has been enhanced as a result of a dedicated program by the LVCVA and major Las Vegas hotels to promote Las Vegas as a major vacation and convention site, the increased capacity of McCarran Airport and the introduction of large, themed destination resorts in Las Vegas.

    GROWTH OF LAS VEGAS RETAIL SECTOR AND NON-GAMING REVENUE EXPENDITURES. The Las Vegas market continues to evolve from its historical gaming focus to a broader entertainment offering. In addition to the traditional attractiveness of gaming, the market is continuing to expand to include retail, sporting activities, major concerts and other entertainment facilities. This diversification has contributed to the growth of the market and broadened the universe of individuals who would consider Las Vegas as a vacation destination. The more diversified entertainment offerings present significant growth opportunities.

    An increasing number of destination resorts are developing non-gaming entertainment to complement their gaming activities in order to draw additional visitors. According to the LVCVA, while gaming revenues in Clark County have increased from approximately $2.8 billion in 1986 to approximately $5.8 billion in 1996, the percentage of an average tourist's budget spent on gaming has declined from 32.6% in 1986 to 25.8% in 1996 with non-gaming tourist revenues increasing from $5.8 billion in 1986 to $16.7 billion in 1996. The newer large theme destination resorts have been designed to capitalize on this development by providing better quality sleeping rooms at higher rates and by providing expanded shopping, dining and entertainment opportunities to their patrons in addition to gaming.

    LAS VEGAS AS A CONVENTION CENTER ATTRACTION. Las Vegas is one of the largest convention and trade show destinations in the country. In 1987, approximately 1.7 million persons attended conventions in Las Vegas providing approximately $1.2 billion in non-gaming convention revenue. In 1996, the number of convention attendees increased to more than 3.3 million, providing approximately $3.9 billion in non-gaming convention revenue. Las Vegas offers convention and trade shows unique infrastructure for handling the world's largest shows, including a concentration of high-end hotel rooms located on the Strip, two convention centers with a total of over 2.3 million square feet of convention and exhibition space and unparalleled entertainment options. The proposed expansion of the Las Vegas Convention Center ("LVCC") and the planned construction of the Congress Center will further increase convention and exhibit space. Management believes that Las Vegas will continue to evolve as one of the country's preferred convention destinations.

    MCCARRAN AIRPORT EXPANSION. During the past five years, the facilities of McCarran Airport, the tenth busiest airport in the United States, have been expanded to accommodate the increased number of airlines and passengers which it services. The number of passengers traveling through McCarran Airport has increased from approximately 15.6 million in 1987 to approximately 30.5 million in 1996, a compound annual growth rate of 7.8%. According to the LVCVA, in 1996 visitors to Las Vegas arrived by the following methods of transportation: 44% by air; 41% by auto; 7% by bus; and 8% by recreational vehicle. An approximately $500 million expansion project at McCarran Airport is scheduled for completion in 1998. Long-term expansion plans for McCarran Airport provide for additional runways, three new satellite concourses, 65 additional gates, improved public transportation, roads and other infrastructure leading from McCarran Airport to the Strip and other facilities which would allow McCarran Airport to significantly increase visitor capacity. To the extent that McCarran Airport is not expanded in accordance with its plans, the occupancy rates and average daily hotel room rates in Las Vegas could be adversely affected due to the planned construction of new hotel rooms.

    STATISTICS ON THE LAS VEGAS GAMING INDUSTRY. The following table sets forth certain information derived from published reports of the LVCVA and the Nevada State Gaming Control Board concerning Las Vegas Strip gaming revenues and visitor volume and hotel data for the years 1986 to 1996. As shown in the table, the Las Vegas market has achieved significant growth in visitor volume and tourist revenues and favorably absorbed significant additional room capacity despite the occurrence of a series of adverse economic, regulatory and competitive events during the past decade such as the recession of the early 1990s, the expansion of gaming into new jurisdictions, the modification of existing regulations in other jurisdictions and the expansion of Native American gaming.

                HISTORICAL DATA FOR LAS VEGAS GAMING INDUSTRY(1)

                                 1987          1988          1989          1990          1991          1992          1993
                              -----------  ------------  ------------  ------------  ------------  ------------  ------------
Las Vegas Visitor
  Volume....................   16,216,102    17,199,808    18,129,684    20,954,420    21,315,116    21,886,865    23,522,593
Percentage Change...........         6.7%          6.1%          5.4%         15.6%          1.7%          2.7%          7.5%
Total Visitor
  Expenditures(2)...........  $ 8,602,966  $ 10,039,448  $ 11,912,941  $ 14,320,746  $ 14,326,554  $ 14,686,644  $ 15,127,267
Percentage Change...........        15.3%         16.7%         18.7%         20.2%          0.0%          2.5%          3.0%
Las Vegas Convention
  Attendance................    1,677,716     1,702,158     1,508,842     1,742,194     1,794,444     1,969,435     2,439,734
Percentage Change...........        10.4%          1.5%       (11.4)%         15.5%          3.0%          9.8%         23.9%
Las Vegas Hotel
  Occupancy Rate............        87.0%         89.3%         89.8%         89.1%         85.2%         88.8%         92.6%
Las Vegas Hotel/Motel Room
  Supply....................       58,474        61,394        67,391        73,730        76,879        76,523        86,053
Percentage Change...........         3.5%          5.0%          9.8%          9.4%          4.3%        (0.5)%         12.5%

                                  1994         1995         1996
                              ------------  -----------  -----------
Las Vegas Visitor
  Volume....................    28,214,362   29,002,122   29,636,631
Percentage Change...........         19.9%         2.8%         2.2%
Total Visitor
  Expenditures(2)...........  $ 19,163,212   20,686,800   22,533,258
Percentage Change...........         26.7%         8.0%         8.9%
Las Vegas Convention
  Attendance................     2,684,171    2,924,879    3,305,507
Percentage Change...........         10.0%         9.0%        13.0%
Las Vegas Hotel
  Occupancy Rate............         92.6%        91.4%        93.4%
Las Vegas Hotel/Motel Room
  Supply....................        88,560       90,046       99,072
Percentage Change...........          2.9%         1.7%        10.0%

------------------------
(1) Sources: LVCVA and Nevada State Gaming Control Board for the fiscal years ended December 31.
(2) In thousands.

CONSTRUCTION SCHEDULE AND BUDGET

    The development of the Aladdin commenced during the first quarter of 1998. The existing Aladdin hotel and casino closed for business on November 25, 1997 and the implosion of the existing facility is expected to occur during April of 1998. The development of the Mall Project is expected to commence during the second quarter of 1998, followed soon thereafter by the commencement of the development of the Music Project in the second half of 1998. The Company anticipates the cost of developing, financing, constructing and opening the Aladdin to be approximately $790 million (excluding the Company's $21.3 million planned indirect cash contribution and $15.0 million appraised fair market value land contribution to Aladdin Music, as part of the development funds for the Music Project). Pursuant to the Design/Build Contract, the Design/Builder has committed itself to a 26 month work schedule to complete the Aladdin, subject to certain scope changes. An equitable adjustment in the Contract Date (as defined herein) and guaranteed maximum price will be made for changes that either increase or decrease the Design/Builders' time for performance and/or cost of construction. See "Certain Material Agreements--Design/Build Contract." The Company believes that the construction budget is reasonable and the Design/Build Contract sets forth a procedure designed to ensure the timely completion of the Aladdin. However, given the risks inherent in the construction process, it is possible that construction costs could be significantly higher than budget and that delays could occur. If construction costs do exceed the amounts set forth in the construction budget, it is expected the potential sources to pay such excess include (a) the $31.8 million Contingency; (b) the Trust, London Clubs and Bazaar Holdings pursuant to their obligations under the Bank Completion Guaranty; and (c) the Design/Builder, a subsidiary of Fluor, pursuant to its liability under the Design/Build Contract, which liability is guaranteed by Fluor pursuant to the Fluor Guaranty. See "Risk Factors--Risks of New Construction" and "--Risks Under Design/Build Contract and Fluor Guaranty" and "Certain Material Agreements."

    The Mall Project is not being developed by the Company, but is being developed by Bazaar. The Mall Project is budgeted to cost approximately $215.0 million, all of which amount will be paid by Bazaar. Upon completion of the Mall Financing, TrizecHahn, the Trust, Bazaar Holdings and AHL have agreed to guarantee completion of the Mall Project and Bazaar's indebtedness to the Mall Lenders until certain earnings and loan to value targets have been met. See "Risk Factors--Risk of New Construction" and "--Completion of the Mall Project and the Music Project," "Use of Proceeds" and "Certain Material Agreements--Bazaar LLC Operating Agreement."

    The Aladdin, together with the Mall Project, will be developed as the first phase of a planned two-phase redevelopment of the Complex. In the second phase, Aladdin Music will develop the Music Project which, like the Mall Project, will be financed independently and such financing will not be guaranteed by the Company. On commencement of construction of the Music Project, the Company is required to transfer ownership of the land parcel upon which the Music Project will be built to Aladdin Music. The opening of the Music Project is expected to occur within six months after the opening of the Aladdin. See "Risk Factors--Completion of the Mall Project and the Music Project," "--Possible Conflicts of Interest" and "Certain Material Agreements--The Music Project Memorandum of Understanding."

    The completion and full operation of the Aladdin is not contingent upon the subsequent financing or completion of the Mall Project or the Music Project. Investors should note that funding arrangements for the completion of the Mall Project and the Music Project have not yet been finalized, and there can be no assurance that such funding arrangements will be finalized at any time or that the Mall Project or Music Project will be completed. See "Risk Factors--Completion of the Mall Project and the Music Project."

DESIGN AND CONSTRUCTION TEAM

    The Company has assembled what it believes to be a highly qualified team of specialists to design and construct the Aladdin.

    TISHMAN. Tishman has been appointed as the construction manager for the Aladdin and, at AHL's option, the Music Project, the Mall Project and the Theater. Tishman is a privately-held construction firm. Tishman or its affiliates have built or renovated over 30,000 hotel rooms nationwide, including the

500-room, one million square foot Golden Nugget hotel and casino in Atlantic City, the 635-room, two million square foot Trump Castle Hotel and Casino in Atlantic City, the 400-room expansion of Harrah's Hotel and Casino in Atlantic City, the 2,300-room Walt Disney World Dolphin and Swan Hotel and convention complex, the 1,200-room Sheraton Chicago Hotel & Towers, the 800-room Hilton in Walt Disney World Village and the 600-room Westin Rio Mar Beach Resort & Country Club.

    Entertainment projects built by Tishman include Caesars Magical Empire in Las Vegas, several Official All Star Cafes throughout the United States, the Goodwill Games '98 Aquatics Center, Pacific Park in California, restoration of the New Amsterdam Theater in New York and EPCOT Center in Orlando, Florida.

    FLUOR DANIEL. Fluor Daniel, Inc. is the design/builder for the Aladdin. The Design/Builder is a subsidiary of Fluor, a Fortune 500 Company offering architectural, engineering, construction management, construction and maintenance services to projects around the world. The Design/Builder has been ranked the number one engineering and construction company in the United States based on total revenue by Engineering News-Record for nine of the last ten years. In October 1997, the Design/Builder was recognized by Fortune as the most admired public engineering firm in the world. The Design/Builder has entered into a guaranteed maximum price Design/Build Contract (subject to scope changes) with the Company to design and construct the Aladdin. The Design/Build Contract provides the Design/Builder with incentives for completing the Aladdin ahead of schedule and within budget and for payment of liquidated damages to the Company for certain delays. The Design/Build Contract is guaranteed by Fluor, the parent of the Design/Builder, pursuant to the Fluor Guaranty. See "Certain Material Agreements-- Design/Build Contract." On April 2, 1998, Fluor had an equity market capitalization of over $4 billion.

    ADP/FD OF NEVADA, INC. ADP, an indirect subsidiary of Fluor, will be the Complex architect. ADP is wholly-owned by ADP Marshall, Inc. ("ADP Marshall"). ADP Marshall, which is based in Phoenix, Arizona, is well-known for its architecture work and mixed-use projects. Such projects include resorts, hotels, timeshare/vacation ownership, gaming, mixed-use/planning, recreational (golf clubs, spas, tennis centers, etc.) and specialty entertainment/retail/restaurant projects. Among ADP Marshall's many award-winning efforts are Five Star ranked properties. Its client list includes Princess Hotels, Inc. (Scottsdale and Acapulco), Carefree Resorts (The Boulders, The Peaks, Carmel Valley Ranch) and PGA Family Golf Center (Scottsdale).

    ADP's philosophy is that design and systems efficiency must support the operations of a project, especially where the client has a long-term involvement in the completed development. The firm aims to establish strong client relationships by thoroughly understanding its clients' needs, the intricacies of their operations and their development, financial and market specific goals.

    TRIZECHAHN. THB, a wholly-owned subsidiary of TrizecHahn, is the joint venture partner of Bazaar Holdings in the Mall Project. Prior to its recently announced sale of 20 regional shopping centers, TrizecHahn owned and managed 27 regional centers in major markets throughout the United States, comprising over 25 million square feet and was one of the largest owners, developers and managers of regional shopping centers in the United States. Investors should note that TrizecHahn has announced that it is considering selling its entire operating portfolio of regional shopping centers and on April 6, 1998 announced the sale of 20 regional shopping centers for over $2.5 billion. See "Risk Factors--Completion of the Mall Project and the Music Project."

    BBGM. The interior designer for the project, BBGM, specializes in hospitality design and has experience in casinos, restaurants, retail, spa/fitness centers and specialty/theme projects. BBGM's experience includes the recently renovated and expanded Caesars Atlantic City hotel, casino, restaurants and public space. Other projects have included the Mohegan Sun Casino in Connecticut and TropWorld in Atlantic City. BBGM's hotel projects have included the St. Regis, The Plaza and the Sheraton Hotel & Towers located in New York City.

    THE ENERGY PROVIDER. The Energy Provider, a wholly-owned subsidiary of UTH, will be the energy provider for certain parts of the Complex, including the Aladdin. The predecessor to UTH was founded in

July 1993 as a subsidiary of Unicom to develop district energy projects. Unicom, which is listed on the New York Stock Exchange, had an equity market capitalization of over $7.5 billion on April 2, 1998. Unicom is also the parent of Commonwealth Edison Company, one of the largest electric utilities in the United States. Since 1993, UTH has developed the largest district cooling system in the world, located in Chicago, Illinois, and is a partner in energy ventures in Boston, Houston and Windsor, Ontario.

OPERATIONAL FACILITIES

    The Complex has been designed to include certain operational facilities and advantages which will assist the Company in providing a high level of service to guests.

    SERVICE FACILITIES. The north side of the Complex will border on a service road, which will include service elevators, loading docks, receiving and purchasing facilities and storage areas. These service facilities will be located near the majority of the Complex's restaurants and food service areas, which will be the principal users of such facilities.

    ELEVATOR BANKS. The Hotel will be designed so that elevator banks are located at strategic locations, enabling Hotel guests and employees to access the Hotel guest areas easily. Within the Hotel, special waiter elevators will provide waiters with direct access from Hotel kitchens to rooms and suites, allowing guests to receive full room service on a timely basis.

    ENERGY. The Complex, once fully constructed, will require substantial amounts of electricity, hot and cold water and heating and cooling. For this purpose, the Company has entered into certain agreements with the Energy Provider for the supply of electricity and heating and cooling to certain parts of the Complex. The Energy Provider has agreed to provide the Aladdin with all its electricity, heating and cooling needs, as specified by the Company, from the date of completion of the Aladdin. Pursuant to the Development Agreement, in order to supply the Aladdin's energy requirements, the Energy Provider has agreed to construct and operate, at its own cost, a thermal energy plant (the "Plant") on an approximately 0.64 acre portion of the Complex (the "Plant Site"). The Energy Provider's obligations under the Development Agreement are guaranteed up to $30.0 million by the Energy Provider's ultimate parent, Unicom, one of the largest electric utility companies in the United States. See "Certain Material Agreements--Development Agreement," "--Unicom Guaranty" and "--Energy Service Agreement."

    The Music Project will also use electricity, hot and cold water and heating and cooling supplied by the Energy Provider. TrizecHahn is currently considering whether to utilize the Plant or arrange for alternate energy sources for the provision of electricity, hot and cold water and heating and cooling for the Mall Project.

    SECURITY. The Aladdin will include state-of-the-art security systems, including internally operated camera surveillance systems for the Casino. The Company will employ extensive supervision and accounting procedures to control the handling of cash in the Casino. These measures will include security personnel, closed-circuit television for observation of critical areas of the casino, locked cash boxes, independent auditors and observers, strict sign-in and sign-out procedures which ensure, to the extent practicable, that gaming chips issued by and returned to the Casino cashiers' cages are accurately accounted for, and procedures for the regular observation of gaming employees.

EMPLOYEES

    The Company anticipates that immediately prior to completion of the Aladdin, it will employ approximately 3,600 employees in connection with the Aladdin. The Company will be required to undertake a major recruiting and training program prior to the opening of the Aladdin at a time when other major new facilities may be approaching completion and also recruiting employees. The Company believes it will be able to attract and retain a sufficient number of qualified individuals to operate the Aladdin. However, there can be no assurance that it will be able to do so. Furthermore, the Company does not know whether or to what extent such employees will be covered by collective bargaining agreements, as that determination will be ultimately made by such employees.

SERVICE MARKS

    On the Issue Date, AHL transferred to the Company four federally registered service marks involving the word "Aladdin" and used in connection with the provision of casino and casino entertainment services and hotel and restaurant services (the "Marks"). Two of the Marks were registered on July 13, 1993, a third on July 29, 1993 and the fourth on August 24, 1993. A statement of continuing use with respect to each of the Marks must be filed with the United States Patent and Trademark Office (the "PTO") between the fifth and sixth anniversary of the date such Mark was registered in order to maintain the effectiveness of the registration with respect to such Mark. Although the Company will not be using the Marks during the period of the Aladdin's construction, the Company does not expect that this will adversely affect the registration of the Marks, provided that the reason for the non-use of the Marks is explained to the PTO at the time the statement of continuing use is filed. Each of the registrations for the Marks has a duration of ten years and, unless renewed, will expire on the tenth anniversary of such Mark's date of registration. The Company has recorded its ownership of the Marks with the PTO. A lien on the Marks was granted to the Bank Lenders on the Issue Date. See "Description of Certain Indebtedness and Other Obligations--Bank Credit Facility."

INSURANCE

    Prior to the commencement of operation of the Aladdin, the Company intends to obtain the types and amounts of insurance coverage that it considers appropriate for a company in its business. While management intends to ensure that the Company's insurance coverage will be adequate, if the Company were held liable for amounts exceeding the limits of its insurance coverage or for claims outside of the scope of its insurance coverage, the Company's business and results of operations could be materially and adversely affected.

    With respect to the construction of the Aladdin, the Company and the Design/Builder have elected to implement a controlled insurance program (the "CIP") whereby the Design/Builder will provide General Liability, Workers' Compensation, Excess Liability, Contractual Liability, Builders Risk and Transit coverages for the Design/Builder and all subcontractors. The Company will pay the Design/Builder for all premiums and costs associated with the CIP. Where necessary, the Company will be named as a named insured or as an additional insured on each policy procured by the Design/Builder pursuant to the CIP. In addition, in lieu of procuring a liquidated damages insurance policy or a business interruption insurance policy to compensate for late completion of the Aladdin, the Company has paid the Design/Builder $2.0 million as a bonus advance. The Design/Builder may elect to purchase liquidated damages insurance or it may elect to self-insure. In either event, the Design/Builder is entitled to keep the bonus advance if the Aladdin is finished on or before the date set for Substantial Completion (as defined herein) (the "Contract Date"). As a further bonus, the Design/Builder will receive $100,000 for each day, up to but not to exceed 90 days, that the Aladdin is substantially completed in advance of the Contract Date. If the Aladdin is not substantially completed by the Contract Date, the Design/Builder must pay back the advance bonus plus $100,000 per day commencing on the first day following the Contract Date and continuing up to 90 days thereafter. See "Certain Material Agreements--Design/Build Contract."

LITIGATION

    The Company and the Aladdin Parties are not currently party to any pending claim or legal action. However, Mr. Jack Sommer, who is the Chairman of the Holdings Board and the Company Board (each as defined herein), a director of Holdings, Capital, the Company and the Issuer, and a trustee of the Trust, and the other trustees of the Trust are currently co-defendants in a legal action relating to the existing Aladdin hotel and casino. See "Controlling Stockholders--Trust Litigation."

                            REGULATION AND LICENSING

    The ownership and operation of casino gaming facilities in the State of Nevada are subject to: (i) the Nevada Gaming Control Act and the regulations promulgated thereunder (collectively, the "Nevada Act"); and (ii) various local regulations. The operation of the Casino by the Company will be subject to the licensing and regulatory control of the Nevada Gaming Commission (the "Nevada Commission"), the Nevada State Gaming Control Board (the "Nevada Board"), and the Clark County Liquor and Gaming Licensing Board (the "CCLGLB"). The Nevada Commission, the Nevada Board, and the CCLGLB are collectively referred to as the "Nevada Gaming Authorities."

    The laws, regulations and supervisory procedures of the Nevada Gaming Authorities are based upon declarations of public policy that are concerned with, among other things: (i) the prevention of unsavory or unsuitable persons from having a direct or indirect involvement with gaming at any time or in any capacity; (ii) the establishment and maintenance of responsible accounting practices and procedures; (iii) the maintenance of effective controls over the financial practices of licensees, including the establishment of minimum procedures for internal fiscal affairs and the safeguarding of assets and revenues, providing reliable record keeping and requiring the filing of periodic reports with the Nevada Gaming Authorities; (iv) the prevention of cheating and fraudulent practices; and (v) providing a source of state and local revenues through taxation and licensing fees. Any change in such laws, regulations and procedures could have a material adverse effect on the proposed gaming operations of the Aladdin and the financial condition and results of operations of the Company and so the Holdings Group.

    As operator and manager of the Aladdin, the Company will conduct nonrestricted gaming operations at the Casino and so will be required to be licensed by the Nevada Gaming Authorities. A nonrestricted gaming license permits the holder to operate sixteen or more slot machines, or any number of slot machines with at least one table game. The gaming license will require the periodic payment of fees and will not be transferable. No person will be able to become a member of, or receive any percentage of the profits of, the Company without first obtaining Gaming Approvals. In connection with licensing of the Company, Holdings will be required to be registered and found suitable as a holding company of the Company and to be licensed as a member of the Company. In connection with the registration and licensing of Holdings as a holding company and a member, each direct and indirect owner of Holdings, including, but not limited to, the Issuer, London Clubs, LCNI, London Clubs Holdings Ltd. (a wholly owned subsidiary of London Clubs and the holding company for LCNI) AHL, the Trust, Sommer Enterprises, GAI and their respective owners (all such parties collectively, the "Aladdin Owners") will be required to obtain from the Nevada Gaming Authorities applicable Gaming Approvals. Capital will also be subject to being called forward for a finding of suitability as a co-issuer of the Notes and the New Notes in the discretion of the Nevada Gaming Authorities.

    Upon the effectiveness of the Exchange Offer, Holdings will be a "publicly traded corporation" as that term is defined in the Nevada Act. If the Company becomes an IPO Entity, it will also become a "publicly traded corporation" as that term is defined in the Nevada Act. In order for a company that is a publicly traded corporation to receive a gaming license, the Nevada Commission must exempt the company from a regulatory provision in the Nevada Act which makes publicly traded corporations ineligible to apply for or hold a gaming license. However, the Nevada Commission has exempted companies from this provision in the past and has granted gaming licenses to publicly traded corporations. If the Company becomes an IPO Entity, the Company intends to apply for an exemption from this eligibility requirement (the "Exemption") in connection with its application for a gaming license. In connection with licensing and receipt of the Exemption, the Issuer Holdings, London Clubs and the Company will each also be required to be registered by the Nevada Commission as a publicly traded corporation (a "Registered Company"). The following regulatory requirements will be applicable to the Company, Holdings and the Aladdin Owners upon their receipt of all necessary Gaming Approvals from the Nevada Gaming Authorities. The Company, Holdings and the Aladdin Owners have not yet obtained from the Nevada Gaming Authorities the Gaming Approvals required in order for the Company to conduct gaming operations at the Aladdin and there can be no assurances given that such Gaming Approvals will be obtained, or that they will be obtained on a timely basis. There can also be no assurances that the Company's officers, managers and key employees will obtain Gaming Approvals from the Nevada Gaming Authorities.

    As a Registered Company and Company Licensee, the Company will be required to periodically submit detailed financial information and operating reports to the Nevada Commission and furnish any other information that the Nevada Commission may require. No person may become a member of, or receive any percentage of profits from a Company Licensee without first obtaining licenses and approvals from the Nevada Gaming Authorities.

    The Nevada Gaming Authorities may investigate any individual who has a material relationship to, or material involvement with, the Company, Holdings and the Aladdin Owners to determine whether such individual is suitable or should be licensed as a business associate of a Company Licensee. Officers, managers and certain key employees of the Company and Holdings must file applications with the Nevada Gaming Authorities and will be required to be licensed by the Nevada Gaming Authorities in connection with the Company's application. The Nevada Gaming Authorities may deny an application for licensing or a finding of suitability for any cause they deem reasonable. A finding of suitability is comparable to licensing, and both require submission of detailed personal and financial information followed by a thorough investigation. The applicant for licensing or a finding of suitability, or the gaming licensee by whom the applicant is employed or for whom the applicant serves, must pay all the costs of the investigation. Changes in licensed positions must be reported to the Nevada Gaming Authorities, and in addition to their authority to deny an application for a finding of suitability or licensure, the Nevada Gaming Authorities have jurisdiction to disapprove a change in a company position.

    If the Nevada Gaming Authorities were to find an officer, manager or key employee of the Company or Holdings unsuitable for licensing or to continue having a relationship with the Company or Holdings, the Company or Holdings, as the case may be, would have to sever all relationships with such person. In addition, the Nevada Commission may require the Company or Holdings, as the case may be, to terminate the employment of any person who refuses to file appropriate applications. Determinations of suitability or of questions pertaining to licensing are not subject to judicial review in Nevada.

    The Company will be required to submit detailed financial and operating reports to the Nevada Commission. Substantially all material loans, leases, sales of securities and similar financing transactions by the Company will be required to be reported to or approved by the Nevada Commission.

    If it were determined that the Nevada Act was violated by the Company or Holdings, the Gaming Approvals they hold could be limited, conditioned, suspended or revoked, subject to compliance with certain statutory and regulatory procedures. In addition, the Company, Holdings and the persons involved could be subject to substantial fines for each separate violation of the Nevada Act at the discretion of the Nevada Commission. Further, a supervisor could be appointed by the Nevada Commission to operate the Aladdin and, under certain circumstances, earnings generated during the supervisor's appointment (except for the reasonable rental value of the Aladdin) could be forfeited to the State of Nevada. Limitation, conditioning or suspension of any Gaming Approval or the appointment of a supervisor could (and revocation of any Gaming Approval would) materially adversely affect the gaming operations of the Aladdin and the financial position and results of operations of the Company and the Aladdin Parties.

    Any beneficial holder of a Registered Company's voting or non-voting securities (including warrants exercisable into such securities), regardless of the number of shares owned, may be required to file an application, be investigated, and have his suitability as a beneficial holder of the Registered Company's securities determined if the Nevada Commission has reason to believe that such ownership would otherwise be inconsistent with the declared policies of the state of Nevada. The applicant must pay all costs of investigation incurred by the Nevada Gaming Authorities in conducting any such investigation.

    The Nevada Act requires any person who acquires beneficial ownership of more than 5% of a Registered Company's voting securities (including warrants exercisable into voting securities) to report the acquisition to the Nevada Commission. The Nevada Act requires that beneficial owners of more than 10% of a Registered Company's voting securities apply to the Nevada Commission for a finding of suitability within thirty days after the Chairman of the Nevada Board mails the written notice requiring such filing. Under certain circumstances, an "institutional investor," as defined in the Nevada Act, which acquires more than 10%, but not more than 15%, of the Registered Company's voting securities (including warrants exercisable into voting securities) may apply to the Nevada Commission for a waiver of such finding of suitability if such institutional investor holds the voting securities for investment purposes only. An institutional investor shall not be deemed to hold voting securities for investment purposes unless the voting securities were acquired and are held in the ordinary course of business as an institutional investor and not for the purpose of causing, directly or indirectly, the election of a majority of the members of the board of directors of the Registered Company, and change in the Registered Company's corporate charter, bylaws, management, policies or operations of the Registered Company, or any of its gaming affiliates, or any other action which the Nevada Commission finds to be inconsistent with holding the Company's voting securities for investment purposes only. Activities which are not deemed to be inconsistent with holding voting securities for investment purposes only include: (i) voting on all matters voted on by stockholders or interest holders; (ii) making financial and other inquiries of management of the type normally made by securities analysts for informational purposes and not to cause a change in its management, policies or operations; and (iii) such other activities as the Nevada Commission may determine to be consistent with such investment intent. If the beneficial holder of voting securities who must be found suitable in a corporation, partnership or trust, it must submit detailed business and financial information including a list of beneficial owners. The applicant is required to pay all costs of investigation.

    Any person who fails or refuses to apply for a finding of suitability or a license within thirty days after being ordered to do so by the Nevada Commission or the Chairman of the Nevada Board, may be found unsuitable. The same restrictions apply to a record owner if the record owner, after request, fails to identify the beneficial owner. Any stockholder or beneficial owner found unsuitable and who holds, directly or indirectly, any beneficial ownership of the common stock or other equity securities of a Registered Company beyond such period of time as may be prescribed by the Nevada Commission may be guilty of a criminal offense. The Registered Company is subject to disciplinary action if, after it receives notice that a person is unsuitable to be a stockholder or to have any other relationship with the Company, the Registered Company (i) pays that person any dividend, distribution or interest upon voting securities of the Registered Company, (ii) allows that person to exercise, directly or indirectly, any voting right conferred through securities held by that person, (iii) pays remuneration in any form to that person for services rendered or otherwise, or
(iv) fails to pursue all lawful efforts to require such unsuitable person to relinquish his voting securities including, if necessary, the immediate purchase of said voting securities for cash at fair market value. The holders of the Warrants and the Warrant Shares will be subject to being called forward for a finding of suitability in the discretion of the Nevada Commission.

    The Company will be required to maintain a current members' ledger in Nevada that may be examined by the Nevada Gaming Authorities at any time. The Nevada Commission has the power to require that their respective members' certificates bear a legend indicating that such securities are subject to the Nevada Act. It is unknown at this time whether the Nevada Commission will impose this requirement on the Company.

    After becoming a Registered Company, the Issuer, London Clubs, the Company and Holdings may not make a public offering of any securities (including, but not limited to, the Common Stock of the Issuer upon the exercise of the Warrants) without the prior approval of the Nevada Commission if the securities or the proceeds therefrom are intended to be used to construct, acquire or finance gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes. Such approval, if given, does not constitute a finding, recommendation or approval by the Nevada Commission or the Nevada Board as to the accuracy or adequacy of the prospectus or the investment merits of the securities. Any representation to the contrary is unlawful.

    The regulations of the Nevada Board and the Nevada Commission also provide that any entity which is not an "affiliated company," as such term is defined in the Nevada Act, or which is not otherwise subject to the provisions of the Nevada Act or such regulations, such as the Issuer, which plans to make a public offering of securities intending to use such securities, or the proceeds from the sale thereof for the construction or operation of gaming facilities in Nevada, or to retire or extend obligations incurred for such purposes, may apply to the Nevada Commission for prior approval of such offering. The Nevada Commission may find an applicant unsuitable based solely on the fact that it did not submit such an application, unless upon a written request for a ruling, the Nevada Board Chairman has ruled that it is not necessary to submit an application. The sale of securities pursuant to the Warrant Shelf Registration Statement (the "Warrant Public Offering") will qualify as a public offering. The Issuer intends to file a written request (the "Ruling Request") with the Nevada Board Chairman for a ruling that it is not necessary to submit the Warrant Public Offering for prior approval. No assurance can be given that the Ruling Request will be granted or that it will be considered on a timely basis. If the Nevada Board Chairman rules that approval of the Warrant Public Offering is required, the Issuer will file an application for such approval. If the Ruling Request is not granted, the Warrant Public Offering could be significantly delayed while the Issuer seeks approval of the Nevada Board and the Nevada Commission for the Warrant Public Offering. No assurance can be given that approval of the Warrant Public Offering, if required, will be granted. If Holdings or the Company shall become an IPO Entity prior to receiving its Gaming Approvals, they intend to file a Ruling Request with the Nevada Board Chairman for a ruling that it is not necessary to submit the Qualified Public Offering for prior approval. No assurance can be given that such a Ruling Request will be granted or that it will be considered on a timely basis. If the Nevada Board Chairman rules that approval of the Qualified Public Offering is required, the Company or Holdings, as applicable, will file an application for such approval. If the Ruling Request is not granted, the Qualified Public Offering could be significantly delayed while the Company or Holdings seeks approval of the Nevada Board and the Nevada Commission for the Qualified Public Offering. No assurance can be given that approval of the Qualified Public Offering, if required, will be granted.

    Changes in control of a Registered Company through merger, consolidation, stock or asset acquisitions, management or consulting agreements, or any act or conduct by a person whereby he obtains control, may not occur without the prior approval of the Nevada Commission. Entities seeking to acquire control of a Registered Company must satisfy the Nevada Board and Nevada Commission in a variety of stringent standards prior to assuming control of such Registered Company. The Nevada Commission may also require controlling stockholders, officers, directors and other persons having a material relationship or involvement with the entity proposing to acquire control, to be investigated and licensed as part of the approval process relating to the transaction.

    The Nevada legislature has declared that some corporate acquisitions opposed by management, repurchases of voting securities and corporate defense tactics affecting Nevada gaming licensees, and Registered Companies that are affiliated with those operations, may be injurious to stable and productive corporate gaming. The Nevada Commission has established a regulatory scheme to ameliorate the potentially adverse effects of these business practices upon Nevada's gaming industry and to further Nevada's policy to: (i) assure the financial stability of corporate gaming operators and their affiliates; (ii) preserve the beneficial aspects of conducting business in the corporate form; and (iii) promote a neutral environment for the orderly governance of corporate affairs. Approvals are, in certain circumstances, required from the Nevada Commission before the Registered Company can make exceptional repurchases of voting securities above the current market price thereof and before a corporate acquisition opposed by management can be consummated. The Nevada Act also requires prior approval of a plan of recapitalization proposed by the Registered Company's Board of Directors in response to a tender offer made directly to the Registered Company's stockholders or interest holders for the purposes of acquiring of the Registered Company.

    License fees and taxes, computed in various ways depending on the type of gaming or activity involved, are payable to the State of Nevada and to Clark County, Nevada. Depending upon the particular fee or tax involved, these fees and taxes are payable either monthly, quarterly or annually and are based upon either: (i) a percentage of the gross revenues received; (ii) the number of gaming devices operated; or (iii) the number of table games operated. A casino entertainment tax also will also be paid by the Company where certain entertainment is provided in a cabaret, nightclub, cocktail lounge or casino showroom in connection with admissions and the serving or selling of food, refreshments or merchandise.

    Any person who is licensed, required to be licensed, registered, required to be registered, or is under common control with such persons (collectively, "Licensees"), and who proposes to become involved in a gaming venture outside of Nevada, is required to deposit with the Nevada Board and thereafter maintain, a revolving fund in the amount of $10,000 to pay the expenses of investigation by the Nevada Board of their participation in such foreign gaming. The revolving fund is subject to increase or decrease at the discretion of the Nevada Commission. Thereafter, Licensees are also required to comply with certain reporting requirements imposed by the Nevada Act. Licensees are also subject to disciplinary action by the Nevada Commission if they knowingly violate any laws of the foreign jurisdiction pertaining to the foreign gaming operation, fail to conduct the foreign gaming operation in accordance with the standards of honesty and integrity required of Nevada gaming operations, engage in activities that are harmful to the State of Nevada or its ability to collect gaming taxes and fees, or employ a person in the foreign operation who has been denied a license or a finding of suitability in Nevada on the ground of personal unsuitability.

    The sale of alcoholic beverages by the Company on the premises of the Aladdin is also subject to licensing, control and regulation by the CCLGLB. All licenses are revocable and are not transferable. The CCLGLB have full power to limit, condition, suspend or revoke any such license, and any such disciplinary action could (and revocation would) have a material adverse effect on the financial position and results of operations of the Company and the Aladdin Parties.

                                   MANAGEMENT

    The following table sets forth the executive officers and the directors of the Company, which will own, develop and operate the Aladdin, and of the Issuer, Holdings and Capital. A "director" of the Company or Holdings, as such term is used in this Prospectus, shall refer to a person who sits on the Board of Managers of the Company (the "Company Board") or Holdings (the "Holdings Board").

NAME                                               AGE                                POSITION
---------------------------------------------      ---      ------------------------------------------------------------

Jack Sommer..................................          50   Chairman of the Company Board and the Holdings Board;
                                                            Director of the Issuer and Capital; President of the Issuer

Richard J. Goeglein..........................          63   Chief Executive Officer and President of the Company,
                                                            Holdings and Capital; Director of the Company, Holdings and
                                                            Capital

Ronald Dictrow...............................          54   Executive Vice President/Secretary and Director of the
                                                            Company, Holdings and Capital; Director and Secretary of the
                                                            Issuer

Alan Goodenough..............................          54   Director of the Company, Holdings and Capital

G. Barry C. Hardy............................          50   Director of the Company, Holdings and Capital

James H. McKennon............................          43   Senior Vice President of the Company, Holdings and Capital;
                                                            President/Chief Operating Officer of the Aladdin Hotel and
                                                            Casino

Cornelius T. Klerk...........................          44   Senior Vice President/Chief Financial Officer of the
                                                            Company, Holdings and Capital; Treasurer of the Issuer

Lee A. Galati................................          55   Senior Vice President/Human Resources of the Company,
                                                            Holdings and Capital

Jose A. Rueda................................          60   Senior Vice President/Electronic Gaming of the Company,
                                                            Holdings and Capital

    JACK SOMMER is the Chairman of the Holdings Board and the Company Board, director of the Issuer and Capital and President of the Issuer. Mr. Sommer has been a full time resident of Las Vegas since 1988. Mr. Sommer is both a trustee and contingent beneficiary of the Trust. He has over 25 years of experience in developing residential and commercial real estate, including luxury residential projects such as North Shore Towers, in Queens County, New York, and The Sovereign at 425 East 58th Street in Manhattan. The Sommer family has been in the real estate development business for over 100 years, operating for part of that time as Sommer Properties ("Sommer Properties") founded by Mr. Sommer's father (who passed away in 1979), and which is controlled by Mr. Sommer and his mother, Mrs. Viola Sommer. Other well known developments of Sommer Properties have included 280 Park Avenue, Manhattan, an 820,000 square foot office building in Manhattan formerly owned and currently partially occupied by the Bankers Trust Company; 135 West 50th Street, Manhattan, an 800,000 square foot office building also known as the AMA Building; and 600 Third Avenue, Manhattan, a 500,000 square foot office building. Sommer Properties has also developed over 35,000 single family homes, primarily in New Jersey.

    RICHARD J. GOEGLEIN is Chief Executive Officer and a director of the Company, Holdings and Capital. Mr. Goeglein has spent over 28 years in the hotel/casino and food service industry. He was an Executive Vice President and a member of the Board of Directors of Holiday Inns and Holiday Corp. from 1978 through 1987 and led the management team that consummated the 1980 acquisition of Harrah's Hotels and Casinos ("Harrah's") for Holiday Inns. Mr. Goeglein subsequently served as President and Chief

Executive Officer of Harrah's from 1980 to the Fall of 1984 and as President and Chief Operating Officer of Holiday Corp. (the parent company of Holiday Inns, Harrah's, Hampton Inns and Embassy Suites) from October 1984 through 1987. From 1988 to 1992, Mr. Goeglein participated in several corporate turnarounds in the technology and consumer services fields. In 1992, Mr. Goeglein formed Gaming Associates, Inc. ("Gaming Associates") to take management control of Dunes Hotel and Casino in Las Vegas and to prepare a plan of closure for and carry out the closure of the property. He remains a principal of that company. Gaming Associates provided consulting services to the lodging and gaming industries. Mr. Goeglein recently served as a member of the Gaming Oversight Committee of Marriott Corporation ("Marriott") and through Gaming Associates, provided consulting services to Marriott's gaming operations situated outside of the United States through December 1997. Mr. Goeglein is also a director of two listed companies, Hollywood Park, Inc. and Platinum Software, Inc.

    RONALD DICTROW is Executive Vice President/Secretary and a director of the Company, Holdings and Capital and a director and Secretary of the Issuer. Mr. Dictrow spent the first 12 years of his professional career as a CPA with the New York accounting firm of David Berdon & Company and has a master's degree in accounting and taxation. In 1979, he was hired by Sigmund Sommer as Controller with financial responsibility for all of Mr. Sommer's properties. In 1984, Mr. Dictrow became Treasurer and Chief Financial Officer of the Trust with the additional responsibility for the operations and management of these properties. Mr. Dictrow is an advisor and consultant to Mrs. Viola Sommer and has been an officer and director of Sovereign Apartments, Inc., a New York City cooperative apartment building since 1979. Mr. Dictrow has had business dealings with the Sommer family for over 20 years.

    ALAN GOODENOUGH is a director of the Company, Holdings and Capital. Mr. Goodenough, who is chief executive officer of London Clubs, has over 30 years of experience in the leisure and gaming industry, having worked as a public company director and at other senior levels with several major public leisure and casino companies in the United Kingdom. In 1990 Mr. Goodenough founded Lyric Hotels Limited, a United Kingdom hotel company, raising over $40 million from United Kingdom-based institutions. He remains Chairman of the Lyric Group which currently operates three and four star hotels throughout England. As chief executive officer of London Clubs, Mr. Goodenough was instrumental in that company's initial public offering on the London Stock Exchange in June 1994. Mr. Goodenough is also presently a fellow of the United Kingdom Hotel and Catering Institute and a member of the Institute of Directors of England and Wales.

    G. BARRY C. HARDY is a director of the Company, Holdings and Capital. Mr. Hardy has served as Finance Director of London Clubs since 1989. Before joining London Clubs, Mr. Hardy had extensive business experience in the leisure and gaming industries. Such experience included executive level positions with Pleasurama, plc where he held the offices of Development Director, Group Finance Director and Company Secretary. In addition, Mr. Hardy was actively involved in the development of Pleasurama's leisure and casino interests. In 1988, after the acquisition of Pleasurama by Mecca Leisure Ltd., Mr. Hardy was appointed to Mecca's Board as Managing Director of its casino division.

    JAMES H. MCKENNON is Senior Vice President of the Company, Holdings and Capital and President/ Chief Operating Officer of the Aladdin Hotel and Casino. Mr. McKennon's career spans over 21 years in the hotel and casino industry in a variety of executive positions. He was President and Chief Operating Officer of Caesars World International Marketing (the casino marketing division of Caesars World) from 1994 to 1996 and served as the President and Chief Operating Officer of Caesars Tahoe from 1991 to 1994. Mr. McKennon first joined Caesars as the Senior Vice President-Hotel Operations for Caesars Palace in Las Vegas, a position he held until his promotion in 1991. From 1976 to 1988 he held a variety of managerial positions at both the property and corporate level for Westin Hotels.

    CORNELIUS T. KLERK is the Senior Vice President/Chief Financial Officer of the Company, Holdings and Capital and Treasurer of the Issuer. He has over 19 years of experience in the hotel and casino industry both at the corporate and property level. From 1993 to 1997 Mr. Klerk was Vice President--Finance for

Hilton Gaming Division (the gaming division of Hilton Hotels Corporation ("Hilton")). In that position he was responsible for the financial oversight of all gaming properties owned and operated by Hilton. He was employed by Harrah's from 1979 to 1985 and again from 1989 to 1993 in a variety of financial management positions ranging from Casino Controller for Harrah's Atlantic City to Vice President, Finance--Southern Nevada. From 1985 to 1987, Mr. Klerk was Vice President of Gilpin, Peyton and Pierce, a regional advertising agency and from 1987 to 1989, he was Corporate Controller for Forte Hotels International in San Diego, California. Mr. Klerk was previously a CPA with the accounting firm of Price Waterhouse.

    LEE A. GALATI is the Senior Vice President/Human Resources of the Company, Holdings and Capital. Mr. Galati has 22 years of human resources experience in a variety of industries in both the public and private sectors. He was most recently the Director of Human Resources for Sky Ute Casino in Durango, Colorado from 1996 to 1997. Mr. Galati served as the Director of Human Resources for La Plata County, Colorado from 1993 to 1995. From 1990 to 1993, Mr. Galati served as an adjunct professor in the School of Business at Fort Lewis College in Durango, Colorado. His experience also includes serving as Director of Operations Support Services and Human Resources for Northern Telecom in San Diego from 1984 to 1990 as well as Director of Human Resources for Beckman Instruments in Fullerton, California from 1980 to 1984. Mr. Galati earned a Masters in Human Resources and Organization Development from the University of San Francisco in 1984.

    JOSE A. RUEDA is the Senior Vice President of Electronic Gaming for the Company, Holdings and Capital. Mr. Rueda's 28 years experience in the gaming industry includes gaming operations as well as the sale and distribution of gaming equipment. He was the Vice President, North East Region of Mikohn Gaming Corporation from 1995 to 1997. Mikohn is a leading supplier of gaming equipment to the casino industry. Prior to joining Mikohn, Mr. Rueda was with Harrah's for 24 years in a variety of management positions that included Director of Slot Operations, Harrah's Atlantic City, from 1986 to 1994; Vice President of Gaming/Slots, Harrah's Corporate from 1984 to 1986; Vice President of Operations, Harrah's at Trump Plaza from 1983 to 1984 and Vice President of Gaming, Harrah's Corporate from 1980 to 1983. Mr. Rueda has extensive experience in property research and development along with creative product positioning. He holds a business management degree from the University of Nevada at Reno.

COMMITTEES

    There are currently no committees of the board of directors of the Issuer (the "Issuer Board"). The Holdings Operating Agreement provides that there will be Executive Management Committees which will be responsible for the day to day management of Holdings and the Company. The Executive Management Committee of the Company includes the following persons: the President and Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the President and Chief Operating Officer of the Aladdin, the President and Chief Operating Officer of the Music Project, the Senior Vice President of Human Resources of the Company, the Senior Vice President of Electronic Gaming of the Company and the Managing Director of the Salle Privee. See "Certain Material Agreements--Holdings Operating Agreement." The Holdings Board may also establish committees of the Holdings Board as it may deem necessary or advisable. Each of London Clubs and Sommer Enterprises is entitled to have one of its nominee Holdings Board members on each such committee. Presently, no committees of the Holdings Board have been established.

COMPENSATION

    The following table summarizes the compensation earned during 1997 by the Company's, Holdings' and Capital's Chief Executive Officer and the only other executive officer of the Company, Holdings, Capital or the Issuer who earned over $100,000 in 1997.

                                      ANNUAL COMPENSATION(1)                LONG-TERM COMPENSATION(1)
                                 ---------------------------------  ------------------------------------------
NAME AND PRINCIPAL                               OTHER ANNUAL        RESTRICTED STOCK
  OCCUPATION(2)(3)                 SALARY        COMPENSATION             AWARDS                 OTHER
-------------------------------  ----------  ---------------------  -------------------  ---------------------

Richard J. Goeglein; Chief
  Executive Officer............  $  650,000(4)         --(5)             $       0(6)         $16,343(7)

James H. McKennon; Senior Vice
  President....................  $  243,750(8)         --(9)             $       0(10)          $635(7)

------------------------------

(1) All of the executive officers of the Company, Holdings and Capital (other than Mr. Dictrow) are compensated by the Company. Mr. Dictrow is principally employed by the Trust and is compensated by the Trust. Compensation has been paid on the Company's behalf by AHL since the Company's inception in January 1997.

(2) The executive officers of the Issuer received no compensation from the Issuer in 1997.

(3) No other executive officer of the Company, Holdings or Capital received a total annual salary and bonus exceeding $100,000 in 1997 from the Company, Holdings or Capital.

(4) Includes $150,000 paid to GAI in 1997 for consulting fees.

(5) GAI purchased vested Holdings Common Membership Interests representing 3% of the outstanding Holdings Common Membership Interests for $1,800. The price paid by GAI for such interests was equal to the fair market value of such interests at the time of purchase. The aggregate amount of all perquisites and other personal benefits received by Mr. Goeglein in 1997 was less than $50,000.

(6) Mr. Goeglein purchased unvested Holdings Common Membership Interests representing 2% of the outstanding Holdings Common Membership Interests for a purchase price of $1,200. Such interests had a fair market value of $1,200 on the date of purchase and vest on the earlier of (a) July 1, 2002 and (b) the date on which such interests become publicly traded.

(7) Represents life insurance premiums paid on behalf of the executive in 1997.

(8) Mr. McKennon's employment with the Company began mid-year 1997. Mr. McKennon's Employment Agreement provides for an annual salary of $325,000 per year, plus certain other benefits. See "--Employment Agreements."

(9) The aggregate amount of all perquisites and other personal benefits received by Mr. McKennon were less than 10% of the salary and bonus he was paid in 1997.

(10) Mr. McKennon purchased unvested Holdings Common Membership Interests representing approximately 1.0% of the outstanding Holdings Common Membership Interests for a purchase price of $600. Such interests had a fair market value of $600 on the date of purchase. Twenty-five percent of such interests vest on the date of the opening of the Aladdin and an additional 25% vests on each annual anniversary of such opening date.

EMPLOYMENT AGREEMENTS

    Richard J. Goeglein, James H. McKennon, Cornelius T. Klerk, Lee A. Galati and Jose A. Rueda (the "Officers") each signed an employment agreement (each, an "Employment Agreement") with the Company during 1997. The terms of the Employment Agreements were amended on February 26, 1998, such that Holdings became a party and the Officers contributed their Restricted Membership Interests in the Company to Holdings in return for Restricted Membership Interests in Holdings. The initial term of Mr. Goeglein's Employment Agreement is five years and six months, and the remaining Officers' Employment Agreements have an initial duration of four years. Pursuant to each Employment Agreement, the Officers have such authority, responsibilities and duties as are customarily associated with their positions with the Company. The Employment Agreements provide that, during the term of their employment, the Officers will devote their full time, efforts and attention to the business and affairs of the Company.

    The terms of the Employment Agreements provide for an annual base salary for Mr. Goeglein, Mr. McKennon, Mr. Klerk, Mr. Galati and Mr. Rueda of $500,000 ($600,000 after the opening of the Aladdin), $325,000, $200,000, $150,000 and
$250,000, respectively, plus any bonus granted by the Board of Directors based on relevant criteria and performance standards. All of the Officers have been receiving and are expected to continue to receive their compensation from the Company, except that prior to the Issue Date, such amounts have been and will continue to be paid by AHL on the Company's behalf. Mr. Goeglein's Employment Agreement provides for annual bonuses based upon "on target" performances, ranging from

50% to 75% of his base salary, and is subject to certain tax provisions. The Company Board will consider increases to the Officers' base salary no less frequently than annually, commencing at the end of each Officer's first employment year. Any increase in base salary shall be within the sole discretion of the Company Board. The Employment Agreements provide that the Officers' salary cannot be reduced. After the initial term of Mr. Goeglein's Employment Agreement, the Company has agreed to retain Mr. Goeglein as a consultant to the Company for an additional five years at $100,000 per year. The Officers are entitled to receive other employee benefits from the Company, such as health, pension and retirement and reimbursement of certain expenses.

    Pursuant to the terms of the Employment Agreements, as amended, Mr. Goeglein, Mr. McKennon, Mr. Klerk, Mr. Galati and Mr. Rueda have purchased for a total purchase price of $1,200, $600, $450, $150 and $450, respectively, unvested Common Membership Interest which were contributed to Holdings on February 26, 1998 in return for unvested Holdings Common Membership Interests representing approximately 2.0%, 1.0%, .75%, .25% and .75% (subject to dilution upon exercise of the Warrants, whether vested or unvested at such time), respectively of the Holdings Common Membership Interests (the "Restricted Membership Interests"), subject to the receipt of applicable Gaming Approvals. Except with respect to Mr. Goeglein, during the terms of the Employment Agreements, 25% of each Officer's Restricted Membership Interests vest on the date of the opening of the Aladdin, and a further 25% vest on each annual anniversary of the opening of the Aladdin. If the Company continues to employ each Officer after the expiration of the term of each Officer's Employment Agreement, 25% of the Officer's Restricted Membership Interests will continue to vest on each anniversary of the opening date until such interests are fully vested. After the terms of the Employment Agreements, if the Company does not continue to employ the Officer other than for Cause, or if the Officer no longer continues his employment for Good Reason, only an additional 25% of the Officer's Restricted Membership Interests vests. Mr. Goeglein's Restricted Membership Interests are expected to become fully vested at the earlier of July 1, 2002 and the date on which such interests become publicly traded, conditioned upon Mr. Goeglein's continued relationship with the Company. If an Officer's employment with the Company and Holdings terminates, the Company and Holdings are expected to have the right to repurchase any unvested portion of the Officer's Restricted Membership Interest for an amount equal to the purchase price originally paid by the Officer for the Common Membership Interest. Under certain circumstances as set forth in the Employment Agreements, including if an initial public offering with respect to the Restricted Membership Interests has not occurred prior to the full vesting of such interests, the Officers have the right to sell their vested Restricted Membership Interests to Holdings at fair market value (subject to the receipt of applicable Gaming Approvals and to certain restrictions on restricted payments set forth in the Indenture and the Bank Credit Facility). If Holdings does not satisfy its obligation to purchase the Restricted Membership Interests within seven days, the Officers have the right to require the Company to purchase such interests at fair market value (subject to certain restrictions on Restricted Payments set forth in the Indenture). After the Company has satisfied its obligation to purchase the Restricted Membership Interests, Holdings has the right to call such interests from the Company for nominal consideration. If, prior to the date of an initial public offering with respect to the Restricted Membership Interests, an Officer is terminated for Cause, except with respect to Mr. Goeglein, the Company and Holdings have the right to purchase any vested Restricted Membership Interests from the Officers at two times the original price paid by the Officer for such interests, (in each case with corresponding rights in Holdings to purchase the Common Membership Interests which correspond to such Restricted Membership Interests for nominal consideration).

    The Employment Agreements may be terminated by the Company with or without Cause (as defined in each Employment Agreement) or by the Officers for Good Reason (as defined in each Employment Agreement). If an Officer is terminated for Cause, he shall be entitled only to such salary, bonus and benefits then accrued or vested. If an Officer is terminated without Cause or upon a Change in Control (as defined in the Employment Agreements), the Officer shall be entitled to such salary, bonus and benefits he would have been entitled for the remainder of the four-year term or twelve months, whichever is longer (in the case of Mr. Goeglein, any such amount remaining in connection with his term plus certain other amounts).

    Each Officer has agreed not to compete with the Company during the term of the Employment Agreements (plus one additional year if the Officer was terminated for Cause) and has agreed to refrain from certain other activities in competition with the Company.

    Each of the Employment Agreements provides that the Company shall indemnify and hold the Officers harmless to the fullest extent permitted by Nevada law against costs, expenses, liabilities and losses, including reasonable attorney's fees and disbursements of counsel, incurred or suffered by the Officer in connection with his services as an employee of the Company during the term of the respective Employment Agreement.

    Mr. Goeglein's Employment Agreement provides Mr. Goeglein with relocation expense reimbursement, an interest-free mortgage loan of up to $500,000, and certain excise tax gross-up provisions.

GAI CONSULTING AGREEMENT

    The Company has entered into a consulting agreement (as amended, the "Consulting Agreement") with GAI, LLC ("GAI"), a Nevada limited-liability company 100% beneficially owned by Richard Goeglein, which was subsequently amended on February 26, 1998 to add Holdings as a party and pursuant to which amendment GAI contributed its Common Membership Interests in the Company to Holdings in return for Holdings Common Membership Interests. Pursuant to the Consulting Agreement, GAI will render such consulting services as are reasonably requested by the Company Board until June 30, 2002.

    During the term of the Consulting Agreement, the Company shall pay GAI a retainer of $12,500 each month as payment for remaining on call to provide services and expertise for such month. In addition, GAI purchased a 3% Common Membership Interests in the Company which was contributed to Holdings on February 26, 1998 in return for a 3% Holdings Common Membership Interest (the "GAI Membership Interest") for a purchase price of $1,800. The GAI Membership Interest is fully vested and is subject to certain anti-dilution provisions contained in the Consulting Agreement (but subject to dilution upon exercise of the Warrants). In addition, (a) if Richard Goeglein is terminated from his employment with the Company other than for "Cause" or voluntarily terminates for "Good Reason" (as such terms are defined in Mr. Goeglein's Employment Agreement with the Company) after the consummation of the Funding Transactions and the Offering or (b) if an initial public offering in respect of the GAI Membership Interest has not occurred prior to July 1, 2002, GAI has the right to sell any shares purchased under the Consulting Agreement back to Holdings at their fair market value at the time of such sale (subject to the receipt of applicable Gaming Approvals and to certain restrictions on restricted payments set forth in the Indenture and the Bank Credit Facility). If Holdings does not satisfy its obligation to purchase the GAI Membership Interest within seven days, GAI has the right to require the Company to purchase such interests at fair market value. After the Company has satisfied its obligation to purchase the GAI Membership Interest, Holdings will have the right to call such interests from the Company at nominal value.

    Pursuant to the Consulting Agreement, GAI has certain "piggyback" registration rights with respect to its interests purchased pursuant to the Consulting Agreement. Holdings has agreed to indemnify GAI, its legal counsel and independent accountants against all expenses, claims, losses, damages and liabilities which may arise out of certain acts or omissions committed in connection with the registration of such membership interests, and, in connection with certain acts or omissions not committed in connection with the registration of such membership interests, to the same extent that other senior management and directors of the Company and Holdings are indemnified.

BONUS AND INCENTIVE PLANS

    The Company and Holdings currently do not have any bonus or incentive plans. However, the Company anticipates adopting such a plan at such time as it may deem appropriate (subject to supermajority approval by the Holdings Members (as defined herein), such approval not to be unreasonably withheld). It is expected that the terms of any such plan would be comparable to those customary in the industry.

                            CONTROLLING STOCKHOLDERS

OVERVIEW

    AHL owns 98.7% of the common membership interests of Sommer Enterprises, a Nevada limited-liability company. Sommer Enterprises currently owns 100% of the Issuer Stock and, on a fully diluted basis assuming full exercise of the Warrants, will own 60% of the Issuer Stock (comprising 100% of the Issuer's Class A Common Stock, no par value, and 50% of the Common Stock). The Holdings Common Membership Interests are held, 25.0% by the Issuer, 47.0% by Sommer Enterprises, 25.0% by London Clubs, through LCNI, and the remaining 3.0% by GAI. Holdings owns all of the outstanding Common Membership Interests and Series A Preferred Interests of the Company.

    AHL, which indirectly owns approximately 71.1% of the Common Membership Interests and Series A Preferred Interests, is a 95%-owned subsidiary of the Trust, a private New York discretionary trust, the trustees of which are Mrs. Viola Sommer, Mr. Eugene Landsberg and Mr. Jack Sommer and the beneficiaries of which are certain members of the Sommer family. The Sommer family has been in the business of developing residential and commercial real estate, predominantly in the metropolitan areas of the States of New York and New Jersey, for over 100 years. The former Aladdin hotel and casino located on the Project Site was acquired by a predecessor-in-interest to AHL in December, 1994. Mr. Jack Sommer and the other trustees of the Trust are currently co-defendants in a legal action relating to the acquisition of the Project Site in December, 1994. See "--Trust Litigation".

    London Clubs (together with AHL, the "Controlling Stockholders") owns 25% of the Holdings Common Membership Interests through subsidiaries. On the opening date of the Aladdin, 0.5% of the Holdings Common Membership Interests will be transferred from London Clubs to Sommer Enterprises and, upon the vesting of certain employees' membership interests in Holdings, London Clubs' percentage of the Holdings Common Membership Interests, and Sommer Enterprises' percentage of the Holdings Common Membership Interests, will be further diluted proportionately to account for such vesting, subject to applicable Gaming Approvals. London Clubs is one of the world's leading casino operators, with seven casinos in London (including Les Ambassadors Club and the Ritz Club), one in Cannes, France, three in Egypt and one in Lebanon. Each of London Clubs' casinos offers its own individual style, but with the same internationally-recognized standards of service.

    In recent years, London Clubs has embarked upon a period of expansion, acquiring the Park Tower Casino in London's Knightsbridge in October 1996 and in December 1996 re-opening and managing the casino operations of the famous Casino du Liban in Lebanon. On April 2, 1998 London Clubs had an equity market capitalization of over $455 million. London Clubs is listed on the London Stock Exchange. See "Risk Factors--Controlling Stockholders" and "--Possible Conflicts of Interest."

HOLDINGS OPERATING AGREEMENT

    The members of Holdings (the "Holdings Members") are parties to the Holdings Operating Agreement which sets forth their agreement as to the relationships between Holdings and the Holdings Members and among the Holdings Members themselves and as to the conduct of the business and internal affairs of Holdings and its subsidiaries. For a summary of certain key provisions of the Holdings Operating Agreement, see "Certain Material Agreements--Holdings Operating Agreement."

EQUITY AND SERIES A PREFERRED INTEREST FINANCING

    Concurrent with or prior to the Offering, the following contributions were made in order to effect the equity and Series A Preferred Interest contribution to the Company by Holdings: (i) Sommer Enterprises (a) contributed a portion of the Contributed Land and $7.0 million consisting of the benefit of certain predevelopment costs incurred by AHL to the Issuer in exchange for Class A Common Stock in the Issuer and (b) contributed a portion of the Contributed Land to Holdings in exchange for Holdings Common

Membership Interests, (ii) the Issuer contributed the portion of the Contributed Land and the benefit of the $7.0 million of certain predevelopment costs received from Sommer Enterprises and the net proceeds allocable from the sale of the Warrants to Holdings in exchange for Holdings Common Membership Interests ((i) and (ii) collectively, the "Sommer Equity Financing"), (iii) Holdings contributed the Contributed Land appraised at $150.0 million, approximately $42 million from the London Clubs Contribution and the $7.0 million consisting of the benefit of certain predevelopment costs incurred by AHL to the Company in exchange for Common Membership Interests in the Company and (iv) Holdings contributed $115.0 million in cash, consisting of the net proceeds of the sale of the Units and approximately $8 million of the London Clubs Contribution, to the Company in exchange for Series A Preferred Interests of the Company.

    LAND APPRAISAL. The Project Site represents the Company's most material asset. The Bank of Nova Scotia, as arranger of the Bank Credit Facility retained HVS International, a division of Hotel Consulting, Inc., to prepare and deliver an appraisal of the Project Site and the Hotel/Casino (the "Appraisal"). The Appraisal was completed and delivered to the Bank of Nova Scotia and the Company on October 7, 1997. The Appraisal states that as of August 7, 1997, the "market value" of the Project Site was $180.0 million and of the site on which the Aladdin and the Plant will be built (as well as an adjacent approximately 0.8 acre portion of the Project Site) was $135.0 million.

KEEP-WELL AGREEMENT

    AHL, Bazaar Holdings and London Clubs (collectively, the "Sponsors") have entered into the Keep-Well Agreement in favor of the Administrative Agent and the Bank Lenders. Neither the Issuer, Holdings nor holders of the Warrants or Warrant Shares are party to the Keep-Well Agreement. Capitalized terms used and not defined in this section have the meanings assigned to such terms in the Keep-Well Agreement.

    The Keep-Well Agreement is the joint and several agreement of the Sponsors to make certain quarterly Cash Equity Contributions (as defined below) to the Company from and after the Conversion Date if the Company fails to comply with the Minimum Fixed Charges Coverage Ratio set forth in the Bank Credit Facility. The Bank Credit Facility defines the Minimum Fixed Charges Coverage Ratio as the ratio of the Company's EBITDA for any period of four consecutive fiscal quarters to the Company's fixed charges for such period. For the Company's first three fiscal quarters after the Conversion Date, the Minimum Fixed Charges Coverage Ratio shall be calculated by annualizing the Company's Minimum Fixed Charges Coverage Ratio for such fiscal quarters.

    The Cash Equity Contributions to the Company shall be in an amount that, when added to the Company's EBITDA for the four quarter period ending on the last day of such fiscal quarter, would rectify such breach. In no event shall the aggregate Cash Equity Contributions required to be made by the Sponsors in any fiscal year of the Company exceed $30.0 million. The $30.0 million annual limitation on Cash Equity Contribution shall not apply to, or in any way limit, any obligation of the Sponsors to pay the Accelerated Payment Amount (as defined below).

    The Cash Equity Contributions are cash contributions by the Sponsors to the Company in exchange for Holdings Series A Preferred Interests or Holdings Series B Preferred Interests having terms and conditions satisfactory to the Bank Lenders (including, without limitation, no mandatory redemption provisions and no requirements for the distribution of cash). The Holdings Operating Agreement makes provision for adjustment of the proportion of Holdings Common Membership Interests held by Sommer Enterprises and London Clubs for circumstances where the portion of payment made by either Sponsor is in excess of 25% with respect to London Clubs and 75% with respect to Sommer Enterprises. The Cash Equity Contributions and the issuance of Holdings Common Membership Interests or the Holdings Series A Preferred Interests and Holdings Series B Preferred Interests will require the approval of the Nevada Gaming Authorities.

    Cash Equity Contributions made under the Bank Completion Guaranty will not count for purposes of the Keep-Well Agreement, and vice-versa.

    The Keep-Well Agreement will terminate (the "Keep-Well Termination Date") on the date which is the earliest of (i) the day on which full and indefeasible payment of the Obligations of the Company under the Bank Credit Facility has been made to reduce the commitments of the Bank Lenders thereunder (the "Commitments") to $145.0 million or less, (ii) the last day of the period of six consecutive fiscal quarters from and after the Conversion Date during which the Company has satisfied each of the financial covenants set forth in the Bank Credit Facility (without giving effect to any payments to or investments by the Sponsors in or for the benefit of the Company), (iii) the date on which both of the following shall have been satisfied: (a) construction of the Aladdin and renovation of the Theater have been completed in accordance with the terms of the Bank Credit Facility and (b) the Commitments and the aggregate outstanding principal amount of the Obligations under the Bank Credit Facility shall have been reduced to an amount not in excess of a certain amount specified for such date pursuant to a schedule of the 20 quarters following the Conversion Date,
(iv) the date on which the Sponsors shall have made full payment of the Accelerated Payment Amount (as defined below) or (v) in the case of London Clubs only, the date on which it shall have made full payment of the Accelerated Payment Amount in respect of certain London Clubs specified events.

    The Accelerated Payment Amount is, as of any date, an amount equal to the sum of (a) the product of (i) $7.5 million times (ii) the number of scheduled quarterly amortization payments remaining under the Bank Credit Facility (which have not been paid by or on behalf of the Company) plus (b) any accrued and unpaid amounts owed by the Sponsors under certain provisions of the Keep-Well Agreement; provided, however, that at no time shall the Accelerated Payment Amount exceed the lesser of (x) the outstanding Obligations of the Company under the Bank Credit Facility and (y) $150.0 million plus amounts due under clause
(b) above, minus the product of (A) $7.5 million and (B) the number of complete calendar quarters that have elapsed since the Conversion date which is six calendar quarters after the Conversion Date.

    The maximum amount of the Accelerated Payment Amount will be $150.0 million plus any unpaid Cash Equity Contributions previously required to be made under the Keep-Well Agreement. The maximum amount of the Accelerated Payment Amount shall decrease by $7.5 million for each quarterly amortization payment which is paid or prepaid.

    Should certain specified exceptional events under the Keep-Well Agreement occur, London Clubs is obligated to pay the Accelerated Payment Amount. The specified exceptional events will include breaches by London Clubs of various financial covenants and a covenant limiting the amount of secured debt which London Clubs can incur, as well as certain events which will be triggered if other indebtedness of London Clubs is accelerated or if London Clubs becomes insolvent. Any such payments by London Clubs shall be used to repay bank indebtedness under the Bank Credit Facility.

    The obligations of London Clubs under the Keep-Well Agreement are subordinated to other obligations of London Clubs under certain of its pre-existing senior debt facilities. In addition, obligations of London Clubs under the Keep-Well Agreement are guaranteed by certain subsidiaries of London Clubs, which subsidiaries currently guarantee other indebtedness of London Clubs.

    Pursuant to the Salle Privee Management Agreement, London Clubs will receive certain fees in consideration for its obligations under the Keep-Well Agreement. See "Certain Transactions--Other Payments to Controlling Stockholders."

    The Keep-Well Agreement contains representations and warranties, covenants and events of default that are customary for the type of transaction.

TRUST LITIGATION

    Mr. Jack Sommer, who is a trustee of the Trust, and the other trustees of the Trust, are co-defendants in a legal action relating to the existing Aladdin hotel and casino commenced by members of the Aronow family (the "Aronow Plaintiffs") in May 1995 in the Supreme Court of the State of New York, County of New York. In their complaint, the Aronow Plaintiffs allege that Mr. Jack Sommer and the Aronow Plaintiffs were parties to a joint venture to acquire and develop the existing Aladdin hotel and casino and that Mr. Sommer breached such alleged agreement when the Trust acquired an interest in the Aladdin hotel and casino in December, 1994. The Aronow Plaintiffs are seeking (among other remedies) to impress a constructive trust upon the Trust's interest in the Aladdin hotel and casino, an accounting, compensatory damages of not less than $200.0 million and punitive damages of not less than $500.0 million.

    Mr. Sommer and the trustees of the Trust have informed the Company that they believe the Aronow Plaintiffs' claims lack merit and that they intend to vigorously defend such action. However, in the event that the action is successful, the Trust might be required to pay substantial damages and/or the Aronow Plaintiffs might be entitled to part of the Trust's interest in the Aladdin hotel and casino. An adverse decision could have a material and adverse effect on the Company and the Aladdin Parties.

    Mr. Sommer and the other trustees of the Trust were also co-defendants in a legal action commenced by Edward Kanbar, Romano Tio and Adina Winston (the "Kanbar Plaintiffs" and together with the Aronow Plaintiffs, the "Plaintiffs") in January 1997 in the Supreme Court of the State of New York, County of New York. In their complaint, the Kanbar Plaintiffs alleged that they were partners in an alleged partnership with Joseph Aronow, which partnership was formed to seek and develop business opportunities with Mr. Sommer. The Kanbar Plaintiffs were seeking (among other remedies) to impress a constructive trust upon the Trust's interest in the Aladdin hotel and casino, compensatory damages of not less than $20.0 million and punitive damages of not less than $50.0 million. On January 15, 1998, the court granted the trustees of the Trust's motion to dismiss this action in its entirety.

    In 1988, the Trust and two related entities commenced an action in the Southern District of New York against certain entities owned and controlled by Bronfman family interests (the "Bronfman Defendants") alleging, among other things, that the Bronfman Defendants committed violations of Rule 10b-5 under the Securities Exchange Act of 1934, as amended, as well as multiple breaches of fiduciary duties as general partner of a partnership in which the Trust owns limited partnership interests. Relief requested includes an accounting, imposition of a constructive trust and damages in excess of $100.0 million.

    The Bronfman Defendants have asserted counterclaims against plaintiffs and certain Sommer family members individually alleging causes of action for breach of contract, fraud and various related torts. The Bronfman Defendants claim damages in excess of $100.0 million.

    The trustees of the Trust have informed the Company that they believe the Bronfman Defendants' counterclaims to be without merit and they intend vigorously to defend the counterclaim. However, in the event the Bronfman Defendants are successful, the Trust might be required to pay substantial damages. An adverse decision could have a material and adverse effect on the Trust.

                              CERTAIN TRANSACTIONS

SALLE PRIVEE MANAGEMENT AGREEMENT

    The Company, London Clubs and LCNI are parties to the Salle Privee Management Agreement which relates to the Salle Privee. Under the Salle Privee Management Agreement, London Clubs has agreed to guaranty the obligations of LCNI. In consideration for the services to be furnished by London Clubs under the Salle Privee Management Agreement, the Company will pay to London Clubs a performance-based incentive fee (the "Incentive Marketing and Consulting Fee") calculated as follows: (i) 10% of the Salle Privee EBITDA (defined in the Salle Privee Management Agreement to mean gross revenue attributable to the Salle Privee, less all costs and expenses directly attributable to the Salle Privee), up to and including $15.0 million of EBITDA; plus (ii) 12.5% of the Salle Privee EBITDA, in excess of $15.0 million, up to and including $17.0 million; plus
(iii) 25% of the Salle Privee EBITDA, in excess of $17.0 million, up to and including $20.0 million; plus (iv) 50% of the Salle Privee EBITDA, in excess of $20.0 million. The foregoing thresholds will be adjusted in accordance with consumer price index changes every five years. See "Certain Material Agreements--Salle Privee Management Agreement."

OTHER PAYMENTS TO CONTROLLING STOCKHOLDERS

    In consideration for certain expenses incurred by the Trust prior to the Issue Date relating to the management and coordination of the development of the Aladdin, the Company reimbursed $3.0 million to the Trust on the Issue Date. In addition, the Company will reimburse certain ongoing out-of-pocket expenses of the Trust relating to the development of the Aladdin, not to exceed $0.9 million.

    In consideration for its obligations under the Keep-Well Agreement and related arrangements, under the London Clubs Purchase Agreement, the parties agreed that London Clubs receive (a) an initial fee of 1.0% of the Company's indebtedness with respect to a $265.0 million portion of the Bank Credit Facility, which is supported and enhanced by the Keep-Well Agreement (such fee was paid on the Issue Date) and (b) an annual fee of 1.5%, payable in arrears, of the Company's annual average indebtedness with respect to a $265.0 million portion of the Bank Credit Facility, which is supported and enhanced by the Keep-Well Agreement for each relevant twelve month period ending on an anniversary of the closing date of the Bank Credit Facility, which amount shall reflect the extent, if any, by which the obligations under the Keep-Well Agreement are reduced or eliminated over time (such fees accrue from the closing date of the Bank Credit Facility, and shall be paid from available proceeds after the opening date of the Aladdin).

KEEP-WELL AGREEMENT

    On the Issue Date, the Sponsors entered into the Keep-Well Agreement in favor of the Administrative Agent and the Bank Lenders. The Keep-Well Agreement is the joint and several agreement of the Sponsors to make certain quarterly Cash Equity Contributions to the Company from and after the Conversion Date if the Company fails to comply with certain financial ratios set forth in the Bank Credit Facility. See "Controlling Stockholders--Keep-Well Agreement."

BANK COMPLETION GUARANTY AND NOTEHOLDER COMPLETION GUARANTY

    On the Issue Date, the Trust, London Clubs and Bazaar Holdings entered into the Bank Completion Guaranty in favor of the Bank Lenders. Pursuant to the Bank Completion Guaranty, the parties guaranteed, among other things, the timely completion of the Aladdin. The Bank Completion Guaranty is not subject to any maximum dollar limitations. On the Issue Date, the Trust, London Clubs and Bazaar Holdings also entered into the Noteholder Completion Guaranty for the benefit of the holders of the Notes. Neither Holdings, the Issuer nor holders of the Warrants or the Warrant Shares are party to the Bank Completion Guaranty or Noteholders Completion Guaranty. See "Risk Factors--Limitations Under

Bank Completion Guaranty and Noteholder Completion Guaranty," "Description of Noteholder Completion Guaranty and Disbursement Agreement--Noteholder Completion Guaranty" and "Description of Certain Indebtedness and Other Obligations--Bank Completion Guaranty."

ARRANGEMENTS WITH RICHARD GOEGLEIN AND GAI

    The Company has entered into the Consulting Agreement with GAI. Pursuant to the Consulting Agreement, GAI will render such consulting services as are reasonably requested by the Board of the Company until June 30, 2002. During the term of the Consulting Agreement, the Company shall pay GAI a retainer of $12,500 per month as payment for remaining on call to provide services and expertise for such month. Pursuant to the Consulting Agreement, GAI purchased 3% of the Common Membership Interests in the Company (which were contributed to Holdings on February 26, 1998 for a 3% interest in Holdings) for $1,800. Such membership interest is fully vested, subject to certain anti-dilution provisions, put rights and certain "piggyback" registration rights. See "Management--GAI Consulting Agreement." In addition, Mr. Goeglein's Employment Agreement provides Mr. Goeglein with relocation expense reimbursement, an interest free mortgage loan of up to $500,000 and certain excise tax gross-up provisions.

MUSIC PROJECT MANAGEMENT AGREEMENT AND DEVELOPMENT AGREEMENT

    It is anticipated that Aladdin Music will contract with the Company for the construction, development and day-to-day management and operations of the Music Project and the Theater and certain promotional development and the services, pursuant to a development agreement (the "Music Project Development Agreement") and a management agreement (the "Music Project Management Agreement"), each in form and substance satisfactory to Aladdin Music and the Company. The terms of the Music Project Management Agreement are expected to be at least as favorable to the Company as those which are available from an independent third party vendor. See "Certain Material Agreements--Music Project Memorandum of Understanding."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

    The following tables set forth certain information with respect to the beneficial ownership of and the capital stock of the Issuer and the membership interests of Holdings by (i) each person who, to the knowledge of the Aladdin Parties, beneficially owns more than 5% of the outstanding capital stock or membership interests (as the case may be); (ii) the directors of the Issuer and Holdings; (iii) all executive officers of the Issuer and Holdings named in "Management"; and (iv) all directors and executive officers of the Issuer and Holdings, respectively, as a group. Neither the capital stock of the Issuer is, nor the membership interests of Holdings are, presently listed or traded on any securities exchange or securities market.

                                                                 ALADDIN GAMING ENTERPRISES, INC.
                                        ----------------------------------------------------------------------------------
                                                                           COMMON STOCK
                                        ----------------------------------------------------------------------------------
                                            PRIOR TO EXERCISE         ASSUMING FULL EXERCISE     PRIOR TO EXERCISE OF THE
                                         OF THE WARRANTS--CLASS A    OF THE WARRANTS--CLASS A    WARRANTS-CLASS B COMMON
                                             COMMON STOCK(6)            COMMON STOCK(6)(7)                STOCK
                                        --------------------------  --------------------------  --------------------------
                                         NUMBER OF   PERCENTAGE OF   NUMBER OF   PERCENTAGE OF   NUMBER OF   PERCENTAGE OF
                                          SHARES         CLASS        SHARES         CLASS        SHARES         CLASS
               NAME OF                  BENEFICIALLY BENEFICIALLY   BENEFICIALLY BENEFICIALLY   BENEFICIALLY BENEFICIALLY
           BENEFICIAL OWNER                OWNED         OWNED         OWNED         OWNED         OWNED         OWNED
--------------------------------------  -----------  -------------  -----------  -------------  -----------  -------------
Viola Sommer, Jack Sommer and
  Eugene Landsberg, as trustees of the
  Trust(1)(2).........................   1,093,103          98.7%    1,093,103          98.7%    2,186,205          98.7%

Jack Sommer(1)(2).....................   1,093,103          98.7%    1,093,103          98.7%    2,186,205          98.7%

Ronald Dictrow(3).....................      14,398           1.3%       14,398           1.3%       28,795           1.3%

Cornelius T. Klerk(4).................           0           0.0%            0           0.0%            0           0.0%

All Directors and Executive
  Officers as a group(5)..............   1,107,500         100.0%    1,107,500         100.0%    2,215,000         100.0%


                                           ASSUMING FULL EXERCISE
                                          OF THE WARRANTS--CLASS B
                                             COMMON STOCK(6)(7)
                                        ----------------------------
                                         NUMBER OF    PERCENTAGE OF
                                          SHARES          CLASS
               NAME OF                  BENEFICIALLY  BENEFICIALLY
           BENEFICIAL OWNER                OWNED          OWNED
--------------------------------------  -----------  ---------------
Viola Sommer, Jack Sommer and
  Eugene Landsberg, as trustees of the
  Trust(1)(2).........................   2,186,205           49.4%
Jack Sommer(1)(2).....................   2,186,205           49.4%
Ronald Dictrow(3).....................      28,795          *
Cornelius T. Klerk(4).................           0            0.0%
All Directors and Executive
  Officers as a group(5)..............   2,215,000           50.0%

------------------------

* Represents less than one percent of the outstanding shares of Class B Common Stock.

(1) The Trust has an option to acquire 5% of the common membership interests in AHL from GW Vegas (representing all of GW Vegas' common membership interests in AHL). Such option is exercisable at any time prior to December 2001. The address of the Trust is 280 Park Avenue, New York, New York.

(2) Mr. Jack Sommer, who is Chairman and a director of the Company and Holdings and a director of Capital and the Issuer, is a trustee and contingent beneficiary of the Trust. Mrs. Sommer, Mr. Sommer and Mr. Landsberg are each deemed to beneficially own the same interest as the Trust owns in the Issuer because each of them is a trustee of the Trust.

(3) Mr. Ronald Dictrow is the Secretary and a director of the Issuer. Mr. Dictrow's address is 280 Park Avenue, New York, New York.

(4) Mr. Cornelius Klerk is the Treasurer of the Issuer. Mr. Klerk's address is 831 Pilot Road, Las Vegas, Nevada.

(5) The directors of the Issuer are Messrs. Sommer and Dictrow. The executive officers of the Issuer are Messrs. Sommer, Dictrow and Klerk.

(6) The Class A Common Stock and Class B Common Stock in the Issuer held by Sommer Enterprises were on the closing date pledged to the Bank Lenders.

(7) Upon the exercise of the Warrants, holders of the Warrant Shares will own 50.0% of the outstanding Class B Common Stock and 0.0% of the outstanding Class A Common Stock of the Issuer.

                                                                  ALADDIN GAMING HOLDINGS, LLC
                                            ------------------------------------------------------------------------
                                             PERCENTAGE OWNERSHIP OF HOLDINGS     PERCENTAGE OWNERSHIP OF HOLDINGS
                                                COMMON MEMBERSHIP INTERESTS          COMMON MEMBERSHIP INTERESTS
                 NAME OF                        BENEFICIALLY OWNED PRIOR TO       BENEFICIALLY OWNED ASSUMING FULL
             BENEFICIAL OWNER                   EXERCISE OF THE WARRANTS(9)         EXERCISE OF THE WARRANTS(10)
------------------------------------------  -----------------------------------  -----------------------------------
Viola Sommer, Jack Sommer and Eugene
  Landsberg, as trustees of the
  Trust(1)(2).............................                 71.1%                                61.6%

Jack Sommer(2)............................                 71.1%                                61.6%

London Clubs(3)...........................                 25.0%                                25.0%

Alan Goodenough(3)........................                 0.0%                                 0.0%

G. Barry..................................                 0.0%                                 0.0%

C. Hardy(3)...............................                 0.0%                                 0.0%

Ronald Dictrow(4).........................                   *                                    *

Richard J. Goeglein(5)(7).................                 3.0%                                 2.6%

James H. McKennon(6)(7)...................                 0.0%                                 0.0%

Cornelius T. Klerk(6)(7)..................                 0.0%                                 0.0%

Jose A. Rueda(6)(7).......................                 0.0%                                 0.0%

Lee A. Galati(6)(7).......................                 0.0%                                 0.0%

All Directors and Executive Officers as a
  group (eight persons)(8)................                 75.0%                                65.0%

------------------------------

 * Represents less than one percent of the outstanding Holdings Common Membership Interests.

(1) The Trust has an option to acquire 5% of the common membership interests in AHL from GW Vegas (representing all of GW Vegas' common membership interests in AHL). Such option is exercisable at any time prior to December, 2001. The address of the Trust is 280 Park Avenue, New York, New York.

(2) Mr. Jack Sommer, who is Chairman and a director of the Company and Holdings and a director of Capital and the Issuer, is a trustee and contingent beneficiary of the Trust. Mrs. Sommer, Mr. Sommer and Mr. Landsberg are each deemed to beneficially own the same interest as the Trust owns in Holdings because each of them is a trustee of the Trust.

(3) Mr. Alan Goodenough is Chief Executive Officer of London Clubs and a director of the Company and Holdings. As of March 16, 1998, Mr. Goodenough held approximately 202,000 ordinary shares (representing less than one percent of the share capital) of London Clubs. Mr. Barry Hardy is Finance Director of London Clubs and a director of the Company and Holdings. As of March 16, 1998, Mr. Hardy held approximately 901,000 ordinary shares (representing less than one percent of the share capital) of London Clubs. As of March 16, 1998, Mr. Hardy also held options to purchase 516,395 ordinary shares (options to purchase 512,400 ordinary shares presently exercisable) of London Clubs. The address of London Clubs is 10 Brick Street, London, W1Y, 8HQ, United Kingdom.

(4) Mr. Ronald Dictrow is a director of the Issuer and the Executive Vice President/Secretary and a director of the Company, Holdings and Capital. Mr. Dictrow's address is 280 Park Avenue, New York, New York.

(5) Mr. Richard J. Goeglein, who is Chief Executive Officer, President and a director of the Company, Holdings and Capital, beneficially owns 100% of GAI, which holds 3% of the Holdings' Common Membership Interests. Mr. Goeglein's address is 831 Pilot Road, Las Vegas, Nevada.

(6) The address of Messrs. McKennon, Klerk, Rueda and Galati is 831 Pilot Road, Las Vegas, Nevada.

(7) Messrs. Goeglein, McKennon, Klerk, Rueda and Galati have rights to acquire beneficial ownership of Holdings Common Membership Interests representing an aggregate of 4.75% of such interests (prior to exercise of the Warrants) and 4.12% of such interests (assuming full exercise of the Warrants), which rights do not vest within 60 days. See "Management--Employment Agreements."

(8) The directors of Holdings are Messrs. Sommer, Goodenough, Dictrow, and Goeglein. The executive officers of Holdings are Messrs. Goeglein, Dictrow, McKennon, Klerk, Rueda and Galati.

(9) Holdings owns 100% of the Common Membership Interests and Series A Preferred Interests of the Company. The Common Membership Interests were, on closing of the Bank Credit Facility, pledged to the Bank Lenders. The Series A Preferred Interests were, on the closing of the Offering, pledged to the Trustee for the benefit of the Holders.

(10) The Issuer owns 25% of the Holdings Common Membership Interests. Upon full exercise of the Warrants, holders of the Warrant Shares will indirectly own 10% of the outstanding Holdings Common Membership Interests.

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                          DESCRIPTION OF CAPITAL STOCK

      The Issuer's Articles of Incorporation, as amended, authorize the issuance of 10,000,000 shares of Issuer Stock without par value, of which 2,000,000 shares are designated as Class A Voting Common Stock (the "Class A Common Stock") and 8,000,000 shares are designated as the Common Stock, which is the Class B Non-Voting Common Stock. As of the date hereof, the Issuer had 1,107,500 shares of Class A Common Stock issued and outstanding and 2,215,000 shares of Common Stock issued and outstanding.

THE CLASS A COMMON STOCK

      Each holder of Class A Common Stock is entitled to one vote per share owned of record on all matters that are voted on by stockholders. All stockholder action requires the affirmative vote of a majority of the voting power of the issued and outstanding Class A Common Stock except for the removal of a director from office which requires a vote of not less than two-thirds of the voting power of the issued and outstanding Class A Common Stock. The Class A Common Stock bears no preemptive rights and is not subject to redemption. Once the subscription price of any share of Class A Common Stock has been paid, such share becomes non-assessable. Holders of Class A Common Stock are entitled to receive dividends if, as and when declared by the Issuer's Board of Directors and such dividends may be paid in cash, property, shares of corporate stock, or any other medium.

THE COMMON STOCK

      Except as may otherwise be provided by Nevada law, the holders of Common Stock have no right to vote on any matters that are voted on by Issuer's stockholders including, without limitation, any election or removal of directors. However, holders of Warrants and Warrant Shares are entitled to certain minority protections pursuant to the Equity Participation Agreement. See "Certain Material Agreements--Equity Participation Agreement." In all other matters, holders of Common Stock and Class A Common Stock have the same rights, privileges and restrictions and rank equally, share ratably and are identical in all respects as to all matters, including rights to dividends, rights in liquidation and the non-assessability of shares.

THE WARRANTS

      On February 26, 1998, the Issuer issued 2,215,000 Warrants which entitle the holders thereof to purchase an aggregate of 2,215,000 shares of Common Stock at an exercise price of $0.001 per share, subject to certain adjustments (the "Exercise Price"). The Warrants become exercisable at any time on or after the Separation Date and, unless exercised, the Warrants will automatically expire on March 1, 2010 (the "Expiration Date"). The holders of Warrants have no right to receive dividends and are not entitled to share in the assets of the Issuer in the event of liquidation, dissolution or winding up of the Issuer's affairs. The Issuer has authorized for issuance such number of shares of Common Stock as shall be issuable upon the due exercise of all outstanding Warrants.

RESTRICTIONS ON INTERESTED TRANSACTIONS

    Pursuant to Nevada law, each director is subject to restrictions relating to the misappropriation of corporate opportunities by such director or such director's affiliates. Nevada law requires that a transaction with the Issuer in which a director or officer of the Issuer has a direct or indirect interest is not voidable by the Issuer solely because of the director's or officer's interest in the transaction if (i) the material facts of the transaction and the director's or officer's interest therein are disclosed to or known by the directors or a committee noted in the minutes, and the transaction is approved, authorized, or ratified by the disinterested directors, (ii) the material facts of the transaction and the director's or officer's interest therein are disclosed to or known by the stockholders entitled to vote and the transaction is approved or ratified by the stockholders, (iii) the material facts are not disclosed or known to the director or officer at the time the transaction is brought before the directors for action, or (iv) the transaction is established to have been fair to the Issuer at the time it was authorized or approved.

NEVADA ANTI-TAKEOVER LEGISLATION

    Nevada's Combinations with Interested Stockholders statute (NRS SectionSection78.411-78.444), which applies to Nevada corporations having at least 200 stockholders, prevents an "interested stockholder" and an applicable Nevada corporation from entering into a "combination" unless certain conditions are met. A "combination" means any merger or consolidation with an "interested stockholder," or any sale, lease exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, with an "interested stockholder" having: (i) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) 10% or more of the earning power or net income of the corporation. An "interested stockholder" means a person who, together with affiliates and associates, beneficially owns (or within the prior three years, did beneficially own) 10% or more of the voting power of the corporation. A corporation to which this statute applies may not engage in a "combination" within the three years after the interested stockholder acquired its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. If this approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors or a majority of the voting power held by disinterested stockholders, or if the consideration to be paid by the interested stockholder is at least equal to the highest of: (i) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (ii) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (iii) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

      Nevada's Acquisition of Controlling Interest statute (NRS SectionSection78.378-78.3793) applies only to Nevada corporations with at least 200 stockholders, including at least 100 stockholders of record who are Nevada residents, and which conduct business directly or indirectly in Nevada. As of the date of this Prospectus, the Issuer does not have 100 stockholders of record who are residents of Nevada, although there can be no assurance that in the future the Acquisition of Controlling Interest statute will not apply to the Issuer.

      The Acquisition of Controlling Interest statute prohibits an acquiror, under certain circumstances, from voting its shares of a target corporation's stock after crossing certain ownership threshold percentages, unless the acquiror obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds: one-fifth or more by less than one-third, one-third but less than a majority, and a majority or more, of the outstanding voting power. Once an acquiror crosses one of the above thresholds, those shares in an offer or acquisition and acquired within 90 days thereof become "Control Shares" and such Control Shares are deprived of the right to vote until disinterested stockholders restore the right. The Acquisition of Controlling Interest statute also provides that in the event Control Shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the Control Shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

                          DESCRIPTION OF THE WARRANTS

      The Warrants were issued pursuant to a Warrant Agreement (the "Warrant Agreement") between the Issuer and State Street Bank and Trust Company, as warrant agent (the "Warrant Agent"). The following summary of certain provisions of the Warrant Agreement and the Warrants does not purport to be complete and is qualified in its entirety by reference to the Warrant Agreement and the Warrants, including the definitions therein of certain terms.

GENERAL

      The Warrants entitle the holders thereof to purchase an aggregate of 2,215,000 shares of Common Stock at the Exercise Price, subject to adjustment. The Warrants are exercisable at any time on or after the Separation Date prior to March 1, 2010. Unless exercised, the Warrants will automatically expire on the Expiration Date. The Warrants entitle the holders thereof to purchase in the aggregate 40% of the outstanding Common Stock of the Issuer, representing an indirect interest in 10% of the outstanding Holdings Common Membership Interests on a fully diluted basis as of the date of issuance after giving effect to such issuance.

      The Warrants may be exercised at any time on or after the Separation Date by surrendering to the Issuer at the office of the Warrant Agent the Warrant certificates evidencing such Warrants with the accompanying form of election to purchase properly completed and executed, together with payment of the Exercise Price. Payment of the Exercise Price may be made in the form of cash or a certified or official bank check payable to the order of the Issuer. Upon surrender of the Warrant certificate and payment of the Exercise Price, the Warrant Agent will deliver or cause to be delivered, to or upon the written order of such holder, a stock certificate representing the number of whole Warrant Shares or other securities or property to which such holder is entitled under the Warrant Agreement and the Warrants, including, without limitation, any cash payment to adjust for fractional interests in Warrant Shares issuable upon such exercise in accordance with the Warrant Agreement. If less than all of the Warrants evidenced by a Warrant certificate are to be exercised, a new Warrant certificate will be issued for the remaining number of Warrants.

      No fractional Warrant Share will be issued upon exercise of the Warrants. If any fraction of a Warrant Share would, except for the foregoing provision, be issuable on the exercise of any Warrants (or a specified portion thereof), the Issuer shall pay an amount in cash equal to the current market price per Warrant Share, as determined on the day immediately preceding the date the Warrant is presented for exercise, multiplied by such fraction, computed to the nearest whole U.S. cent.

      Certificates for Warrants have been and will be issued in registered form only, and no service charge will be made for registration of transfer or exchange upon surrender of any Warrant certificate at the office of the Warrant Agent maintained for that purpose. The Issuer may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration, transfer or exchange of Warrant certificates.

      The holders of the Warrants have no right to receive dividends. The holders of the Warrants are not entitled to share in the assets of the Issuer in the event of liquidation, dissolution or winding up of the Issuer's affairs.

      In the event of taxable distribution to holders of Issuer Stock which results in an adjustment to the number of Warrant Shares or other consideration for which a Warrant may be exercised, the holders of the Warrants may, in certain circumstances, be deemed to have received a distribution subject to United States federal income tax as a dividend. See "Certain United States Federal Income Tax Considerations."

SEPARATION

      Each Warrant was originally issued as part of a Unit consisting of: (i) $1,000 principal amount at maturity of Notes of the Note Issuers; and (ii) 10 Warrants to purchase 10 shares of Common Stock. Pursuant to the terms of the Indenture and the Warrant Agreement, the Notes and the Warrants were to become separately transferable on the "Separation Date," being the earliest of: (i) September 1, 1998; (ii) the date on which a registration statement with respect to the Notes or a registration statement with respect to the Warrants and the Warrant Shares was filed with the Commission under the Securities Act; (iii) the occurrence of a Change of Control (as defined in the Indenture) or a sale or recapitalization of the Issuer, Holdings or the Company occurs (a "Triggering Event"); (iv) 30 days after a Qualified Public Offering; (v) the occurrence of an Event of Default (as defined in the Indenture); or (vi) such earlier date as determined by Merrill Lynch & Co. in its sole discretion. The Separation Date occurred on filing of the Registration Statement.

NO VOTING RIGHTS

      Neither the holders of the Warrants nor, prior to a Qualified Public Offering, the holders of the Warrant Shares will have any right to vote on any matter submitted to shareholders, including any right to vote for the election of directors of the Issuer. Upon the consummation of a Qualified Public Offering, holders of the Warrant Shares will have full voting rights as shareholders of the IPO Entity. Prior to the Issue Date, the Trust, Sommer Enterprises, London Clubs, LCNI, the Issuer and the Warrant Agent on behalf of the holders of Warrants and Warrant Shares entered into the Equity Participation Agreement under which the parties agreed that they would not effect a Qualified Public Offering unless the Trust and London Clubs (directly or indirectly) and the holders of the Warrants and the Warrant Shares each hold their respective equity interests in the IPO Entity.

ADJUSTMENTS

      The number of shares of Common Stock purchasable upon the exercise of the Warrants and the Exercise Price both will be subject to adjustment in certain events (subject to certain exceptions) including (i) the payment by the Issuer of dividends (and other distributions) on Issuer Stock payable in Issuer Stock,
(ii) subdivisions, combinations and reclassifications of Issuer Stock, (iii) the issuance to all holders of Issuer Stock of rights, options or warrants entitling them to subscribe for Issuer Stock or of securities convertible into or exchangeable for Issuer Stock, for a consideration per share of Issuer Stock which is less than the current market price per share of such Issuer Stock and
(iv) the distribution to all holders of Issuer Stock of any of the the Issuer's assets, debt securities or any rights or warrants to purchase securities (excluding those rights and warrants referred to in clause (iii) above and excluding cash dividends less than a specified amount). In addition, the Exercise Price may be reduced in the event of purchases of Issuer Stock pursuant to a tender or exchange offer made by the Issuer or any subsidiary thereof at a price greater than the sale price of such Issuer Stock at the time such tender or exchange offer expires.

      No adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least 1% in the Exercise Price; PROVIDED, HOWEVER, that any adjustment which is not made will be carried forward and taken into account in any subsequent adjustment.

      In the case of certain consolidations or mergers of the Issuer, or the sale of all or substantially all of the assets of the Issuer to another corporation, each Warrant shall thereafter be exercisable for the right to receive the kind and amount of shares of stock or other securities or property to which such holder would have been entitled as a result of such consolidation, merger or sale had the Warrants been exercised immediately prior thereto.

AUTHORIZED SHARES

      The Issuer has authorized for issuance such number of shares of Common Stock as shall be issuable upon the due exercise of all outstanding Warrants. Such shares of Common Stock, when paid for and issued, will be duly and validly issued, fully paid and non-assessable, free of preemptive rights and free from all taxes, liens, charges and security interests with respect to the issue thereof (other than any such tax, lien, charge or security interest imposed upon or granted by the holder of the Common Stock).

AMENDMENT

      From time to time, the Issuer and the Warrant Agent, without the consent of the holders of the Warrants, may amend or supplement the Warrant Agreement for certain purposes, including curing defects or inconsistencies or making changes that do not materially adversely affect the rights of any holder. Any amendment or supplement to the Warrant Agreement that has a material adverse effect on the interests of the holders of the Warrants shall require the written consent of the holders of a majority of the then outstanding Warrants (excluding Warrants held by the Issuer or any of its affiliates). The consent of each holder of the Warrants affected shall be required for any amendment pursuant to which the Exercise Price would be increased or the number of Warrant Shares purchasable upon exercise of Warrants would be decreased (other than pursuant to adjustments provided in the Warrant Agreement).

GOVERNING LAW

      The Warrant Agreement and the Warrants are governed by, and construed in accordance with, the laws of the State of New York without regard to the principles of conflicts of law thereof.

ADDITIONAL INFORMATION

      Any holder of Warrants or prospective investor may obtain a copy of the Warrant Agreement and the Warrant Registration Rights Agreement without charge by writing to Aladdin Gaming Enterprises, Inc., c/o Aladdin Gaming, LLC, 831 Pilot Road, Las Vegas, Nevada 89119; Attention: Corporate Secretary.

REPORTS

      Whether or not the Issuer is subject to the reporting requirements of the Exchange Act, the Issuer shall cause copies of (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuer was required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Holdings Group, and, with respect to the annual information only, a report therein by the Issuer's certified independent accountants and
(ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuer was required to file such reports, in each case within the time periods specified in the Commissions's rules and regulations, to be filed with the Commission (to the extent permitted) and the Warrant Agent and mailed to the holders of the Warrants at their addresses appearing in the registrar of Warrants maintained by the Warrant Agent to the same extent as such reports are furnished to the holders of the Notes in accordance with the Indenture.

                 DESCRIPTION OF NOTEHOLDER COMPLETION GUARANTY
                           AND DISBURSEMENT AGREEMENT

NOTEHOLDER COMPLETION GUARANTY

        The Trust, London Clubs and Bazaar Holdings (collectively, the "Guarantors") have entered into a guaranty of performance and completion (the "Noteholder Completion Guaranty") in favor of the Trustee (for the benefit of the Noteholders). The Noteholder Completion Guaranty provides that the Guarantors jointly and severally guarantee, among other things, to the Trustee (for the benefit of the Noteholders) and covenant and agree to make any and all payments to or on behalf of the Company as may be necessary in order to permit and assure that:

    (i) the Company will promptly carry out the work required for the construction of the Aladdin with due diligence and continuity, in an expeditious and first-class workmanlike manner in accordance with the Approved Plans and Specifications (as defined below) in all material respects and will correct as soon as possible any material defect in such work or material deviation from the Approved Plans and Specifications;

    (ii) the Company will punctually pay all costs, expenses and liabilities incurred by the Company in connection with the construction of the Aladdin in accordance with the Approved Plans and Specifications, and all claims and demands for labor, material and services incurred by the Company prior to completion of the work and in connection with cost overruns of any type and all amounts which the Company may be required to pay from time to time in order to keep the project "In Balance" as such term is defined in the Noteholder Completion Guaranty;

   (iii) the Company will complete the construction of the required Minimum Aladdin Facilities on schedule and in accordance with the Approved Plans and Specifications lien-free other than Permitted Liens;

    (iv) the Company will provide the expertise necessary to supervise such work at no cost to the Trustee;

    (v) in the event the Guarantors fail to pay and/or perform their respective obligations under the Noteholder Completion Guaranty, the Trustee (in addition to any other rights and remedies afforded by applicable law) may pay and perform the Guaranteed Obligations on behalf of the Guarantors, in which case the Guarantors, upon demand, must reimburse the Trustee for all costs, expenses and liabilities incurred in connection therewith; and

    (vi) the Guarantors shall pay the Trustee all reasonable out-of-pocket costs and expenses of the Trustee in connection with the enforcement of the Noteholders' rights and remedies under the Noteholder Completion Guaranty.

      The obligations of the Guarantors under the Noteholder Completion Guaranty are subject to certain important qualifications. In particular, the Trustee may not exercise any rights or declare any default under the Noteholder Completion Guaranty and shall not pursue any remedies thereunder including, but not limited to demanding payment or performance during any period that the Bank Completion Guaranty is in effect and the Guarantors thereunder have not been released in writing by the Bank Lenders. Notwithstanding the foregoing, however, the Trustee shall be permitted to exercise any and all rights, declare a default, commence enforcement proceedings and pursue any and all remedies under the Noteholder Completion Guaranty:

    (i) at any time prior to the date that any funds have been advanced or disbursed to the Company pursuant to the Bank Credit Facility;

    (ii) at any time prior to Completion and from after the date on which all indebtedness evidenced and secured by the Bank Credit Facility has been indefeasibly paid in full and the Bank Lenders have released the Guarantors in writing from their obligations under the Bank Completion Guaranty; and

   (iii) at any time after which all of the following events have occurred and are continuing:

       (a) an event of default under the Bank Completion Guaranty has occurred and is continuing and such event of default has remained uncured for the number of applicable Trigger Days (as defined herein);

       (b) a Funding Cessation (as defined herein) has occurred and is continuing for the aggregate number of applicable Trigger Days; PROVIDED, HOWEVER, in no event shall aggregate Funding Cessations exceed 180 days in the aggregate (which shall be extended for the number of days during which a Force Majeure Event (as defined below) or Insolvency Proceeding of the Company which impairs the Bank Lenders directly or indirectly from enforcing the Bank Completion Guaranty has occurred and is continuing which such extension shall terminate upon the filing by the Bank Lenders of an action against the Guarantors under the Bank Completion Guaranty to enforce the obligations of the Guarantors thereunder which are susceptible of performance notwithstanding the Insolvency Proceeding of the Company) in any consecutive 365 day period; and

       (c) the construction work which has been substantially completed in accordance with the Approved Plans and Specifications (as certified by the Construction Consultant) on the date in question has not progressed to the stage of completion set forth for such date (subject to any extensions based upon Force Majeure Events or an Insolvency Proceeding of the Company which impairs the Bank Lenders, directly or indirectly, from enforcing the Bank Completion Guaranty has occurred and is continuing, which such extension shall terminate upon the filing by the Bank Lenders of an action against the Guarantors under the Bank Completion Guaranty to enforce the obligations of the Guarantors thereunder which are susceptible of performance notwithstanding the Insolvency Proceeding of the Company) in the Construction Benchmark Schedule (as defined in the Noteholder Completion Guaranty).

      The Noteholder Completion Guaranty also provides that performance in all material respects of the obligations of the Guarantors under the Bank Completion Guaranty (as in effect on the Issue Date, or as may be amended from time to time so long as in connection with each such amendment the Construction Consultant certifies to the Trustee that, after giving effect to such amendment, (i) the Minimum Aladdin Facilities are still capable of being completed by the Operating Deadline, and (ii) the Guarantors have consented to such amendment) shall be deemed to be performance of the corresponding obligations under the Noteholder Completion Guaranty and performance in all material respects of the obligations of the Guarantors under the Noteholder Completion Guaranty shall be deemed to be performance of the corresponding obligations under the Bank Completion Guaranty.

      Under the Noteholder Completion Guaranty, the Trustee covenants and agrees that (i) the right of the Trustee to demand payment and/or performance of the obligations under the Noteholder Completion Guaranty, to exercise any rights, remedies and options and/or to commence enforcement proceedings under the Noteholder Completion Guaranty shall be subject to the delivery by the Trustee of a written notice to the Administrative Agent no later than 10 business days prior to the making of such demand for payment and/or performance, exercise of rights remedies and options, or commencement of enforcement proceedings, as applicable, (ii) the Bank Lenders shall have all rights at law and equity including, without limitation, the right to seek an injunction or other extraordinary remedy to prevent or prohibit the making of any demand for payment and/or performance, exercise of rights remedies and options, or commencement of enforcement proceedings by the Trustee which is in contravention of the "standstill" provisions of the Noteholder Completion Guaranty described above, and (iii) the Noteholder Completion Guaranty shall not have been amended, modified, and/or amended and restated without the prior written consent of the Administrative Agent in its sole discretion; provided that the consent of the Administrative Agent shall not be required in connection with to corrective amendments required to be made to the Noteholder Completion Guaranty as and when corresponding amendments are made to the Bank Completion Guaranty.

      In addition, the Trustee on its own behalf and on behalf of the Noteholders has covenanted and agreed that the rights, remedies and options of the Trustee under the Noteholder Completion Guaranty in no way restrict the rights and remedies of the Administrative Agent and the Bank Lenders under the Bank Credit Facility or any security therefor including, without limitation, the right to commence and prosecute to completion enforcement of the Bank Credit Facility and any documents evidencing or securing the obligations under the Bank Credit Facility. The Trustee agreed on its own behalf and on behalf of the Noteholders that no Person shall have any right whatsoever to interpose a right of offset, defense, claim or counterclaim with respect to any enforcement of the Bank Credit Facility documents based upon a claim that the Trustee has the right to performance of the guaranteed obligations before such enforcement can be commenced or prosecuted or judgment thereon can be executed by or on behalf of the Bank Lenders.

      "Approved Plans and Specifications" shall mean all plans, specifications, design documents, schematic drawings and related items for the design, architecture and construction of the Aladdin, as delivered to the Trustee on the Issue Date, as the same may be (x) finalized in a manner that reflects a natural evolution of their status on the date hereof and in a manner consistent with the standards set forth in the Credit Agreement with respect to the Bank Credit Facility (the "Bank Credit Agreement") and (y) amended in accordance with the Bank Credit Agreement.

      "Construction Benchmark Schedule" shall have the meaning set forth in the Noteholder Completion Guaranty and the Bank Credit Agreement.

      A "Funding Cessation" shall occur at any time that funds are unavailable to the Company (from any source whatsoever) to fund draws under the Bank Credit Facility in an amount equal to 75% of the draw request in question or the Construction Consultant fails to deliver the On Schedule Certificate as contemplated by the Engagement Letter among Rider Hunt (NV) L.L.C., the Administrative Agent, the Disbursement Agent, the Trustee, and others.

      "Force Majeure Event" shall mean any event which is defined as a "Force Majeure" in the Design/ Build Contract and/or that causes a delay in the construction of the Aladdin and is outside the Company's control but only to the extent (a) such event does not arise out of (i) the negligence, willful misconduct or inefficiencies of the Company, (ii) late performance by the Design/Builder or ADP, (iii) any cause or circumstances resulting in delays, stoppage or any other interference with the construction of the Aladdin caused by the insolvency, bankruptcy or any lack of funds by the Company, any of the other Project Parties (as defined herein), the Energy Provider, Unicom, and/or ADP, or (iv) delays, stoppage or other interference with the construction of the Aladdin caused by the insolvency, bankruptcy or any lack of funds by Bazaar, Aladdin Music and/or the construction contractors and project architects with respect to the Mall Project, the Music Project and/or the Energy Project, and
(b) such event consists of an Act of God (such as tornado, flood, hurricane, etc.), fires and other casualties; strikes, lockouts or other labor disturbances (except to the extent taking place at the Project Site only); riots, insurrections or civil commotions; embargoes, shortages or unavailability of materials, supplies, labor, equipment and systems that first arise after the Issue Date, but only to the extent caused by another act, event or condition covered by this clause (b); sabotage; vandalism; the requirements of law, statutes, regulations and other legal requirements enacted after the Issue Date (unless the Company should, in the exercise of due diligence and prudent judgment, have anticipated such enactment); orders or judgments; or any similar types of events, provided, that (x) the Company has sought to mitigate the impact of the delay, (y) any delay resulting from the foregoing shall not exceed 365 days, and (z) the period during which a Force Majeure

Event exists shall commence on the date that the Company has given the Trustee and the Administrative Agent written notice describing in reasonable detail the event which constitutes a Force Majeure Event and the Trustee and the Administrative Agent have confirmed the existence of such Force Majeure Event on the date of such notice and shall end on the date that such Force Majeure Event no longer exists, whether or not notice is given to the Trustee and the Administrative Agent, as determined by the Construction Consultant.

      "Trigger Days" shall be defined as follows:

    (i) an aggregate of 60 calendar days during any period in which the Bank Lenders have disbursed more than $1 and up to and including $35.0 million of the Bank Credit Facility to the Company;

    (ii) an aggregate of 90 calendar days during any period in which the Bank Lenders have disbursed more than $35.0 million and up to and including $70.0 million of the Bank Credit Facility to the Company;

   (iii) an aggregate of 120 calendar days during any period in which the Bank Lenders have disbursed more than $70.0 million and up to and including $110.0 million of the Bank Credit Facility to the Company; and

    (iv) an aggregate of 180 calendar days during any period in which the Bank Lenders have disbursed more than $110.0 million of the Bank Credit Facility to the Company.

DISBURSEMENT AGREEMENT

        The Company, Holdings, Scotiabank, as the Administrative Agent under the Bank Credit Facility, the Trustee, Scotiabank, as the Disbursement Agent on behalf of the Bank Lenders and the Trustee (the "Disbursement Agent"), and as Securities Intermediary and the Servicing Agent entered into the Disbursement Agreement concurrently with the closing of the Offering. The following summary of the material provisions of the Disbursement Agreement does not purport to be complete and is qualified in its entirety by reference to the Disbursement Agreement, including the definitions therein of certain terms used below. Capitalized terms that are used hereunder but not otherwise defined in this Prospectus have the meanings assigned to them in the Disbursement Agreement.

      Pursuant to the Disbursement Agreement, on the Issue Date approximately $35 million of the net proceeds of the Offering were deposited into the Note Construction Disbursement Account, which is subject to the sole dominion and control of the Disbursement Agent on behalf of the Trustee (for the benefit of the Noteholders) and the proceeds from the Term B Loan and the Term C Loan were advanced to the Company and thereafter deposited by the Company into the Cash Collateral Account, which will be subject to the sole dominion and control of the Disbursement Agent on behalf of the Bank Lenders who have made the Term B Loans and the Term C Loans. All funds in the Note Construction Disbursement Account are pledged to the Disbursement Agent for the benefit of the Trustee to secure repayment of the Notes and all funds in the Cash Collateral Account are pledged to the Disbursement Agent to secure repayment of the Term B Loans and Term C Loans. The Disbursement Agreement establishes the conditions to, and the sequencing of, the making of disbursements of the proceeds of the Offering, the funds from the Term B Loan and Term C Loan and the advances of the Term A Loan and from other sources. Pursuant to the Disbursement Agreement, (i) all of the proceeds from the Offering must be expended before any proceeds from the Term B Loan and Term C Loan may be disbursed; (ii) the proceeds from the Term B Loan and the Term C Loan will be disbursed pro rata; and (iii) advances under the Term A Loan will only be made after all of the proceeds of the Term B Loan and Term C Loan are expended (other than to fund draws under Letters of Credit which are issued as part of the Bank Credit Facility). The drawdown of funds under the FF&E Financing will not be subject to the provisions of the Disbursement Agreement.

      The Disbursement Agreement authorizes disbursement from the Note Construction Disbursement Account and the Cash Collateral Account only upon the satisfaction of various conditions precedent set forth in the Disbursement Agreement. These conditions include, among other things:

    (i) delivery by the Company of a disbursement request and certificate certifying as to, among other things, (a) the application of funds to be disbursed, (b) the substantial conformity of construction undertaken to date with the Approved Plans and Specifications, as amended from time to time, in accordance herewith, (c) the expectation that the Aladdin will be completed by the Operating Deadline, (d) the accuracy of the budget for the construction of the Aladdin, as amended from time to time in accordance with the Bank Credit Agreement, (e) the sufficiency of remaining funds to complete the Aladdin by the Operating Deadline, (f) compliance with line item budget allocations, taking into account allocations for contingencies; (g) the accuracy of the representations and warranties contained in the Disbursement Agreement, the other Loan Documents, the Bank Completion Guaranty, the Noteholder Completion Guaranty, and the other material project documents (collectively, the "Operative Documents"), as if made on such date (except those that relate to a different date) unless the failure of the foregoing to be the case would not have a material adverse effect on the financial condition, business, property, prospects or the ability of the Company, and to the Company's knowledge each of AHL, Holdings, London Clubs, LCNI, Design/Builder and Fluor (collectively, the "Project Parties") to perform in all material respects their respective obligations under the Operative Documents to which they are a party; (h) the Operative Documents continue to be in full force and effect and (i) the absence of an event of default with respect to certain material covenants in the Operative Documents which would be reasonably likely to cause a material adverse effect on the financial condition, business, property, prospects or the ability of the Company or (to the Company's knowledge) any of the Project Parties to perform their respective obligations under the Operative Documents to which they are a party;

    (ii) the absence of any default or an event of default (each as defined in the Bank Credit Agreement) with respect to the Operative Documents which would be reasonably likely to cause a material adverse effect on the financial condition, business, property or prospects of the Company, or to the Company's knowledge of the Project Parties and their ability to perform in all material respects their respective obligations under the Operative Documents to which they are a party;

   (iii) delivery by the Construction Manager, the Construction Consultant and the Project Architect of certificates corroborating various matters set forth in the Company's disbursement request and certificate;

    (iv) compliance by the Guarantors under the Bank Completion Guaranty and London Clubs and AHL, as Sponsors, of their respective obligations under the Keep-Well Agreement;

    (v) receipt by the Company of the governmental approvals required to be in effect at such time;

    (vi) delivery by the Company to the Disbursement Agent of the acknowledgment of payment and lien releases required under the Disbursement Agreement;

   (vii) the procurement of all insurance policies required under the Disbursement Agreement, including required endorsements,

  (viii) the absence of pending material litigation which materially and adversely affects the financial condition, business, property, prospects or ability of the Company or the Project Parties to perform in all material respects their respective obligations under the Operative Documents to which they are a party;

    (ix) all of the documents evidencing the Disbursement Agent's security interest in the proceeds, if any, in the Note Construction Disbursement Account (for the sole and exclusive benefit of the

         Trustee and the Noteholders) and in the Series A Preferred Interests, and the Bank Lenders' security interest in the collateral pledged as security under the Bank Credit Facility being in full force and effect;

    (x) the absence of any material adverse change in the financial condition, business, property, prospects or the ability of the Company and the Project Parties to perform in all material respects their respective obligations under the Operative Documents to which they are a party;

    (xi) delivery of title insurance endorsements which increase the amount of title insurance coverage by the amount of such advances and which insure the first priority of the Deed of Trust;

   (xii) payment of all applicable fees and expenses; and

  (xiii) delivery of amounts required in order for the Project Budget and all contingencies and reserves to be In Balance.

      The Disbursement Agreement establishes procedures for the approval by the Bank Lenders of amendments to the Approved Plans and Specifications. Pursuant to the Disbursement Agreement, the Approved Plans and Specifications may be amended by the Company, the Guarantors and the Bank Lenders at any time so long as in connection with each such amendment, the Construction Consultant certifies to the Trustee that (i) after giving effect to the amendment, the Approved Plans and Specifications (as so amended) continue to call for the construction of the Aladdin Minimum Facilities; (ii) after giving effect to the amendment, the Approved Plans and Specifications (as so amended), will continue to permit the Aladdin Minimum Facilities to be completed on or prior to the Operating Deadline, and (iii) the Guarantors have consented in writing to such amendment.

      Pursuant to the Disbursement Agreement, with the approval of each disbursement, the Construction Consultant (to the extent that the circumstances factually permit the Construction Consultant to do so in good faith) has agreed to provide the Lenders and the Trustee with a certificate which provides in substance that as of such date the Minimum Aladdin Facilities continue to be capable of being completed in accordance with the Approved Plans and Specifications on or before the Operating Deadline (the "On Schedule Certificates"). In addition, the Administrative Agent has agreed to send to the Trustee a copy of each written notice of any default or event of default under the Bank Credit Agreement which the Administrative Agent sends to the Company.

           DESCRIPTION OF CERTAIN INDEBTEDNESS AND OTHER OBLIGATIONS

    The following discussion summarizes the material terms of certain material financing agreements which are either in place or are currently being negotiated between the Company (and/or the Controlling Stockholders) and various other parties. This summary does not purport to be complete and is qualified in its entirety by reference to the full agreements described herein once finalized and executed. Capitalized terms used but not otherwise defined herein shall have the meaning ascribed to such terms in the agreement being described (unless otherwise indicated).

BANK CREDIT FACILITY

    GENERAL DESCRIPTION OF THE BANK CREDIT FACILITY. The Company has entered into the Bank Credit Facility with a syndicate of lenders (the "Bank Lenders"), Scotiabank, as Administrative Agent, CIBC Oppenheimer Corp., as the documentation agent ("Documentation Agent"), and Merrill Lynch Capital Corporation ("Merrill"), as the syndication agent ("Syndication Agent"). The Bank Credit Facility, which comprises senior secured construction/term loan facilities, consists of three construction/term loans: (i) the $136.0 million Term A Loan that has a stated maturity date of seven years from the closing date of the Bank Credit Facility (the "Bank Closing Date"), (ii) the $114.0 million Term B Loan that has a stated maturity date of eight and one half years from the Bank Closing Date, and (iii) the $160.0 million Term C Loan that has a stated maturity date of ten years from the Bank Closing Date (each term loan, a "Loan"). The Loans will convert from construction loans into amortizing term loans on a date (the "Conversion Date") which is the earlier of (x) the issuance of a permanent certificate of occupancy for the Aladdin (which must include appropriate parking facilities) and operating permits for the Plant or (y) the completion of the Aladdin and the Plant as determined by the Administrative Agent and the Construction Consultant. The proceeds of the Bank Credit Facility shall be used by the Company to finance a portion of the main Project Costs. The maximum amount of the Bank Credit Facility is $410.0 million plus, subject to certain conditions, certain additional amounts as described under "Description of the Notes--Certain Covenants."

    On the date on which the initial Advance was made, the Bank Lenders that had committed to make the Term B Loan and the Term C Loan, advanced their respective committed amounts thereof to an account (the "Cash Collateral Account") over which the Disbursement Agent has dominion and control over, and a perfected first security interest for the benefit of the Bank Lenders which have advanced the Term B Loan and the Term C Loan. The proceeds of the Term B Loan and the Term C Loan will not be disbursed from the Cash Collateral Account until all of the proceeds of the Offering have been expended, and the proceeds of the Term B Loan and the Term C Loan shall be fully disbursed from the Cash Collateral Account prior to any advance of the Term A Loan (other than advances of the Term A Loan which are made to reimburse Scotiabank (in such capacity, the "LC Issuer") for disbursements made in respect of Letters of Credit which have been drawn upon). Disbursements from the Cash Collateral Account (with respect to the Term B Loan and the Term C Loan) and advances of the Term A Loan shall be made in accordance with the Disbursement Agreement but no advances under the Bank Credit Facility shall be made on or after the Conversion Date.

    LETTERS OF CREDIT. The Bank Credit Facility provides that the Company may from time to time (prior to a certain period preceding the Conversion Date) request that one or more letters of credit (the "Letters of Credit") be issued or extended if required as a deposit by suppliers and/or contractors providing materials to the Aladdin; PROVIDED, HOWEVER, no Letter of Credit shall be issued for the Gaming Equipment and Specified Equipment which is covered by the FF&E Financing. The aggregate amount of such Letters of Credit shall not exceed $20.0 million.

    MATURITY DATE OF THE BANK CREDIT FACILITY. The entire outstanding principal balance of the Loans, together with all unpaid interest thereon and other amounts due to the respective Bank Lenders under the documents pursuant to which the Loans were made (the "Loan Documents") is due and payable in immediately available funds on the stated maturity date of each Loan.

    The maturity dates of the Loans shall be the earlier of (a) the date upon which the Loans become immediately due and payable by reason of the occurrence of an event of default under the Loan Documents (beyond the expiration of applicable grace, notice and cure periods) and (b) the above mentioned stated maturity date for each Loan.

    INTEREST RATE. At the Company's option, the Loans will bear interest at either Scotiabank's (i) alternate base rate (the "Alternate Base Rate" or "ABR") or (ii) reserve adjusted LIBOR plus, in each case, the applicable following margins.

        (a) In the case of the Term A Loan and prior to the date on which is 6 months after the Conversion Date, the following margin applies: Alternate Base Rate +200 bps and reserve adjusted LIBOR +300 bps.

        (b) As regards the Term A Loan, from and after the date which is six months after the Conversion Date, the applicable margin set forth in the currently effective compliance certificate applies:

                                                               ALTERNATE BASE
TOTAL DEBT TO EBITDA                                                RATE            LIBOR
-----------------------------------------------------------  ------------------  ------------
greater than or equal to 4.0x..............................          +175 bps        +275 bps
less than 4.0x and greater than or equal to 3.5x...........          +150 bps        +250 bps
less than 3.5x and greater than or equal to 3.0x...........          +100 bps        +200 bps
less than 3.0x and greater than or equal to 2.5x...........           +75 bps        +175 bps
less than 2.5x.............................................           +50 bps        +150 bps

        (c) With respect to the proceeds of the Term B Loan and the Term C Loan which are being held in the Cash Collateral Account, the Alternate Base Rate margin shall be +100 bps and the reserve adjusted LIBOR margin is +200 bps.

        (d) With respect to all portions of the Term B Loan and the Term C Loan which have been disbursed from the Cash Collateral Account, the Term B Loan and Term C Loan will bear interest based at either LIBOR or the Alternate Base Rate, in both cases, plus a certain margin.

    OPTIONAL PREPAYMENTS. The Bank Credit Facility allows the Company to prepay, at its option, certain of the Loans under certain conditions.

    SCHEDULED AMORTIZATION. From and after the Conversion Date, the principal amount of the Bank Credit Facility will be amortized (the "Scheduled Amortization") on certain scheduled quarterly dates (ranging from 20 scheduled quarters for the Term A Loan, 26 scheduled quarters for the Term B Loans and 32 scheduled quarters for the Term C Loan) and in certain amounts (ranging from $4.0 million to $10.0 million per quarter for the Term A Loan, $300,000 to $20.0 million per quarter for the Term B Loan, and $400,000 to $25.5 million per quarter for the Term C Loan).

    MANDATORY PREPAYMENTS. From and after the Conversion Date, the Company shall make mandatory prepayments of principal (the "Mandatory Prepayments") in addition to the Scheduled Amortization on certain scheduled quarterly dates and in certain amounts based on a percentage of the Excess Cash Flow from the Aladdin. In addition to the foregoing payments and the Scheduled Amortization, the entire outstanding principal balance of the Bank Credit Facility shall become immediately due and payable (and any outstanding Letters of Credit shall be cash collateralized) and the obligation of any Bank Lender which has committed to make a Term A Loan or participate in the Letters of Credit shall automatically terminate (a) upon a sale, transfer or conveyance of or borrowing against (whether or not secured by) the Aladdin not otherwise permitted by the Loan Documents, (b) a change in control (as defined in the Bank Credit Facility) or (c) if no disbursement of any proceeds of the Term B Loan or the Term C Loan is made from the Cash Collateral Account within twelve months after the Bank Closing Date (subject to Force Majeure Events). Subject to certain Bank Lenders' rights to elect not to receive a Mandatory Prepayment, Mandatory Prepayments of the Bank Credit Facility will be applied in the inverse order against the Scheduled Amortization PRO RATA among the Term A Loan, the Term B Loan and the Term C Loan. The Loan Documents provide, in relevant part, that the amount of any Mandatory Prepayment of the Term B Loan and the Term C Loan which is due from the Company with respect to a change of control of the Company or the interests of the Sponsors (excluding a transfer of the Sponsor interests resulting from the exercise of warrants issued in connection with the Notes) shall be 101% of the principal amount of the Term B Loan and the Term C Loan.

    COMMITMENT FEE. From and after the Bank Closing Date and until the Conversion Date, a non-refundable fee (the "Term A Loan Commitment Fee") in the amount of 0.5% per annum of the unfunded portion of the Term A Loan shall accrue on the daily average unfunded portion of the Term A Loan. The Term A Loan Commitment Fee shall be payable to the Bank Lenders which have made a commitment to make the Term A Loan on the last business day of each calendar quarter in arrears in proportion to their respective unfunded commitments of the Term A Loan.

    SECURITY. As security for the Bank Credit Facility, the Company has entered into a deed of trust in favor of the Bank Lenders securing the Notes and all obligations of the Company under the Loan Documents, encumbering the Aladdin (including any and all leasehold interests) as a first priority lien, subject only to those title exceptions approved by the Administrative Agent.

    The Company has also assigned all present and future of leases, rents, issues and profits in favor of the Bank Lenders, assigning to the Bank Lenders such leases pertaining to the Aladdin, including the Ground Leases and the Theater Lease and, to the extent they are assignable, the contracts, agreements, proposals, permits, approvals, plans and specifications pertaining to the Aladdin.

    In addition, the Company has entered into security agreements granting to the Bank Lenders a continuing first priority security interest in all accounts, accounts receivable, all reserves, all licenses (other than liquor licenses and those granted pursuant to Gaming Approvals to the extent they cannot be assigned), Specified Equipment and Gaming Equipment installed in, affixed to, placed upon and used in connection with the Aladdin which are owned or leased by the Company (subject to the rights of the FF&E Lender under the FF&E Financing), the Marks and all other tangible or intangible personal property owned by the Company.

    As further security for the Bank Credit Facility, (a) AHL has entered into a pledge and security agreement pledging all of its interest in Sommer Enterprises to the Bank Lenders; (b) Sommer Enterprises has entered into a pledge and security agreement pledging all of its interests in the Issuer and Holdings to the Bank Lenders; (c) the Issuer has entered into a pledge and security agreement pledging all of its interests in Holdings (other than the interests relating to the Warrants which have been issued by the Issuer in connection with the Offering) to the Bank Lenders; (d) Holdings has entered into a pledge and security agreement pledging all of its interest in the Company to the Bank Lenders other than the Series A Preferred Interests; (e) the Company has entered into a pledge and security agreement pledging all of its interest in AMH to the Bank Lenders; and (f) AMH has entered into a pledge and security agreement pledging all of its interest in Aladdin Music to the Bank Lenders; (g) LCNI has entered into a pledge and security agreement pledging all of its interest in Holdings to the Bank Lenders; and (h) Holdings has entered into a pledge and security agreement pledging all of its interest in Capital to the Bank Lenders. The pledges of the equity securities of those entities registered as holding companies or licensed by the Nevada Commission will require the approval of the Nevada Commission in order to remain effective. In addition, if such companies are registered and licensed (as applicable), separate approvals will be required to foreclose on the pledges and such approvals will require the licensing of the Bank Lenders unless such requirement is waived by the Nevada Gaming Authorities upon application by the Bank Lenders. Furthermore, if the Company is licensed by the Nevada Gaming Authorities at any time during the term of the Bank Credit Facility, the Bank Lenders will be subject to being called forward by the Nevada Gaming Authorities, in their descretion, for licensing or a finding of suitablility as lenders to a Company Licensee.

    IN BALANCE REQUIREMENTS. The Bank Credit Facility and the Disbursement Agreement include loan balancing provisions requiring the Company to deposit additional monies into the Cash Collateral Account if the Administrative Agent and the Bank Lender's Consultant reasonably determine that the Bank Credit Facility is not "In Balance." The Bank Credit Facility will be considered "In Balance" when undisbursed portions of the Bank Credit Facility allocated to each line item category in the Budget equals or exceeds such line item category, contingency requirements have been satisfied and the guaranteed maximum price is in effect.

    AFFIRMATIVE COVENANTS. The Bank Credit Facility contains customary affirmative covenants for the type of transaction proposed, including, without limitation, the following: (a) the Company will construct the Aladdin and perform all the work required under the other Loan Documents, (b) the Company will operate the Aladdin as a first-class casino hotel, (c) the Company will maintain adequate reserves and (d) the Company will provide the Administrative Agent with certain financial information.

    NEGATIVE COVENANTS. The Bank Credit Facility contains customary negative covenants for the type of transaction proposed, including, without limitation, the following: (a) restrictions on the incurrence of debt, sale leasebacks and contingent liabilities; (b) restrictions on making dividends or similar distributions; (c) restrictions on the incurrence of liens or other encumbrances; (d) restrictions on the sale of assets or other similar transfers;
(e) restrictions on investments or acquisitions; (f) restrictions on mergers, consolidations and similar combinations; (g) restrictions on transactions with affiliates; (h) limitations on capital expenditures; (i) restrictions on adjustments or reallocations against line items in the Budget; and (j) restrictions on any amendment or modification of certain material agreements. Any restrictions on the transfer of and agreements not to encumber the equity securities of any registered holding company of the Company will require the approval of the Nevada Commission in order to remain effective.

    FINANCIAL COVENANTS. The Bank Credit Facility contains certain financial covenants, including, without limitation, the following: minimum fixed charge coverage; minimum interest coverage; maximum debt to EBITDA; minimum EBITDA and minimum net worth.

    EVENTS OF DEFAULT. The Bank Credit Facility contains events of default customary for the type of transaction proposed including, without limitation, a cross-default to other indebtedness or agreements of the Company, London Clubs, the other Sponsors and the Guarantors under the Bank Completion Guaranty.

SENIOR DISCOUNT NOTES

    GENERAL DESCRIPTION OF THE NOTES. Pursuant to an Indenture dated as of February 26, 1998 (the "Indenture"), the Note Issuers issued 221,500 $1,000 principal amount at maturity of 13 1/2% Senior Discount Notes due 2010 (the "Notes"). The Notes were issued as part of 221,500 Units, each Unit consisting of one Note and 10 Warrants. Pursuant to their terms the Notes and Warrants became separately transferrable on the Separation Date, which date occurred upon filing of the Registration Statement and the registration statement with respect to the New Notes (the "Exchange Offer Registration Statement") with the Commission.

    MATURITY.  The Notes mature on March 1, 2010.

    ACCRETED VALUE AND INTEREST. The initial Accreted Value of the Notes was $519.40 per $1,000 principal amount at maturity of the Notes. The Notes accrete at 13 1/2% (computed on a semi-annual bond equivalent basis) based on the initial Accreted Value, calculated from February 26, 1998 (the "Issue Date"). The Notes will accrete to an aggregate principal amount of $221.5 million by March 1, 2003. Cash interest will not accrue on the Notes prior to March 1, 2003. Commencing on September 1, 2003, cash interest on the Notes will be payable, at a rate of 13 1/2% per annum, semiannually in arrears on March 1 and September 1 of each year until maturity.

    SECURITY. The Notes are secured by a first priority pledge of the proceeds deposited in the Note Construction Disbursement Account and by a first priority pledge of all of the issued and outstanding Series A Preferred Interests.

    SERIES A PREFERRED INTERESTS. On the Issue Date, the Series A Preferred Interests had a liquidation preference of $115.0 million. The liquidation preference of the Series A Preferred Interests accretes on a semi-annual bond equivalent basis using a 360 day year comprised of twelve 30-day months. On March 1, 2003, the liquidation preference of the Series A Preferred Interests will be $221.5 million. All Series A Preferred Interests are held by Holdings and pledged to the Trustee for the benefit of the holders of the Notes. From and after September 1, 2003, distributions on the Series A Preferred Interests will be payable in cash. Holdings is obligated under the Indenture to utilize such cash distributions to make payments on the Notes.

    The Series A Preferred Interests are mandatorily redeemable on March 1, 2010. After March 1, 2003, the Series A Preferred Interests are redeemable at the option of the Company, so long as the proceeds thereof are used by Holdings to make a redemption of the Notes or an offer to purchase Notes, in each case, in accordance with the terms of the Indenture. See "--Optional Redemption" and "--Gaming Redemption." Except for the pledge to the Trustee for the benefit of the holders of the Notes, the exercise of remedies in respect of such pledge or any transfer after foreclosure under such pledge, the Series A Preferred Interests are nontransferable.

    OPTIONAL REDEMPTION. The Notes are redeemable at the option of the Note Issuers, in whole or in part, on or after March 1, 2003, at a declining premium to their Accreted Value, plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture), if any, to the date of redemption. Notwithstanding the foregoing, on or prior to March 1, 2001, the Note Issuers may redeem up to an aggregate of 35% of the Accreted Value of the Notes at a redemption price of 113 1/2% of the Accreted Value thereof, plus Liquidated Damages, if any, thereon to the redemption date, with the proceeds of a Qualified Public Offering resulting in aggregate net proceeds of at least $50.0 million.

    GAMING REDEMPTION. The Notes are subject to mandatory disposition and redemption requirements following certain determinations by any Gaming Authority.

    CHANGE OF CONTROL. Upon the occurrence of a Change of Control (as defined in the Indenture) of Holdings, the holders of the Notes have the right to require the Note Issuers to purchase their Notes at a price equal to 101% of the Accreted Value thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of purchase.

    COVENANTS. The Indenture contains certain covenants that (subject to certain exceptions) restrict the ability of the Note Issuers and certain of their subsidiaries to, among other things: (i) make restricted payments; (ii) incur additional Indebtedness (as defined in the Indenture) and issue preferred stock; (iii) incur Liens (as defined in the Indenture); (iv) pay dividends or make other distributions; (v) enter into mergers or consolidations; (vi) enter into certain transactions with affiliates; or (vii) enter into new lines of business. See "Risk Factors."

    EVENTS OF DEFAULT. The Indenture provides for customary events of default, including: (i) default for 30 days or more in the payment when due of interest on, or Liquidated Damages, if any, with respect to, the Notes; (ii) default in payment when due of the Accreted Value of or premium, if any, on the Notes;
(iii) failure by the Note Issuers to comply with certain covenants; (iv) default under certain other indebtedness of Holdings or its restricted subsidiaries (subject to certain grace periods and minimum thresholds); (v) failure by Holdings or any of its restricted subsidiaries to pay certain final judgments;
(vi) certain events of bankruptcy or insolvency with respect to Holdings or any of its significant subsidiaries; (vii) certain defaults under the Keep-Well Agreement which remain uncured for 180 days, or in the performance of the Noteholder Completion Guaranty; (viii) certain breaches by Holdings of the pledge agreements securing the Notes; (ix) the termination or unavailability of the Bank Credit Facility in certain circumstances prior to the date the Aladdin is Operating; (x) (a) failure of the Desert Passage to be Operating on or prior to 90 days after the date the Aladdin becomes Operating and (b) at any time thereafter and prior to the date on which the Desert Passage becomes Operating, the Company's fixed charge coverage ratio for its most recently ended four full fiscal quarters is not at least 1.75 to 1.0; (xi) after the Aladdin becomes Operating, revocation, termination, suspension or other cessation or suspension of gaming operations for a period of more than 90 days at the Aladdin; (xii) the failure of the Aladdin to be Operating by the Operating Deadline; (xiii) the transfer of the Aladdin Site as a result of the exercise of remedies by the Bank Lenders or the acceptance by the Bank Lenders of a deed in lieu of foreclosure; and (xiv) the transfer of the Common Membership Interests as a result of the exercise of remedies by the Bank Lenders in respect of the pledge of such Common Membership Interests pursuant to Bank the Lender's security documents.

    REGISTRATION RIGHTS. Pursuant to a registration rights agreement (the "Note Registration Rights Agreement") dated as of February 26, 1998 between the Note Issuers and the Initial Purchasers, the Note Issuers agreed to (a) file within 45 days after the Issue Date with the Commission the Exchange Offer Registration Statement with respect to an offer to exchange the Notes (the "Exchange Offer") for new notes of the Note Issuers with terms substantially identical to the Notes (the "New Notes") (except that the New Notes generally will not contain terms with respect to restrictions on the resale or transfer thereof) and (b) use their reasonable best efforts to cause such Exchange Offer Registration Statement to become effective under the Securities Act within 150 days after the Issue Date. In the event that applicable law or interpretations of the staff of the Commission do not permit the Note Issuers to effect the Exchange Offer, or if certain holders of the Notes (having a reasonable basis to do so) notify the
Note Issuers that they are not permitted to participate in, or would not receive freely traceable New Notes pursuant to, the Exchange Offer, the Note Issuers will use their reasonable best efforts to cause to become effective a registration statement (the "Shelf Registration Statement") with respect to the resale of the Notes. The Note Issuers, under certain circumstances, will be required to pay certain liquidated damages if the Note Issuers are not in compliance with certain of their obligations under the Note Registration Rights Agreement.

    Contemporaneously with the filing of the Registration Statement with the Commission, the Note Issuers filed the Exchange Offer Registration Statement with the Commission relating to the Exchange Offer. The Note Issuers expect to complete the Exchange Offer in August, 1998.

    For purposes of the Notes, "Accreted Value" means, (i) as of any date of determination prior to March 1, 2003, with respect to any Note, the sum of (a) the initial offering price (which shall be calculated by discounting the aggregate principal amount at maturity of such Note at a rate of 13 1/2% per annum, compounded semi-annually on each March 1 and September 1 from March 1, 2003 to the date of issuance) of such Note and (b) the portion of the excess of the principal amount of such Note over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis at a rate of 13 1/2% per annum of the initial offering price of such Note, compounded semi-annually on each March 1 and September 1 from the date of issuance of the Notes through the date of determination, computed on the basis of a 360-day year of twelve 30-day months and (ii) as of any date of determination on or after March 1, 2003, with respect to any Note, $1,000.

FF&E FINANCING

    LEASE FACILITY. The Company has entered into a commitment letter for a synthetic lease facility (the "Lease Facility") with the FF&E Lender for the purpose of acquiring approximately $60 million of new furniture and equipment (other than gaming equipment) for the Aladdin. The Lease Facility is expected to contain provisions as described herein and is structured as a lease intended for security (the "Lease"). The Company will be considered the owner of the Specified Equipment (as defined herein) for tax purposes and the lease will be treated as an operating lease for accounting purposes. The lease will commence on the date on which the Aladdin will be completed (the "Construction Completion Date" or the "Basic Lease Term Commencement Date") and will terminate three years from the Basic Lease Term Commencement Date (the "Basic Lease Term"), however, the Lease may be renewed up to two one-year renewals from the end of the Basic Lease Term (the "Renewal Lease Term").

    Payments will be made quarterly, in arrears, calculated such that there will be 80% amortization of principal at the end of the Basic Lease Term and the maximum two Renewal Lease Terms. The remaining balloon payment will be twenty percent of the principal.

    A lease rental factor (the "Lease Rental Factor") will be calculated to be 5.6639% of 100% of the Company's acquisition cost of the Specified Equipment up to $60.0 million (the "Lease Funding Amount") per quarter. The Lease Rental Factor was calculated at an interest rate of 10.1875% which represents a spread of 425 bps over the reserve adjusted 90-day LIBOR (the "Base Index") (5.9375%). Five days prior to the Basic Lease Term Commencement Date, the Lease Rental Factor will be adjusted and calculated on the basis of the floating rate Base Index plus the higher of (a) 425 bps, or (b) the weighted average spread used to calculate the interest rate on the Bank Credit Facility plus 125 bps, and such spread shall be maintained throughout the Basic Lease Term and any available Renewal Lease Terms. The Lease Rental Factor will be adjusted quarterly based on changes to the Base Index.

    Subject to the satisfaction of the conditions precedent and to there being no default, the FF&E Lender will commence funding of deliveries of the Specified Equipment and/or the Gaming Equipment (as defined herein) up to six months prior to the Construction Completion Date (the "Interim Funding Date").

    An interim lease funding amount (the "Interim Lease Funding Amount") of up to $60.0 million will be available, subject to no default then having occurred and continuing under the Company's financing, construction or other material agreements, and satisfaction of all conditions precedent to funding. Advances of the Interim Lease Funding Amount shall be made once per month during the Interim Funding Period. Any Interim Lease Funding Amount advanced under the Lease Facility shall be made under an interim schedule, which shall be converted to a final schedule under the Lease on the Basic Lease Term Commencement Date.

    The interim lease repayment terms (the "Interim Lease Repayment Terms") will be floating rate interest-only payments due monthly in arrears during the period from the Interim Funding Date through the Construction Completion Date (the "Interim Funding Period") based on the Interim Lease Funding Amount. At the Company's option, interest will be calculated at either (a) the reserve adjusted 30-day LIBOR on the date of determination ("30-day LIBOR") plus the higher of
(i) 425 bps, or (ii) the weighted average spread used to calculate the interest rate of the Bank Credit Facility plus 125 bps, or (b) the prime rate published in the Wall Street Journal on the date of the determination (the "Prime Rate") plus 275 bps, and such spread shall be fixed throughout the Interim Funding Period, and 30-day LIBOR or the Prime Rate will be adjusted monthly based on changes thereto.

    Subject to certain provisions, at the end of the Basic Lease Term or any Renewal Lease term, the Company may (i) purchase all, but not less than all, of the Specified Equipment at a fixed purchase price, estimated to represent the Specified Equipment's then fair value, (ii) renew the Lease for all, but not less than all, of the Specified Equipment for up to two additional one-year terms, or (iii) return all, but not less than all, of the Specified Equipment to the FF&E Lender subject to certain return conditions, including payment of a contingent rental amount.

    Upon termination of the Lease at the end of the Basic Lease Term or any Renewal Lease term, should the Specified Equipment be returned to the FF&E Lender by the Company, the FF&E Lender will calculate a contingent rental for the full lease term, on a quarterly basis, based on certain factors.

    TERM LOAN FACILITY. The Company has entered into a commitment letter for an approximately $20 million five year term loan facility (the "Term Loan Facility") with the FF&E Lender for the purposes of purchasing new gaming equipment for the Aladdin. The Term Loan Facility is expected to contain terms as described herein. The term loan commencement date is the Construction Completion Date (the "Term Loan Commencement Date").

    Payments shall be made quarterly, in arrears, calculated such that principal will be amortized as follows:

QUARTER    PERCENT AMORTIZATION
---------  ---------------------
   1-4                3.25
   5-8                 3.5
   9-12                4.0
  13-16                4.5
  17-19               4.75
   20                24.75

    The interest rate (the "Interest Rate") will be calculated five days prior to the Term Loan Commencement Date on the basis of the floating rate Base Index plus the higher of (a) 425 bps, or (b) the weighted average spread used to calculate the interest rate on the Bank Credit Facility on such date plus 125 bps, and such spread shall be maintained throughout the five year term. The Interest Rate will be adjusted quarterly, based on changes to the Base Index, if applicable.

    An interim term loan funding amount (the "Interim Term Loan Funding Amount") of up to $20.0 million will be available, subject to no default then having occurred and continuing under the Company's financing, construction or other material agreements and satisfaction of all conditions precedent to funding. Advances of the Interim Term Loan Funding Amount shall be made once per month during the Interim Funding Period. An Interim Term Loan Funding Amount advanced under the Term Loan Facility shall be evidenced by an interim promissory note, which shall be converted to a final promissory note on the Term Loan Commencement Date.

    The interim term loan repayment terms (the "Interim Term Loan Repayment Terms") will be floating rate interest-only payments due monthly in arrears during the Interim Funding Period based on the Interim Term Loan Funding Amount. At the Company's option, interest will be calculated at either (a) the 30-day LIBOR plus the higher of (i) 425 bps, or (ii) the weighted average spread used to calculate the interest rate of the Bank Credit Facility plus 125 bps, or (b) the Prime Rate plus 275 bps, and such spread shall be fixed throughout the Interim Funding Period and 30-Day LIBOR or the Prime Rate will be adjusted monthly based on changes thereto.

    SECURITY. The security interests granted by the Company will be a first priority security interest in a pool of new furniture and equipment (other than gaming equipment) (the "Specified Equipment"), and specified new gaming equipment including gaming devices such as slot machines, cashless wagering systems and associated equipment (the "Gaming Equipment"), and assignment of all improvements and/or additions to the Specified Equipment and the Gaming Equipment hereafter acquired. The Specified Equipment and the Gaming Equipment will be required to be free of all junior liens or encumbrances. Any and all existing and to be issued obligations of the Company shall acknowledge that the Term Loan Facility and the Lease Facility have a first priority lien on the Gaming Equipment and the Specified Equipment. During the Interim Funding Period, the Company shall assign to the FF&E Lender its rights under the purchase contracts for the Specified Equipment.

    CONDITIONS PRECEDENT. The FF&E Financing is subject to customary conditions precedent.

    COVENANTS AND EVENTS OF DEFAULT. Except for covenants related to the Specified Equipment or the Gaming Equipment, the covenants and events of default in the FF&E Financing will be similar to those in the Bank Credit Facility. The disposition of collateral consisting of Gaming Equipment is subject to the requirements of the Nevada Act, including the approval of the Nevada Board or the licensing of the Lenders before foreclosure, taking possession or other disposition of such Gaming Equipment.

BANK COMPLETION GUARANTY

        The Trust, London Clubs and Bazaar Holdings (collectively, the "Guarantors") have entered into a guaranty of performance and completion (the "Bank Completion Guaranty") in favor of each of the Administrative Agent and the Bank Lenders. The Bank Completion Guaranty provides that the Guarantors jointly and severally guarantee to the Bank Lenders under the Bank Credit Facility, among other things (the "Guaranteed Obligations"), that:

    (i) the Company will promptly carry out the work required for the redevelopment of the Aladdin in accordance with the approved plans and specifications and to correct as soon as possible any material defect in such work or material deviation from the approved plans and specifications;

    (ii) the Company will punctually pay all costs, expenses and liabilities in connection with the redevelopment of the Aladdin, including all construction period interest incurred on the Bank Credit Facility, prior to completion of the work and in connection with cost overruns of any type;

   (iii) the Company will complete the redevelopment lien-free and on schedule;

    (iv) the Company will provide the expertise necessary to supervise the redevelopment of the Aladdin at no cost to the Bank Lenders;

    (v) in the event the Guarantors fail to pay their respective obligations under the Bank Completion Guaranty, the Bank Lenders may pay and perform the Guaranteed Obligations on behalf of the Guarantors, in which case the Guarantors, upon demand, must reimburse the Bank Lenders all cost, expenses and liabilities in connection with the completion of the redevelopment of the Aladdin; and

    (vi) the Guarantors shall pay the Bank Lenders all reasonable out-of-pocket costs and expenses of the Bank Lenders in connection with the enforcement of the Bank Lenders' rights and remedies under the Bank Completion Guaranty.

    The Bank Completion Guaranty has (i) negative covenants which, among other things, prohibit the Guarantor from incurring certain liens and certain types of indebtedness and (ii) affirmative covenants which, among other things, require that each of the Guarantors provide certain financial information and maintain the corporate existence of each Guarantor and its subsidiaries.

    Should certain London Clubs specified exceptional events (a "Specified Event") under the Bank Completion Guaranty occur, at the option of the required lenders, such Specified Event shall constitute an event of default under the Bank Completion Guaranty and consequently under the Bank Credit Facility, and the Bank Lenders, without any further notice to a Guarantor, shall be entitled to exercise all rights and remedies available under the Bank Completion Guaranty and any other Loan Documents. Specified Events include, but are not limited to, breaches by London Clubs of various financial covenants (including borrowing ratios), and a covenant limiting the amount of indebtedness which London Clubs can incur, as well as certain events which will be triggered if other indebtedness of London Clubs is accelerated or if London Clubs becomes insolvent.

                          CERTAIN MATERIAL AGREEMENTS

    The following discussion summarizes the material terms of certain material agreements which have been entered into or are currently being negotiated between the Company (and/or the Controlling Stockholders) and various other parties. This summary does not purport to be complete and is qualified in its entirety by reference to the full agreements described herein once finalized and executed. Capitalized terms used but not otherwise defined in this Prospectus shall have the meaning ascribed to such terms in the agreement being described (unless otherwise indicated).

                     AGREEMENTS WITH RESPECT TO THE ALADDIN

HOLDINGS OPERATING AGREEMENT

    The Holdings Members have entered into an operating agreement (the "Holdings Operating Agreement") setting forth their agreement as to the relationships between Holdings and the Holdings Members and among the Holdings Members themselves and as to the conduct of the business and internal affairs of Holdings. The following is a summary of certain key provisions of the Holdings Operating Agreement.

    PURPOSE. Holdings was organized for the purposes of developing, constructing, financing, owning and operating hotels and casinos and related businesses and to engage in such other lawful enterprises as may be incidental or appurtenant thereto.

    CLASSES OF INTERESTS. Holdings is capitalized with three classes of shares (which represent units of membership interests in Holdings): Common Shares (the "Holdings Common Membership Interests"), Series A Preferred Shares (the "Holdings Series A Preferred Interests") and Series B Preferred Shares (the "Holdings Series B Preferred Interests" and together with the Holdings Common Membership Interests and the Holdings Series A Preferred Interests, the "Holdings Interests"). Holdings' authorized capital stock consists of 10,000,000 Holdings Common Membership Interests, 1,500,000 Holdings Series A Preferred Interests and 1,500,000 Holdings Series B Preferred Interests.

    Holdings will periodically distribute cash, to the extent available, to the holders of Holdings Common Membership Interests (or, if any such holder is a pass-through entity, its equity interest holders) to the extent of the increase in their cumulative United States federal, state or local income tax liability in respect of their interests in Holdings for such period and make any additional distributions of cash to Holdings Members that may be necessary to cover United States federal, state or local income taxes arising from the ownership of an interest in Holdings. No other distributions shall be made to any Holdings Interests until all distributions to cover tax liability in respect of any Holdings Interests for such period have been made.

    The Holdings Series A Preferred Interests will be issued to LCNI or Sommer Enterprises in consideration for any payment required pursuant to the Bank Completion Guaranty, the Noteholder Completion Guaranty or the Keep-Well Agreement (or a payment to the Company to cover any EBITDA shortfall under the Bank Credit Facility) which is made by Sommer Enterprises, LCNI or their respective affiliates to the Company where such payment is not required to be made to pay down the Company's bank debt pursuant to Section 13 of the Keep-Well Agreement. Except for distributions to cover any tax liability in respect of any Holdings Interests, the Holdings Series A Preferred Interests will have a distribution, redemption and liquidation preference over all Holdings Common Membership Interests and Holdings Series B Preferred Interests. To the extent of any net profits left to be allocated after special allocations, the capital account in respect of the Holdings Series A Preferred Interests will cumulate and compound semi-annually at the rate of 12% per annum on the capital account balance in respect thereof at the time of compounding and, subject to the limitations on Restricted Payments set forth in the Indenture, will be paid when a supermajority of the Holdings Board determines that there is sufficient cash available to do so. Holdings Series A Preferred Interests will be automatically redeemed when distributions have been made to the extent of the capital account balance in respect thereof. Should Holdings liquidate at any time prior to the redemption of the Holdings Series A Preferred Interests, the Holdings Series A Preferred Interests will be entitled to a distribution of cash, to the extent available, before any distributions are made to the Holdings Series B Preferred Interests or Holdings Common Membership Interests, in an amount equal to the capital account of the Holdings Series A Preferred Interests.

    The Holdings Series B Preferred Interests will be issued to LCNI in the event of and in exchange for a payment required by London Clubs to pay down the Company's bank debt pursuant to Section 13 of the Keep-Well Agreement. Except for distributions to cover any tax liability in respect of any Holdings Interests, the Holdings Series B Preferred Interests will have a distribution, redemption and liquidation preference over all Holdings Common Membership Interests. To the extent of any net profits left to be allocated after special allocations and allocations to Holdings Series A Preferred Interests, the capital account in respect of Holdings Series B Preferred Interests will cumulate and compound quarterly at a rate equal to the rate on the bank debt of the Company which was paid down by the payment required pursuant to the Keep-Well Agreement, such rate to be applied to the capital account balance in respect of the Holdings Series B Preferred Interests at the time of compounding and, subject to the limitations on Restricted Payments set forth in the Indenture, will be paid when a supermajority of the Holdings Board determines that there is sufficient cash available to do so after all Holdings Series A Preferred Interests have been redeemed. Holdings Series B Preferred Interests will be automatically redeemed when distributions have been made to the extent of the capital account balance in respect thereof. Should Holdings liquidate at any time prior to the redemption of the Holdings Series B Preferred Interests, the Holdings Series B Preferred Interests will be entitled to a distribution of cash, to the extent available, before any distributions are made to the Holdings Common Membership Interests, in an amount equal to the capital account of the Holdings Series B Preferred Interests.

    Other than distributions to cover any tax liability in respect of any Holdings Interests, the Holdings Common Membership Interests will be entitled to distributions only after all discretionary and mandatory distributions have been made to all other interests in Holdings.

    The Indenture contains restrictions on the payment of distributions to the Holdings Interests.

    Distributions to all Holdings Interests are payable only out of the assets of Holdings at the time of such distribution, and in no event shall any holder of an interest in Holdings be obligated to make a contribution to Holdings for the payment of distributions.

    Except for matters affecting rights of the holders of Holdings Series A Preferred Interests and Holdings Series B Preferred Interests to distributions, including upon redemption, (which may not be diminished or affected without the vote of the holders of at least two-thirds of the issued and outstanding shares of the affected class) and matters affecting the anti-dilution protections, rights to move their investment directly into Holdings in certain circumstances and tag-along participation rights of the holders of the Warrants and the Warrant Shares (which may not be amended without the consent of the Issuer), all management and voting rights are vested in the Holdings Common Membership Interests.

    ADJUSTMENTS IN INTERESTS. Subject to the receipt of applicable Gaming Approvals, the percentages of the Holdings Common Membership Interests held directly by each Holdings Member (each, a "Holdings Percentage Interest") will be adjusted by the issuance of additional Holdings Common Membership Interests and/or cancellation of issued and outstanding Holdings Common Membership Interests in the following circumstances:

        (i) on the opening date of the Aladdin (the "Opening Date") LCNI's Holdings Percentage Interest shall be decreased by 0.5% and Sommer Enterprises' Holdings Percentage Interest shall be increased by 0.5%;

        (ii) in the event of defaults in payment of a Holdings Member's or its Affiliates' share of payments required pursuant to the Keep-Well Agreement (or payments to the Company to cover any EBITDA shortfall under the Bank Credit Facility), the defaulting Holdings Member's Holdings Percentage Interest shall be reduced and the non-defaulting Holdings Member's Holdings Percentage Interest shall be increased by 1, 1.5 or 2 times (depending on whether the defaulting Holdings

    Member is in default for 30 days, 45 days or 60 days from the date of such default) multiplied by a dilution fraction, the numerator of which is the delinquent contribution and the denominator of which is $200 million;

        (iii) upon the exercise of any Warrants, the relative Holdings Percentage Interests of all Holdings Members other than LCNI and the Issuer will be adjusted so that all such Holdings Members share proportionately the dilutive effect of such exercise on their directly and indirectly held Holdings Percentage Interests (unvested Holdings Common Membership Interests will also be adjusted thereupon);

        (iv) upon any adjustment of the Issuer's Holdings Percentage Interest pursuant to the Warrant Agreement (which may occur in the event of: dividends or distributions by Holdings; subdivisions or combinations of Holdings Common Membership Interests; issuance of Holdings Common Membership Interests or any rights to purchase Holdings Common Membership Interests for less than fair value; and similar events that typically trigger anti-dilution protection adjustments for holders of warrants), the Holdings Percentage Interest of the Holdings Members other than the Issuer will be correspondingly adjusted to accommodate such adjustment in the Issuer's Holdings Percentage Interest, so that all such Holdings Members share proportionately the effect of such adjustment on their directly and indirectly held Holdings Percentage Interest (unless such Holdings Members agree to some other arrangement for sharing such effect); and

        (v) Upon vesting of any Restricted Membership Interests, the Percentage Interests of LCNI and Sommer Enterprises shall be reduced so that LCNI bears 25% of the dilutive effect thereof (assuming that no adjustments of the type described in (iii) above have occurred) and Sommer Enterprises bears all the remaining dilutive effect thereof, and their capital amounts shall be correspondingly reduced to accommodate the capital account of the new member.

       In certain circumstances provided in the Equity Participation Agreement, the holders of Warrants and Warrant Shares will have the right to move their investment directly into Holdings, in which event the Percentage Interest of the Issuer will be reduced to accommodate such interest.

    SPECIAL CAPITAL ACCOUNT ADJUSTMENT. Upon the redemption of any Notes by Holdings, upon receipt of applicable Gaming Approvals, Sommer Enterprises' capital account in Holdings in respect of its Holdings Common Membership Interests will be reduced by the product of LCNI's Holdings Percentage Interest at the time of such redemption multiplied by the Accreted Value on the Issue Date of the Notes being redeemed and LCNI's capital account shall be increased by the same amount.

    SUPERMAJORITY APPROVALS. The following actions by Holdings or the Company will require approval of the holders of at least 80% of the Holdings Common Membership Interests:

        (i) the admission of a new Holdings Member, the acceptance of any capital contributions not provided for in the Holdings Operating Agreement, the Bank Completion Guaranty, the Noteholder Completion Guaranty, the Keep-Well Agreement or the Contribution Agreement (as defined in the Holdings Operating Agreement), or the issuance of additional shares or securities of Holdings convertible into or exchangeable for shares or the granting of any options or other rights to acquire from Holdings, or other obligation of Holdings to issue, any shares or securities convertible into or exchangeable for shares (other than in respect of the matters referred to in item (xvi), below); (ii) other than distributions by subsidiaries of Holdings or Priority Distributions to Holdings Common Membership Interests or distributions to cover any tax liability in respect of any Holdings Interests, any declaration, setting aside or payment of any distribution;
    (iii) any voluntary dissolution or liquidation of Holdings or the Company or the sale of all or substantially all of the assets of Holdings and the Company; (iv) any merger or consolidation of Holdings with any person; (v) any amendment to the articles of Holdings or the Holdings Operating Agreement; (vi) (A) during the period that the Keep-Well Agreement is in force, the creation, incurrence, assumption or guarantee of any indebtedness (excluding obligations under leases made in the ordinary course of business) and (B) after the

    Keep-Well Agreement is no longer in force, the creation, incurrence, assumption or guarantee of any indebtedness (excluding obligations under leases made in the ordinary course of business) in excess of $10 million in any individual transaction (such threshold limit to be increased at the end of each fiscal year by an amount determined by the Holdings Board to correspond to increases in consumer prices in the United States for such fiscal year); (vii) the creation of any lien, pledge or other security interest in assets of Holdings or any subsidiary of Holdings securing indebtedness of any third party which is not for the benefit of any business carried on by Holdings or the Company; (viii) the commencement of a voluntary case under Title 11 of the United States Code entitled "Bankruptcy" (the "Bankruptcy Code") or any other voluntary proceeding under any debtor relief laws or any voluntary general assignment for the benefit of creditors; (ix) any material transactions (other than transactions provided for in Sections 6.7(a) or 6.9 of the London Clubs Purchase Agreement) between Holdings or the Company, on the one hand, and any Holdings Member or any affiliate of any Holdings Member, on the other hand;
    (x) any entry into any new business opportunity unrelated to the Aladdin;
    (xi) the appointment or removal of Holdings' independent auditors; (xii) any material amendment to, or any material waiver under, the Bazaar Lease (such consent not to be unreasonably withheld); (xiii) any material amendment to, or any material waiver under, the Reciprocal Easement Agreement (such consent not to be unreasonably withheld); (xiv) any arrangement or agreement for Holdings to pay a salary to any Holdings Member or any affiliate of any Holdings Member (other than pursuant to the Consulting and Employment Agreements and other than in respect of the matters referred to in (xvi), below); (xv) the employment of any member of an Executive Management Committee (as defined herein) of Holdings or the Company or any material amendment to the terms of employment of any such person; (xvi) the adoption of, or any material amendment to, any employee benefit, profit sharing, incentive, bonus, pension, retirement or employee stock option plans (such consent not to be unreasonably withheld in the context of industry practice); (xvii) any license of the Aladdin trademark to any person other than a subsidiary of Holdings or in connection with the Complex and the operations in respect thereof (such consent not to be unreasonably withheld); (xviii) any contract (including leases) outside the ordinary course of business or for capital expenditure not included in Holdings' annual budgets (such consent not to be unreasonably withheld); and (xix) the initiation or settlement of any material litigation outside the ordinary course of business and the selection of counsel therefor (such consent not to be unreasonably withheld).

    Unless London Clubs has appointed a majority of the Holdings Board, the above supermajority approval rights will cease in the event that London Clubs is bankrupt or responsible for an event of default under the Keep-Well Agreement, the Bank Completion Guaranty or the Noteholder Completion Guaranty.

    London Clubs will also have broad approval and consultation rights in respect of material contracts and decisions relating to the Redevelopment (as defined in the Holdings Operating Agreement), including relating to certain aspects of the construction phase of the Aladdin, the Mall Project and the Music Project.

    MANAGEMENT. The business and affairs of Holdings are managed by the Holdings Board, which holds Board meetings at least quarterly. Holdings' Board consists of three nominees of the Issuer and two nominees of London Clubs, each of which shall serve for a 3 year term unless they resign, are removed or are otherwise disqualified to serve at an earlier time. The initial members of the Holdings Board (the "Holdings Board Members") are Jack Sommer, Ronald B. Dictrow and Richard J. Goeglein as appointees of the Issuer and Alan L. Goodenough and
G. Barry C. Hardy as appointees of London Clubs. Jack Sommer is Chairman of the Holdings Board. A Holdings Board Member appointed by London Clubs and a Holdings Board Member appointed by the Issuer will have the right to be on each committee of the Board. The Holdings Board Members may be removed at any time by their appointing Holdings Member. In the event of a vacancy on the Holdings Board, the Holdings Member who appointed the previous Holdings Board Member shall appoint the new Holdings Board Member.

    In certain circumstances related to (i) a failure to make its share of payments under the Bank Completion Guaranty and the Keep-Well Agreement, or (ii) the requirement to make a certain level of payments under the Keep-Well Agreement (other than payments caused by certain losses of the Salle Privee), whether or not London Clubs and Sommer Enterprises each pay their share of such payments, Sommer Enterprises shall cause the Issuer to change the composition of Holdings' Board by the appointment of new Holdings Board Members designated by the non-defaulting Holdings Member and/or the removal of Holdings Board Members appointed by the defaulting Holdings Member and/or the appointment of a new independent Board Member designated by the non-defaulting Holdings Member. If a Holdings Member holding a majority of Holdings Common Membership Interests has defaulted in its payment obligations under the Keep-Well Agreement, the Bank Completion Guaranty or the Noteholder Completion Guaranty, London Clubs and Sommer Enterprises also will be required to vote all Holdings Common Membership Interests owned or controlled by them so that they have equal voting power as Holdings Members.

    The Holdings Members will agree to take all necessary action to ensure that each Holdings Member shall have identical rights to those they have in respect of Holdings with respect to the board of management (or comparable bodies) and management of the Company.

    TRANSFERS OF SHARES. Except for transfers pursuant to the Loan Documents, transfers of Holdings Common Membership Interests are only permitted:

    (i) to affiliates of the transferring Holdings Member or persons approved by all Holdings Members holding Holdings Common Membership Interests;

    (ii) to persons other than certain prohibited transferees after giving other Holdings Members holding Holdings Common Membership Interests a right of first refusal and the right to tag-along ratably; and

    (iii) in some circumstances related to estate planning by Holdings Members.

    Certain transfers in ownership interests in Holdings Members holding Holdings Common Membership Interests and in any entity owning a majority of a Holdings Member (other than London Clubs) holding Holdings Common Membership Interests are also prohibited without first affording the other Holdings Members holding Holdings Common Membership Interests a right of first refusal over such Holdings Member's Holdings Common Membership Interests. The exercise and transfer of Warrants or the transfer of Warrant Shares will not be restricted by this provision.

    Holdings or its nominee have the right to call a Holdings Member's Holdings Common Membership Interests (but not the Holdings Common Membership Interests held by Enterprises) at seventy-five percent of the fair market value of such Holdings Common Membership Interests if there is (i) a change in control of such Holdings Member, other than a permitted transfer of an ownership interest in a Holdings Member as described above or a change in control of London Clubs, (ii) a transfer of Holdings Common Membership Interests by such Holdings Member in breach of the Holdings Operating Agreement or (iii) a breach by such Holdings Member of the non-compete covenants described below.

    INITIAL PUBLIC OFFERING. The Holdings Operating Agreement provides that the Holdings Members anticipate executing an initial public offering ("IPO") as soon as it is commercially reasonable to do so after the Opening Date. Sommer Enterprises and LCNI have rights to demand an IPO if one has not occurred within 3 years of the Opening Date, although Sommer Enterprises may defer such a demand by LCNI for up to a year. The members or stockholders of the IPO entity immediately prior to the IPO will enter into a Stockholders and Registration Rights Agreement substantially in the form scheduled to the Holdings Operating Agreement providing for arrangements between such members or stockholders as to certain management matters, transfer restrictions, tag along rights and registration rights.

    If permitted by law and market requirements, LCNI and Sommer Enterprises have rights to acquire additional Holdings Common Membership Interests (or their equivalents in an IPO Entity) as part of or prior to an IPO at a price based on the IPO price discounted to reflect the absence of underwriting fees and costs. LCNI also has rights to effect purchases from Holdings or Sommer Enterprises to maintain a Percentage Interest of 20% or more.

    LIABILITY, EXCULPATION AND INDEMNIFICATION. The Holdings Operating Agreement contains provisions relieving members, officers, employees and the Holdings Board Members and those of Holdings' subsidiaries from certain liability, fiduciary duties and conflicts and will also provide for various indemnities to such persons, payment of expenses and provision of errors and omissions insurance.

    GAMING MATTERS. Admission of new Holdings Members, transfers of Holdings Interests and payment of distributions by Holdings will be subject to receipt of Nevada Gaming Approvals. Holdings Members and their affiliates, directors and employees will cooperate to obtain applicable Gaming Approvals from the Nevada Gaming Authorities, as necessary. If Nevada gaming problems arise prior to a finding of unsuitability by the Nevada Gaming Authorities, a Holdings Member causing such problem (or whose director, officer or affiliate caused such problem) shall cooperate to remedy it, and, if not remedied, may be forced to sell its Holdings Common Membership Interests to Holdings or its nominee at fair market value.

    NON-COMPETE. LCNI and Sommer Enterprises have agreed that they and their affiliates will refrain from certain competitive activities (with appropriate geographic and temporal limitations and exceptions for certain existing activities of their affiliates), unless Holdings (without the participation of the Holdings Member affected or its nominee Holdings Board Members) has first refused to pursue such activities.

    TERM. Holdings shall continue until December 1, 2097, or such other time as agreed in writing by all Holdings Members. In the event of the death or bankruptcy of a Holdings Member, Holdings and the other Holdings Members will have certain rights to purchase such bankrupt or deceased member's Holdings Common Membership Interests.

COMPANY OPERATING AGREEMENT

    Holdings and the Company have entered into an operating agreement (the "Company Operating Agreement") which sets forth provisions governing the conduct of the business and internal affairs of the Company. The following is a summary of certain key provisions of the Company Operating Agreement.

    PURPOSE. The Company was organized for the purposes of developing, constructing, financing, owning and operating hotels and casinos and related businesses and to engage in such other lawful enterprises as may be incidental or appurtenant thereto.

    CLASSES OF INTERESTS. The Company is capitalized with two classes of shares (which represent units of membership interests in the Company): Common Membership Interests and Series A Preferred Interests. The Company's authorized capital stock will consist of 10,000,000 Common Membership Interests and 1,150,000 Series A Preferred Interests.

    The Series A Preferred Interests have a distribution, redemption and liquidation preference over the Common Membership Interests. Beginning in the sixth year after the initial issuance of the Series A Preferred Interests, periodic distributions of cash, to the extent available, will be made by the Company first to the Series A Preferred Interests in an amount equal to the interest payable on the Notes for such period and, prior to the end of the twelfth year after the issuance of the Series A Preferred Interests, the Company will distribute cash, to the extent available, in redemption of the Series A Preferred Interests in an amount equal to their redemption preference. The redemption preference of the Series A Preferred Interests will accrete so that such preference will, at all times, equal the Accreted Value of the Notes (plus any premium payable to the holders of the Notes). In addition, should the Company liquidate at any time prior to the redemption of the Series A Preferred Interests or should all or any part of the Series A Preferred Interests be redeemed prior to the end of the twelfth year after their issuance as a result of the Change of Control Payment, the Series A Preferred Interests shall be entitled to a distribution of cash, to the extent available, before any distributions are made to any other classes of Interests, in an amount equal to their liquidation preference which will accrete so that such preference at all times equals the Accreted Value of the Notes (plus any premium payable to the holders of the Notes) at such time.

    After all discretionary or required distributions of cash are made to the Series A Preferred Interests for any period, the Company will distribute cash, to the extent available, to the holders of Common Membership Interests to the extent of the increase in the cumulative United States federal, state or local income tax liability of such holders of Common Membership Interests (or, if any such holder is a pass-through entity, its equity interest holders) in respect of their interests in the Company for such period and make any additional distributions of cash to Members that may be necessary to cover United States federal, state or local income taxes arising from ownership of an interest in the Company ("Company Tax Distributions").

    After distributions to the Series A Preferred Interests and Company Tax Distributions, the Board will make a priority distribution of cash, to the extent available, on the Common Membership Interests to permit Holdings to satisfy any additional obligations it may have to make payments on the Notes ("Priority Distributions to Common Interests").

    MANAGEMENT. The business and affairs of the Company are managed by the Company's Board. Pursuant to the Holdings Operating Agreement, the Holdings Members will have identical rights with respect to the Company's Board and management as they have in respect of the Holdings Board and management.

    The Company's Board is responsible for establishing and overseeing all policies and procedures in connection with the operation of the Company's business, but shall delegate the day-to-day management responsibility to an executive management committee (the "Executive Management Committee"). The Executive Management Committee includes the following persons: the President and Chief Executive Officer of the Company, the Chief Financial Officer of the Company, the Senior Vice President of the Company who is the President and Chief Operating Officer of the Aladdin, the Senior Vice President of the Company who is the President and Chief Operating Officer of the Music Project and Casino, the Senior Vice president Human Resources of the Company, the Senior Vice President Electronic Gaming of the Company and the Managing Director of the Salle Privee.

    LIABILITY, EXCULPATION AND INDEMNIFICATION. The Company Operating Agreement contains provisions relieving members, officers, employees and the members of the Company's Board ("Company Board Members") and those of the Company's subsidiaries from certain liability, fiduciary duties and conflicts and will also provide for various indemnities to such persons, payment of expenses and provision of errors and omissions insurance.

    TERM. The Company shall continue until January 24, 2097, or such other time as agreed in writing by all Company Members.

EQUITY PARTICIPATION AGREEMENT

    The Issuer, Sommer Enterprises, LCNI and the Warrant Agent, for and on behalf of the holders of the Warrants and the Warrant Shares, have entered into an agreement (the "Equity Participation Agreement") under which (a) the parties agreed that they will not effect a public offering of common stock of any IPO Entity unless LCNI, Sommer Enterprises and the holders of the Warrants and Warrant Shares each are given the right to hold their respective equity interests in the IPO Entity; (b) the Issuer agreed that prior to any such public offering (or if the Issuer is the IPO Entity, at all times), it will not become an "investment company" (as that term is defined in the Investment Company Act of 1940, as amended) required to register under that Act (c) the parties granted the holders of the Warrant Shares certain rights to participate in the tag along arrangements under the Holdings Operating Agreement and agree to effect certain adjustments to the percentage ownership of Holdings Common Membership Interests and certain redemptions of Warrant Shares to give effect to such tag along rights, as described below and (d) the Warrant holders will have the right to convert their Warrant Shares into Common Membership Interests in the Company in the event that the Issuer takes certain actions, including certain mergers or consolidations, disposition of all or substantially all of the Issuer's assets, transfers of Issuer's Holdings Common

Membership Interests, certain recapitalizations of Issuer, voluntary dissolution or liquidation of Issuer, repurchases of Issuer's stock which is not pro-rata among the stockholders, and certain issuances of Issuer's stock.

    Pursuant to the Equity Participation Agreement, holders of Warrant Shares are entitled to cause the Issuer to partially exercise its rights to participate in certain sales by Holdings Members of Holdings Common Membership Interests to a non-affiliated party. The proceeds of any such sale of Holdings Common Membership Interests by the Issuer will be used to redeem the Common Stock in the Issuer of such holders who elected to exercise such rights.

    Holders of Warrants and Warrants Shares should note, however, that under the Indenture certain sales of Holdings Common Membership Interests could constitute a change of control under the Indenture. In that event, Holdings would be required to redeem the Notes at a redemption price equal to 101% of their Accreted Value.

SALLE PRIVEE MANAGEMENT AGREEMENT

    The Company, London Clubs and a subsidiary of London Clubs, LCNI, are parties to the Salle Privee Management Agreement in respect of the Salle Privee. Under such agreement, LCNI will (a) provide advice and consulting services regarding the development and fitting out of the Salle Privee, (b) provide certain worldwide marketing and promotional services in relation to the Salle Privee and (c) direct the operations of the Salle Privee in accordance with certain policies and procedures developed by LCNI in consultation with the Company, and in accordance with the Company's budgets and marketing plans. Under such agreement, London Clubs has agreed to guaranty the obligations of LCNI.

    OPERATIONS AND MANAGEMENT. Under the Salle Privee Management Agreement, LCNI will direct the operations of the Salle Privee in consultation with the Executive Management Committee of the Company. LCNI will also provide worldwide marketing and promotional services targeted at its international clientele, including a plan for cross-marketing the Salle Privee with London Clubs' and its affiliates' other gaming facilities throughout the world.

    CREDIT MANAGEMENT/GAMING LIMITS. The Salle Privee will be subject to the Company's financial control facilities and credit management will be administered by the Company's central credit oversight committee, in consultation with LCNI. Basic risk management policies regarding gaming limits and credit facilities for the Salle Privee will be established by the Company's Board based upon the input and recommendations of LCNI. LCNI will have the right to permit certain clientele from time to time to exceed the normal wagering limits. In consideration for such flexibility, LCNI has agreed to reimburse the Company for any net losses suffered by the Company in connection with such above-limit wagering.

    LONDON CLUBS FEE. In consideration for the services to be furnished by London Clubs under the Salle Privee Management Agreement, the Company will pay to London Clubs an Incentive Marketing and Consulting Fee calculated as follows:
(i) 10% of the Salle Privee EBITDA (defined in the Salle Privee Management Agreement as gross revenues attributable to the Salle Privee, less all costs and expenses directly attributable to the Salle Privee), up to and including $15.0 million in Salle Privee EBITDA; plus (ii) 12.5% of the Salle Privee EBITDA, in excess of $15.0 million, up to and including $17.0 million; plus (iii) 25% of the Salle Privee EBITDA, in excess of $17.0 million, up to and including $20.0 million; plus (iv) 50% of the Salle Privee EBITDA, in excess of $20.0 million. The foregoing thresholds will be adjusted in accordance with consumer price index changes every five years.

    TERM. The term of the Salle Privee Management Agreement is sixty-nine (69) years unless terminated earlier by either party after the other's default, in connection with Nevada or United Kingdom gaming problems, by mutual agreement, by a party upon London Clubs, LCNI's or the Company's bankruptcy or upon LCNI no longer having an equity interest in Holdings.

LONDON CLUBS PURCHASE AGREEMENT

    Pursuant to an Amended and Restated Purchase Agreement dated as of February 26, 1996 by and among London Clubs, LCNI, AHL, Sommer Enterprises, the Trust and the Company (the "London Clubs Purchase Agreement") LCNI acquired 25.0% (subject to adjustment pursuant to the Holdings Operating Agreement as described above) of the Holdings Common Membership Interests for a purchase price of $50.0 million.

    The Music Project is expected to be developed and owned by Aladdin Music. Pursuant to the London Clubs Purchase Agreement, London Clubs, through its wholly owned subsidiary LCNI, has agreed that so long as Aladdin Music obtains financing for the Music Project on terms satisfactory to LCNI, and provided that certain other conditions are met, Aladdin Music may develop and own the Music Project in accordance with the terms described herein. If such conditions are not met, LCNI has the right to select the method in which it will participate in the Music Project, if at all. See "Risk Factors--Completion of the Mall Project and the Music Project."

    Pursuant to the London Clubs Purchase Agreement, the Company has reimbursed the Trust on the Issue Date $3 million for certain costs relating to the development of the Aladdin incurred by the Trust during 1996 and 1997 and has agreed to reimburse the Trust for out of pocket expenses of the Trust related to the development of the Aladdin after the Issue Date not to exceed $900,000.

    In consideration for its obligations under the Keep-Well Agreement and related arrangements, under the London Clubs Purchase Agreement, the parties have agreed that London Clubs will receive (a) an initial fee of 1.0% of a $265.0 million portion of the Company's bank debt which is supported and enhanced by the Keep-Well Agreement (such fee to be payable on the closing date of the Bank Credit Facility), and (b) an annual fee of 1.5%, payable in arrears, of the Company's annual average indebtedness with respect to a $265.0 million portion of the Company's bank debt which is supported and enhanced by the Keep-Well Agreement for each relevant twelve month period ending on an anniversary of the Bank Closing Date, which amount shall reflect the extent, if any, by which the obligations under the Keep-Well Agreement are reduced or eliminated over time (such fees shall accrue from the closing date of the Bank Credit Facility and shall be paid from available proceeds after the opening date of the Aladdin).

DESIGN/BUILD CONTRACT

    OVERVIEW. The Company and the Design/Builder have entered into the Design/Build Contract for the design and construction of the Aladdin, the strip facade and related retail space of the Mall Project (the "Work") for a guaranteed maximum price ("GMP"). The GMP is guaranteed by the Design/Builder to be a maximum of $267.0 million. The GMP includes the Design/Builder's Fee (as defined in the Design/Build Contract), the cost of the Design/Builder's Controlled Insurance Program ("CIP") and the Design/ Builder's costs necessarily incurred by Design/Builder in the proper performance of its design/build obligations under the Design/Build Contract (such costs collectively, the "Costs"). The Design/Builder's Fee shall be the lesser of (a) the lump sum fixed amount of $13.6 million and (b) 6.5% of the aggregate of all trade subcontracts plus the price of any trade work performed by the Design/Builder. The Design/ Builder's General Conditions Costs shall not exceed the total sum of $22.0 million. Any costs incurred in excess of $22.0 million are nonreimbursable and will be paid by the Design/Builder. The Costs shall not be higher than prices and rates approved in advance by the Company, unless the Design/Builder has received the Company's prior written consent to incur premium expenses. The Costs include only: (i) labor costs for the Design/Builder in connection with the Work; (ii) trade subcontract costs; (iii) costs of materials and equipment incorporated in the completed construction; (iv) costs of other materials and equipment, temporary facilities and related items; (v) miscellaneous costs, such as premiums for insurance not covered by the CIP, but required by the Design/Build Contract, sales, use or similar taxes, fees and assessments associated with permits, licenses and inspections that are the responsibility of the Design/Builder; (vi) other costs incurred in the performance of the Work and to the extent approved in advance in writing by the Company; and (vii) costs associated with emergency repairs to damaged, defective or nonconforming Work.

    As an incentive to control costs, the Company has agreed to pay the Design/Builder 60% of the aggregate net savings made by the Design/Builder in incurring costs below the trade budget of $230.0 million with respect to labor, equipment and materials from the various subcontractors and vendors performing work under the Design/Build Contract. The Design/Builder will be liable for any costs exceeding the GMP, unless the Company changes the scope of the Work. If the Company requests certain changes to the scope of the Work, then pursuant to the Bank Completion Guaranty, the Trust, Bazaar Holdings and London Clubs have jointly and severally agreed, whenever there is a construction cost increase caused by any such change, and subject to certain qualifications, to contribute cash to the Company to fund such increases.

    COMPENSATION FOR EARLY/LATE COMPLETION. In lieu of the Company procuring, at the Design/Builder's cost, a liquidated damages insurance policy or a business interruption insurance policy to compensate the Company for late completion of the Work, the Company has paid the Design/Builder $2.0 million as a bonus advance (the "Bonus Advance"). The Design/Builder may use the Bonus Advance to buy liquidated damages insurance or it may choose to self-insure. In either event, the Design/Builder can keep the Bonus Advance if the project is finished on or before the date set for Substantial Completion. The Substantial Completion Date (as defined in the Design/Build Contract) is 790 calendar days from either January 12, 1998 or the date notice to proceed is received from the Company, whichever is later. Said period is referred to in the Design/Build Contract as the "Contract Time" and may only be adjusted in accordance with the Design/Build Contract. As a further bonus, the Design/Builder shall be entitled to receive $100,000 for each day, up to but not to exceed 90 days, that the Work is substantially completed in advance of the date of Substantial Completion.

    If the Design/Builder fails to achieve Substantial Completion of the Work within the Contract Time, the Design/Builder must pay back the $2.0 million Bonus Advance to the Company. Furthermore, the Design/Builder must pay the Company, as liquidated damages, $100,000 per day starting on the first day after the Substantial Completion date and continuing up to, but not exceeding, 90 days thereafter.

    PAYMENT. The Design/Builder must make an itemized application for payment, on or about the 25th day of each month, based on an approved schedule of values certified by the Design/Builder and ADP and supported by such data to substantiate the Design/Builder's right to payment. Simultaneously with each payment the Design/Builder must and must cause all subcontractors and vendors to waive their mechanics lien rights for the labor, equipment and materials covered by the payments made to the Design/Builder. The Design/Builder agrees to pay when due all bills for labor, materials, equipment or services connected with the Work. If a person or entity who provided any service, labor, equipment or materials to the Design/ Builder in connection with the Complex files a lien against the Company's property, the Design/Builder shall promptly bond the lien with a legally sufficient undertaking. The Company may also deduct the amount of the lien from any payments due to the Design/Builder until such lien is bonded or otherwise discharged. The Company is entitled to retain 10% of all monies due to the Design/Builder under the monthly applications for payment (excluding the Design/Builder's fee and General Conditions) until the Work is 50% complete. The Design/Builder may, at its sole cost and expense, substitute an irrevocable letter of credit for any retainage held by the Company or on the Company's behalf.

    WARRANTIES AND GUARANTEES. The Design/Builder's construction warranties and/or guarantees extend for one year after the Substantial Completion date. The Design/Builder guarantees that its construction workmanship shall conform to good construction practices applicable to projects of this type and that the Work shall comply with the Design/Build Contract requirements, all applicable laws, codes and regulations. The Design/Builder also guarantees that all materials, equipment and supplies incorporated into the Work will be new, of the best quality of the kind specified in accordance with industry standards, and shall be fit for its intended purpose. Furthermore, the Design/Builder warrants that: (i) the Design/Builder and its subcontractors are experienced, qualified and, where required by law, licensed to perform their respective portions of the Work; and (ii) the design of the Work will be in accordance with all agreed upon requirements, and all applicable federal, state and local codes, rules, ordinances and regulations. The Design/Builder agrees to prosecute the enforcement of all subcontractor and vendor warranties at its sole costs and expense during the one year period after the Substantial Completion Date. The Design/Builder shall assign to the Company all subcontractor or vendor warranties and/or guarantees still surviving and in effect more than one year after the Substantial Completion Date. The Design/Builder's warranties and/or guarantees exclude damages or defects caused by modifications to the Work directed by the Company and not performed by the Design/Builder or its subcontractors, if the modifications to the Work were performed without the knowledge and written consent of the Design/Builder. The Design/Builder's warranty shall not apply to damages or defects caused by ordinary wear and tear, insufficient maintenance, improper operation or improper use by the Company.

    INSURANCE. The Company and the Design/Builder have elected to implement the CIP whereby the Company shall pay the Design/Builder for all associated premiums to provide the following insurances: General Liability, Workers' Compensation, Excess Liability, Contractual Liability and All Risk Builder's Risk for the Company, the Design/Builder and all subcontractors of every tier. The Design/Builder agreed that, where necessary or requested, each policy it procures will identify the Company as either a Named Insured or an Additional Insured and must contain full waivers of subrogation. The following is a synopsis of the coverage for each of the required policies:

- WORKERS' COMPENSATION. The Workers' Compensation policy covers liability imposed by the workers' compensation and/or occupational disease statute of the State of Nevada and any other state or governmental authority having jurisdiction or related to the Work being performed. Employers' liability is limited to $1.0 million bodily injury per accident per employee, $1.0 million bodily injury per disease per employee and $1.0 million policy limit by disease. The extensions of coverage include other states, voluntary compensation and employer's liability coverage, 60 day notice of cancellation except 10 days for non-payment, Borrower/Servant coverage as necessary, designated work place endorsement, alternate employer endorsement and amendment of Notice of Occurrence.

- COMMERCIAL GENERAL LIABILITY INSURANCE. Commercial General Liability Insurance shall be provided with a combined single limit for bodily injury and property damage of not less than $2.0 million per occurrence with a $2.0 million annual aggregate. Coverage includes, but is not limited to, personal injury liability, blanket contractual liability covering contractual liability assumed under the Design/ Build Contract, employees included as additional insureds, broad form property damage liability, cross liability, incidental medical malpractice coverage, excavation, collapse and underground hazard. Extensions of coverage includes blanket waiver of subrogation, fellow employee amendment-supervisor and above, unintentional errors and omissions, stop gap liability for monopolistic fund states, cancellation and non-renewal-60 days, except 10 days for non-payment, amendment of notice of occurrence, contingent loading and unloading of vehicles-excess, limitation of coverage to designated premises of project and absolute asbestos exclusion.

- EXCESS INSURANCE. Design/Builder shall provide excess insurance on a following form basis with limits for bodily injury and property damage of not less than $100.0 million per occurrence and annual aggregate. This insurance policy or policies will contain three years extended coverage on products and completed operations after that portion of the Complex is put to its intended use or a notice of final completion of the Work has been issued by the Company, whichever occurs last.

- RISK OF LOSS. The Design/Builder shall insure for all risk of loss to property of the Company, the Design/Builder or any subcontractor on a "completed value basis." The Design/Builder's risk of loss under the Design/Build Contract is limited to all work in place, and all materials and equipment not in place but stored on or off the work site and intended for permanent use therein. Furthermore, the Design/Builder agrees to insure or self-insure all inland or ocean transit damage losses (in excess of carrier liability) to the property of the Company and to the property purchased for the account of the Company for incorporation in the Work.

    ADDITIONAL INSURANCE. Additionally, the Design/Builder has agreed to procure and maintain the following, which is not included in the CIP: (i) Automobile Liability Insurance, with limits of not less than $1.0 million combined single limit for bodily injury and property damage; (ii) "all risk" coverage the Design/Builder may deem necessary for protection against loss of owned or rented capital equipment and tools, including any tools owned by mechanics, and any tools, equipment, scaffolding, staging, towers and forms owned or rented by it or its subcontractors; (iii) "Off-Site Work," including Workers' Compensation and Commercial General Liability Insurance; (iv) umbrella liability in excess of Employer's Liability, General Liability and Automobile Liability (no more restrictive than the underlying insurance) with limits of $5.0 million; and (v) a project-specific insurance policy for errors and omissions in the amount of $5.0 million from ADP. The policy referred to in (v) is subject to the Company's review and approval and covers all aspects of the design of those parts of the Complex covered by the Work.

    TERMINATION OF CIP. In the event of non-enrollment or termination of the CIP, the Design/Builder and/or its subcontractors agree to provide, pay for, and maintain in effect the following types of coverage with insurance companies satisfactory to the Company: Commercial General Liability Insurance, Workers' Compensation, Automobile Liability Insurance, Tools and Equipment Floater Policy, Insurance for "Off-Site Work," and Umbrella Liability. For all of these policies the Design/Builder must obtain a waiver of subrogation against the Company and all other named insureds and their agents and employees.

    INDEMNIFICATION. The Design/Builder agrees and will cause each of its subcontractors and vendors to agree in writing to defend, indemnify and hold harmless to the fullest extent permitted by law the Company from and against all liability incurred by the Company in the defense, settlement or satisfaction of any claim of third parties which arise or are alleged to arise out of any negligence, act or omission by the Design/Builder, subcontractor, or vendor or their employees or agents or which arise or are alleged to arise from the performance of the Work or any warranty and/or guarantee work pursuant to the Design/Build Contract or any subcontract or purchase order with any subcontractor or vendor. Neither the Design/ Builder nor any of its subcontractors or vendors agree to indemnify the Company to the extent harm results from the Company's gross negligence or willful misconduct, or where indemnity is precluded pursuant to the applicable provisions of the laws of the State of Nevada.

    FORCE MAJEURE. Any delays in or failure of performance by either the Company or the Design/Builder arising from a "Force Majeure" occurrence, which includes, but is not limited to, labor disputes, civil disturbances, riots, fire, weather which is both severe and unusual, governmental actions, acts of war, or acts of God, shall not constitute a default under the Design/Build Contract. A Force Majeure occurrence shall not constitute a waiver of either party's obligations under the Design/Build Contract; however, time adjustments shall be made to the Contract Time.

    CANCELLATION OF DESIGN/BUILD CONTRACT. The Design/Build Contract may be canceled for convenience by the Company in whole or in part, at any time, and due to any circumstances by written notice. After such cancellation, the Design/Builder shall do only such work as may be necessary to preserve and protect the Work already in progress. The Design/Builder shall make every reasonable effort to process cancellation, upon terms least costly to the Company, of all existing orders to vendors and subcontractors. Upon such cancellation, the Design/Builder agrees to waive any claims for delays, acceleration, disruptions, or consequential damages, direct or indirect, including, but not limited to, loss of anticipated income or profits and unabsorbed or unrealized overhead for home office or field office on account thereof, and agrees that the sole remedy is to receive payment of: (i) the contract sum earned for work completed and accepted, equivalent to the portion of the Work partially completed, based on the percentage of the Work performed using the approved schedule of values for the Design/Builder's monthly payment requisition, (ii) the actual reasonable cost incurred by the Design/Builder in securing and protecting the Work in progress against loss, damage or deterioration, (iii) reasonable demobilization costs, (iv) standby costs,

(v) reasonable cancellation or deferment charges of suppliers, (vi) the actual cost to the Design/Builder of materials, and equipment in possession of the Company not sold or disposed of, and left at the Project Site, (vii) all actual costs associated with relocation of key personnel, who were specially transferred by the Design/Builder to Las Vegas specifically for the Work, and
(viii) other special reasonable costs and fees for terminating or suspending the Work, preserving the Work accomplished, and turning such Work product over to the Company.

    CLAIMS AND DISPUTES. All claims arising under the Design/Build Contract shall be directed by the Design/Builder in the first instance to the entity that is the on-site representative of the Company promptly after the claim arises. The decision of the Company's on-site representative may be appealed by notice in writing directly to the Company. If the Company has not made a decision in writing within 10 days thereafter, either party may invoke arbitration. Any controversy, claim, or dispute arising out of or in connection with the Design/Build Contract shall, upon the written request of either party, be settled by arbitration in accordance with the Construction Industry Rules and the Supplementary Procedures for Large, Complex Disputes of the American Arbitration Association then in effect. The judgment of the award may be entered in any court having jurisdiction thereof. All arbitration hearings shall be held in Las Vegas, Nevada and will be administered by the Nevada Regional Office of the American Arbitration Association.

FLUOR GUARANTY

    In lieu of performance and payment bonds, Fluor has entered into the Fluor Guaranty. Fluor has made certain guarantees regarding the performance by the Design/Builder of all the Design/Builder's obligations under the Design/Build Contract. The Fluor Guaranty is absolute, irrevocable and continuing. If Design/Builder fails to perform any of its obligations under the Design/Build Contract, or commits any breach, Fluor shall immediately take such steps as may be necessary to have the Design/Builder perform the Design/Builder's obligations under the Design/Build Contract, or remedy any breach or take such steps as may be necessary itself, or through a third party other than the Design/Builder, to perform all of the Design/Builder's obligations under the Design/Build Contract, or to remedy any breach. The Company is not required to proceed first or at all against the Design/Builder or any other person before enforcing the terms of the Fluor Guaranty.

ENERGY AGREEMENTS

    Pursuant to a development agreement (the "Development Agreement"), the Energy Provider will design, engineer, procure and construct a facility (the "Plant") capable of serving the Company's specified electricity requirements, chilled water requirements and hot water requirements (collectively, the "Services") of certain parts of the Complex. Pursuant to an energy services agreement (the "ESA"), the Energy Provider will own and operate the Plant to distribute the Services to the Aladdin and the Music Project for an initial twenty year term. TrizecHahn is currently considering whether to utilize the Plant or arrange for alternate energy sources for the provision of electricity, hot and cold water and heating and cooling for the Mall Project.

DEVELOPMENT AGREEMENT

    The Company has entered into a Development Agreement with the Energy Provider, pursuant to which the Energy Provider will develop and construct the Plant to serve the energy requirements of certain parts of the Complex. Once developed and constructed in accordance with the Development Agreement, the Plant will supply the Services to such parts of the Complex pursuant to the Energy Service Agreement, described below. The design and construction of the Plant will be at the sole cost and expense of the Energy Provider; provided, however, the Energy Provider shall not be responsible for costs in excess of $40 million unless agreed to by the Energy Provider. Specifically, the Energy Provider will be responsible, at its sole cost and expense, for, among other things: (i) designing, engineering, procuring, constructing, start-up, and performance testing of the Plant; (ii) compliance with applicable Laws and Government Approvals; (iii) safeguards for the protection of the Plant;
(iv) obtaining all necessary construction materials, equipment and supplies; (v) providing all necessary labor and personnel; (vi) developing and complying with a Quality Control and Inspection Program; and (vii) completing the Plant in accordance with the schedule set forth in the Development Agreement. As discussed below, payments to the Energy Provider for the Capacity Charge (as defined herein) under the Energy Service Agreement will be based, in part, on the costs incurred by the Energy Provider for the design and construction of the Plant.

    The Energy Provider will appoint a Project Manager who will be responsible for daily supervision of all activities relating to the design and construction of the Plant. The Project Manager will serve as a single point of contact for the Company with the Energy Provider. The Energy Provider also will develop a Project Plan, which will be comprised of a schedule for the development and construction of the Plant. The Project Plan will include a definition of the work to be completed as well as a schedule of milestones and Critical Path Activities. In consultation with the Company, the Energy Provider will prepare a request for proposals for an Engineering, Procurement and Construction Contractor ("EPC Contractor"), and will solicit bids from at least three qualified contractors. From the bids that are received that are acceptable to the Company, the Energy Provider will retain an EPC Contractor. The EPC Contractor will provide a guaranteed maximum price for the design and construction of the Plant. The Energy Provider and the EPC Contractor will then prepare design development plans and specifications for the Plant. The Plant will be constructed in accordance with such plans and specifications. The Company has the right to inspect all of the work performed and to comment on all aspects of the design and construction of the Plant.

    In the event the Energy Provider has failed to achieve Critical Path Activities when and as set forth in the Project Plan, and the Company reasonably and in good faith believes that such failure is reasonably likely to prevent the Energy Provider from achieving Substantial Completion by the Substantial Completion Deadline and Final Completion by the Final Completion Deadline, the Company may so inform the Energy Provider. If the Energy Provider does not improve performance to the Company's satisfaction, the Company may require an increase in the Energy Provider's labor force, number of shifts, overtime operations, days of work per week and/or equipment, all costs of which shall be borne by the Energy Provider. The Energy Provider also will have a Contingency Plan in place which provides for the rental by the Energy Provider of transportable boiler and chiller plants to ensure delivery of hot water and chilled water in accordance with the terms of the Energy Service Agreement in the event completion of the Plant is delayed for any reason. Unless the delay is due to a Force Majeure Event or the fault of the Company, the Contingency Plan will be implemented at the Energy Provider's sole cost and expense.

    If the Energy Provider is in default of its obligations pursuant to the Development Agreement and the Energy Provider either fails to cure such default within ten days or fails to satisfy the Company that the default can be cured within a time period reasonably satisfactory to the Company and promptly commences and pursues remedial action, the Company may terminate the Development Agreement. As explained below, Unicom, the Energy Provider's ultimate parent, has guaranteed completion of the Plant in accordance with the Development Agreement up to a maximum liability of $30.0 million. See "--Unicom Guaranty." Upon the Company's termination of the Development Agreement, Unicom Corporation either will complete the Plant in accordance with the terms of the Development Agreement or will pay up to $30.0 million to have the Plant so completed.

    In the event the performance of the Company or the Energy Provider is delayed or prevented due to a Force Majeure Event (as defined in the Energy Service Agreement) and such delay or prevention could not reasonably be avoided or mitigated, the party claiming such delay or prevention will be excused from performing its obligations under the Development Agreement for the period of delay or interruption caused by the Force Majeure Event. Within 72 hours after a party does become or should become aware of a Force Majeure Event, such party will notify the other. Within seven days of such notice, the party claiming the Force Majeure Event will deliver a notice to the other describing the anticipated impact of the Force Majeure Event and within 10 days of the end of the Force Majeure Event will provide a notice of extension of its obligations. If the parties disagree as to the latter notice and are unable to resolve their dispute, the dispute will be resolved in accordance with the dispute resolution provisions of the Development Agreement, described below.

    The Company will not be responsible for the Work or for the Energy Provider's failure to perform the Work in accordance with the terms of the Development Agreement. Nor will the Company be responsible for the acts or omissions of the Energy Provider or its agents, contractors or employees. The Company assumes no responsibility for injury or claims resulting from failure of the Work to comply with applicable Laws or Government Approvals or from Defects or Deficiencies.

    The Company and the Energy Provider agree to cooperate and to communicate with each other concerning the terms of the Development Agreement and other matters relating to the Plant. If a dispute arises between the Company and the Energy Provider, the parties jointly may request that the dispute be resolved by arbitration in accordance with the provisions of the Commercial Arbitration Rules of the American Arbitration Association. If the parties do not agree to submit the dispute to arbitration, either party may bring the dispute to any court of competent jurisdiction for resolution. The Development Agreement will be governed by and construed in accordance with the laws of the State of Nevada.

    Neither the Company nor the Energy Provider may assign its interest or delegate its duties under the Development Agreement without the prior written consent of the other (not to be unreasonably withheld), except that either party may assign its interest in the Development Agreement if a concurrent assignment of its interests in the ESA has been made pursuant to the ESA to the same entity.

LEASE

    Pursuant to a lease (the "Lease"), the Company has leased the Plant Site to the Energy Provider for a fixed monthly base rent of $1.00. The Lease, which has a 20-year term and provides for 5-year renewal terms, is a "net" lease, pursuant to which the Energy Provider will pay all Impositions. The Energy Provider may not use the Plant Site to provide services other than the Services without the prior consent of the Company. In the event the Company gives such consent, the fixed monthly base rent will be adjusted and other reasonable modifications will be made to the Lease.

UNICOM GUARANTY

    The obligations of the Energy Provider to complete the Plant in accordance with the Development Agreement and in a manner capable of delivering the energy requirements in accordance with the Energy Service Agreement are guaranteed by the Energy Provider's ultimate parent, Unicom ("the Unicom Guaranty"). Unicom agrees that the Unicom Guaranty shall be a continuing guaranty and that the Company shall not be required to prosecute enforcement or other remedies against the Energy Provider or any other guarantor of the Energy Provider's obligations before calling on Unicom for performance. Unicom agrees that if for any reason the Energy Provider shall fail or be unable to punctually and fully perform or cause to be performed any of its obligations under the Development Agreement, Unicom shall perform or cause to be performed such obligations promptly upon demand. Unicom's obligations are limited to an amount equal to $30.0 million dollars (or, under certain circumstances, an amount less than $30.0 million) and shall not be reduced until Substantial Completion of the Plant. Upon Substantial Completion, the Unicom Guaranty shall be reduced by the amount invested by the Energy Provider, except that ten percent shall be retained to provide assurance that Final Completion shall occur in accordance with the milestone schedule under the Development Agreement.

ENERGY SERVICE AGREEMENT

    The Company and the Energy Provider have agreed to the form of an energy service agreement (the "ESA"), which is currently attached as an exhibit to the Development Agreement. The ESA is expected to contain provisions as described herein. The ESA sets forth the rights and obligations of the Company and the Energy Provider relating to, among other things, the development, testing, commissioning, operation and maintenance of the Plant; the making of Capacity and Consumption Payments; risk allocation in the event of a force majeure; events of default; rights of early termination and the consequences thereof; liability and indemnity obligations; and assignment and transfer of interests thereunder. The initial term of the ESA is twenty years from the Commencement Date, with three five-year renewal terms.

    CONDITIONS PRECEDENT. The obligations of the Company and the Energy Provider under the ESA are subject to the satisfaction of various conditions precedent, a number of which have already been satisfied. The Company expects that all remaining conditions precedent will be timely satisfied in the ordinary course of business.

    OPERATION, MAINTENANCE AND REPAIR. The ESA requires that the operation, maintenance and repair of the Plant be conducted in accordance with applicable laws and regulations and the Project Scope, as defined in the ESA. The Energy Provider will be required to have its personnel on duty at the Plant twenty-four hours per day, seven days per week. The ESA sets forth a scheduling procedure for scheduled maintenance. Inspection, testing, preventive and corrective maintenance, repairs, replacements and improvements of the Plant will be carried out during such scheduled maintenance periods.

    PAYMENTS. The ESA provides for a two-part price structure consisting of a capital component (the "Capacity Charge") to be paid monthly whether Services are taken or not by the Complex and an energy component (the "Consumption Charge") to be paid monthly for Services actually taken by the Complex. The capital component will be paid in advance. The energy component will be paid in arrears. The Capacity Charge and the Consumption Charge are expected to be adjusted annually by reference to the Consumer Price Index or a similar index.

    FORCE MAJEURE. Each party will be excused from performance of its respective obligations under the ESA if performance of such obligations is materially and adversely affected by a Force Majeure Event, although each party is obligated to take reasonable steps to restore its ability to perform. Force Majeure Events are circumstances that, by the exercise of reasonable diligence, the party is unable to overcome or prevent. Force Majeure Events include, but are not limited to, acts of God, war, civil commotion, embargoes, epidemics, fires, cyclones, droughts and emergencies other than those caused by the negligence or wilful misconduct of the party claiming a Force Majeure Event.

    DEFAULTS. The ESA divides events of default into Energy Provider events of default and Complex events of default. A party receiving notice of certain defaults has thirty days to cure such default. If not cured within such time period, an uncured default may lead to the termination of the ESA.

    ENERGY PROVIDER DEFAULTS. If at any time after the Commencement Date the Energy Provider fails to provide Services in accordance with the ESA (a "Performance Failure"), the Energy Provider is required to: (i) provide immediate notice to the Complex and provide the Complex with a corrective action plan consistent with a contingency plan to be developed prior to the Commencement Date; (ii) use best efforts to correct or cure such Performance Failure; and (iii) provide immediate access to the Complex and work together with the Complex to identify the source of the Performance Failure. After a Performance Failure has existed for thirty two (32) consecutive hours, or thirty two (32) hours of any forty eight hour (48) period, the Complex will: (i) be entitled to assume control of the Plant and maintain such control until such Performance Failure has been cured or corrected and take any action reasonably intended to cure or correct such failure at the Energy Provider's expense; (ii) be entitled to an abatement of the Capacity Charge for the affected Service;
(iii) have the right to hire, at the Energy Provider's expense, an independent consultant to review the circumstances surrounding the Performance Failure and make written recommendations as to a corrective action to be implemented at the Energy Provider's sole expense; and (iv) in the event the Energy Provider fails to promptly implement the consultant's recommendations, be entitled to terminate the ESA and purchase the Plant from the Energy Provider. In the event the ESA is terminated pursuant to an Energy Supplier Default, the purchase price for the Plant shall be equal to the Energy Provider's depreciated basis calculated on a twenty year straight line method in the Plant, less any costs incurred for required repair and/or maintenance.

    OPTION TO PURCHASE. The Company shall possess a continuing option to purchase the Plant at any time prior to the termination of the ESA, exercisable by written notice given to the Energy Provider not less than one year prior to the date upon which such purchase shall close as specified in the notice. It is a condition to the Energy Provider's obligation to consummate the sale that the Company shall assume, indemnify and hold the Energy Provider harmless from all obligations of the Energy Provider accruing after the closing under all contracts and agreements with respect to the Plant under which any performance obligations will continue following such sale. At the closing, the Energy Provider will assign and the Company will be obligated to assume all such contracts and agreements.

    ASSIGNMENT AND TRANSFER. Neither the Company nor the Energy Provider shall be permitted under the ESA to assign or transfer its rights under the ESA without the prior written consent of the other. Notwithstanding this, the ESA provides that the Company may assign its rights to any affiliate and that both the Company and the Energy Provider may assign their respective rights under the ESA to lenders to whom either party provides a security interest in their respective properties in connection with financing each of the properties. In addition, the Energy Provider is prohibited from effecting changes in its ownership, except that it may issue ownership interests to certain specified entities which are public utilities or affiliates thereof.

    DISPUTE RESOLUTION. In the event of a dispute under the ESA, either party may at any time refer the dispute to be settled by binding arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association.

CONSTRUCTION, OPERATION AND RECIPROCAL EASEMENT AGREEMENT AND RELATED AGREEMENTS

    The Company, Bazaar, AMH and the Energy Provider (collectively, the "REA Parties") have entered into (except with respect to the Energy Provider, who is not a signatory but is bound by) the Construction, Operation and Reciprocal Easement Agreement (the "REA"). AMH is expected to assign its rights and obligations under the REA to Aladdin Music, and Aladdin Music is expected to assume such rights and obligations, upon execution of the Aladdin Music Operating Agreement. The REA sets forth agreements among the REA Parties regarding, among other things, easements, construction standards and requirements, encroachments, use and operating covenants, maintenance requirements, insurance requirements, casualty and condemnation and the sharing of certain facilities and costs relating thereto. The REA has been recorded in the Official Records of Clark County, Nevada and the agreements therein will run with the land, affecting subsequent owners and lessees thereof.

    The Site Work Development and Construction Agreement (the "Site Work Agreement") entered into among the Company, AHL and Bazaar provides, among other things, that the Company and AHL will, at their cost and expense, perform certain demolition work and certain site work including certain infrastructure improvements and the construction of the initial building shell for the Aladdin Improvements (as defined herein) and the Bazaar Improvements (as defined herein). The Site Work Agreement also provides that Bazaar will contribute approximately $14.2 million (including interest) (the "Bazaar Site Work Contribution") to the cost of the site work. The Site Work Agreement further provides that the Company will construct the Aladdin Improvements and Bazaar will construct the Bazaar Improvements in accordance with a certain construction schedule and pursuant to good and workmanlike standards and with first-class materials.

    The Site Work Agreement and the REA provide that the Company will: (i) construct a first-class hotel and casino facility (the "Aladdin Improvements") on the Gaming Site (as defined in the REA); (ii) lease the Bazaar Site (as defined in the REA) to Bazaar, which covenants to construct and operate a first-class Retail Facility (as defined in the REA) and related improvements (the "Bazaar Improvements"); (iii) lease the Aladdin Music Site (as defined in the REA) to AMH, which covenants to construct and operate a first-class hotel and casino facility (i.e., the Music Project hotel and casino); and (iv) lease the Utility Site (as defined in the REA) to the Energy Provider, which covenants to construct and operate a central utility plant (the "Central Utility Plant"). The Bazaar Improvements include the Carpark and additional surface-level parking facilities beneath and adjacent to the Retail Facility for approximately 350 motor vehicles (the "Common Parking Area").

    The REA also provides that Bazaar grants, as to its ownership or leasehold interest in its tract, to the other REA Parties, as to their ownership or leasehold interests in their tracts, a non-exclusive easement for automobile parking in and on the Common Parking Area. The use and operation of the Common Parking Area is also subject to the Common Parking Area Use Agreement (the "Parking Agreement") entered into between the Company and Bazaar, pursuant to which Bazaar covenants to maintain and operate the Common Parking Area for the non-exclusive use of all the REA Parties. The Parking Agreement provides, among other things, that the Company (i) will pay a fee of $3.2 million per year, payable monthly and adjusted annually pursuant to a consumer price index-based formula, for usage of the Common Parking Area, (ii) will pay its proportionate share of the operating costs attributable to the Common Parking Area, and (iii) has the right to assign a portion of its usage rights and obligations to Aladdin Music, although such assignment may not relieve the Company of any of its obligations in connection therewith. If and when Planet Hollywood's subsidiary becomes a member of Aladdin Music, the Parking Agreement, by its terms, shall be amended and restated to add Aladdin Music as a party, and the Company's proportionate share of the operating costs attributable to the Common Parking Area shall be reduced.

    The REA contains agreements pursuant to which the REA Parties, as to their ownership or leasehold interests in their respective tracts, grant to the other REA Parties, as to their ownership or leasehold interests in their respective tracts, easements for, among other things, (i) vehicular and pedestrian access,
(ii) installation and operation of utilities, (iii) construction, (iv) common structural support, (v) installation and maintenance of exterior lights to highlight grantees' buildings, (vi) truck loading, (vii) encroachments and the maintenance thereof, (viii) roof space for the installation and operation of certain telecommunication and ventilation equipment, (ix) setbacks, (x) maintenance and construction of grantees' buildings, (xi) construction and operation of a proposed monorail and (xii) signage.

    The REA sets forth covenants among the REA Parties to, among other things,
(i) perform the construction of the Redeveloped Aladdin (as defined in the REA) in accordance with first-class standards, (ii) cooperate with one another and with each REA Party's architects, engineers and contractors and (iii) exchange certain plans and specifications and other information. Certain modifications of any REA Party's plans or specifications will be subject to certain approval rights of certain other affected REA Parties. The REA also provides that the Company may construct certain optional improvements, including an office tower and/or time-share facilities.

    Pursuant to the terms of the REA, the Company has covenanted that it shall complete (subject to force majeure) the Aladdin Improvements, and Bazaar has covenanted that it shall complete (subject to force majeure) the Bazaar Improvements, on or before the First Scheduled Opening Date (as defined in the Site Work Agreement). Similarly, AMH has covenanted that it shall complete the Music Project hotel and casino on or before the Second Scheduled Opening Date (which is currently anticipated to be six (6) months after the First Scheduled Opening Date).

    The REA provides that, subject to certain operational requirements of the other REA Parties, each REA Party will operate the improvements on its tract in a first-class manner, as more particularly set forth in the REA.

    The REA contains agreements among the REA Parties to maintain their improvements in good order and in first-class condition, reasonable wear and tear excepted. The REA also allocates responsibility among the REA Parties to maintain the Common Area (as defined in the REA) of the Site (as defined in the REA). Responsibility for the payment of the costs for such Common Area maintenance is allocated proportionately; and the Company has the right to assign a portion of its payment obligation to AMH, although such assignment may not relieve the Company of any of its obligations in connection therewith.

    The REA contains provisions requiring that in the event of any casualty or condemnation, each REA Party shall, at its cost and expense, restore the improvements located on its respective tract or tracts, including the Common Area thereon, regardless of the availability of insurance proceeds or condemnation awards; provided, however, that (a) with respect to damage or condemnation affecting the Common Parking Area, the costs and expenses in excess of available insurance proceeds or condemnation awards shall be shared by each REA Party in accordance with its respective tract's proportionate share of parking spaces required in accordance with local law, and (b) certain restoration obligations expire 25 years (or such longer period approved by the REA Parties) after the Second Scheduled Opening Date.

    The REA contains provisions establishing self-help remedies for REA Parties affected by an REA Party's failure to meet its maintenance or restoration obligations set forth in the REA.

    Certain disputes between the REA Parties that arise under the REA are, pursuant to the REA, to be decided pursuant to binding arbitration, as more particularly set forth in the REA. The REA Parties' maximum liability to one another under the REA is limited to such REA Parties' interests in the Redeveloped Aladdin, as more particularly set forth in the REA.

          AGREEMENTS RELATING TO THE MALL PROJECT OR THE MUSIC PROJECT

BAZAAR LLC OPERATING AGREEMENT

    TH Bazaar Centers Inc. ("THB"), a wholly owned subsidiary of TrizecHahn, and Bazaar Holdings (collectively, the "Bazaar Members") are parties to an operating agreement (the "Bazaar LLC Operating Agreement") setting forth their agreement as to the relationship between Bazaar and the Bazaar Members and among the Bazaar Members themselves as to the conduct of the business and internal affairs of Bazaar. The Bazaar Operating Agreement may be amended or terminated by the Bazaar Members without the consent of any of the Aladdin Parties, London Clubs, the Company, or the holders of the Notes or the Warrants.

    MANAGEMENT. Pursuant to the Bazaar LLC Operating Agreement, the business and affairs of Bazaar shall be managed by a board of managers (the "Bazaar Board"), consisting of four members (each, a "Bazaar Board Member"). Each Bazaar Member has designated two Bazaar Board Members and may, from time to time, change its designated representatives on the Bazaar Board. The number of representatives on the Bazaar Board may be increased by the Bazaar Board so long as each Bazaar Member maintains an equal number of representatives. Notwithstanding the foregoing, if any Bazaar Member acquires or obtains a greater than 50% interest in Bazaar, then such controlling Bazaar Member shall have the right to designate a majority of the representatives on the Bazaar Board, and the number of representatives selected by the minority Bazaar Member shall be reduced proportionately.

    MALL GUARANTY. Subject to certain conditions, THB's parent, TrizecHahn, Bazaar Holdings, AHL and the Trust have agreed to jointly and severally assume recourse liability and enter into the Mall Guaranty in favor of the Mall Lender upon completion of the Mall Financing, until certain earnings and loan to value targets have been met.

    CONDITIONS PRECEDENT. The Bazaar LLC Operating Agreement contains certain conditions precedent to the construction of the Mall Project, including that the Bazaar Members have closed on the Mall Financing and that the Trust shall provide a form of credit enhancement with respect to a portion of its obligations under the Mall Guaranty. See "Risk Factors--Completion of the Mall Project and the Music Project."

    TRANSFER RESTRICTIONS. The Bazaar LLC Operating Agreement contains customary restrictions on the transfer of interests by Bazaar Members. In particular, no Bazaar Member may transfer its interests to a Prohibited Transferee without the prior consent of the other Bazaar Members.

    The term "Prohibited Transferee" includes: (a) any owner, operator or manager of any resort hotel located in Clark County, Nevada, (b) any shopping center owner, manager and/or developer if THB will continue to be a Bazaar Member following the transfer, (c) any person or entity primarily engaged in the business of owning or operating a casino or other similar type of gambling facility, (d) any person who has been found unsuitable or has withdrawn an application to be found suitable by the Nevada Gaming Authorities, or (e) FOCUS 2000, Inc., a Nevada corporation, or the then current owner or lessee of the real property located at the northeast corner of the Strip and Harmon Avenue, in Las Vegas, Nevada.

    MARKETING AND SALE OF THE MALL PROJECT. Commencing on the fifth anniversary of the opening of the Mall Project and continuing for five years, any Bazaar Member (the "Selling Member") holding a 50% or greater interest in Bazaar may cause Bazaar to offer the Mall Project for sale on the open market by delivering written notice to the other Bazaar Member (the "Non-Selling Member"). If any offer is received that the Selling Member desires to accept, the Selling Member must give written notice specifying all terms of the proposed sale to the Non-Selling Member, who shall have 30 days to elect to purchase the entire interest at the terms specified in the notice.

    TERM. Bazaar will continue to operate as a limited liability company until December 31, 2099, unless earlier dissolved or extended by unanimous agreement of the Bazaar Members.

MALL FINANCING

    Bazaar has entered into a commitment letter with a syndicate of financial institutions (the "Mall Lenders") and Fleet National Bank, as Administrative Agent ("Mall Agent") for a credit facility (the "Mall Financing"), whereby the Mall Lenders will agree to lend up to $194.0 million to Bazaar to finance the Mall Project. The proceeds from the Mall Financing will be used for the construction of the themed Desert Passage, expected to contain approximately 462,000 square feet of retail space, and the approximately 4,800-space Carpark. The Mall Project is expected to open in the first quarter of the year 2000, as such date may be extended for force majeure events.

    TERM. The Commitment Letter provides that the Mall Financing shall mature five years from its closing. Bazaar shall have two one-year extension options if certain conditions are satisfied and at the end of the initial five year term, any unfunded commitment amount will be automatically cancelled.

    AMORTIZATION AND PREPAYMENT. The Commitment Letter provides that the Mall Financing will be interest-only during the initial term. During the extension terms, Bazaar will be required to amortize principal based on 25-year (during the first extension term) and 24-year (during the second extension term) mortgage-style amortization and an interest rate derived based on the then prevailing 10 year Treasury rate plus 150 bps.

    FEES. Bazaar will be required to pay a fee of 10 bps per annum on the unfunded loan amount. Such fee shall be computed on an actual/360-day basis and shall be payable quarterly in arrears from and after the closing.

    SECURITY. The loan will be secured by a deed of trust, assignment of leases and rents and security agreement which shall be a first lien on Bazaar's interest in the premises on which the Mall Project is built and the Mall Project itself.

    COVENANTS. The Mall Financing will contain a project financial covenant based on loan to value and customary affirmative and negative covenants typical for this type of transaction.

    EVENTS OF DEFAULT. The Commitment Letter provides that all customary events of default for similar loan transactions, consistent with the following, shall constitute events of default under the loan documents, including: (i) (a) insolvency or bankruptcy of the Borrower or TrizecHahn, (b) breach of TrizecHahn guarantor covenants or (c) judgements against TrizecHahn in excess of $25.0 million individually or in the aggregate (which are not discharged or appealed within 60 days) and (ii) failure to pay debt service within five days after due.

    CONDITIONS PRECEDENT. The Commitment Letter provides that the Mall Agent's obligation to make the initial advance of the Mall Financing is subject to the satisfaction of certain conditions, including the following: (i) a minimum of 25% of total project costs shall be contributed as up-front equity prior to funding of the loan. Equity must include a minimum of $30.0 million in the form of cash invested in the Mall Project; (ii) the Mall Guaranty to be provided by TrizecHahn, Bazaar Holdings, AHL and the Trust shall be in full force and effect; (iii) the proceeds of the cash equity contribution from London Clubs and Holdings shall have been expended and the land contributions shall have been made; (iv) construction financing in the amount of approximately $410.0 million for the Aladdin shall have closed and funding thereof shall have commenced; and
(v) the Bank Lenders shall have approved the commitment for FF&E Financing for the Aladdin of approximately $80.0 million.

MUSIC PROJECT MEMORANDUM OF UNDERSTANDING

    The Company and Planet Hollywood have entered into a Memorandum of Understanding and Letter of Intent, dated as of September 2, 1997, as amended by a letter agreement dated as of October 15, 1997 (as so amended, the "Music Project Memorandum of Understanding") in connection with the formation of a joint venture between subsidiaries of the Company and Planet Hollywood to own, develop and operate the Music Project. The Music Project Memorandum of Understanding is intended to be a binding agreement (subject to certain limited conditions) with respect to certain matters regarding the formation and operation of Aladdin Music, however the parties have agreed to use their best efforts promptly to complete and execute all agreements and other documents that may be reasonably necessary to carry out the provisions of the Music Project Memorandum of Understanding. The Company anticipates that such agreements will include the following-described agreements, although the terms described below are subject to further revision and may be modified by the Company and Planet Hollywood prior to the execution of definitive documentation.

    ALADDIN MUSIC OPERATING AGREEMENT. It is expected that AMH and a subsidiary of Planet Hollywood (the "Music Project Members") will enter into an operating agreement (the "Aladdin Music Operating Agreement") to govern the operations of Aladdin Music. The Company has formed AMH, which it anticipates will hold (on a fully diluted basis through shares and warrants) a 50% member interest in Aladdin Music. Prior to the exercise of its warrants (the "Music Project Warrants"), AMH will own a 49% preferred membership interest ("Music Preferred Shares") and a 49% common membership interest ("Music Common Shares") in Aladdin Music, however, exercise of the Music Project Warrants will increase AMH's percentage interest in Aladdin Music to 50%. Planet Hollywood, through a subsidiary (the "Planet Hollywood Member"), will initially hold the remaining interests in Aladdin Music.

    CAPITAL CONTRIBUTIONS. Through AMH, the Company is expected to contribute to Aladdin Music (i) a ground lease, at nominal rent, of the approximately 4.75 acre parcel of land for the Music Project (including a right to acquire the fee interest in such land upon the receipt by the Company of necessary permits and subdivision approvals) and (ii) approximately $21.25 million in cash. The contribution value of the ground lease will be approximately $20.0 million. The Planet Hollywood Member will contribute cash to Aladdin Music in the amount of approximately $41.25 million. The contributions of the Music Project Members will be made immediately prior to, or concurrently with, the closing of construction financing with respect to the Music Project, however certain pre-development costs of Aladdin Music incurred with respect to the Music Project will be contributed to Aladdin Music prior to such date. These predevelopment costs include design, architecture and organization costs.

    SHARES. Aladdin Music is expected to have two classes of shares (which represent units of membership interests in Aladdin Music): Music Common Shares and Music Preferred Shares (collectively, "Music Project Shares"). The above-described contributions of the Music Project Members will be deemed contributions in respect of Music Preferred Shares. Except with respect to distributions to cover tax liability of Music Project Members (or, if any Music Project Member is a pass-through entity, its equity interest holders) arising from their interest in Music, the Music Preferred Shares will have distribution, redemption and liquidation preferences over all Music Common Shares. Rights to allocations to the capital account and distributions in respect of the Music Preferred Shares will cumulate (but not compound) quarterly at the rate of 12% per annum on the capital account balance in respect thereof. Preferred distributions to the Planet Hollywood Member will have priority of payment over preferred distributions to AMH. In addition, to the extent that there is insufficient cash available for distribution to make such preferred distributions, the amounts which are not distributed will accrue (but not compound) for the benefit of the party entitled thereto. Distributions of such accrued amounts to the Planet Hollywood Member will have priority over distributions to AMH.

    MANAGEMENT AND DAY-TO-DAY OPERATIONS. Management of Aladdin Music will be the responsibility of a board of managers (the "Music Project Board"), comprised initially of four members designated by the Planet Hollywood Member and three members designated by AMH, until AMH exercises its warrants for the acquisition of additional Music Project Shares, at which time the Music Project Board will be comprised of four representatives each of AMH and the Planet Hollywood Member. Major decisions of the Music Project Board will require the vote of a supermajority of the board members. All decisions other than such major decisions will be delegated to an operating committee comprised of two representatives each of AMH and the Planet Hollywood Member (the "Operating Committee"). The development of the Music Project and renovation of the Theater will be delegated to the Company under the Music Project Development Agreement. Day-to-day management and operation of the Music Project and the Theater will be delegated to the Company under the Music Project Management Agreement.

    TRANSFERS OF SHARES. Transfers of Music Project Shares will only be permitted:

        (i) to affiliates of Music Project Members or persons approved by a majority of the interests held by Music Project Members; and

        (ii) to persons other than certain prohibited transferees after giving other Music Project Members a right of first negotiation for the acquisition of such Shares.

    LIABILITY, EXCULPATION AND INDEMNIFICATION. The Aladdin Music Operating Agreement will contain provisions relieving the Music Project Members, officers, employees and Music ProjectBoard Members and Operating Committee members from certain liability, fiduciary duties and conflicts and will also provide for various indemnities to such persons in respect of payment of expenses and errors and omissions insurance.

    GAMING MATTERS. Capital contributions, admission of new Music Project Members, transfers of shares and payment of distributions by Aladdin Music will be subject to receipt of Nevada Gaming Approvals. Music Project Members and their affiliates, directors and employees will cooperate to obtain Gaming Approvals from the Nevada Gaming Authorities, as necessary. If Nevada gaming problems arise prior to a finding of unsuitability by the Nevada Gaming Authorities, the Music Project Member causing such problem (or whose director, officer or affiliate caused such problem) shall cooperate to remedy it and, if not remedied, may be forced to sell its Music Project Shares to Aladdin Music or its designee at fair market value.

    TERM. Aladdin Music shall continue until January 24, 2097, or such other time as agreed in writing by all Members.

    THE MUSIC PROJECT DEVELOPMENT AGREEMENT. Aladdin Music shall contract with the Company for the development of the Music Project and the Theater renovation pursuant to a development agreement (the "Music Project Development Agreement") on terms, and in form and substance, satisfactory to Aladdin Music and the Company. Pursuant to the Music Project Development Agreement, the Company will agree to provide services with respect to such development and renovation, including (a) the selection of contractors, subcontractors and the professional team including architects, engineers, surveyors, designers, decorators and other technical and professional consultants; (b) the negotiation on behalf of Aladdin Music of the agreements under which the contractors, subcontractors and the professional team are to be retained by Aladdin Music; (c) the supervision of the preparation of preliminary and final plans, including landscaping, interior design and graphics; and (d) the preparation of preliminary cost estimates and projections of cash flow requirements covering the development costs during the Development Period, and the preparation and updating from time to time of the development budget for approval by Aladdin Music.

    COMPENSATION UNDER MUSIC PROJECT DEVELOPMENT AGREEMENT. The Company will be reimbursed for its costs and expenses in connection with its activities under the Music Project Development Agreement.

    TERMINATION. Each of the Company and Aladdin Music are anticipated to have certain limited termination rights with respect to the Music Project Development Agreement. Any termination of the Music Project Development Agreement will entitle the Company to terminate the Music Project Management Agreement.

    INDEMNIFICATION. Aladdin Music shall indemnify and hold the Company harmless from claims arising out of the performance by Company of services under the Music Project Development Agreement. The Company shall indemnify and hold Aladdin Music harmless from and against any and all claims arising from or in connection with the Company's gross negligence or willful misconduct.

    MUSIC PROJECT MANAGEMENT AGREEMENT. Aladdin Music intends to contract with the Company for the day-to-day management and operations of the Music Project and the Theater and certain promotional services, pursuant to a management agreement in form and substance satisfactory to Aladdin Music and the Company (the "Music Project Management Agreement"). The terms of the Music Project Management Agreement are expected to be on terms at least as favorable as those which would be available from an independent third party vendor.

    COMPENSATION UNDER MUSIC PROJECT MANAGEMENT AGREEMENT. The Music Project Management Agreement will provide for the provision of management services by the Company for the Music Project and the Theater in exchange for a base management fee (the "Base Management Fee"), payable quarterly, equal to 1.50% of the net revenue from the Music Project and the Theater and for an additional management fee (the "Incentive Management Fee"), payable quarterly, equal to 6% of the Management Excess Net Revenue (which is the amount obtained by dividing
(i) the amount of quarterly Adjusted Music EBITDA in excess of the Adjusted Management EBITDA Threshold by (ii) Profit Margin). "Adjusted Music EBITDA" means for any period Aladdin Music's earnings before (i) deductions for interest, taxes, depreciation and amortization, (ii) payment of the Incentive Management Fee, the Incentive Marketing Fee, and (iii) payment of leases for furniture, fixtures or equipment. "Profit Margin" means for any quarter, quarterly Adjusted EBITDA divided by quarterly Net Revenue. "Incentive Marketing Fee" means an additional marketing fee, payable quarterly from Aladdin Music to Planet Hollywood pursuant to the Marketing and Consulting Agreement (as defined herein) between Aladdin Music and Planet Hollywood, equal to 6% of the Marketing and Consulting Excess Net Revenue. "Marketing and Consulting Excess Net Revenue" means the amount obtained by dividing (i) the amount of quarterly Adjusted EBITDA in excess of the Adjusted Marketing EBITDA Threshold by (ii) the Profit Margin. The "Adjusted Management EBITDA Threshold" means quarterly Adjusted EBITDA of $10.0 million. The "Adjusted Marketing

EBITDA Threshold" means quarterly Adjusted EBITDA of $8.75 million. The Incentive Management Fee shall at all times (including, without limitation, if the Adjusted Management EBITDA Threshold is met or if there is sufficient cash available for distribution) be subordinate to debt service. To the extent that the Adjusted Management EBITDA Threshold is met but there is insufficient cash available for distribution for the payment of any or all of such Incentive Management Fee and the payment of the Incentive Marketing Fee, or if Aladdin Music is otherwise restricted by a lender from paying such fees, the Incentive Management Fee shall be subordinate to the payment of the Incentive Marketing Fee. Incentive Management Fees which are due but not paid shall accrue (together with interest thereon) for the benefit of the Company. The Incentive Management Fee shall not be payable to the Company for any quarter in which the Adjusted Management EBITDA Threshold is not achieved. In addition, pursuant to the Music Project Management Agreement, the Company shall provide certain services to the Music Project and the Theater, including, without limitation, accounting and financial services, MIS, general management and investor relation services, promotional services and other agreed upon services in the ordinary course of business by the Company for the Music Project and the Theater in exchange for reimbursement of the fully allocated cost of such services.

    TERM.  The term of the Music Project Management Agreement shall be thirty
(30) years, subject to an option on the part of the Company to extend the term for three successive ten year periods.

    TERMINATION FEE. In the event that the Music Project Management Agreement is terminated by Aladdin Music prior to the expiration of its term (including extension options) and prior to the time that the Music Project Warrants may be exercised, then (except under certain circumstances) the Company shall be paid a termination fee of $50.0 million and AMH shall have the right to put its investments in Aladdin Music to Planet Hollywood for an amount equal to such investment's fair market value. Once AMH is able to exercise the Music Project Warrant, all provisions relating to the termination fee and fair market purchase option shall terminate.

    THE MARKETING AND CONSULTING AGREEMENT. Aladdin Music is expected to contract with Planet Hollywood and an affiliate of Planet Hollywood for the provision of certain marketing and consulting services to be provided to the Music Project and for the license to the Aladdin Music of all rights to the trademarks, tradenames and related agreements which are necessary or desirable to operate and maintain a "music-themed" hotel and restaurant on the Music Project land, pursuant to a marketing and consulting agreement in form and substance satisfactory to Planet Hollywood and Aladdin Music (the "Marketing and Consulting Agreement"). The Marketing and Consulting Agreement is expected to provide for the provision of marketing and consulting services by Planet Hollywood (and/or its affiliates) for the Music Project in exchange for a base fee (the "Base Marketing Fee"), payable quarterly, equal to 2.00% of the Music Project's quarterly Net Revenue and for an additional marketing fee (the "Incentive Marketing Fee"), payable quarterly, equal to 6% of the Marketing and Consulting Excess Net Revenue. The Incentive Marketing Fee shall not be payable for any quarter in which the Adjusted Marketing EBITDA Threshold is not achieved. In addition, to the extent that the Adjusted Marketing EBITDA Threshold is met but there is insufficient cash available for distribution for the payment of any or all of such fees, or if Aladdin Music is otherwise restricted by a lender from paying the Incentive Marketing Fee, the Incentive Marketing Fee shall accrue (together with interest thereon) for the benefit of Planet Hollywood. In addition to the Base Marketing Fee and the Incentive Marketing Fee, the Marketing and Consulting Agreement shall provide that Planet Hollywood shall be reimbursed, on a quarterly basis, for its costs and expenses under the Marketing and Consulting Agreement in an amount equal to 0.5% of quarterly Net Revenue, without supporting documentation as well as for certain other approved expenses. The Marketing and Consulting Agreement is further expected to provide that Planet Hollywood shall be restricted from allowing the use or operation of similar "music concept" themed restaurants at any location in Clark County, Nevada, other than at the Music Project.

    THE GROUND LEASE. The Company is expected to assign its ground lease (the "Music Project Lease") of the site designated for the Music Project to AMH and AMH shall assign the Music Project Lease to Aladdin Music. The Music Project Lease shall be for nominal rent and shall include the right of Aladdin Music to acquire fee title to the Music Project land upon completion of the division of the Project Site into separate legal parcels. Pursuant to the Music Project Lease, Aladdin Music shall be required to cooperate with such division and to fund its pro rata share of the costs thereof, based upon the ratio that the acreage of the Music Project land bears to the total acreage of the Project Site.

    THE THEATER LEASE. The Company is expected to enter into a lease agreement (the "Theater Lease") with respect to the Theater pursuant to which, among other matters, (i) Aladdin Music shall lease the Theater from the Company for a period of at least thirty (30) years on a "triple-net" basis, for nominal rent, (ii) the Company shall have certain rights with respect to the lease-back of the Theater, (iii) certain provisions shall be made relating to the promotional and security services for the Theater, (iv) Aladdin Music shall agree to renovate the Theater prior to the opening of the Aladdin and to maintain the Theater in a "first class" condition during the term of the Theater Lease.

MUSIC PROJECT FINANCING

    Prior to the commencement of the development of the Music Project, Aladdin Music is expected to enter into a commitment letter for a credit facility with a syndicate of lenders whereby the lenders will agree to finance the construction of the Music Project. Currently, Aladdin Music is considering several proposals for such financing.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

    The following discussion is a summary of certain material federal income tax considerations relevant to the acquisition, ownership and disposition of the Warrants by a U.S. Holder. A "U.S. Holder" means a holder of a Warrant which is
(i) an individual who is a citizen or resident of the United States for federal income tax purposes, (ii) a corporation or partnership created or organized in the United States or under the laws of the United States or any state thereof (including the District of Columbia), (iii) an estate (other than a foreign estate) or (iv) any trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust.

    This summary is based upon current laws, regulations, rulings and judicial decisions some of which are not clear and all of which are subject to change, possibly with retroactive effect. Any such change could affect the continuing validity of this discussion. In addition, the validity of the conclusions contained in this summary depends upon the accuracy of representations made by officers of Holdings and projections prepared by the financial advisors to Holdings in connection with the Offering.

    This summary does not purport to consider all the possible federal income tax consequences of the purchase, ownership or disposition of the Warrants and is not intended to reflect the particular tax position of any beneficial owner. It addresses only U.S. Holders who hold the Warrants as capital assets and does not address beneficial owners that may be subject to special tax rules, such as foreign holders, banks, insurance companies, dealers in securities or currencies, purchasers that hold the Warrants as a hedge against currency risks or as part of a straddle with other investments or as part of a "synthetic security" or other integrated investment (including a "conversion transaction") comprised of a Warrant and one or more other investments, or purchasers that have a "functional currency" other than the U.S. dollar. In addition, the discussion does not address any aspect of state, local or foreign taxation.

    HOLDERS OF THE WARRANTS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF ACQUIRING, OWNING, AND DISPOSING OF THE WARRANTS AS WELL AS THE APPLICATION OF STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX LAWS.

ISSUE PRICE

    On the Issue Date the issue price of the Unit was allocated between the Notes and the Warrants based on their relative fair market values. Holders who purchased a Unit at original issue for its issue price have an initial tax basis for the Warrants equal to the Warrants' issue price. With respect to the $519.40 issue price per Unit, Holdings has allocated $67.72 to the Warrants, which represents their issue price. This allocation reflects Holdings' judgement as to the relative value of the Note and Warrants at the time of issuance. The allocation is binding on a U.S. Holder unless such U.S. Holder explicitly discloses a different allocation on an attachment to its tax return for the taxable year that includes the acquisition date of the Unit. The allocation is not, however, binding on the IRS and there can be no assurance that the IRS would not challenge this allocation or that such a challenge, if made, would not be upheld in court.

TAXATION OF WARRANTS

    CHARACTERIZATION OF THE WARRANTS. Although the matter is not free from doubt, and the form of the Warrants may be respected for federal income tax purposes, it is possible that the Warrants would be treated for federal income tax purposes as the shares of Common Stock of the Issuer which such Warrants entitle the holder to purchase due to, among other things, their minimal Exercise Price and lack of any meaningful contingency. Although it is thus unclear whether the Warrants will be treated as warrants or stock for federal income tax purposes, the following discussion assumes that the Warrants would be properly characterized as warrants and describes, as appropriate, any differing federal income tax treatment that would result if the Warrants are treated as stock.

    EXERCISE. A holder of a Warrant generally will not recognize gain or loss upon exercise of the Warrant. The holder's federal income tax basis in the stock received will be equal to the holder's federal income tax basis in the Warrant immediately prior to exercise (i.e., in the case of an initial purchaser in the Offering, the portion of the cost of the Unit allocable to the Warrant), plus the amount of cash paid upon exercise. The holding period of the stock acquired upon exercise of the Warrant will begin on the day after the date of exercise of the Warrant and will not include the period during which the Warrant was held. If the Warrants are treated as stock from the date of issuance, the holder would not recognize any gain or loss on the exercise of the Warrants, and the holding period of the stock received would include the entire period during which the Warrant was held.

    ADJUSTMENTS. An adjustment to the exercise price of the Warrants made pursuant to the anti-dilution provisions of the Warrants may, in certain circumstances, result in constructive distributions to the holders of the Warrants which could be taxable as dividends to the holders under Section 305 of the Code. A holder's federal income tax basis in the Warrants generally would be increased by the amount of any such dividend. The consequences of such an adjustment generally should not differ if the Warrants are recharacterized as stock on the date of issuance.

    DISPOSITION. Upon a sale, exchange or other taxable disposition of a Warrant or Warrant Shares, a holder generally will recognize gain or loss for federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash and fair market value of any property received upon such sale, exchange or other disposition and (ii) the holder's adjusted tax basis in the Warrant or Warrant Shares being sold. Any gain or loss recognized upon a sale, exchange or disposition of Warrants or Warrant Shares would be long-term capital gain or loss if the Warrant or stock was held by the holder for more than one year at the time of sale or exchange. In the case of an individual holder of a Warrant or Warrant Shares, the maximum federal income tax rate applicable to net long-term capital gains is twenty-eight percent (28%) if the Warrant or Warrant Shares were held for greater than one year but less than eighteen months and twenty percent (20%) if the Warrant or Warrant Shares were held for more than eighteen months. The consequences of a sale or disposition to the holder should not differ (except potentially as to holding periods--See Taxation of Warrants--Exercise above) if the Warrants are recharacterized as stock on the day they are issued.

    LAPSE. Upon the lapse of a Warrant, a holder will recognize a capital loss equal to such holder's adjusted tax basis in the Warrant. If the Warrant was treated as stock on the date of issuance, and the Warrant was never exercised, the treatment of such Warrant generally should not differ.

                              PLAN OF DISTRIBUTION

    The Warrants and the Warrant Shares may be sold from time to time to purchasers directly by the Selling Holders. Alternatively, the Selling Holders may from time to time offer the Warrants or the Warrant Shares to or through underwriters, broker/dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Holders or the purchasers of such securities for whom they may act as agents. The Selling Holders and any underwriters, broker/dealers or agents that participate in the distribution of Warrants or the Warrant Shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of such securities and any discounts, commissions, concessions or other compensation received by any such underwriter, broker/ dealer or agent may be deemed to be underwriting discounts and commissions under the Securities Act.

    The Warrants and the Warrant Shares may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The sale of the Warrants and the Warrant Shares may be effected in transactions (which may involve crosses or block transactions) (i) on any national securities exchange or quotation service on which such securities may be listed or quoted at the time of sale, (ii) in the over-the-counter market, (iii) in transactions otherwise than on such exchanges or in the over-the-counter market or (iv) through the writing of options. At the time a particular offering of the Warrants or the Warrant Shares is made, a supplement to this Prospectus (a "Prospectus Supplement"), if required, will be distributed which will set forth the aggregate amount of Warrants or Warrant Shares being offered and the terms of the offering, including the name or names of any underwriters, broker/dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Holders and any discounts, commissions or concessions allowed or reallowed or paid to broker/dealers. Each broker/dealer that receives the Warrants or Warrant Shares for its own account pursuant to this Prospectus must acknowledge that it will deliver the Prospectus and any Prospectus Supplement in connection with any sale of such Warrants or Warrant Shares.

    To comply with the securities laws of certain jurisdictions, if applicable, the Warrants and Warrant Shares will be offered or sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain jurisdictions the Warrants and Warrant Shares may not be offered or sold unless they have been registered or qualified for sale in such jurisdictions or any exemption from registration or qualification is available and is complied with.

    The Selling Holders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, which provisions may limit the timing of purchases and sales of any of the Warrants or Warrant Shares by the Selling Holders. The foregoing may affect the marketability of such securities.

    Pursuant to the Warrant Registration Rights Agreement, certain expenses of the registration of the Warrants and Warrant Shares hereunder will be paid by the Company, including, without limitation, Commission filing fees and expenses of compliance with state securities or "blue sky" laws; provided, however, that the Selling Holders will pay all underwriting discounts, selling commissions and transfer taxes, if any applicable to any sales pursuant to the Registration Statement. The Issuer has agreed to indemnify the Selling Holders against certain civil liabilities, including certain liabilities under the Securities Act, and the Selling Holders will be entitled to contribution in connection with any such registration and any sales pursuant thereto. The Company will be indemnified by the Selling Holders severally against certain civil liabilities, including certain liabilities under the Securities Act, or will be entitled to contribution in connection with any such registration and any sales pursuant to the Registration Statement.

                                 LEGAL MATTERS

    Certain legal matters in connection with the registration of Warrants and Warrant Shares pursuant to this Prospectus will be passed upon for the Issuer by Schreck Morris, Las Vegas, Nevada. Certain matters with respect to tax issues will be passed upon by Skadden, Arps, Slate, Meagher & Flom LLP.

                                    EXPERTS

    The balance sheets of the Issuer, Holdings, Capital and the Company as of December 31, 1997 and the statements of changes in equity and cash flows of each such entity for the period from their inception to December 31, 1997, together with the notes thereto, appearing in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

    The financial statements of London Clubs as of March 30, 1997 and March 24, 1996 and for the 53 week period ended March 30, 1997, and the 52 week period ended March 24, 1996 included in this Prospectus have been so included in reliance on the report of Price Waterhouse, independent accountants, given on the authority of said firm as experts in accounting and auditing.

    With respect to the unaudited consolidated financial information of London Clubs for the 26 week periods ended September 28, 1997 and September 22, 1996 included in this Prospectus, Price Waterhouse reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated December 5, 1997 states that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse has not carried out any significant or additional audit tests beyond those which would have been necessary if their report had not been included. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse is not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse within the meaning of Sections 7 and 11 of the Act.

                INDEX TO HISTORICAL FINANCIAL INFORMATION OF THE
                        ALADDIN PARTIES AND THE COMPANY

    Set forth below is certain historical financial information concerning the Company and the Aladdin Parties. Potential investors should note that the Aladdin Parties and the Company are development stage companies and the attached financial information is not indicative of future results of operations.

Aladdin Gaming Holdings, LLC
  Report of Independent Public Accountants.................................................................        F-4
  Consolidated Balance Sheet...............................................................................        F-5
  Consolidated Statement of Members' Equity................................................................        F-6
  Consolidated Statement of Cash Flows.....................................................................        F-7
  Notes to Consolidated Financial Statements...............................................................        F-8

Aladdin Capital Corp.
  Report of Independent Public Accountants.................................................................       F-12
  Balance Sheet............................................................................................       F-13
  Statement of Stockholders' Equity........................................................................       F-14
  Statements of Cash Flows.................................................................................       F-15
  Notes to Financial Statements............................................................................       F-16

Aladdin Gaming, LLC
  Report of Independent Public Accountants.................................................................       F-19
  Balance Sheet............................................................................................       F-20
  Statement of Members' Equity.............................................................................       F-21
  Statement of Cash Flows..................................................................................       F-22
  Notes to Financial Statements............................................................................       F-23

Aladdin Gaming Enterprises, Inc.
  Report of Independent Public Accountants.................................................................       F-26
  Balance Sheet............................................................................................       F-27
  Statement of Stockholders' Equity........................................................................       F-28
  Statement of Cash Flows..................................................................................       F-29
  Notes to Financial Statements............................................................................       F-30

                     (This page intentionally left blank.)

                          ALADDIN GAMING HOLDINGS, LLC
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Members of
    Aladdin Gaming Holdings, LLC and subsidiaries:

    We have audited the accompanying consolidated balance sheet of ALADDIN GAMING HOLDINGS, LLC (a Nevada Limited-Liability Company) and SUBSIDIARIES, as of December 31, 1997, and the related consolidated statements of members' equity and cash flows for the period from inception (December 1, 1997) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aladdin Gaming Holdings, LLC and subsidiaries, as of December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
January 15, 1998, except
for Note 6, as to which
the date is February 26, 1998

                          ALADDIN GAMING HOLDINGS, LLC
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                            ASSETS

Cash................................................................................  $   6,895
                                                                                      ---------
    Total Assets....................................................................  $   6,895
                                                                                      ---------
                                                                                      ---------

                                LIABILITIES AND MEMBERS' EQUITY

Due to Sommer Trust.................................................................  $   1,245
Advances to purchase membership interests...........................................      2,850
Members' equity.....................................................................      2,800
                                                                                      ---------
    Total Liabilities and Members' Equity...........................................  $   6,895
                                                                                      ---------
                                                                                      ---------

   The accompanying notes are an integral part of this consolidated financial statement.

                          ALADDIN GAMING HOLDINGS, LLC
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)
                   CONSOLIDATED STATEMENT OF MEMBERS' EQUITY
                FOR THE PERIOD FROM INCEPTION (DECEMBER 1, 1997)
                           THROUGH DECEMBER 31, 1997

BALANCE, December 1, 1997...........................................................  $  --
Members' contribution...............................................................      2,800
                                                                                      ---------
BALANCE, December 31, 1997..........................................................  $   2,800
                                                                                      ---------
                                                                                      ---------

   The accompanying notes are an integral part of this consolidated financial statement.

                          ALADDIN GAMING HOLDINGS, LLC
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                FOR THE PERIOD FROM INCEPTION (DECEMBER 1, 1997)
                           THROUGH DECEMBER 31, 1997

CASH FLOWS FROM FINANCING ACTIVITIES:
  Due to Sommer Trust...............................................................  $   1,245
  Members' contributions............................................................      2,800
  Advances to purchase membership interests.........................................      2,850
                                                                                      ---------
INCREASE IN CASH AND CASH EQUIVALENTS...............................................      6,895
CASH AND CASH EQUIVALENTS, December 1, 1997.........................................     --
                                                                                      ---------
CASH AND CASH EQUIVALENTS, December 31, 1997........................................  $   6,895
                                                                                      ---------
                                                                                      ---------

   The accompanying notes are an integral part of this consolidated financial statement.

                          ALADDIN GAMING HOLDINGS, LLC
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND BUSINESS

    Aladdin Gaming Holdings, LLC, a Nevada limited-liability company ("Gaming Holdings"), was established on December 1, 1997. Gaming Holdings is owned by Aladdin Gaming Enterprises, Inc. (25%), a Nevada corporation, Sommer Enterprises, LLC (72%), a Nevada limited-liability company, and GAI, LLC (3%), a Nevada limited-liability company. See Note 5 regarding the agreement to purchase membership interests. Aladdin Holdings, LLC, a Delaware limited liability company ("Holdings"), indirectly holds a majority interest in Gaming Holdings. The members of Holdings are the Trust Under Article Sixth u/w/o Sigmund Sommer (the "Sommer Trust") which holds a 95% interest in Holdings, and GW Vegas, LLC, a Nevada limited-liability company ("GW"), a wholly owned subsidiary of Trust Company of the West ("TCW"), which holds a 5% interest in Holdings.

    Distributions shall be made in accordance with the respective ownership interests subject to Gaming Holdings' operating agreement.

    Since the planned principal operations had not commenced as of December 31, 1997, Gaming Holdings has accounted for its operations as a development stage company. There were no operations during the period from inception (December 1, 1997) through December 31, 1997 and hence no statement of income has been prepared.

2. PRINCIPLES OF CONSOLIDATION AND PRESENTATION

    The consolidated financial statements include the accounts of Gaming Holdings and its subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation.

    Gaming Holdings' wholly owned subsidiaries are Aladdin Capital Corp., a Nevada corporation, and Aladdin Gaming, LLC, a Nevada limited-liability company.

3. INCOME TAXES

    Gaming Holdings will file federal information tax returns only. Each member reports taxable income or loss on their respective tax returns.

4. PURCHASE OF RESTRICTED MEMBERSHIP INTERESTS

    Certain members of Gaming Holdings' executive management have purchased unvested restricted membership interests in 4.75% of Gaming Holdings' stock. These membership interests will vest over approximately a four-year period. As of December 31, 1997, none of these membership interests had vested.

5. COMMITMENTS

    On September 24, 1997 Gaming Holdings, the Sommer Trust, Holdings, Sommer Enterprises, London Clubs International plc, a company registered in the United Kingdom ("London Clubs") and London Clubs Nevada Inc. ("LCNI") entered into a purchase agreement (subsequently amended) providing for the acquisition by LCNI of 25 percent of Gaming Holdings' common membership interests for a purchase

                          ALADDIN GAMING HOLDINGS, LLC
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

5. COMMITMENTS (CONTINUED)
price of $50.0 million. LCNI's obligation to purchase such membership interests is subject to the satisfaction or waiver of various conditions.

6.  SUBSEQUENT EVENTS

Private Offering

    On February 26, 1998, Gaming Holdings, Aladdin Capital Corp. ("Capital" and, together with Gaming Holdings, the "Issuers") and Aladdin Gaming Enterprises, Inc. consummated a private offering (the "Offering") under Rule 144A of the Securities Exchange Act of 1933. The private offering consisted of 221,500 units (the "Units"), each unit consisting of (i) $1,000 principal amount at maturity of 13 1/2% Senior Discount Notes due 2010 (the "Notes") of Gaming Holdings and Capital and (ii) 10 Warrants (the "Warrants") to purchase 10 shares of Class B non-voting Common Stock, no par value, of Aladdin Gaming Enterprises, Inc.

    The initial accreted value of the Notes is $519.40 per $1,000 principal amount at maturity of the Notes. The Notes will mature on March 1, 2010. The Notes will accrete at 13 1/2% (computed on a semi-annual bond equivalent basis) based on the initial accreted value, calculated from February 26, 1998. Cash interest on the Notes will not accrue prior to March 1, 2003. Thereafter, cash interest on the Notes will accrue at the rate of 13 1/2% per annum based on the accreted value at maturity of the Notes and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003.

    The Notes are secured by a first priority pledge of all amounts held in a segregated construction disbursement account (the "Note Construction Disbursement Account") and by a first priority pledge of all of the issued and outstanding Series A Preferred Interests of Gaming Holdings in Aladdin Gaming, LLC. The Note Construction Disbursement Account is comprised of approximately $35 million remaining proceeds from the Offering, after the application of the net proceeds to repay certain previously existing indebtedness and certain fees and expenses.

    The Indenture to the Notes contains certain covenants that (subject to certain exceptions) restrict the ability of the Issuers and certain of their subsidiaries to, among other things: (i) make restricted payments; (ii) incur additional indebtedness and issue preferred stock; (iii) incur liens; (iv) pay dividends or make other distributions; (v) enter into mergers or consolidations;
(vi) enter into certain transactions with affiliates or (vii) enter into new lines of business.

Equity Contributions

    On February 26, 1998, LCNI contributed $50.0 million ("London Clubs Contribution") for 25% of Gaming Holdings common membership interests. Sommer Enterprises, LLC contributed a portion of land in exchange for common membership interests in Gaming Holdings. Aladdin Gaming Enterprises, Inc. contributed the portion of land and $7.0 million of predevelopment costs, which were originally received from Sommer Enterprises, Inc. and the net proceeds (approximately $15 million) allocable from the sale of

                          ALADDIN GAMING HOLDINGS, LLC
                                AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

6.  SUBSEQUENT EVENTS (CONTINUED)
the Warrants to Gaming Holdings in exchange for 25% of the common membership interests in Gaming Holdings.

Investments

    Gaming Holdings contributed the land appraised at $150.0 million, approximately $42 million in cash from the London Clubs Contribution and the $7.0 million of predevelopment costs in exchange for 100% of the common membership interests in Aladdin Gaming, LLC. Gaming Holdings also contributed $115 million in cash, consisting of the net proceeds of the sale of the Units and approximately $8 million from the London Clubs Contribution to Aladdin Gaming, LLC in exchange for 100% of the Series A Preferred Interests.

                             ALADDIN CAPITAL CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors and Stockholders of
  Aladdin Capital Corp.:

    We have audited the accompanying balance sheet of ALADDIN CAPITAL CORP. (a Nevada Corporation), as of December 31, 1997, and the related statements of stockholders' equity and cash flows for the period from inception (December 1, 1997) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aladdin Capital Corp., as of December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
January 15, 1998, except
for Note 3, as to which
the date is February 26, 1998

                             ALADDIN CAPITAL CORP.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                            ASSETS

Cash................................................................................  $   1,000
                                                                                      ---------
  Total Assets......................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Common Stock, no par value, 2,500 shares authorized, issued and outstanding.........  $   1,000
                                                                                      ---------
  Total Liabilities and Stockholders' Equity........................................  $   1,000
                                                                                      ---------
                                                                                      ---------

    The accompanying notes are an integral part of this financial statement.

                             ALADDIN CAPITAL CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE PERIOD FROM INCEPTION (DECEMBER 1, 1997)
                           THROUGH DECEMBER 31, 1997

                                                                                        SHARES
                                                                                        ISSUED     AMOUNT      TOTAL
                                                                                       ---------  ---------  ---------

BALANCE, December 1, 1997............................................................     --      $  --      $  --

Issuance of common stock.............................................................      2,500      1,000      1,000
                                                                                       ---------  ---------  ---------

BALANCE, December 31, 1997...........................................................      2,500  $   1,000  $   1,000
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The accompanying notes are an integral part of this financial statement.

                             ALADDIN CAPITAL CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                FOR THE PERIOD FROM INCEPTION (DECEMBER 1, 1997)
                           THROUGH DECEMBER 31, 1997

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of stock...............................................  $   1,000
                                                                                      ---------
INCREASE IN CASH AND CASH EQUIVALENTS...............................................      1,000
CASH AND CASH EQUIVALENTS, December 1, 1997.........................................     --
                                                                                      ---------
CASH AND CASH EQUIVALENTS, December 31, 1997........................................  $   1,000
                                                                                      ---------
                                                                                      ---------

    The accompanying notes are an integral part of this financial statement.

                             ALADDIN CAPITAL CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ORGANIZATION AND BUSINESS

    Aladdin Capital Corp., a Nevada corporation ("Capital"), was established on December 1, 1997. Capital is wholly owned by Aladdin Gaming Holdings, LLC, a Nevada limited-liability company ("Gaming Holdings"). Aladdin Holdings, LLC, a Delaware limited liability company ("Holdings"), indirectly holds a majority interest in Gaming Holdings. The members of Holdings are the Trust Under Article Sixth u/w/o Sigmund Sommer (the "Sommer Trust") which holds a 95% interest in Holdings, and GW Vegas, LLC, a Nevada limited-liability company ("GW"), a wholly owned subsidiary of Trust Company of the West ("TCW"), which holds a 5% interest in Holdings.

    Since the planned principal operations had not commenced as of December 31, 1997, Capital has accounted for its operations as a development stage company. There were no operations during the period from inception (December 1, 1997) through December 31, 1997 and hence no statement of income has been prepared.

2. INCOME TAXES

    Capital accounts for income taxes using the liability method as set forth in Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Under the liability method, deferred taxes are provided based on the temporary differences between the financial reporting basis and the tax basis of Capital's assets and liabilities.

    There was no income tax expense or benefit recorded for the period from inception (December 1, 1997) through December 31, 1997 as Capital is a development stage company and operations have not yet commenced.

3.  SUBSEQUENT EVENTS

Private Offering

    On February 26, 1998, Gaming Holdings, Capital (together with Gaming Holdings, the "Issuers") and Aladdin Gaming Enterprises, Inc. consummated a private offering (the "Offering") under Rule 144A of the Securities Exchange Act of 1933. The private offering consisted of 221,500 units (the "Units"), each unit consisting of (i) $1,000 principal amount at maturity of 13 1/2% Senior Discount Notes due 2010 (the "Notes") of Gaming Holdings and Capital and (ii) 10 Warrants (the "Warrants") to purchase 10 shares of Class B non-voting Common Stock, no par value, of Aladdin Gaming Enterprises, Inc.

    The initial accreted value of the Notes is $519.40 per $1,000 principal amount at maturity of the Notes. The Notes will mature on March 1, 2010. The Notes will accrete at 13 1/2% (computed on a semi-annual bond equivalent basis) based on the initial accreted value, calculated from February 26, 1998. Cash interest on the Notes will not accrue prior to March 1, 2003. Thereafter, cash interest on the Notes will accrue at the rate of 13 1/2% per annum based on the accreted value at maturity of the Notes and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003.

    The Notes are secured by a first priority pledge of all amounts held in a segregated construction disbursement account (the "Note Construction Disbursement Account") and by a first priority pledge of all of the issued and outstanding Series A Preferred Interests of Gaming Holdings in Aladdin Gaming,

LLC. The Note Construction Disbursement Account is comprised of approximately $35 million remaining proceeds from the Offering, after the application of the net proceeds to repay certain previously existing indebtedness and certain fees and expenses.

    The Indenture to the Notes contains certain covenants that (subject to certain exceptions) restrict the ability of the Issuers and certain of their subsidiaries to, among other thing: (i) make restricted payments; (ii) incur additional indebtedness and issue preferred stock, (iii) incur liens; (iv) pay dividends or make other distributions; (v) enter into mergers or consolidations;
(vi) enter into certain transactions with affiliates or (vii) enter into new lines of business.

                              ALADDIN GAMING, LLC
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Members of
  Aladdin Gaming, LLC:

    We have audited the accompanying balance sheet of ALADDIN GAMING, LLC (a Nevada Limited-Liability Company), as of December 31, 1997, and the related statements of members' equity and cash flows for the period from inception (January 24, 1997) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aladdin Gaming, LLC, as of December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
January 15, 1998, except
for Note 4, as to which
the date is February 26, 1998.

                              ALADDIN GAMING, LLC
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                            ASSETS
Cash................................................................................  $   5,650
                                                                                      ---------
  Total Assets......................................................................  $   5,650
                                                                                      ---------
                                                                                      ---------

                                LIABILITIES AND MEMBERS' EQUITY
Due to Aladdin Gaming Holdings, LLC.................................................  $   4,650
Members' equity.....................................................................      1,000
                                                                                      ---------
  Total Liabilities and Members' Equity.............................................  $   5,650
                                                                                      ---------
                                                                                      ---------

    The accompanying notes are an integral part of this financial statement.

                              ALADDIN GAMING, LLC
                         (A DEVELOPMENT STAGE COMPANY)
                          STATEMENT OF MEMBERS' EQUITY
                FOR THE PERIOD FROM INCEPTION (JANUARY 24, 1997)
                           THROUGH DECEMBER 31, 1997

BALANCE, January 24, 1997...........................................................  $  --
Members' contribution...............................................................      1,000
                                                                                      ---------
BALANCE, December 31, 1997..........................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

    The accompanying notes are an integral part of this financial statement.

                              ALADDIN GAMING, LLC
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENT OF CASH FLOWS
                FOR THE PERIOD FROM INCEPTION (JANUARY 24, 1997)
                           THROUGH DECEMBER 31, 1997

CASH FLOWS FROM FINANCING ACTIVITIES:
  Due to Aladdin Gaming Holdings, LLC...............................................  $   4,650
  Members' contributions............................................................      1,000
                                                                                      ---------
INCREASE IN CASH AND CASH EQUIVALENTS...............................................      5,650
CASH AND CASH EQUIVALENTS, January 24, 1997.........................................     --

                                                                                      ---------
CASH AND CASH EQUIVALENTS, December 31, 1997........................................  $   5,650
                                                                                      ---------
                                                                                      ---------

    The accompanying notes are an integral part of this financial statement.

                              ALADDIN GAMING, LLC
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. ORGANIZATION AND BUSINESS

    Aladdin Gaming, LLC, a Nevada limited-liability company (the "Company"), was established on January 24, 1997. The Company is wholly owned by Aladdin Gaming Holdings, LLC, a Nevada limited-liability company ("Gaming Holdings"). Aladdin Holdings, LLC, a Delaware limited liability company ("Holdings"), indirectly holds a majority interest in Gaming Holdings. The members of Holdings are the Trust Under Article Sixth u/w/o Sigmund Sommer (the "Sommer Trust") which holds a 95% interest in Holdings, and GW Vegas, LLC, a Nevada limited-liability company ("GW"), a wholly owned subsidiary of Trust Company of the West ("TCW"), which holds a 5% interest in Holdings.

    The Company term is 100 years. Distributions shall be made in accordance with the respective ownership interests subject to the Company's operating agreement.

    Since the planned principal operations had not commenced as of December 31, 1997, the Company has accounted for its operations as a development stage company. There were no operations during the period from inception (January 24, 1997) through December 31, 1997 and hence no statement of income has been prepared.

2. INCOME TAXES

    The Company will file federal information tax returns only. Each member reports taxable income or loss on their respective tax returns.

3. COMMITMENTS

    The Company has entered into a consulting agreement with GAI, LLC to render consulting services as are reasonably requested by the Board of the Company until June 30, 2002.

    The Company has entered into a commitment letter with an equipment finance company for provision of approximately $80.0 million of financing to obtain gaming and other specified equipment. The financing will be comprised of $60.0 million of operating leases and $20.0 million in loans.

    The Company has entered into a commitment letter with certain bank lenders for the provision of a bank credit facility. The facility will consist of three separate term loans (Term Loan A, B and C) of $136.0 million, $114.0 million and $160.0 million, respectively. Term A, B and C Loans will mature seven, eight and one-half and ten years after their respective borrowing dates, respectively.

4.  SUBSEQUENT EVENTS

Private Offering

    On February 26, 1998, Gaming Holdings, Aladdin Capital Corp. ("Capital" and, together with Gaming Holdings, the "Issuers") and Aladdin Gaming Enterprises, Inc. consummated a private offering (the "Offering") under Rule 144A of the Securities Exchange Act of 1933. The private offering consisted of 221,500 units (the "Units"), each unit consisting of (i) $1,000 principal amount at maturity of 13 1/2% Senior Discount Notes due 2010 (the "Notes") of Gaming Holdings and Capital and (ii) 10 Warrants (the "Warrants") to purchase 10 shares of Class B non-voting Common Stock, no par value, of Aladdin Gaming Enterprises, Inc.

    The initial accreted value of the Notes is $519.40 per $1,000 principal amount at maturity of the Notes. The Notes will mature on March 1, 2010. The Notes will accrete at 13 1/2% (computed on a semi-annual bond equivalent basis) based on the initial accreted value, calculated from February 26, 1998. Cash interest on the Notes will not accrue prior to March 1, 2003. Thereafter, cash interest on the Notes will

                              ALADDIN GAMING, LLC
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                               DECEMBER 31, 1997

4.  SUBSEQUENT EVENTS (CONTINUED)
accrue at the rate of 13 1/2% per annum based on the accreted value at maturity of the Notes and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003.

    The Notes are secured by a first priority pledge of all amounts held in a segregated construction disbursement account (the "Note Construction Disbursement Account") and by a first priority pledge of all of the issued and outstanding Series A Preferred Interests on Gaming Holdings in the Company. The Note Construction Disbursement Account is comprised of approximately $35 million remaining proceeds from the Offering, after the application of the net proceeds to repay certain previously existing indebtedness and certain fees and expenses.

    The Indenture to the Notes contains certain covenants that (subject to certain exceptions) restrict the ability of the Issuers and certain of their subsidiaries to, among other things: (i) make restricted payments; (ii) incur additional indebtedness and issue preferred stock; (iii) incur liens; (iv) pay dividends or make other distributions; (v) enter into mergers or consolidations;
(vi) enter into certain transactions with affiliates or (vii) enter into new lines of business.

Equity Contributions

    Gaming Holdings contributed land appraised at $150.0 million, approximately $42 million in cash from a contribution from London Clubs Nevada Inc. ("LCNI") and $7.0 million of predevelopment costs in exchange for 100% of the common membership interests in the Company. Gaming Holdings also contributed $115 million in cash, consisting of the net proceeds of the sale of the Units and approximately $8 million from LCNI to the Company in exchange for 100% of the Series A Preferred Interests.

Bank Indebtedness

    On February 26, 1998, the Company entered into the bank credit facility for $410 million as discussed above in Note 3.

                        ALADDIN GAMING ENTERPRISES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                              FINANCIAL STATEMENTS
                            AS OF DECEMBER 31, 1997

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors and Stockholders of
  Aladdin Gaming Enterprises, Inc.:

    We have audited the accompanying balance sheet of ALADDIN GAMING ENTERPRISES, INC. (a Nevada Corporation), as of December 31, 1997, and the related statements of stockholders' equity and cash flows for the period from inception (December 3, 1997) through December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Aladdin Gaming Enterprises, Inc., as of December 31, 1997, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Las Vegas, Nevada
January 15, 1998, except
for Note 4, as to which
the date is February 26, 1998.

                        ALADDIN GAMING ENTERPRISES, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEET
                            AS OF DECEMBER 31, 1997

                                            ASSETS

Cash................................................................................  $     669
Investment in subsidiary............................................................        331
                                                                                      ---------
    Total Assets....................................................................  $   1,000
                                                                                      ---------
                                                                                      ---------

                             LIABILITIES AND STOCKHOLDERS' EQUITY

Common Stock, no par value, 2,500 shares authorized, 1 share issued and
  outstanding.......................................................................  $   1,000
                                                                                      ---------
    Total Liabilities and Stockholders' Equity......................................  $   1,000
                                                                                      ---------
                                                                                      ---------

    The accompanying notes are an integral part of this financial statement.

                        ALADDIN GAMING ENTERPRISES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                       STATEMENT OF STOCKHOLDERS' EQUITY
                FOR THE PERIOD FROM INCEPTION (DECEMBER 3, 1997)
                           THROUGH DECEMBER 31, 1997

                                                                                        SHARES
                                                                                        ISSUED     AMOUNT      TOTAL
                                                                                       ---------  ---------  ---------

BALANCE, December 3, 1997............................................................     --      $  --      $  --

Issuance of common stock.............................................................          1      1,000      1,000
                                                                                       ---------  ---------  ---------

BALANCE, December 31, 1997...........................................................          1  $   1,000  $   1,000
                                                                                       ---------  ---------  ---------
                                                                                       ---------  ---------  ---------

    The accompanying notes are an integral part of this financial statement.

                        ALADDIN GAMING ENTERPRISES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                FOR THE PERIOD FROM INCEPTION (DECEMBER 3, 1997)
                           THROUGH DECEMBER 31, 1997

CASH FLOWS USED FOR INVESTING ACTIVITIES:
  Investment in subsidiary...........................................................  $    (331)

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of stock................................................      1,000
                                                                                       ---------

INCREASE IN CASH AND CASH EQUIVALENTS................................................        669

CASH AND CASH EQUIVALENTS, December 3, 1997..........................................     --
                                                                                       ---------

CASH AND CASH EQUIVALENTS, December 31, 1997.........................................  $     669
                                                                                       ---------
                                                                                       ---------

    The accompanying notes are an integral part of this financial statement.

                        ALADDIN GAMING ENTERPRISES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

1. ORGANIZATION AND BUSINESS

    Aladdin Gaming Enterprises, Inc., a Nevada corporation ("Enterprises"), was established on December 3, 1997. Enterprises holds a 25% interest in Aladdin Gaming Holdings, LLC, and is wholly owned by Sommer Enterprises, LLC, a Nevada limited-liability company ("Sommer Enterprises"). Aladdin Holdings, LLC, a Delaware limited liability company ("Holdings"), holds a majority interest in Sommer Enterprises. The members of Holdings are the Trust Under Article Sixth u/w/o Sigmund Sommer (the "Sommer Trust") which holds a 95% interest in Holdings, and GW Vegas, LLC, a Nevada limited-liability company ("GW"), a wholly owned subsidiary of Trust Company of the West ("TCW"), which holds a 5% interest in Holdings.

    Enterprises' interest in Aladdin Gaming Holdings, LLC has been accounted for under the equity method.

    Since the planned principal operations had not commenced as of December 31, 1997, Enterprises has accounted for its operations as a development stage company. There were no operations during the period from inception (December 3, 1997) through December 31, 1997 and hence no statement of income has been prepared.

2. INCOME TAXES

    Enterprises accounts for income taxes using the liability method as set forth in Statement of Financial Accounting Standards No. 109, ACCOUNTING FOR INCOME TAXES. Under the liability method, deferred taxes are provided based on the temporary differences between the financial reporting basis and the tax basis of Enterprises' assets and liabilities.

    There was no income tax expense or benefit recorded for the period from inception (December 3, 1997) through December 31, 1997 as Enterprises is a development stage company and operations have not yet commenced.

3. AGREEMENTS

    Enterprises will enter into a Shareholders' Agreement with the Sommer Trust providing that the Sommer Trust shall have the right to elect the Board of Directors of Enterprises and otherwise manage the day to day affairs of Enterprises unless and until a qualified public offering occurs or the Sommer Trust no longer owns any equity in Enterprises.

4.  SUBSEQUENT EVENTS

Private Offerings

    On February 26, 1998, Gaming Holdings, Aladdin Capital Corp. ("Capital" and, together with Gaming Holdings, the "Issuers") and Enterprises consummated a private offering (the "Offering") under Rule 144A of the Securities Exchange Act of 1933. The private offering consisted of 221,500 units (the "Units"), each unit consisting of (i) $1,000 principal amount at maturity of 13 1/2% Senior Discount Notes due 2010 (the "Notes") of Gaming Holdings and Capital and (ii) 10 Warrants (the "Warrants") to purchase 10 shares of Class B non-voting Common Stock, no par value, of Enterprises.

                        ALADDIN GAMING ENTERPRISES, INC.
                         (A DEVELOPMENT STAGE COMPANY)

                         NOTES TO FINANCIAL STATEMENTS
                         DECEMBER 31, 1997 (CONTINUED)

4.  SUBSEQUENT EVENTS (CONTINUED)
    The initial accreted value of the Notes is $519.40 per $1,000 principal amount at maturity of the Notes. The Notes will mature on March 1, 2010. The Notes will accrete at 13 1/2% (computed on a semi-annual bond equivalent basis) based on the initial accreted value, calculated from February 26, 1998. Cash interest on the Notes will not accrue prior to March 1, 2003. Thereafter, cash interest on the Notes will accrue at the rate of 13 1/2% per annum based on the accreted value at maturity of the Notes and will be payable semi-annually in arrears on March 1 and September 1 of each year, commencing on September 1, 2003.

    The Notes are secured by a first priority pledge of all amounts held in a segregated construction disbursement account (the "Note Construction Disbursement Account") and by a first priority pledge of all of the issued and outstanding Series A Preferred Interests of Gaming Holdings in Aladdin Gaming, LLC. The Note Construction Disbursement Account is comprised of approximately $35 million remaining proceeds from the Offering, after the application of the net proceeds to repay certain previously existing indebtedness and certain fees and expenses.

    The Indenture to the Notes contains certain covenants that (subject to certain exceptions) restrict the ability of the Issuers and certain of their subsidiaries to, among other things: (i) make restricted payments; (ii) incur additional indebtedness and issue preferred stock; (iii) incur liens; (iv) pay dividends or make other distributions; (v) enter into mergers or consolidations;
(vi) enter into certain transactions with affiliates or (vii) enter into new lines of business.

Equity Contributions

    On February 26, 1998, Sommer Enterprises, LLC contributed a portion of land and $7.0 million of predevelopment costs in exchange for 100% of the Class A Common Stock in Enterprises. Enterprises contributed the portion of land, the $7.0 million of predevelopment costs and the net proceeds (approximately $15 million) allocable from the sale of the Warrants to Gaming Holdings in exchange for 25% of the common membership interests in Gaming Holdings.

                                                                         ANNEX A

     CERTAIN HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF LONDON CLUBS

    London Clubs owns 25% of Holdings and, as described on pages 24 and 25, has entered into the Bank Completion Guaranty, the Noteholder Completion Guaranty and the Keep-Well Agreement in connection with the construction of the Aladdin. Following is certain historical consolidated financial information of London Clubs. The Registrant does not intend to provide this information in its periodic filings following this registration statement. The 1996 and 1997 full year financial information for London Clubs set forth herein has been extracted from the 1997 London Clubs' financial statements included on pages A-4 to A-33. The 1995 financial information for London Clubs set forth herein has been extracted from the published audited accounts of London Clubs. The unaudited interim financial information for the 6 months ended September 28, 1997 set forth herein has been extracted from the unaudited interim financial statements of London Clubs included on pages A-34 to A-42. The interim financial statements are unaudited; however in the opinion of management, such financial statements include all adjustments necessary to present the financial statements on a basis consistent with the audited annual accounts. Potential investors should note that such information has been calculated and presented in accordance with United Kingdom generally accepted accounting principles, which are not consistent with, and materially differ from, United States generally accepted accounting principles. Such information is expressed in thousands of United Kingdom pounds sterling (L'000).

     INDEX TO HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF LONDON CLUBS
                               INTERNATIONAL, PLC

Consolidated Profit and Loss Data for the 52 weeks ended March 26, 1995 and March 24,
  1996, the 53 weeks ended March 30, 1997 and the 26 weeks ended September 28, 1997
  (unaudited)........................................................................        A-2

Consolidated Balance Sheet Data at March 26, 1995, March 24, 1996, March 30, 1997 and
  September 28, 1997 (unaudited).....................................................        A-3

Directors' Report and Accounts for the 53 weeks ended March 30, 1997.................        A-4

Interim Report 1997..................................................................       A-34

                        LONDON CLUBS INTERNATIONAL, PLC

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                       (IN THOUSANDS OF POUNDS STERLING)

                                                                                                   (UNAUDITED)
                                                                                                  26 WEEKS ENDED
                                                  52 WEEKS ENDED  52 WEEKS ENDED  53 WEEKS ENDED  SEPTEMBER 28,
                                                  MARCH 26, 1995  MARCH 24, 1996  MARCH 30, 1997       1997
                                                  --------------  --------------  --------------  --------------
Turnover........................................       L155,675        L167,357       L179,489         L85,697
Operating Costs.................................       (123,627)       (133,078)      (143,092)        (71,385)
                                                  --------------  --------------  --------------       -------
Operating profit................................         32,048          34,279         36,397          14,312
Net interest payable............................         (2,643)         (1,007)        (1,154)           (843)
                                                  --------------  --------------  --------------       -------
Profit on ordinary activities before taxation...         29,405          33,272         35,243          13,469
Tax on ordinary activities......................        (11,119)        (11,985)       (12,588)         (3,608)
                                                  --------------  --------------  --------------       -------
Profit on ordinary activities after taxation....         18,286          21,287         22,655           9,861
Dividends paid and proposed.....................         (9,465)        (10,970)       (11,679)         (3,856)
                                                  --------------  --------------  --------------       -------
Transfer to reserves............................         L8,821         L10,317        L10,976          L6,005
                                                  --------------  --------------  --------------       -------
                                                  --------------  --------------  --------------       -------

                        LONDON CLUBS INTERNATIONAL, PLC

                           CONSOLIDATED BALANCE SHEET

                       (IN THOUSANDS OF POUNDS STERLING)

                                                                                                   (UNAUDITED)
                                                       AT MARCH 26,  AT MARCH 24,  AT MARCH 30,  AT SEPTEMBER 28,
                                                           1995          1996          1997            1997
                                                       ------------  ------------  ------------  ----------------
Fixed assets.........................................     L137,284      L160,191      L224,312         L237,617
Current assets:
  Stocks.............................................          934         1,158         1,353            1,333
  Debtors............................................        5,095         8,523        11,818           17,923
  Cash at bank and in hand...........................       31,743        29,886        34,872           38,718
                                                       ------------  ------------  ------------        --------
    Total Current Assets.............................       37,772        39,567        48,043           57,974
Creditors (amounts falling due within one year)......      (53,975)      (51,369)      (62,287)         (50,489)
                                                       ------------  ------------  ------------        --------
  Net current assets/(liabilities)...................      (16,203)      (11,802)      (14,244)           7,485
  Total assets less current liabilities..............      121,081       148,389       210,068          245,102
                                                       ------------  ------------  ------------        --------
Creditors (amounts falling due after one year).......      (16,292)      (32,722)      (24,816)         (48,059)
Provisions for liabilities and charges...............         (113)         (517)         (317)            (647)
                                                       ------------  ------------  ------------        --------
                                                          L104,676      L115,150      L184,935         L196,396
                                                       ------------  ------------  ------------        --------
                                                       ------------  ------------  ------------        --------
Capital and reserves:
  Called up share capital............................        3,538         3,539         7,078            7,345
  Share premium......................................       78,014        78,067        74,528           80,103
  Other reserves.....................................       30,337        30,337        91,088           91,088
  Profit and loss account............................       (7,213)        3,207        12,241           17,860
                                                       ------------  ------------  ------------        --------
                                                          L104,676      L115,150      L184,935         L196,396
                                                       ------------  ------------  ------------        --------
                                                       ------------  ------------  ------------        --------

                         LONDON CLUBS INTERNATIONAL PLC
                         DIRECTORS' REPORT AND ACCOUNTS
                                    for the
                          53 weeks ended 30 March 1997

                           Registered number: 2862479

                               DIRECTOR'S REPORT

    The directors have pleasure in presenting their report and the audited financial statements of London Clubs International plc and its subsidiary undertakings for the 53 weeks ended 30 March 1997.

PRINCIPAL ACTIVITIES

    The Group's principal activities are the operation of casinos.

    The Group operates seven casinos in London, one casino in Cannes, France and three casinos in Egypt. In addition, the Group has management concessions in respect of casinos on three cruise liners. On 4 December 1996, the Casino du Liban in Beirut opened for which the Group has a management contract.

    A non binding letter of intent between the Company and the Aladdin Gaming Corporation was signed in January 1997 in relation to a proposed investment by the Group in the Aladdin hotel and casino complex in Las Vegas.

    On 1 May 1997, the Company completed the purchase of the freehold of 50 St James's Street, London W1, for a total consideration of L13.5 million.

RESULTS AND DIVIDENDS

    The Group's profit on ordinary activities after taxation was L22,655,000 (1996 L21,287,000). The directors propose a final dividend of 5.625 pence net per ordinary share amounting to L7,260,000. This, together with the interim dividend of 2.625 pence net per ordinary share paid on 31 January 1997, makes a total of 8.25 pence net per ordinary share for the year. The final dividend, if approved, will be paid on 31 July 1997 to shareholders on the register at the close of business on 6 June 1997.

    The retained profit transferred to reserves amounted to L10,976,000 (1996 L10,317,000).

DIRECTORS

    The directors who have served since 25 March 1996 are as follows:

       Sir Timothy Kitson
       A L Goodenough
       Sir Gordon Booth (retired 5 December 1996)
       P Byrne
       G B C Hardy
       R R C Hobbs
       T Hodgson
       R A Wood

    At the forthcoming annual general meeting Mr. A L Goodenough and Mr. G B C Hardy retire by rotation pursuant to the Articles of Association and, being eligible, offer themselves for re-election.

    Both Mr. Goodenough and Mr. Hardy have service agreements with the Company which are terminable in two years' notice.

    The interests of the directors in the share capital of the Company are set out in note 6 to the financial statements.

    During their period in office, no director has had a material interest, directly or indirectly, at any time during the year in any contract significant to the business of the Group.

SUBSTANTIAL INTERESTS

    As at 18 May 1997 the Company had received notification of the following interests exceeding 5 percent of the Company's share capital:

Mercury Asset Management plc..........     19.03%
Schroder Investment Management
Limited...............................     12.52%
Jupiter Asset Management Limited......      7.68%

SHARE CAPITAL

    Changes to the share capital of the Company are set out in note 17 to the financial statements. Approval will be sought at the forthcoming annual general meeting to renew the authority granted to the directors to allot unissued ordinary shares in the capital of the Company and to obtain authority to allot shares for cash otherwise than to existing shareholders pro-rata to their holdings.

    Resolution 6 will renew the directors' authority to allot relevant securities up to an aggregate nominal amount of L2,335,698 representing 33 per cent of the current issued share capital (being 46,713,960 ordinary shares).

    Resolution 7 is a Special Resolution to renew the directors' authority under
Section 95 of the Companies Act 1985 to allot a limited number of shares for cash up to an aggregate nominal amount of L355,893 representing 5 percent of the current issued ordinary share capital of the Company (being 7,077,875 ordinary shares).

    The proposed authorities conform with the guidelines issued by the institutional investment protection bodies to ensure that existing shareholders' interests are safeguarded and, if granted, will expire at the earlier of the conclusion of the annual general meeting in 1998 and the date fifteen months from the date the requisite authorities are granted.

SHARE BASED INCENTIVE SCHEMES

    It is proposed to introduce a share based long term performance plan for executive directors and senior management of the Group and a savings related share scheme for all UK employees. Details of the two schemes, together with the notice convening the necessary extraordinary general meeting to seek shareholders' approval thereof will be sent to shareholders in due course.

SUPPLIER PAYMENT TERMS

    It is the Group's policy and practice to agree appropriate payment terms and conditions individually with its suppliers, having regard to the spirit of the CBI's Prompt Payers Code. The average number of days outstanding for trade creditors at 30 March 1997 was 32. This figure takes into account the overseas operations, but excludes the effect of certain demand payments.

EMPLOYMENT OF DISABLED PERSONS

    The Group recognises its obligations towards disabled persons and endeavours to provide as much employment as the demands of the Group's operations and the abilities of disabled persons allow.

    Applications for employment from disabled persons are studied with care and every effort is made to find them, and any existing employees who become disabled, appropriate work and training where it is needed.

EMPLOYEE INVOLVEMENT

    The Group is committed wherever possible to employee consultation and thereby to their involvement in the development of the Group's operations.

CHARITABLE DONATIONS

    Charitable donations amounting to L48,000 (1996 L30,000) were paid during the year.

TAXATION STATUS

    The Company is not a close company for taxation purposes.

AUDITORS

    Price Waterhouse have expressed their willingness to continue as auditors and a resolution concerning their re-appointment will be proposed at the forthcoming annual general meeting.

BY ORDER OF THE BOARD

R I Talbot

SECRETARY

20 May 1997

                      REPORT OF THE REMUNERATION COMMITTEE

TERMS OF REFERENCE

    The remuneration committee comprises all the non-executive directors of the Company and is chaired by Mr. R. R. C. Hobbs. It is responsible for deciding on all elements of the remuneration of the executive directors, including base salaries, performance related bonuses, share based incentive schemes and other benefits.

COMPENSATION POLICY

    The compensation of the executive directors is set by the remuneration committee of the Board. It is the policy of the committee to provide an overall remuneration and benefits package to enable it to attract and retain a high calibre group of senior management who hold the necessary 'White Certificates' required under the Gaming Act and who are capable of delivering the strategic objectives of the Group on behalf of the shareholders.

    The company has complied throughout the year with Section A of the Best Practice Provisions annexed to the London Stock Exchange Listing Rules. In framing its compensation policy, the committee has given full consideration to Section B of the best practice provisions annexed to the Listing Rules of the London Stock Exchange.

    The remuneration of the directors is shown in note 5 to the financial statements.

SALARIES

    These reflect the executives' experience, responsibility and commitment. Basic salary levels are measured against those paid in comparable gaming companies.

    Subject to there being no material increase in anticipated levels of inflation or changes in responsibilities, it is intended that the executive directors' current basic salaries will not be reviewed until September 1998.

BONUS AND SHARE BASED INCENTIVE SCHEMES

    The executive directors hold options in the Company's approved executive share option scheme introduced at the time of its flotation in June 1994.

    The exercise of the options granted under the scheme is conditional upon the achievement of specified demanding performance criteria.

    Details of the options granted to executive directors under the executive share option scheme are shown in note 6 to the financial statements.

    The Group remains committed to the principal of relating a substantial proportion of the total remuneration of senior management to the Group's long term financial performance and has established various incentive bonus schemes covering both executive directors and senior management.

    The remuneration committee has reviewed the basis of the long term incentivisation of executive directors and concluded that the current long term bonus arrangements should be discontinued as from 30 March 1997 and that no further options should be granted under the current Company share option scheme. It is intended that these arrangements be replaced by a combination of an annual bonus scheme based on single year performance providing comparable rewards for the achievement of annual targeted profits and a proposed share based long term performance plan which has been developed in consultation with the Company's advisors. The Company also intends to introduce a savings related share scheme for all UK employees in which the executive directors will be able to participate.

    Details of the two schemes together with the notice convening the necessary extraordinary general meeting to seek shareholders' approval thereof will be sent to shareholders in due course.

PENSIONS

    Three directors have personal pension arrangements which were in place prior to their joining the Group and to which the Group makes an annual contribution payment.

    Mr. P. Byrne is an executive member of the main London Clubs contributory pension scheme.

    None of the non-executive directors participate in the Company pension arrangements nor do they receive any contribution towards pension provision.

SERVICE CONTRACTS

    All the executive directors, with the exception of Mr. T. Hodgson, have service contracts which may be terminated on two years notice. Mr. Hodgson has a service contract for a fixed term of three years expiring on 6 June 1997.

    The present service contracts came into effect upon the flotation of the Company in June 1994. In establishing the notice periods prescribed within the contracts, the committee were mindful of the need to protect shareholders' interests by ensuring continuity of appropriately experienced and licensed management post-flotation.

    Mr. A. L. Goodenough and Mr. G. B. C. Hardy retire by rotation at the forthcoming annual general meeting. At the date of the meeting, Mr. Goodenough and Mr. Hardy will be entitled to a notice period of two years.

OTHER BENEFITS

    Each executive director is provided with a fully expensed car, permanent health insurance, life assurance and family medical insurance.

R. R. C. Hobbs
CHAIRMAN OF THE REMUNERATION COMMITTEE

20 May 1997

                              CORPORATE GOVERNANCE

    The Board complies with the recommendations of the Code of Best Practice ("the Code") issued in 1992 by the Committee on the Financial Aspects of Corporate Governance (the Cadbury Committee). The Group complies and has fully complied throughout the accounting period, with all the current requirements of the Code and the Annual Report includes all the disclosures currently required by the Code.

GOING CONCERN

    The directors have a reasonable expectation that the Company and the Group have adequate resources to continue in operational existence for the foreseeable future. For this reason, they continue to adopt the going concern basis in preparing the financial statements.

INTERNAL FINANCIAL CONTROLS

    The directors are required to ensure that the Group's systems of internal control are appropriate given the scale and type of risk being managed, the likelihood of the risk materialising and the cost of implementing the controls necessary to manage the risk. The existence of appropriate internal controls provides reasonable assurance that the Group's operations are efficiently and effectively managed, that internal financial controls are in place and that the Group complies with its legal and regulatory obligations. However, any such system can only provide reasonable, and not absolute, assurance against misstatement or loss.

    The Group has a well defined operational/management hierarchy and organisational structure. Terms of reference exist for all principal committees within the Group and the roles and responsibilities of senior executives and key members of staff are clearly defined.

    The Board meets regularly throughout the year and is responsible for the overall Group strategy, approval of major capital expenditure, financing arrangements, the establishing and monitoring of internal controls and compliance with gaming regulations. The Board has also established separate audit, nomination, remuneration and compliance committees, the members of which are set out on page 9.

    The Company's internal financial control and monitoring procedures include:

    - clear responsibilities on the part of management for the maintenance of appropriate financial controls and the production of accurate and timely financial management information;

    - the control of key financial risks through authorisation levels, segregation of duties and written procedures manuals where relevant;

    - the preparation of detailed monthly budgets and the comparison by management of trading results and cash flows against budget on a regular basis;

    - the review of internal financial controls by the audit committee in consultation with the external auditors.

    The Group operates in a highly regulated environment and an independent compliance function reporting to the compliance committee has been developed to ensure adherence with all local and national requirements and the Group's own gaming procedures. Audits of all gaming operations take place at regular intervals and their recommendations are presented to the compliance committee.

    The Board has reviewed the effectiveness of the Group's system of internal financial controls for the period covered by the financial statements. In addition, the gaming activities of the Group are also subject to review by the Gaming Board in the U.K. and by the relevant government authorities for the overseas operations.

                    STATEMENT OF DIRECTORS' RESPONSIBILITIES

    The directors are required by the Companies Act 1985 to prepare financial statements for each financial year which give a true and fair view of the state of affairs of the Company and the Group as at the end of the financial year and of the profit or loss for the financial year.

    The directors have prepared the financial statements on pages A-13 to A-33 on a going concern basis and consider that the Group has used appropriate accounting policies, consistently applied and supported by reasonable and prudent judgements and estimates and that all accounting standards which they consider to be applicable have been followed.

    The directors have responsibility for ensuring that the Group keeps accounting records which disclose with reasonable accuracy the financial position of the Group and which enable them to ensure that the financial statements comply with the Companies Act 1985.

    The directors have general responsibility for taking such steps as are reasonably open to them to safeguard the assets of the Group and to prevent and detect fraud and other irregularities.

  REPORT BY THE AUDITORS TO THE DIRECTORS OF LONDON CLUBS INTERNATIONAL PLC ON
                          CORPORATE GOVERNANCE MATTERS

    In addition to our audit of the financial statements we have reviewed your statement on page A-10 concerning the Group's compliance with the paragraphs of the Cadbury Code of Best Practice specified for our review by the London Stock Exchange and the adoption of the going concern basis in preparing the financial statements. The objective of our review is to draw attention to non-compliance with Listing Rules 12.43(j) and 12.43(v), if not otherwise disclosed.

BASIS OF OPINION

    We carried out our review having regard to guidance issued by the Auditing Practices Board. That guidance does not require us to perform the additional work necessary to, and we do not, express any opinion on the effectiveness of either the Group's system of internal financial control or corporate governance procedures nor on the ability of the Group to continue in operational existence.

OPINION

    In our opinion, your statements on internal financial control and on going concern on page A-10, have provided the disclosures required by the Listing Rules referred to above and are consistent with the information which came to our attention as a result of our audit work on the financial statements.

    In our opinion, based on enquiry of certain directors and officers of the Company and examination of relevant documents, your statement on page A-10 appropriately reflects the Group's compliance with the other aspects of the Code specified for our review by Listing Rule 12.43(j).

PRICE WATERHOUSE
CHARTERED ACCOUNTANTS
London
20 May 1997

    The following represents the statutory audit report of Price Waterhouse, London, whose audit was performed in accordance with generally accepted auditing standards of the United Kingdom (UK). The accompanying financial statements have been prepared in accordance with UK generally accepted accounting principles.

    REPORT OF THE AUDITORS TO THE MEMBERS OF LONDON CLUBS INTERNATIONAL PLC

    We have audited the financial statements on pages A-13 to A-33 which have been prepared under the historical cost convention, as modified by the revaluation of certain fixed assets, and the accounting policies set out on pages A-18 and A-19.

RESPECTIVE RESPONSIBILITIES OF DIRECTORS AND AUDITORS

    As described on page A-11, the Company's directors are responsible for the preparation of the financial statements. It is our responsibility to form an independent opinion, based on our audit, on those statements and to report our opinion to you.

BASIS OF OPINION

    We conducted our audit in accordance with Auditing Standards issued by the Auditing Practices Board. An audit includes examination on a test basis of evidence relevant to the amounts and disclosures in the financial statements. It also includes an assessment of the significant estimates and judgements made by the directors in the preparation of the financial statements and of whether the accounting policies are appropriate to the Company's circumstances, consistently applied and adequately disclosed.

    We planned and performed our audit so as to obtain all the information and explanations which we considered necessary in order to provide us with sufficient evidence to give reasonable assurance that the financial statements are free from material misstatement, whether caused by fraud or other irregularity or error. In forming our opinion we also evaluated the overall adequacy of the presentation of information in the financial statements.

OPINION

    In our opinion the financial statements give a true and fair view of the state of affairs of the Company and the Group as at 30 March 1997 and of the profit and cash flows of the Group for the period then ended and have been properly prepared in accordance with the Companies Act 1985.

PRICE WATERHOUSE
CHARTERED ACCOUNTANTS
AND REGISTERED AUDITORS
London
20 May 1997

                      CONSOLIDATED PROFIT AND LOSS ACCOUNT

                      FOR THE 53 WEEKS ENDED 30 MARCH 1997

                                                                               53 WEEKS ENDED         52 WEEKS ENDED
                                                                                30 MARCH 1997          24 MARCH 1996
                                                                            ---------------------  ---------------------
                                                                  NOTES       L'000      L'000       L'000      L'000
                                                                  -----
Turnover.....................................................           2                 179,489                167,357
Operating costs
  Gaming taxation............................................                 (51,708)               (47,772)
  Other......................................................                 (74,134)               (71,381)
                                                                            ---------              ---------
                                                                                         (125,842)              (119,153)
                                                                                       ----------             ----------
Gross profit.................................................                              53,647                 48,204
Administrative expenses
  Exceptional bid costs......................................                  (1,080)                --
  Other......................................................                 (16,170)               (13,925)
                                                                            ---------              ---------
                                                                                          (17,250)               (13,925)
                                                                                       ----------             ----------
Operating profit.............................................           3                  36,397                 34,279
Net interest payable.........................................           7                  (1,154)                (1,007)
                                                                                       ----------             ----------
Profit on ordinary activities before taxation................           2                  35,243                 33,272
Tax on ordinary activities...................................           8                 (12,588)               (11,985)
                                                                                       ----------             ----------
Profit on ordinary activities after taxation.................                              22,655                 21,287
Dividends paid and proposed..................................           9                 (11,679)               (10,970)
                                                                                       ----------             ----------
Transfer to reserves.........................................          18                  10,976                 10,317
                                                                                       ----------             ----------
Earnings per share...........................................          10                   16.0p                  15.0p
                                                                                       ----------             ----------
Earnings per share before exceptional bid costs..............          10                   16.8p                  15.0p
                                                                                       ----------             ----------

    The notes on pages A-18 to A-33 form part of these financial statements.

                           CONSOLIDATED BALANCE SHEET

                              AS AT 30 MARCH 1997

                                                                   NOTES        30 MARCH 1997         24 MARCH 1996
                                                                   -----     --------------------  --------------------
                                                                               L'000      L'000      L'000      L'000
Fixed assets
  Tangible assets.............................................          11     219,646               159,496
  Investments.................................................          12       4,666                   695
                                                                             ---------  ---------  ---------  ---------
                                                                                          224,312               160,191
Current assets
  Stocks......................................................                   1,353                 1,158
  Debtors.....................................................          13      11,818                 8,523
  Cash at bank and in hand....................................                  34,872                29,886
                                                                             ---------             ---------
                                                                                48,043                39,567
Creditors (amounts falling due within one year)...............          14     (62,287)              (51,369)
                                                                             ---------  ---------  ---------  ---------
Net current liabilities.......................................                            (14,244)              (11,802)
                                                                                        ---------             ---------
Total assets less current liabilities.........................                            210,068               148,389
Creditors (amounts falling due after one year)................          15                (24,816)              (32,722)
Provision for liabilities and charges.........................          16                   (317)                 (517)
                                                                                        ---------             ---------
                                                                                          184,935               115,150
                                                                                        ---------             ---------
                                                                                        ---------             ---------
Capital and reserves
  Called up share capital.....................................          17                  7,078                 3,539
  Share premium...............................................          18                 74,528                78,067
  Merger reserve..............................................                              5,352                 5,352
  Revaluation reserve.........................................          18                 85,736                24,985
  Profit and loss account.....................................          13                 12,241                 3,207
                                                                                        ---------             ---------
                                                                                          184,935               115,150
                                                                                        ---------             ---------
                                                                                        ---------             ---------

Approved on behalf of the Board on 20 May 1997.

Sir Timothy Kitson
G B C Hardy
DIRECTORS

    The notes on pages A-18 to A-33 form part of these financial statements.

                             COMPANY BALANCE SHEET
                              AS AT 30 MARCH 1997

                                                                                    30 MARCH 1997         24 MARCH 1996
                                                                                 --------------------  --------------------
                                                                       NOTES       L000       L000       L000       L000
                                                                       -----
Fixed assets
  Tangible assets.................................................          11       2,807                --
  Investments.....................................................          12      27,457                27,457
                                                                                 ---------  ---------  ---------  ---------
                                                                                               30,264                27,457
Current assets
  Debtors.........................................................          13      73,069                58,304
  Cash at bank and in hand........................................                  15,368                11,865
                                                                                 ---------             ---------
                                                                                    88,437                70,169
Creditors (amounts falling due within one year)...................          14     (24,447)               (9,602)
                                                                                 ---------  ---------  ---------  ---------
Net current assets................................................                             63,990                60,567
                                                                                            ---------             ---------
Total assets less current liabilities.............................                             94,254                88,024
Provision for liabilities and charges.............................          16                 --                      (765)
                                                                                            ---------             ---------
                                                                                               94,254                87,259
                                                                                            ---------             ---------
                                                                                            ---------             ---------
Capital and reserves
  Called up share capital.........................................          17                  7,078                 3,539
  Share premium...................................................          18                 74,528                78,067
  Profit and loss account.........................................          18                 12,648                 5,653
                                                                                            ---------             ---------
                                                                                               94,254                87,259
                                                                                            ---------             ---------
                                                                                            ---------             ---------

Approved on behalf of the Board on 20 May 1997

Sir Timothy Kitson
G B C Hardy
DIRECTORS

    The notes on pages A-18 to A-33 form part of these financial statements.

                        CONSOLIDATED CASH FLOW STATEMENT
                      FOR THE 53 WEEKS ENDED 30 MARCH 1997

                                                                                  53 WEEKS ENDED        52 WEEKS ENDED
                                                                                  30 MARCH 1997         24 MARCH 1996
                                                                               --------------------  --------------------
                                                                     NOTES       L'000      L'000      L'000      L'000
                                                                  -----------
CASH FLOW FROM OPERATING ACTIVITIES.............................          21                 44,806                26,849
Return on investments and servicing of finance..................          22                 (1,165)               (2,200)
Taxation........................................................                            (11,791)               (8,861)
Capital expenditure and financial investment....................          22                 (8,645)               (3,685)
Acquisitions and disposals......................................          22                 --                   (15,644)
Equity dividends paid...........................................                            (11,148)               (9,906)
                                                                                          ---------             ---------
CASH INFLOW/(OUTFLOW) BEFORE USE OF LIQUID RESOURCES AND
 FINANCING......................................................                             12,057               (13,447)
Management of liquid resources..................................          22                     18
Financing--Issue of shares......................................                  --                        54
        --(Decrease)/Increase in debt...........................                  (6,200)               11,000
                                                                                          ---------             ---------
                                                                                             (6,200)               11,054
                                                                                          ---------             ---------
INCREASE/(DECREASE) IN CASH IN THE PERIOD.......................                              5,875                (2,393)
                                                                                          ---------             ---------

            RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT
                      FOR THE 53 WEEKS ENDED 30 MARCH 1997

                                                                                               53 WEEKS   52 WEEKS
                                                                                               ENDED 30   ENDED 24
                                                                                                 MARCH      MARCH
                                                                                                 1997       1996
                                                                                               ---------  ---------
                                                                                                 L'000      L'000
INCREASE/(DECREASE) IN CASH IN THE PERIOD....................................................      5,875     (2,393)
Cash outflow/(inflow) from movement in debt..................................................      6,200    (11,000)
Cash inflow from decrease in liquid resources................................................        (18)    --
Other non cash changes.......................................................................       (379)    (5,652)
Translation differences......................................................................       (871)       536
                                                                                               ---------  ---------
MOVEMENT IN NET DEBT IN THE PERIOD...........................................................     10,807    (18,509)
NET (DEBT)/FUNDS AT BEGINNING OF PERIOD......................................................     (8,667)     9,842
                                                                                               ---------  ---------
NET FUNDS/(DEBT) AT END OF PERIOD............................................................      2,140     (8,667)
                                                                                               ---------  ---------

    The notes on pages A-18 to A-33 form part of these financial statements.

                 STATEMENT OF TOTAL RECOGNISED GAINS AND LOSSES
                      FOR THE 53 WEEKS ENDED 30 MARCH 1997

                                                                                   53 WEEKS ENDED   52 WEEKS ENDED
                                                                                    30 MARCH 1997    30 MARCH 1996
                                                                                   ---------------  ---------------
                                                                                        L'000            L'000
Profit on ordinary activities after taxation.....................................        22,655           21,287
Unrealised surplus on revaluation of properties..................................        60,751           --
Exchange adjustments on foreign currency net investment..........................        (1,942)             103
                                                                                         ------           ------
    Total recognised gains and losses for the period.............................        81,464           21,390
                                                                                         ------           ------
                                                                                         ------           ------

               RECONCILIATION OF MOVEMENTS IN SHAREHOLDERS' FUNDS
                      FOR THE 53 WEEKS ENDED 30 MARCH 1997

                                                                                   53 WEEKS ENDED  52 WEEKS ENDED
                                                                                   30 MARCH 1997   30 MARCH 1996
                                                                                   --------------  --------------
                                                                                       L'000           L'000
Profit on ordinary activities after taxation.....................................        22,655          21,287
Dividends........................................................................       (11,679)        (10,970)
                                                                                        -------         -------
                                                                                         10,976          10,317
Unrealised surplus on revaluation of properties..................................        60,751          --
Exchange adjustments on foreign currency net investment..........................        (1,942)            103
Issue of share capital...........................................................        --                  54
                                                                                        -------         -------
Net addition to shareholders' funds..............................................        69,785          10,474
Opening shareholders' funds......................................................       115,150         104,676
                                                                                        -------         -------
    Closing shareholders' funds..................................................       184,935         115,150
                                                                                        -------         -------
                                                                                        -------         -------

    The notes on pages A-18 to A-33 form part of these financial statements.

                       NOTES TO THE FINANCIAL STATEMENTS

1. ACCOUNTING POLICIES

(A) ACCOUNTING CONVENTION

    The financial statements have been prepared under the historical cost convention as modified by the revaluation of short leasehold properties and in accordance with applicable accounting standards.

(B) CONSOLIDATION

    The consolidated accounts include the results and net assets of the Company and its subsidiary undertakings. Subsidiary undertakings acquired are consolidated from the effective date of acquisition.

(C) TURNOVER

    Turnover represents gaming income and also includes management contract income, membership subscriptions and catering revenues.

(D) FIXED ASSETS AND DEPRECIATION

    Fixed assets are stated at cost or valuation.

    The short leasehold properties from which the Group conducts its casino operations are carried at open market value on an existing use and fully operational basis, including the benefit of casino licences. Formal professional revaluations of the U.K. casinos are undertaken on at least a triennial basis and the resultant valuations is included in the balance sheet unless the surplus or deficit is immaterial.

    The directors review the valuations each year and it, in their opinion, there is any diminution in value, it is charged either to the revaluation reserve or the profit and loss account as appropriate. In the directors' opinion, on the basis of this review, the residual disposal value of the properties and the benefit of casino licences attaching to those properties is at least equal to their book value.

    All leases have an unexpired term of less than twenty years and the values of the leaseholds excluding the benefit of the casino licences are depreciated over the remaining term of the lease. Other assets are depreciated over their estimated useful lives on the following bases;

    Fixtures and fitting--10% to 20% straight line.

    Motor Vehicles--25% reducing balance.

(E) INVESTMENTS

    Investments, including investments in subsidiary undertakings are valued individually at the lower of cost and directors' valuation.

(F) TAXATION

    The charge for taxation is based on the profit for the period and takes into account taxation deferred because of timing differences between the treatment of certain items for taxation and accounting purposes unless there is reasonable probability that the deferred tax will not crystallise in the foreseeable future.

(G) STOCKS

    Stocks, which comprise consumables, are valued at the lower of cost and estimated net realisable value.

(H) TRADE DEBTORS

    Trade debtors include debtors of the overseas casino operations (where deferred payment is permitted) net of provisions raised for any amounts considered unlikely to be recoverable.

    In the U.K., full provision is charged to the profit and loss account for all unpaid gaming cheques net of any amounts recovered up to the date of approval of the accounts.

(I) EXCHANGE RATES

    Transactions in foreign currencies are translated into sterling at the rates ruling at the date of transaction. Monetary assets and liabilities denominated in foreign currencies at the balance sheet date and results of overseas operations are translated at the year end exchange rate.

    Exchange differences arising from the translation of the opening net assets of overseas subsidiaries and any foreign currency borrowings used to acquire overseas assets are dealt with as a movement in reserves. All other exchange differences are taken to the profit and loss account.

(J) LEASES

    The rental charges in respect of operation leases are taken to the profit and loss account on a straight line basis over the life of the lease.

(K) PENSION COSTS

    The Group operates a pension scheme covering the majority of employees. Pension costs are assessed in accordance with the advice of independent actuaries. Variations from the regular pensions cost are spread on a systematic basis over the estimated average remaining service lives of employees. The scheme is funded by payments to trustee administered fund completely independent of the Group's finances.

2. SEGMENTAL ANALYSIS

    Operations by geographical segment:

                                                                                   53 WEEKS ENDED  52 WEEKS ENDED
                                                                                   30 MARCH 1997   24 MARCH 1996
                                                                                   --------------  --------------
                                                                                       L'000           L'000
TURNOVER
    Europe.......................................................................       157,471         147,863
    Middle East..................................................................        22,018          19,494
                                                                                        -------         -------
                                                                                        179,489         167,357
                                                                                        -------         -------
                                                                                        -------         -------

                                                                                   53 WEEKS ENDED  52 WEEKS ENDED
                                                                                   30 MARCH 1997   24 MARCH 1996
                                                                                   --------------  --------------
                                                                                       L'000           L'000
PROFIT ON ORDINARY ACTIVITIES BEFORE TAXATION
    Europe.......................................................................        34,712          32,719
    Middle East..................................................................         1,685           1,560
                                                                                        -------         -------
    Operating profit.............................................................        36,397          34,279
    Interest receivable..........................................................         1,663           2,044
    Interest payable.............................................................        (2,817)         (3,051)
                                                                                        -------         -------
    Profit on ordinary activities before taxation................................        35,243          33,272
                                                                                        -------         -------
                                                                                        -------         -------

    For the purposes of the segmental analysis all head office costs have been allocated to Europe.

    Substantially all of the net assets of the Group are located in Europe. Substantially all of the Group's turnover, operating profit and net assets relate to the operation of casinos.

3. OPERATING PROFIT

    Operating profit is stated after charging:

                                                                                   53 WEEKS ENDED  52 WEEKS ENDED
                                                                                   30 MARCH 1997   24 MARCH 1996
                                                                                   --------------  --------------
                                                                                       L'000           L'000
   Employee costs (see note 4)...................................................        44,594          40,564
    Operating lease rentals on properties........................................         8,395           7,839
    Operating lease rentals on equipment.........................................           620             683
    Depreciation.................................................................         3,418           3,470
    Auditors' remuneration
        Audit services...........................................................           198             203
    Exceptional bid costs........................................................         1,080          --
    Other........................................................................        33,079          32,547
                                                                                        -------         -------
                                                                                         91,384          85,306
                                                                                        -------         -------
    Shown as:
    Operating costs..............................................................        74,134          71,381
    Administrative expenses......................................................        17,250          13,925
                                                                                        -------         -------
                                                                                         91,384          85,306
                                                                                        -------         -------
                                                                                        -------         -------

    Audit fees for the company were L15,000 (1996: L15,000). Non-audit fees for the group and company were L489,000 (1996: L244,000) and L300,000 (1996:
L20,000) respectively. A proportion of the non-audit fees for the current year relates to work in respect of the bid for Capital Corporation plc.

    The exceptional bid costs represent professional and other costs incurred in respect of the bid for Capital Corporation plc which lapsed on 7 April 1997, following referral to the Monopolies and Mergers Commission.

    Other costs include catering costs, the net movement in provisions for gaming cheques, marketing expenditure, irrecoverable VAT, other establishment costs and professional fees.

4. EMPLOYEE INFORMATION

                                                                                   53 WEEKS ENDED  52 WEEKS ENDED
                                                                                   30 MARCH 1997   24 MARCH 1996
                                                                                   --------------  --------------
                                                                                       L'000           L'000
   Employee costs (including directors):
    Wages and salaries...........................................................        38,963          35,117
    Social security costs........................................................         4,403           4,465
    Other pension costs..........................................................         1,228             982
                                                                                        -------         -------
                                                                                         44,594          40,564
                                                                                        -------         -------
                                                                                        -------         -------
    Average number of employees by geographic location
    Europe.......................................................................         1,865           1,833
    Middle East..................................................................           380             385
                                                                                        -------         -------
                                                                                          2,245           2,218
                                                                                        -------         -------
                                                                                        -------         -------

5. DIRECTORS' REMUNERATION

                                                                                   53 WEEKS ENDED   52 WEEKS ENDED
                                                                                    30 MARCH 1997    24 MARCH 1996
                                                                                   ---------------  ---------------
                                                                                        L'000            L'000
Payments to non-executive directors..............................................           128              169
Salaries, allowances and taxable benefits........................................           824              718
Bonuses--payments on account under long term
             bonus scheme........................................................           405              405
       --payments on discontinuance of long term bonus scheme....................          1076           --
Pension contributions............................................................           100               87
                                                                                          -----            -----
                                                                                          2,533            1,379
                                                                                          -----            -----
                                                                                          -----            -----

Note: Bonuses in respect of prior years that are payable on discontinuance of the long term bonus scheme were fully provided in the results of those years and do not impact on the reported results for the current year.

    The remuneration of the Chairmen and of the highest paid director is given below:

                                                                                                                  HIGHEST
                                                                                                                   PAID
                                                                                              CHAIRMEN           DIRECTOR
                                                                                      ------------------------  -----------
                                                                                         1997         1996         1997
                                                                                         -----        -----        -----

                                                                                         L'000        L'000        L'000
Salaries, allowances and taxable benefits...........................................          61           60          263
Bonuses--payment on account under long term bonus
             scheme.................................................................      --           --              150
       --payment on discontinuance of long term bonus
             scheme.................................................................      --           --              394
Pension contributions...............................................................      --           --               44
                                                                                              --           --
                                                                                                                       ---
                                                                                              61           60          851
                                                                                              --           --
                                                                                              --           --
                                                                                                                       ---
                                                                                                                       ---


                                                                                         1996
                                                                                         -----
                                                                                         L'000
Salaries, allowances and taxable benefits...........................................         219
Bonuses--payment on account under long term bonus
             scheme.................................................................         150
       --payment on discontinuance of long term bonus
             scheme.................................................................      --
Pension contributions...............................................................          36

                                                                                             ---
                                                                                             405

                                                                                             ---
                                                                                             ---

The remuneration of the Chairmen for 1996 relates to Sir Gordon Booth up to 31 March 1995, when he stood down as Chairman, and to Sir Timothy Kitson from that date.

    The remuneration of the directors, excluding pension contributions, is given below:

                                                                   30 MARCH 1997        24 MARCH 1996
                                                                -------------------  -------------------
                                                                      NUMBER               NUMBER
L5,000 - L10,000..............................................              --                    1
L15,001 - L20,000.............................................               1                   --
L20,001 - L25,000.............................................              --                    3
L25,001 - L50,000.............................................               2                   --
L50,001 - L55,000.............................................              --                    1
L55,001 - L60,000.............................................              --                    1
L60,001 - L65,000.............................................               1                   --
L250,001 - L255,000...........................................              --                    3
L365,001 - L370,000...........................................              --                    1
L490,001 - L495,000...........................................               1                   --
L495,001 - L500,000...........................................               1                   --
L500,001 - L505,000...........................................               1                   --
L805,001 - L810,000...........................................               1                   --

The value of all the elements of remuneration received by each director in respect of the 53 weeks to 30 March 1997 was as follows:

                                                     FEES AND                           BENEFITS                   TOTAL
                                                      SALARY        (I)       (II)       IN KIND      PENSION      1997
                                                    -----------  ---------  ---------  -----------  -----------  ---------
                                                       L'000       L'000      L'000       L'000        L'000       L'000
EXECUTIVE
A.L. Goodenough...................................         244         150        394          19           44         851
(CHIEF EXECUTIVE)
P. Byrne..........................................         173          85        230          11            8         507
(GROUP OPERATIONS DIRECTOR)
G B C Hardy.......................................         173          85        232          15           31         536
(FINANCE DIRECTOR)
T. Hodgson........................................         173          85        220          16           17         511
(COMPLIANCE AND SECURITY DIRECTOR)
NON-EXECUTIVE
Sir Timothy Kitson................................          61      --         --          --           --              61
(CHAIRMAN)
Sir Gordon Booth..................................          17      --         --          --           --              17
R R R C Hobbs.....................................          25      --         --          --           --              25
R A Wood..........................................          25      --         --          --           --              25
P J Harper........................................      --          --         --          --           --          --
M Seal............................................      --          --         --          --           --          --

                                                      TOTAL
                                                      1996
                                                    ---------
                                                      L'000
EXECUTIVE
A.L. Goodenough...................................        405
(CHIEF EXECUTIVE)
P. Byrne..........................................        258
(GROUP OPERATIONS DIRECTOR)
G B C Hardy.......................................        280
(FINANCE DIRECTOR)
T. Hodgson........................................        267
(COMPLIANCE AND SECURITY DIRECTOR)
NON-EXECUTIVE
Sir Timothy Kitson................................         60
(CHAIRMAN)
Sir Gordon Booth..................................         32
R R R C Hobbs.....................................         25
R A Wood..........................................         25
P J Harper........................................          6
M Seal............................................         21

------------------------

(i) payments on account under long term bonus scheme

(ii) payments on discontinuance of long term bonus scheme

    The Company introduced a long term bonus scheme at the time of the flotation in June 1994. Bonuses were payable to each of the executive directors based upon the cumulative operating profits of the Group for an initial measurement period represented by the four financial years ended March 1998. However, following a review by the remuneration committee of the long term incentivisation of the executive directors, and the subsequent proposal to introduce a new long term incentive plan for executive directors and senior managers, the directors' long term bonus scheme was discontinued as at 30 March 1997.

    Three of the executive directors were entitled to a bonus equal to 100 per cent. of their salaries for each financial year provided that the targeted cumulative operating profit was achieved. One executive director was entitled to a bonus equal to 125 per cent. of salary providing the same condition was met. The targeted operating profits, as determined by the remuneration committee for each of the years, subsequently exceeded.

    Payments on account, equal to 50% of the full bonus entitlements, were made in respect of each financial year provided that at least 75% of the targeted operating profit was achieved for that year. Whilst it was not possible to determine whether the targeted cumulative profit for the measurement period would be achieved, provision was nonetheless made in the financial statements for the full potential liability.

    The figures disclosed as bonuses for the 52 weeks ended 24 March 1996, which amounted to a total of L405,000, represent the payments on account under the long term bonus scheme in respect of the results for that year. Similar payments on account are due as at 30 March 1997 in respect of the results for the year then ended. Bonuses accrued, but not previously paid, in respect of the three financial years ended 30 March 1997, which become payable upon the discontinuance of the long term bonus scheme, are shown separately in the tables on the previous page.

6. DIRECTORS' INTEREST

    (a) The interests of the directors and their immediate families in the share capital of the Company at the end of the year and at the beginning of the year were as follows:

                                                       30 MARCH 1997         24 MARCH 1996
                                                    --------------------  --------------------
                                                    ORDINARY     SHARE    ORDINARY     SHARE
                                                     SHARES     OPTIONS    SHARES     OPTIONS
                                                    ---------  ---------  ---------  ---------
P Byrne...........................................    280,000    512,400    140,000    256,200
A L Goodenough....................................    202,228    622,400    101,114    311,200
G B C Hardy.......................................    901,048    512,400    480,524    256,200
R R C Hobbs.......................................     98,800     --         49,400     --
T Hodgson.........................................    207,048    512,400    103,524    256,200
Sir Timothy Kitson................................     40,800     --         20,400     --
R A Wood..........................................     10,000     --          5,000     --

The interests represent ordinary shares of 5p each and options over ordinary shares.

    All the options were granted on 6 June 1994 under the London Clubs International plc executive share option scheme. As a result of the one for one bonus issue on 26 July 1996, the number of shares under option doubled and the option price was adjusted from 218.5p to 109.25p. The options are exercisable between June 1997 and June 2004.

    They may only be exercised if the total shareholder return on an investment in the Company's shares between the date of grant and the intended exercise date is at least 75 per cent. of the returns of the FTSE 100 Index for the same period. Where the return is between 75 per cent. and 100 per cent. of the FTSE 100 Index, then options may be exercised over an equivalent proportion of ordinary shares.

    The mid market price of the Company's shares as at 30 March 1997 was 417p. The range of share prices during the 53 weeks to 30 March 1997 was between 254p and 418p.

    The share prices, where appropriate, have been adjusted to reflect the one for one bonus issue in July 1996.

    (b) Other than as stated above, none of the directors nor any member of their immediate families at 30 March 1997 had any interest in the share capital of the Company. No changes in details have occurred between 30 March 1997 and 20 May 1997.

    (c) The Company's Register of Directors' Interests contains full details of directors' shareholdings and options to subscribe for ordinary shares.

7. NET INTEREST PAYABLE

                                                                                   53 WEEKS ENDED   52 WEEKS ENDED
                                                                                    30 MARCH 1997    24 MARCH 1996
                                                                                   ---------------  ---------------
                                                                                        L'000            L'000

Interest payable on bank loans...................................................         2,817            3,051

Interest receivable
--on fixed asset investment......................................................          (303)          --
--other..........................................................................        (1,360)          (2,044)
                                                                                         ------           ------
Net interest payable.............................................................         1,154            1,007
                                                                                         ------           ------
                                                                                         ------           ------

8. TAXATION

                                                                                   53 WEEKS ENDED   52 WEEKS ENDED
                                                                                    30 MARCH 1997    24 MARCH 1996
                                                                                   ---------------  ---------------
                                                                                        L'000            L'000
UK corporation tax at 33% (1996;33%) on the taxable profit for the period........        12,341           11,603

Deferred taxation................................................................          (200)             337
Overseas taxation................................................................           618              622
Prior year adjustments...........................................................          (171)            (577)
                                                                                         ------           ------
                                                                                         12,588           11,985
                                                                                         ------           ------
                                                                                         ------           ------

Movements in deferred taxation are explained in note 16.

9. DIVIDENDS

                                                                                   53 WEEKS ENDED  52 WEEKS ENDED
                                                                                   30 MARCH 1997   24 MARCH 1996
                                                                                   --------------  --------------
                                                                                       L'000           L'000
Dividends on equity shares
  Interim 2.625p per share (1996; 2.5p) paid on 31 January 1997..................         3,716           3,538

  Final 5.825p per share (1996;5.25p) proposed to be paid on 31 July 1997........         7,963           7,432
                                                                                        -------         -------
                                                                                         11,679          10,970
                                                                                        -------         -------
                                                                                        -------         -------

The prior year comparative for dividends per share have been restated to reflect the one for one bonus issue on 26 July 1996.

10. EARNINGS PER SHARE

    Earnings per ordinary share for each year have been calculated on profit on ordinary activities after taxation and dividend by the weighted average number of ordinary shares in issue during the period. The weighted average number of shares has been adjusted to reflect the one for one bonus issue on 26 July 1996.

    Fully diluted earnings per share, taking into account all options over the Company's shares, is not materially different to basic earnings per share.

    The earnings and weighted average number of shares used in the calculation of earnings per share were as follows:

                                                                                   53 WEEKS ENDED  52 WEEKS ENDED
                                                                                   30 MARCH 1997   24 MARCH 1996
                                                                                   --------------  --------------
Earnings per ordinary share(p)...................................................          16.0            15.0
Earnings (L'000).................................................................        22,655          21,287
Weighted average number of shares ('000).........................................       141,557         141,557
                                                                                        -------         -------
                                                                                        -------         -------

    Earnings per share before exceptional bid costs have been calculated as 16.8 pence per share. This figure is based upon the profit after taxation but before exceptional bid costs of 23,735,000 and on 141,557,000 ordinary shares. The exceptional bid costs, for Capital Corporation pic to 7 April 1997, being the date on which the offer lapsed. No tax credit is assumed to arise on the bid costs.

11. TANGIBLE FIXED ASSETS

                                                                    FIXTURES,
                                                                    FITTINGS
                                                         SHORT         AND        ASSETS IN
                                                       LEASEHOLD      MOTOR       COURSE OF
GROUP                                                 PROPERTIES    VEHICLES    CONSTRUCTION     TOTAL
                                                      -----------  -----------  -------------  ---------
                                                         L'000        L'000         L'000        L'000
COST OR VALUATION
At 24 March 1996....................................     159,257       18,151        --          177,408
Revaluation.........................................      60,751       --            --           60,751
Additions...........................................         134        1,268         2,977        4,379
Disposals...........................................      --             (232)       --             (232)
Transfers...........................................      (1,242)       1,242        --           --
Exchange movement...................................      (1,251)        (725)       --           (1,976)
                                                      -----------  -----------        -----    ---------
At 30 March 1997....................................     217,649       19,704         2,977      240,330
                                                      -----------  -----------        -----    ---------
DEPRECIATION
At 24 March 1996....................................       8,798        9,114        --           17,912
Charge for year.....................................       1,463        1,955        --            3,418
Disposals...........................................      --              (74)       --              (74)
Transfers...........................................        (152)         152        --           --
Exchange movement...................................         (80)        (492)       --             (572)
                                                      -----------  -----------        -----    ---------
At 30 March 1997....................................      10,029       10,655        --           20,684
                                                      -----------  -----------        -----    ---------
NET BOOK VALUE
At 30 March 1997....................................     207,620        9,049         2,977      219,646
                                                      -----------  -----------        -----    ---------
At 24 March 1996....................................     150,459        9,037        --          159,496
                                                      -----------  -----------        -----    ---------

    The short leasehold properties from which the Group conducts its casino operations are carried at open market value on an existing one and fully operational basis, including the benefit of casino licences.

    In line with the Group's policy to revalue at least triennially, the directors have included the Group's U.K. short leasehold properties at the amount determined by G L Hearn & Partners (Chartered Surveyors) as at 30 March 1997. The resultant change in value is reflected within the revaluation reserve. The next such valuation is due to take place in March 2000.

    The value of short leasehold properties on an historical cost basis comprises assets with a cost of L131.9 million (1996 L134.3 million) and accumulated depreciation of L10.0 million (1996 L8.8 million). The net book value of the short leasehold properties, on an historical cost basis, is L125.5 million (1996 L125.5 million).

    No provision has been made for the potential liability to taxation on capital gains which could arise if the short leasehold properties held as fixed assets were sold at the amounts at which they have been revalued and included in these accounts as the directors have no current intentions of selling these assets with gaming licences attached.

COMPANY

    The Company acquired fixed assets with a cost of L2,807,000 during the period, of which L2,776,000 are classified as assets in course of construction. No depreciation has been charged on the amount.

12. INVESTMENTS

GROUP

                                                                                 FLOATING RATE
                                                                                     NOTES       INVESTMENT     TOTAL
                                                                                ---------------  -----------  ---------
                                                                                     L'000          L'000       L'000
At 24 March 1996..............................................................        --                695         695
Additions.....................................................................         3,981            295       4,276
Exchange movement.............................................................          (305)        --            (305)
                                                                                       -----          -----   ---------
At 30 March 1997..............................................................         3,676            990       4,666
                                                                                       -----          -----   ---------

    A subsidiary undertaking, London Clubs (Overseas) Limited, holds 12.5 cent, of the issued share capital of Abela Tourism and Development Company SAL ("ATDC"). ATDC is incorporated in Lebanon and has a management concession for the Casino du Liban complex in Beirut.

    During the period, the Company subscribed for floating rate notes issued by Casino du Liban, which have a nominal value of US $6 million.

COMPANY

                                                                                     30 MARCH 1997    24 MARCH 1996
                                                                                    ---------------  ---------------
                                                                                         L'000            L'000
Shares in Group undertakings......................................................        27,457           27,457
                                                                                          ------           ------

    Principal subsidiary undertakings of the Company are noted below:

                                               COUNTRY OF
                                              INCORPORATION                                          PERCENTAGE
                                                   OF        COUNTRY OF          PRINCIPAL            OF VOTING
PRINCIPAL SUBSIDIARY UNDERTAKING              REGISTRATION   OPERATION            ACTIVITY           SHARES HELD
--------------------------------------------  -------------  ----------  --------------------------  -----------
London Clubs Holdings Limited*..............        England     England             Holding company        100%
London Clubs Management Limited.............        England     England          Management company        100%
Ritz Club (London) Limited..................        England     England               Gaming casino        100%
Les Ambassadeurs Club Limited...............        England     England               Gaming casino        100%
Rendezvous Club (London) Limited............        England     England               Gaming casino        100%
Zealcastle Limited..........................        England     England               Gaming casino        100%
Palm Beach Club Limited.....................        England     England               Gaming casino        100%
The Sportsman Club Limited..................        England     England               Gaming casino        100%
Golden Nugget Club Limited..................        England     England               Gaming casino        100%
London Clubs (Overseas) Limited.............        England     England             Holding company        100%
LCL (France) SA et cie......................         France      France               Gaming casino        100%
Inter Casino Management (Egypt) Limited.....    Isle of Man       Egypt               Gaming casino        100%
Mayfair Maritime Casinos Limited............      Gibraltar   Gibraltar     Ships casino operations        100%
Six Hamilton Place Limited..................        England     England        Banqueting operation        100%

------------------------

(All companies owned indirectly except *)

13. DEBTORS

                                                                              GROUP      COMPANY      GROUP      COMPANY
                                                                            ---------  -----------  ---------  -----------
                                                                                30 MARCH 1997           24 MARCH 1996
                                                                            ----------------------  ----------------------
                                                                              L'000       L'000       L'000       L'000
Trade debtors.............................................................      2,137           3       4,639      --
Amounts due from group companies..........................................     --          68,663      --          56,903
Other debtors.............................................................      5,211       2,333       1,219         517
Prepayments and accrued income............................................      2,479          79       1,781      --
ACT recoverable...........................................................      1,991       1,991         884         884
                                                                            ---------  -----------  ---------  -----------
                                                                               11,818      73,069       8,523      58,304
                                                                            ---------  -----------  ---------  -----------
                                                                            ---------  -----------  ---------  -----------

    The ACT recoverable is receivable after more than one year.

14. CREDITORS (AMOUNTS FALLING DUE WITHIN ONE YEAR)

                                                                            GROUP      COMPANY      GROUP      COMPANY
                                                                          ---------  -----------  ---------  -----------
                                                                              30 MARCH 1997           24 MARCH 1996
                                                                          ----------------------  ----------------------
                                                                            L'000       L'000       L'000       L'000
Short term element of bank loan (see note 15)...........................      5,916      --           5,831      --
Loan notes (see note 15)................................................      2,000      --          --          --
Trade creditors.........................................................      1,715         255       1,479         174
Amounts due to group companies..........................................     --          12,320      --             925
Corporation tax.........................................................     15,622      --          14,268      --
ACT payable.............................................................      2,920       2,920         884         884
Gaming taxation payable.................................................     10,528      --           5,520      --
Other tax including social security.....................................        194      --           1,330
Interest payable........................................................         16      --             156      --
Other creditors and accruals............................................     15,413         989      14,469         187
Proposed dividend.......................................................      7,963       7,963       7,432       7,432
                                                                          ---------  -----------  ---------       -----
                                                                             62,287      24,447      51,369       9,602
                                                                          ---------  -----------  ---------       -----
                                                                          ---------  -----------  ---------       -----

15. CREDITORS (AMOUNTS FALLING DUE AFTER ONE YEAR)

                                                                            GROUP      COMPANY      GROUP      COMPANY
                                                                          ---------  -----------  ---------  -----------
                                                                              30 MARCH 1997           24 MARCH 1996
                                                                          ----------------------  ----------------------
                                                                            L'000       L'000       L'000       L'000
Bank loan
  Repayable between one and two years...................................      6,031      --           5,916      --
  Repayable between two and five years..................................     14,785      --          20,806      --
Deferred consideration..................................................      4,000      --           6,000      --
                                                                          ---------       -----   ---------       -----
                                                                             24,816      --          32,722      --
                                                                          ---------       -----   ---------       -----
                                                                          ---------       -----   ---------       -----

    The bank loan is secured by means of fixed and floating charges over all U.K. leasehold properties, together with a floating charge over all assets of the Company and all its present and future U.K. subsidiaries. Interest was payable at LIBOR plus 1 per cent with a small variable adjustment.

    On 11 April 1997, the Company completed a supplemental agreement, whereby all outstanding facilities were replaced by a Revolving Credit Facility. The Revolving Credit Facility is available until 11 April 2002. Interest is payable at LIBOR plus 0.65 per cent, with a small variable adjustment. Advances are available in foreign currencies which may be used to finance overseas investments.

    Until 29 September 1998, a certain proportion of the loan is subject to interest rate cap based on LIBOR of 9 per cent.

    The deferred consideration is payable based upon the cumulative results of Zealcastle Limited for the three years ending 1 October 1998. Provision has been made for the maximum amount payable. During the year, loan notes with a value of L2 million were issued in settlement of part of the liability. These loan notes are disclosed within creditors falling due within one year.

16. PROVISIONS FOR LIABILITIES AND CHARGES

    The amount of deferred taxation which has been provided in the financial statements is as follows:

                                                                                                    GROUP       COMPANY
                                                                                                 -----------  -----------
                                                                                                    L'000        L'000
Deferred tax liability at 24 March 1996........................................................         517          765
Credit for the period..........................................................................        (200)        (765)
                                                                                                        ---          ---
Deferred tax liability at 30 March 1997........................................................         317       --
                                                                                                        ---          ---
                                                                                                        ---          ---

Comprising:

GROUP

                                                   30 MARCH 1997                   24 MARCH 1996
                                           ------------------------------  ------------------------------
                                            PROVIDED       UNPROVIDED       PROVIDED       UNPROVIDED
                                           -----------  -----------------  -----------  -----------------
                                              L'000           L'000           L'000           L'000
Accelerated capital allowances...........         607             (23)            568             (28)
Short term timing differences............        (290)         --                 (51)            (25)
                                                                   --                              --
                                                  ---                             ---
                                                  317             (23)            517             (53)
                                                                   --                              --
                                                                   --                              --
                                                  ---                             ---
                                                  ---                             ---

COMPANY

    The only deferred tax liabilities for the Company relate to short term timing differences. There are no unprovided deferred tax liabilities.

17. SHARE CAPITAL

    The following information relates to the share capital of the Company during the period.

                                                                       30 MARCH 1997             24 MARCH 1996
                                                                  ------------------------  ------------------------
                                                                     NUMBER        L'000       NUMBER        L'000
                                                                  -------------  ---------  -------------  ---------
Authorised
Ordinary shares of 5p each......................................    233,565,100     11,678    233,565,100     11,678
Issued, allotted and fully paid
Ordinary shares of 5p each......................................    141,557,502      7,078     70,778,751      3,539

    On 26 July 1996, 70,778,751 ordinary shares were allotted by way of a one for one bonus issue. The issued share capital of the company was increased to L7,077,875 by the capitalisation of the sum of L3,538,938 standing to the credit of the share premium account.

    At 30 March 1997 there were outstanding options to subscribe for 6,989,600 ordinary shares (1996 3,504,800) under the London Clubs International plc executive share option scheme, which are exercisable between June 1997 and June 2004. The number of options increased by a factor of two following the one for one bonus on 26 July 1996.

18. RESERVES

                                                                                      GROUP AND
                                                                                       COMPANY
                                                                                     -----------
                                                                                        L'000
SHARE PREMIUM ACCOUNT
At 24 March 1996........................................................                 78,067
Bonus issue (see note 17)...............................................                 (3,539)
                                                                                     -----------
Balance at 30 March 1997................................................                 74,528
                                                                                     -----------
                                                                                     -----------

                                                                                        GROUP
                                                                                     -----------
                                                                                        L'000
REVALUATION RESERVE
At 24 March 1996........................................................                 24,985
Revaluation during the period...........................................                 60,751
                                                                                     -----------
Balance at 30 March 1997................................................                 85,736
                                                                                     -----------
                                                                                     -----------

                                                                            GROUP      COMPANY
                                                                          ---------  -----------
                                                                            L'000       L'000
PROFIT AND LOSS ACCOUNT
At 24 March 1996........................................................      3,207       5,653
Retained profit for the period..........................................     10,976       6,995
Exchange movement.......................................................     (1,942)     --
                                                                          ---------  -----------
Balance at 30 March 1997................................................     12,241      12,648
                                                                          ---------  -----------
                                                                          ---------  -----------

    As permitted by Section 230 of the Companies Act 1985, the Company's profit and loss account is not separately presented. The amount of the Company's retained profit for the peroid is L6,995,000 (1996 L4,130,000).

19. CAPITAL COMMITMENTS

    At 30 March 1997 the Group had capital commitments contracted for but not provided of L396,260 (1996 L4.0 million).

20. OPERATING LEASE COMMITMENTS

                                                                               GROUP       COMPANY       GROUP       COMPANY
                                                                             ---------  -------------  ---------  -------------
                                                                                  30 MARCH 1997             24 MARCH 1996
                                                                             ------------------------  ------------------------
                                                                               L'000        L'000        L'000        L'000
Operating lease commitments on land and buildings payable within one year for leases expiring:
  within one year..........................................................      1,381       --           --           --
  between one and five years...............................................      4,337       --            5,785       --
  after five years.........................................................      3,453          723        2,697       --
                                                                             ---------          ---    ---------          ---
                                                                                 9,171          723        8,482       --
                                                                             ---------          ---    ---------          ---
                                                                             ---------          ---    ---------          ---

                                                                               GROUP       COMPANY       GROUP       COMPANY
                                                                             ---------  -------------  ---------  -------------
                                                                                  30 MARCH 1997             24 MARCH 1996
                                                                             ------------------------  ------------------------
                                                                               L'000        L'000        L'000        L'000
Operating lease commitments on plant and equipment payable within one year for leases expiring:
  within one year..........................................................        131       --               97       --
  between one and five years...............................................        302       --              561       --
                                                                             ---------          ---    ---------          ---
                                                                                   433       --              658       --
                                                                             ---------          ---    ---------          ---
                                                                             ---------          ---    ---------          ---

21. RECONCILIATION OF OPERATING PROFIT TO OPERATING CASH FLOW

                                                                                   53 WEEKS ENDED   52 WEELS ENDED
                                                                                    30 MARCH 1997    24 MARCH 1996
                                                                                   ---------------  ---------------
                                                                                        L'000            L'000
Operating profit.................................................................        36,397           34,279
Depreciation charges.............................................................         3,418            3,470
Loss on sale of fixed assets.....................................................            75              128
Exchange movement................................................................           305           --
Increase in stock................................................................          (195)            (178)
Increase in debtors..............................................................          (784)          (2,339)
Increase/(Decrease) in creditors.................................................         5,590           (8,511)
                                                                                         ------           ------
Net cash inflow from operating activities........................................        44,806           26,849
                                                                                         ------           ------
                                                                                         ------           ------

22. ANALYSIS OF CASH FLOWS FOR HEADINGS SUMMARISED IN THE CASH FLOW STATEMENT

                                                                               30 MARCH 1997         24 MARCH 1996
                                                                            --------------------  --------------------
                                                                              L'000      L'000      L'000      L'000
Returns on investments and servicing of finance
  Interest received.......................................................      1,360                 2,044
  Interest paid...........................................................     (2,525)               (4,244)
                                                                            ---------  ---------  ---------  ---------
Net cash outflow for returns on investments and servicing of finance......                (1,165)               (2,200)
                                                                            ---------  ---------  ---------  ---------
Capital expenditure and financial investments
  Purchase of tangible fixed assets.......................................     (4,379)               (3,064)
  Purchase of fixed asset investment......................................     (4,276)                 (695)
  Proceeds of tangible fixed asset sales..................................         10                    74
                                                                            ---------  ---------  ---------  ---------
Net cash outflow for capital expenditure and
 financial investment.....................................................                (8,645)               (3,685)
                                                                            ---------  ---------  ---------  ---------
Acquisitions and disposals
  Purchase of subsidiary undertaking......................................     --                    (8,089)
  Net overdrafts acquired with subsidiary.................................     --                    (7,555)
                                                                            ---------  ---------  ---------  ---------
Net cash outflow for acquisitions and disposals...........................                --                   (15,644)
                                                                            ---------  ---------  ---------  ---------
Management of liquid resources
  Purchase and sale of securities.........................................         18                --
                                                                            ---------  ---------  ---------  ---------
Net cash inflow from management of liquid resources.......................                    18                --
                                                                            ---------  ---------  ---------  ---------
Financing
  Issue of ordinary share capital.........................................     --                        54
  Debt due within a year
    --repayment of unsecured loan.........................................     (6,200)               (5,850)
    --loan finance raised.................................................     --                    16,850
                                                                            ---------  ---------  ---------  ---------
Net cash (outflow)/inflow from financing..................................                (6,200)               11,054
                                                                            ---------  ---------  ---------  ---------
                                                                            ---------  ---------  ---------  ---------

23. ANALYSIS OF NET FUNDS

                                                                                              EXCHANGE
                                                          AT                   OTHER NON      MOVEMENT         AT
                                                       24 MARCH                  CASH      AND CHANGES IN   30 MARCH
                                                         1990      CASHFLOW     CHANGES    MARKET VALUES      1997
                                                      -----------  ---------  -----------  --------------  -----------
                                                         L'000       L'000       L'000         L'000          L'000
Cash in hand and at bank............................      29,886       5,875      --               (889)       34,872
Debt due after one year.............................     (32,722)     --           7,906         --           (24,816)
Debt due within one year............................      (5,831)      6,200      (8,285)        --            (7,916)
Current asset investment............................      --             (18)     --                 18        --
                                                      -----------  ---------  -----------       -------    -----------
                                                          (8,667)     12,057        (379)          (871)        2,140
                                                      -----------  ---------  -----------       -------    -----------
                                                      -----------  ---------  -----------       -------    -----------

24. PENSIONS

    The principal pension scheme operated by the Group is a defined benefits scheme providing benefits based on final pensionable salary. The assets of this scheme are held in a separate trustee administered fund.

    The latest formal actuarial valuation of the fund was at 31 March 1995 using the projected unit method. The assumptions which have the most significant effect on the results of the valuation are the relative rates of return on the investments of the fund compared with increases in pay and pensions. It was assumed for this purpose that, on average, the annual return on investments would exceed increases in pay by 4 per cent. until 31 March 1997 and by 2 per cent. thereafter and would exceed increases in pensions by 4 per cent.

    At the date of the latest formal actuarial valuation, the market value of the assets of the fund was L31.3 million. The valuation showed that the assets represented 111 per cent. of the benefits that have accrued to members. Taking this surplus into account, the actuary has recommended a future contribution rate for the Group as follows: from 1 April 1998 to 31 March 1999 10.0 per cent. of pensionable pay; from 1 April 1999 to 31 March 2005 11.9 per cent. of pensionable pay and from 1 April 2005 15.0 per cent of pensionable pay. Death in service benefits, professional fees and other expenses are paid by the pension scheme.

    The pension charge for the year was L1,122,000 (1996 L885,000) which was paid to the fund.

    In addition the company makes contributions in respect of individual personal pension schemes. The annual contribution for the year was L106,000 (1990 L69,000).

25. SUBSEQUENT EVENT

    On 1 May 1997, the Company completed the purchase of the freehold of 50 St. James's Street, London W1, for a total consideration of L13.5 million. The business of Ritz Club (London) Limited will be transferred to these premises in June 1998.

                                  LONDON CLUBS

                                 INTERNATIONAL

                              INTERIM REPORT 1997

                               INTERIM STATEMENT

FINANCIAL RESULTS

    We are pleased to report that business volumes in the first half of the year were once again at record levels. The house win in London was, however, negatively affected by the volatility which can occasionally occur at the upper level of the market and this resulted in a lower than normal win to drop percentage.

    This in turn contributed substantially to a decrease in turnover from L94,342,000 to L85,697,000 and caused profit before interest and tax to fall from the record level of L19,897,000 in the prior year to L14,312,000. Group earnings per share were 6.9p before exceptional costs compared with 8.9p in the prior year.

    It is the group's experience that short term volatility in win percentage is corrected over a longer period of time and will return to its normal level. We are pleased to report that since the half year business levels have been strong with an improved win percentage, and as a result, the cumulative win in our London casinos to the end of November has exceeded that for the same eight month period in the prior year.

DIVIDEND

    The interior dividend will be maintained at 2.625p (1996:2.625p) and will be paid on 30 January 1998 to shareholders on the register at 30 December 1997.

TRADING COMMENTARY

    The total volume of business in our London casinos was again strong with an increase in drop of 4%. Les Ambassadeurs produced yet another excellent performance with win, drop and attendance ahead of the record prior year. At the opposite end of the market spectrum, the Golden Nugget also enjoyed a better half year with drop and win much improved. The Sportsman traded close to expectations and at similar levels to the previous year whilst the Palm Beach fell a little behind on win and drop although with improved attendances. The Park Tower continued to trade satisfactorily although not at last year's exceptional levels.

    Good fortunes were enjoyed by a number of major customers at both the Ritz and more unusually at the Rendezvous which resulted in poor win percentages at both of these clubs and served to depress the group win percentage.

    The half year profit contribution from our up market casinos was 53% with 47% coming from the middle and lower market casinos. This compares with the 52% and 48% of last year.

    Overseas, the Casino du Liban made a first full half year contribution having opened in December 1996. The business has performed well and in accordance with our expectations, with slot and table game areas benefiting from a high level of attendance.

    In Egypt, our casinos also trade well with Taba once again performing strongly, while Cairo produced another consistent performance. In France, the Cannes casino enjoyed a higher level of income and this, combined with operational improvements, led to an increased half year contribution.

OUTLOOK IN THE UNITED KINGDOM AND OVERSEAS

    We were surprised and disappointed that our all share offer for Capital Corporation Plc was blocked on the recommendation of the MMC in August of this year. However, excellent progress has been made on other strategic initiatives and the group's overall progress will not therefore be inhibited as a result of the authorities' decision.

    In London, work on our two development projects at 50 St. James Street and at Old Park Lane, which will accommodate the relocation of the Ritz and Rendezvous casino businesses respectively, is proceeding well. Gaming licences have been granted for both the new locations and the expanded facilities will offer considerable improvements for our customers and greater operational efficiency.

    We remain concerned at the delay in the implementation of material changes to the UK gaming legislation but, together with other members of the British Casino Association, continue to discuss with the Government at every opportunity ways in which changes can be expedited to allow our industry to remain internationally competitive.

    Overseas, our intention to expand the group's interests and continue to reduce our dependence upon the upper London market has advanced significantly with the completion of the Aladdin negotiations. Work is due to commence upon the Aladdin site in Las Vegas immediately and the recently announced involvement of the Planet Hollywood group at this prestigious development is particularly positive. Shareholders will be receiving a circular setting out the details of and seeking their approval for this exciting opportunity.

    In South Africa, joint venture proposals have been submitted to the Gautcog gaming authorities for casino operations in Central Johannesburg and at the Vaal River, a tourist centre close to Johannesburg. We intend to take minority equity positions and participate in the management of the casinos if the tenders are successful. The results of these applications should be known in the early part of 1998.

    In recent years we have committed substantial resources to developing our overseas strategy. These efforts have significantly raised the group's international profile and as a result we are increasingly being approached to take part in high calibre opportunities.

    Since the first half, overall levels of activity have continued to be good throughout the group. In our London casinos, despite press reports to the contrary, there has been a good level of premium player activity and an improved win percentage has resulted in a higher level of win than in the same period in 1996. For the eight months of the financial year to date, the group's London table win is now at a level which exceeds that experienced in the prior year.

    In the Lebanon, trading is continuing strongly and the international showroom at the Casino du Liban is nearing completion. The recent political unrest and terrorist activity in Egypt is clearly unsettling and we continue to watch events closely but so far no negative effect upon our business has been detected. Cannes is now trading in its traditionally quiet period which will continue for the remainder of the financial year. The number of ships on which we operate casinos has reduced in recent years and, in view of the marginal nature of this activity, we have now agreed with Cunard to cease remaining operations early in the new year.

    The trading volatility which we experienced in London in the first half of the year and the disappointing lack of progress in respect of United Kingdom gaming deregulation underlines the rationale for our international growth strategy. We have a number of excellent overseas projects in progress and these will be pursued aggressively.

DIRECTORS AND EMPLOYEES

    The Company wishes to promote share participation by employees to encourage loyalty and identification with the success of the Group. It is therefore proposed that an Inland Revenue approved Sharesave Scheme be introduced in which all eligible UK employees will be invited to participate. A circular has been sent to shareholders setting out the details of the Scheme and requesting their approval thereto.

    Once again we would like to record our thanks to all of the group's employees for their individual contributions during the half year.

Sir Timothy Kitson                             Alan Goodenough
CHAIRMAN                                       CHIEF EXECUTIVE

5 December 1997

                CONSOLIDATED PROFIT AND LOSS ACCOUNT (UNAUDITED)

                                                                             26 WEEKS       26 WEEKS      53 WEEKS
                                                                               ENDED          ENDED         ENDED
                                                                           28 SEPTEMBER   22 SEPTEMBER    30 MARCH
                                                                               1997           1996          1997
                                                                           -------------  -------------  -----------
                                                                               L'000          L'000         L'000
Turnover.................................................................       85,697         94,342       179,489
Operating costs:
-- Gaming taxation.......................................................      (24,823)       (28,412)      (51,708)
-- Other.................................................................      (37,493)       (38,003)      (74,134)
                                                                           -------------  -------------  -----------
Gross profit.............................................................       23,381         27,927        53,647
Administrative expense:
-- Exceptional costs in respect of abortive bid for Capital Corporation
 Plc.....................................................................         (109)        --            (1,080)
-- Other.................................................................       (8,960)        (8,030)      (16,170)
                                                                           -------------  -------------  -----------
Profit before interest and taxation......................................       14,312         19,897        36,397
Net interest payable.....................................................         (843)          (770)       (1,154)
                                                                           -------------  -------------  -----------
Profit on ordinary activities before taxation............................       13,469         19,127        35,243
Tax on ordinary activities...............................................       (3,608)        (6,493)      (12,588)
                                                                           -------------  -------------  -----------
Profit on ordinary activities after taxation.............................        9,861         12,634        22,655
                                                                           -------------  -------------  -----------
Dividends
Dividend proposed/paid on ordinary shares of 2.625p per share
 (1996:2.625p interim 8.25p full year)...................................       (3,856)        (3,716)      (11,679)
                                                                           -------------  -------------  -----------
Transfer to reserves.....................................................        6,005          8,918        10,976
                                                                           -------------  -------------  -----------
Earnings per share.......................................................         6.8p           8.9p         16.0p
                                                                           -------------  -------------  -----------
Earnings per share before exceptional costs in respect of the abortive
 bid.....................................................................         6.9p           8.9p         16.8p
                                                                           -------------  -------------  -----------

See notes 3 and 4 for details of earnings per share and dividends respectively.

                     CONSOLIDATED BALANCE SHEET (UNAUDITED)

                                                                           28 SEPTEMBER  22 SEPTEMBER   30 MARCH
                                                                               1997          1996         1997
                                                                           ------------  ------------  -----------
                                                                              L'000         L'000         L'000
Fixed Assets
  Tangible assets........................................................      232,912       157,991      219,646
  Investments............................................................        4,705         4,676        4,666
                                                                           ------------  ------------  -----------
                                                                               237,617       162,667      224,312

Current Assets
  Stocks.................................................................        1,333         1,077        1,353
  Debtors................................................................       17,923        11,248       11,818
  Cash at bank and in hand...............................................       38,718        36,103       34,872
                                                                           ------------  ------------  -----------
                                                                                57,974        48,428       48,043

Creditors (amounts falling due within one year)..........................      (50,489)      (59,034)     (62,287)
                                                                           ------------  ------------  -----------
  Net current assets/(liabilities).......................................        7,485       (10,606)     (14,244)
                                                                           ------------  ------------  -----------
  Total assets less current liabilities..................................      245,102       152,061      210,068
                                                                           ------------  ------------  -----------
Creditors (amounts falling due after one year)...........................      (48,059)      (27,775)     (24,816)
Provision for liabilities and charges....................................         (647)         (550)        (317)
                                                                           ------------  ------------  -----------
                                                                               196,396       123,736      184,935
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------

Capital and reserves
  Called up share capital................................................        7,345         7,078        7,078
  Share premium..........................................................       80,103        74,528       74,528
  Other reserves.........................................................       91,088        30,337       91,088
  Profit and loss account................................................       17,860        11,793       12,241
                                                                           ------------  ------------  -----------
                                                                               196,396       123,736      184,935
                                                                           ------------  ------------  -----------
                                                                           ------------  ------------  -----------

                  CONSOLIDATED CASH FLOW STATEMENT (UNAUDITED)

                                                                          26 WEEKS       26 WEEKS       52 WEEKS
                                                                          ENDED 28       ENDED 22       ENDED 30
                                                                          SEPTEMBER      SEPTEMBER     MARCH 1997
                                                                            1997           1996       -------------
                                                                        -------------  -------------      L'000
                                                                            L'000          L'000
CASH FLOW FROM OPERATING ACTIVITIES
  (NOTE 5)............................................................        6,755         23,452         44,806
Return on investments and servicing of
  Finance.............................................................         (875)          (624)        (1,165)
  Taxation............................................................       (1,667)          (810)       (11,791)
  Capital expenditure and financial investment........................      (15,435)        (4,632)        (8,645)
  Equity dividends paid...............................................       (7,963)        (7,432)       (11,148)
                                                                        -------------  -------------  -------------
CASH (OUTFLOW)/INFLOW BEFORE USE OF LIQUID
  RESOURCES AND FINANCING.............................................      (19,185)         9,954         12,057
Management of liquid resources........................................          385         --                 18

Financing--issue of shares............................................         5842         --             --
        --increase/(decrease) in debt.................................       16,894         (3,100)        (6,200)
                                                                        -------------  -------------  -------------
                                                                             22,736         (3,100)        (6,200)
                                                                        -------------  -------------  -------------
INCREASE IN CASH FOR THE PERIOD.......................................        3,936          6,854          5,875
                                                                        -------------  -------------  -------------
                                                                        -------------  -------------  -------------

      RECONCILIATION OF NET CASH FLOW TO MOVEMENT IN NET DEBT (UNAUDITED)

                                                                             26 WEEKS       26 WEEKS      53 WEEKS
                                                                             ENDED 28       ENDED 22      ENDED 30
                                                                             SEPTEMBER      SEPTEMBER    MARCH 1997
                                                                               1997           1996       -----------
                                                                           -------------  -------------     L'000
                                                                               L'000          L'000
INCREASE IN CASH IN THE PERIOD...........................................        3,936          6,854         5,875
Cash (inflow)/outflow from movement in debt..............................      (16,894)         3,100         6,200
Cash inflow from decrease in liquid resources............................         (385)        --               (18)
Other non cash changes...................................................          567          1,801          (379)
Translation differences..................................................          295           (637)         (871)
                                                                           -------------       ------    -----------
MOVEMENT IN NET DEBT IN THE PERIOD.......................................      (12,481)        11,118        10,807
NET FUNDS/(DEBT) AT BEGINNING OF PERIOD..................................        2,140         (8,667)       (8,667)
                                                                           -------------       ------    -----------
NET (DEBT)/FUNDS AT END OF PERIOD........................................      (10,341)         2,451         2,140
                                                                           -------------       ------    -----------
                                                                           -------------       ------    -----------

             NOTES TO THE INTERIM FINANCIAL INFORMATION (UNAUDITED)

1.  BASIS OF PREPARATION

    The interim financial information has been prepared in accordance with the accounting policies set out in the statutory accounts of London Clubs International plc and its subsidiaries for the 53 weeks ended 30 March 1997. The unaudited interim financial information has been approved by the directors and reviewed by the auditors.

    The statutory accounts of London Clubs International plc and its subsidiaries for the 53 weeks ended 30 March 1997 have been filed with the Registrar of Companies and contained no qualifications nor statements under
Section 237 of the Companies Act 1985.

2.  TAXATION

    The charge for taxation has been calculated on the basis of the taxable results for the period, after taking appropriate account of permanent and timing differences, assuming a UK corporation tax rate of 31% (1996: 33%).

    The current period tax charge includes a credit of L805,000 relating to adjustments in respect of prior years.

3.  EARNINGS PER ORDINARY SHARE

    Earnings per ordinary share for each period have been calculated on profit on ordinary activities after taxation divided by the weighted average number of ordinary shares deemed to be in issue during the period. During the 26 weeks to 28 September 1997 the company's issued share capital was increased by 5,347,200 ordinary shares arising from the exercise of options under the company's executive share option scheme.

    The earnings and weighted average number of shares used in the calculation of basic earnings per share were as follows:

                                                                             26 WEEKS      26 WEEKS     53 WEEKS
                                                                              ENDED         ENDED         ENDED
                                                                           28 SEPTEMBER  22 SEPTEMBER   30 MARCH
                                                                               1997          1996         1997
                                                                           ------------  ------------  -----------
Earnings per ordinary share (p)..........................................          6.8           8.9         16.0
Earnings (L'000).........................................................        9,861        12,634       22,655
Weighted average number of shares ('000).................................      141,785       141,557      141,557

    Earnings per ordinary share before exceptional bid costs in respect of the abortive bid for Capital Corporation Plc have been calculated as 6.9 pence per share for the 26 weeks ended 28 September 1997 and as 16.8 pence per share for the 53 weeks ended 30 March 1997. These figures are based upon the profit after taxation but before exceptional bid costs of L9,970,000 and of L23,735,000 for the respective periods noted above. The weighted average number of shares used in the calculations for each period are the same as set out in the above table. No tax credit is assumed to arise on the bid costs.

4.  DIVIDENDS

    The interim dividend of 2.625p net per share will be paid on 30 January 1998. The net cost of L3.856 million appears in the consolidated profit and loss account for the 26 weeks ended 28 September 1997.

5. RECONCILIATION OF OPERATING PROFIT TO NET CASH INFLOW FROM OPERATING
ACTIVITIES

                                                                             26 WEEKS       26 WEEKS      53 WEEKS
                                                                               ENDED          ENDED         ENDED
                                                                           28 SEPTEMBER   22 SEPTEMBER    30 MARCH
                                                                               1997           1996          1997
                                                                           -------------  -------------  -----------
                                                                               L'000          L'000         L'000
Operating profit before interest and taxation............................       14,312         19,897        36,397
Depreciation.............................................................        1,918          2,092         3,418
Loss/(gain) on sale of fixed assets......................................            3             (5)           75
Exchange movements.......................................................          (39)            74           305
Movement in stocks.......................................................           20             81          (195)
Movement in debtors......................................................       (6,545)        (3,542)         (784)
Movement in creditors....................................................       (2,914)         4,855         5,590
                                                                                ------         ------    -----------
Net cash inflow from operating activities................................        6,755         23,452        44,806
                                                                                ------         ------    -----------
                                                                                ------         ------    -----------

    The following represents the review report issued by Price Waterhouse, London to the Board of Directors of London Clubs International plc. The review was undertaken in accordance with guidance issued by the Auditing Practices Board in the United Kingdom (UK). The accompanying interim financial information has been prepared in conformity with UK generally accepted accounting principles.

                 REVIEW REPORT BY THE AUDITORS TO THE BOARD OF
                  DIRECTORS OF LONDON CLUBS INTERNATIONAL PLC

    We have reviewed the interim financial information for the 26 weeks ended 28 September 1997, set out on pages A-37 to A-41 which is the responsibility of, and has been approved by, the Directors. Our responsibility is to report on the results of our review.

    Our review was carried out having regard to the Bulletin "Review of Interim Financial Information", issued by the Auditing Practices Board. This review consisted principally of applying analytical procedures to the underlying financial data, assessing whether accounting policies have been consistently applied, and making enquiries of group management responsible for financial and accounting matters. The review excluded audit procedures such as tests of controls and verification of assets and liabilities and was therefore substantially less in scope than an audit performed in accordance with Auditing Standards. Accordingly we do not express an audit opinion on the interim financial information.

    On the basis of our review:

    - in our opinion the interim financial information has been prepared using accounting policies consistent with those adopted by London Clubs International plc and its subsidiaries in the financial statements for the 53 weeks ended 30 March 1997, and

    - we are not aware of any material modifications that should be made to the interim financial information as presented.

PRICE WATERHOUSE

CHARTERED ACCOUNTANTS

London

5 December 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY THE WARRANTS OR THE WARRANT SHARES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN AFFAIRS OF THE ALADDIN PARTIES SINCE THE DATE HEREOF.

                                 --------------

                               TABLE OF CONTENTS

                                                    PAGE
                                                  ---------
Prospectus Summary..............................          1
Risk Factors....................................         14
Use of Proceeds.................................         29
Capitalization..................................         31
Dividends and Distributions.....................         33
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................         34
Business........................................         37
Regulation and Licensing........................         57
Management......................................         62
Controlling Stockholders........................         68
Certain Transactions............................         72
Security Ownership of Certain Beneficial
  Owners........................................         74
Description of Capital Stock....................         77
Description of the Warrants.....................         79
Description of Noteholder Completion Guaranty
  and Disbursement Agreement....................         82
Description of Certain Indebtedness and Other
  Obligations...................................         88
Certain Material Agreements.....................         97
Certain United States Federal Income Tax
  Considerations................................        122
Plan of Distribution............................        124
Legal Matters...................................        125
Experts.........................................        125
Index to Historical Financial Information of the
  Aladdin Parties and the Company...............        F-1
Annex A
  Certain Historical Consolidated Financial
    Information of London Clubs.................        A-1

                                     [LOGO]

                             2,215,000 WARRANTS TO
                       PURCHASE SHARES OF COMMON STOCK OF
                        ALADDIN GAMING ENTERPRISES, INC.

                             ---------------------

                                   PROSPECTUS

                          ----------------------------

                                          , 1998

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCES AND DISTRIBUTION.

    The following expenses (other than the SEC filing fee) are estimated.

SEC Registration Fee..............................................  $   4,425
Accounting Fees and Expenses......................................  $  12,000
Printing and Engraving Expenses...................................  $  48,000
Legal Fees and Expenses (other than blue sky).....................  $ 175,000
Blue Sky Fees and Expenses........................................  $  10,000
Transfer Agent and Registrar Fees.................................  $   1,500
Miscellaneous Expenses............................................  $   5,000
                                                                    ---------
Total.............................................................  $ 255,925
                                                                    ---------
                                                                    ---------

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The following summary of material provisions of the Articles of Incorporation and Bylaws of Aladdin Gaming Enterprises, Inc. (the "Issuer") and Nevada law does not purport to be complete and is subject to and qualified in its entirety by reference to Nevada law and the text of the Issuer's Articles of Incorporation and Bylaws, which have been filed as exhibits to this Registration Statement.

    The Issuer's Articles of Incorporation provide that no officer or director will be personally liable to the Issuer or any stockholder for damages for breach of fiduciary duty as a director or officer, except for (i) acts or omissions which involve intentional misconduct, fraud or knowing violation of the law, or (ii) the payment of distributions in violation of Nevada Revised Statutes ("NRS") Section78.300.

    Additionally, the Issuer's Bylaws limit the liability of its directors and officers (and, by action of the board of directors, its employees, and other persons) to the fullest extent permitted by Nevada law. If the Nevada law is subsequently amended to permit further limitation of personal liability of directors and officers, the liability of the Issuer's directors and officers will be eliminated or limited to the fullest extent permitted by Nevada law, as amended. Nevada law permits corporations to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (except in an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. This same permissible indemnification is not allowed as to any action or suit by or in the right of the corporation if the person has been adjudged by a court (after exhaustion of all appeals) to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that a court determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses, as the court deems proper. To the extent that a director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding described above, or in the defense of any claim, issue or matter therein, Nevada law requires that he must be indemnified by the corporation against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with that defense.

    The Issuer's Bylaws further provide that the Issuer may purchase and maintain insurance or make other financial arrangements for such indemnification and that such indemnification shall continue as to any indemnitee who has ceased to be a director or officer and shall inure to the benefit of his heirs, executors and administrators.

    The inclusion of the permissive indemnification provision in the Issuer's Bylaws may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Issuer and its stockholders.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act") may be permitted to directors, officers or persons controlling the registrants pursuant to the foregoing provisions, the Issuer has been informed that in the opinion of the Securities and Exchange Commission (the "Commission") such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

    Pursuant to the registration rights agreement (the "Registration Rights Agreement") relating to the Warrants (the "Warrants") to acquire Class B Common Stock of the Issuer and the Class B Common Stock of the Issuer into which the Warrants are exercisable, the holders of such securities and certain underwriters, broker dealers and the Initial Purchasers (as defined herein) have agreed to indemnify the directors, officers and controlling persons of the registrant against certain liabilities, costs and expenses that may be incurred in connection with the registration of such securities, to the extent that such liabilities, costs and expenses that may be incurred in connection with the registration of such securities arise from an omission or untrue statement contained in information provided to the registrant by a holder of such securities, underwriter, broker dealer or Initial Purchaser.

    The Purchase Agreement, dated as of February 18, 1998 among Aladdin Gaming Holdings LLC, Aladdin Capital Corp. and the Issuer (collectively, the "Unit Issuers") and Merrill Lynch, Pierce, Fenner and Smith Incorporated, Credit Suisse First Boston Corporation, CIBC Oppenheiner Corp. and Scotia Capital Markets (USA) Inc. (the "Initial Purchasers"), contains provisions by which the Initial Purchasers agree to indemnify the Unit Issuers (including their respective officers, directors, employees, agents and controlling persons) against certain liabilities.

ITEM 16. EXHIBITS.

  EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------

       3.1   Articles of Incorporation of Aladdin Gaming Enterprises, Inc. ("Enterprises").

       3.2   Amendment No. 1 to Articles of Incorporation of Enterprises.

       3.3   Articles of Organization of Aladdin Gaming Holdings, LLC ("Holdings").

       3.4   Articles of Incorporation of Aladdin Capital Corp. ("Capital").

       3.5   Articles of Organization of Aladdin Gaming, LLC (the "Company").

       3.6   Bylaws of Enterprises.

 *     3.7   Operating Agreement of Holdings.

       3.8   Bylaws of Capital.

       3.9   Operating Agreement of the Company.

       4.1   Warrant Agreement, dated February 26, 1998, among Enterprises and State Street Bank and Trust Company, as Warrant Agent (the "Warrant Agent").

  EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
       4.2   Warrant Registration Rights Agreement dated February 26, 1998, among Enterprises and the Initial
             Purchasers (as defined).

       4.3   Equity Participation Agreement, dated February 26, 1998, among Sommer Enterprises, LLC, Enterprises,
             London Clubs Nevada, Inc. ("LCNI") and the Trustee (as defined).

 *     5.1   Opinion of Schreck Morris regarding legality of the securities being registered.

 *     8.1   Opinion of Skadden, Arps, Slate, Meagher and Flom LLP regarding certain tax matters.

      10.1   Indenture, dated February 26, 1998, among Holdings, Capital and State Street Bank and Trust Company, as
             trustee (the "Trustee").

      10.2   Note Registration Rights Agreement, dated February 26, 1998, among Holdings, Capital and the Initial
             Purchasers.

 *    10.3   Noteholder Completion Guaranty, dated February 26, 1998, among the Trust Under Article Sixth u/w/o
             Sigmund Sommer, London Clubs International plc ("London Clubs"), Aladdin Bazaar Holdings, LLC and the
             Trustee.

 *    10.4   Disbursement Agreement, dated February 26, 1998, among Holdings, the Company, the Bank of Nova Scotia, as Administrative Agent under the Bank Credit Facility, Disbursement Agent, and Securities Intermediary,
             U.S. Bank National Association as Servicing Agent and the Trustee.

 *    10.5   The LLC Interest Pledge and Security Agreement, dated February 26, 1998, between Holdings and the
             Trustee.

 *    10.6   The Holdings Collateral Account Agreement, dated February 26, 1998, between Holdings and the Trustee.

      10.7   Subsidiary Guaranty, dated February 26, 1998, among subsidiaries of London Clubs and the Trustee.

      10.8   Amended and Restated London Clubs Purchase Agreement, dated February 26, 1998, among LCNI, London Clubs,
             Holdings, Aladdin Holdings, LLC, the Company, Sommer Enterprises, LLC and the Trust Under Article Sixth
             u/w/o Sigmund Sommer.

      10.9   Closing Schedules to Amended and Restated London Clubs Purchase Agreement.

      10.10  Contribution Agreement, dated February 26, 1998, among the Trust Under Article Sixth u/w/o Sigmund
             Sommer, Aladdin Holdings, LLC, Sommer Enterprises, LLC, London Clubs and LCNI.

      10.11  Salle Privee Agreement, dated February 26, 1998, among the Company, LCNI and London Clubs.

 *    10.12  Tax Indemnity Agreement, dated February 26, 1998, among the Trust Under Article Sixth u/w/o Sigmund
             Sommer, Aladdin Holdings, LLC and LCNI.

 *    10.13  Credit Agreement, dated February 26, 1998, among the Company, a syndicate of lenders (the "Bank
             Lenders"), The Bank of Nova Scotia as Administrative Agent, Merrill Lynch Capital Corporation as
             Syndication Agent and CIBC Oppenheimer Corp. as Documentation Agent.

 *    10.14  Bank Completion Guaranty, dated February 26, 1998, among the Trust Under Article Sixth u/ w/o Sigmund
             Sommer, London Clubs, Aladdin Bazaar Holdings, LLC and the Bank Lenders.

 *    10.15  Keep-Well Agreement, dated February 26, 1998, among Aladdin Holdings, LLC, London Clubs and Aladdin
             Bazaar Holdings, LLC.

      10.16  Design/Build Contract, dated December 4, 1997, between the Company and Fluor Daniel, Inc.

  EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
 *    10.17  Amendment No. 1 to Design/Build Contract, dated January 21, 1998, between the Company and Fluor Daniel,
             Inc.

 *    10.18  Amendment No. 2 to Design/Build Contract, dated January 28, 1998, between the Company and Fluor Daniel,
             Inc.

 *    10.19  Fluor Guaranty, dated December 4, 1997, between the Company and Fluor Corporation.

 *    10.20  Site Work, Development and Construction Agreement, dated February 26, 1998, among the Company, Aladdin
             Bazaar, LLC and Aladdin Holdings, LLC.

 *    10.21  Construction, Operation and Reciprocal Easement Agreement, dated February 26, 1998, among the Company,
             Aladdin Bazaar, LLC and Aladdin Music Holdings, LLC.

 *    10.22  Common Parking Area Use Agreement, dated February 26, 1998 between the Company and Aladdin Bazaar, LLC.

 *    10.23  Music Project Lease, dated February 26, 1998, between the Company and Aladdin Music Holdings, LLC.

 *    10.24  Mall Project Lease, dated February 26, 1998, between the Company and Aladdin Bazaar, LLC.

 *    10.25  Deed of Trust, Assignment of Rents and Leases, Fixture Filing and Security Agreement, dated February 26,
             1998, made by the Company to Stewart Title of Nevada, as trustee for the benefit of the Bank of Nova
             Scotia.

      10.26  Development Agreement, dated December 3, 1998, between the Company and Northwind Aladdin, LLC.

 *    10.27  Energy Service Agreement, dated         , 1998, between the Company and Northwind Aladdin, LLC.

      10.28  Energy Lease, dated December 3, 1997, between the Company and Northwind Aladdin, LLC.

      10.29  Unicom Guaranty, dated December 3, 1997, between Unicom Corporation and the Company.

      10.30  Limited Liability Company Agreement of Aladdin Bazaar, LLC, dated September 3, 1997, between TH Bazaar
             Centers Inc. and Aladdin Bazaar Holdings, LLC.

      10.31  First Amendment to the Limited Liability Company Operating Agreement of Aladdin Bazaar, LLC, dated
             October 16, 1997.

 *    10.32  Music Project Memorandum of Understanding and Letter of Intent, dated September 2, 1997, between the
             Company and Planet Hollywood International, Inc.

 *    10.33  Amendment to Music Project Memorandum of Understanding and Letter of Intent, dated October 15, 1997, between the Company and Planet Hollywood International, Inc.

      10.34  GAI Contribution and Amendment Agreement, dated February 26, 1998, among the Company, Holdings and GAI,
             LLC.

      10.35  Goeglein Contribution and Amendment Agreement, dated February 26, 1998, among the Company, Holdings and
             Richard J. Goeglein.

      10.36  McKennon Contribution and Amendment Agreement, dated February 26, 1998, among the Company, Holdings and
             James H. McKennon.

      10.37  Klerk Contribution and Amendment Agreement, dated February 26, 1998, among the Company, Holdings and
             Cornelius T. Klerk.

      10.38  Galati Contribution and Amendment Agreement, dated February 26, 1998, among the Company, Holdings, and
             Lee A. Galati.

  EXHIBIT
  NUMBER                                             DESCRIPTION OF EXHIBITS
-----------  --------------------------------------------------------------------------------------------------------
      10.39  Rueda Contribution and Amendment Agreement, dated February 26, 1998, among the Company, Holdings and
             Jose A. Rueda.

 *    10.40  GAI Consulting Agreement, dated July 1, 1997, between GAI, LLC and the Company.

 *    10.41  Employment and Consulting Agreement, dated July 1, 1997, between the Company and Richard J. Goeglein.

 *    10.42  Employment Agreement, dated July 28, 1997, between the Company and James H. McKennon.

 *    10.43  Employment Agrement, dated July 28, 1997, between the Company and Cornelius T. Klerk.

 *    10.44  Employment Agreement, dated August 19, 1997, between the Company and Lee A. Galati.

 *    10.45  Employment Agreement, dated July 1, 1997, between the Company and Jose A. Rueda.

      10.46  FF&E Commitment Letter, dated January 23, 1998, between the Company and General Electric Capital
             Corporation.

 *    10.47  Mall Commitment Letter, dated December 29, 1997, between Aladdin Bazaar, LLC and Fleet National Bank, as
             Administrative Agent.

      10.48  Purchase Agreement, dated February 18, 1998, among Enterprises, Holdings, Capital, Aladdin Holdings,
             LLC, the Trust Under Article Sixth u/w/o Sigmund Sommer, London Clubs and Merrill Lynch, Pierce, Fenner
             & Smith Incorporated, Credit Suisse First Boston Corporation, CIBC Oppenheimer Corp. and Scotia Capital
             Markets (USA) Inc. (the "Initial Purchasers").

      23.1   Consent of Arthur Andersen LLP.

      23.2   Consent of Price Waterhouse.

 *    23.3   Consent of Schreck Morris (included in exhibit 5.1).

 *    23.4   Consent of Skadden, Arps, Slate, Meagher & Flom, LLP (included in exhibit 8.1).

      23.5   Awareness Letter from Price Waterhouse.

------------------------

*   To be filed by amendment.

ITEM 17. UNDERTAKINGS.

    (a) The undersigned Registrants hereby undertake:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 per cent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement, and (iii) to include any material information with respect to the plan for distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) To file a post-effective amendment to the registration statement to include any financial statements required by Rule 3-19 of Regulation S-X at the start of any delayed offering or throughout a continuous offering.

    (b) The undersigned registrant hereby undertakes to supplement the prospectus, after the expiration of the subscription period, to set forth the results of the subscription offer, the transactions by the underwriters during the subscription period, the amount of unsubscribed securities to be purchased by the underwriters, and the terms of any subsequent reoffering thereof. If any public offering by the underwriters is to be made on terms differing from those set forth on the cover page of the prospectus, a post-effective amendment will be filed to set forth the terms of such offering.

    (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the foregoing provisions, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

    (d) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Las Vegas, State of Nevada on April 8, 1998.

                                ALADDIN GAMING ENTERPRISES, INC.

                                By:               /s/ JACK SOMMER
                                     -----------------------------------------
                                                    Jack Sommer
                                                 PRESIDENT/DIRECTOR

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------

       /s/ JACK SOMMER
------------------------------  President/Director             April 8, 1998
         Jack Sommer

      /s/ RONALD DICTROW
------------------------------  Secretary/Director             April 8, 1998
        Ronald Dictrow

    /s/ CORNELIUS T. KLERK
------------------------------  Treasurer                      April 8, 1998
      Cornelius T. Klerk